Form 10-K, Exhibit 13
period 2002-12-31
JACKSONVILLE BANCORP INC
filed 2003-03-28
CIK 1172097

                                   Exhibit 13
                             Report to Stockholders

                                  ----------------------------------------------

                                  JACKSONVILLE BANCORP, INC.

                                  2002 Annual Report

                                  ----------------------------------------------

                                  JACKSONVILLE BANCORP, INC.

                                  Consolidated Financial Statements for the
                                  Years Ended December 31, 2002, 2001, and 2000 Independent Auditors' Report

To our Shareholders:

2002 was a challenging year for America and for Jacksonville Bancorp Inc. In the aftermath of September 11th, our country experienced the ongoing threat of terrorism, the prospect of war with Iraq, and the third year of a bear market. The positive impact of historically low interest rates and a robust housing market failed to provide sufficient momentum to reenergize the national economy or prevent corporate cutbacks and layoffs. Locally, although we like to think that west central Illinois is somewhat insulated from the global economic roller coaster, area businesses and industries, and city and county governments, began to feel the effect of the uncertain times. In spite of the year's less than perfect economic and political conditions, we are pleased to report that in 2002 Jacksonville Bancorp, Inc. was able to grow and prosper.

Highlights of our 2002 operating results include substantial growth in assets and deposits and a return to profitability after the major defalcation loss of 2001. Total assets at year-end stood at $252.5 million, an increase of over $11 million from December 31, 2001. Total deposits grew by more than 4% to $225.6 million. Loan originations reached $155 million, and while loans held in portfolio declined to $142.9 million, loans sold and serviced for others rose to a record level surpassing $150 million for the first time. After adding $2 million to our loan loss allowance, earnings for the year finished at $818,000.

A number of strategic and tactical initiatives were undertaken in 2002. In May, the Bank completed a mid-tier reorganization that resulted in the creation of Jacksonville Bancorp, Inc. The stock of this new mid-tier company, which operates and owns 100% of Jacksonville Savings Bank, is 54.06% owned by Jacksonville Bancorp MHC, and 45.94% owned by minority shareholders. The advantages of the mid-tier organizational structure are greater operating flexibility, a more efficient and less expensive merger and acquisition process, and the ability to repurchase Jacksonville Bancorp, Inc. stock.

Technological initiatives in 2002 included upgrades to our computer system, the introduction of an improved electronic bill payment system, the implementation of an enhanced asset/liability management program, and final testing and preparation for the introduction of company-wide check imaging in 2003. In the area of bricks and mortar, ground was broken in September for a 13,000 square foot expansion of our West Morton headquarters facility in Jacksonville. The new addition, which will house our lending and underwriting center, is scheduled for completion in October of 2003.

July was a bittersweet month for our staff and directors as Executive Vice President Roger McKinney retired after 37 years of loyal service. Much of the success that Jacksonville Savings achieved over the last four decades is due to Roger's dedication and fine work. We want to express our sincere appreciation to Roger and to wish him the very best in retirement.

As 2003 begins, we are confident that Jacksonville Bancorp Inc. is well positioned to maintain its role as the area's leading community bank. Thank you for your continuing support.


Andrew F. Applebee                Richard A. Foss
Chairman of the Board             President and CEO


TABLE OF CONTENTS
------------------------------------------------------------------------------------------------------------

                                                                                                   PAGE

Business of the Company                                                                              1

Selected Consolidated Financial Information                                                         2-3

Management's Discussion and Analysis of Financial Condition and Results of Operations               4-20

Independent Auditors' Report                                                                        21

Consolidated Financial Statements                                                                  22-28

Notes to Consolidated Financial Statements                                                         29-54

Common Stock Information                                                                            55

Directors and Officers                                                                              56

Corporate Information                                                                               57

Annual Meeting                                                                                      57

                             BUSINESS OF THE COMPANY

Jacksonville Bancorp, Inc. (the "Company") was incorporated under Federal law on May 3, 2002. The Company is a savings and loan holding company and its sole business activity is the 100% ownership of Jacksonville Savings Bank (the "Bank"). As part of our reorganization into the two-tier mutual holding company form of ownership, the shareholder interests in the Bank were converted into interests of the Company.

The Bank was founded in 1916 as an Illinois chartered savings and loan association and converted to a state-chartered savings bank in 1992. The Bank is headquartered in Jacksonville, Illinois and operates six branches in addition to its main office. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits have been federally insured since 1945 by the FDIC. The Bank has been a member of the Federal Home Loan Bank ("FHLB") System since 1932. At December 31, 2002, the Company had consolidated total assets of $252.5 million, total deposits of $225.6 million and stockholders' equity of $20.3 million.

On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company ("MHC"), Jacksonville Bancorp, MHC. On December 28, 2000, Jacksonville Bancorp, MHC, converted from an Illinois-chartered mutual holding company to a federally-chartered mutual holding company. The MHC owns 54.06% of the outstanding shares of the Company.

The Bank is a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in the Bank's market area and using such funds together with borrowings and funds from other sources to originate consumer loans and mortgage loans secured by one- to four-family residential real estate. The Bank also originates commercial real estate loans, multi-family real estate loans, commercial business loans, and agricultural loans. When possible, the Bank emphasizes the origination of mortgage loans with adjustable interest rates ("ARM"), as well as fixed-rate balloon loans with terms ranging from three to five years, consumer loans, which are primarily home equity loans secured by second mortgages, commercial business loans, and agricultural loans. The Bank also offers trust and investment services. The investment center, Continental Capital Investment Services, Inc., is operated through the Bank's wholly-owned subsidiary, Financial Resources Group, Inc.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated.


                                                                          AT DECEMBER 31,
                                                 -------------------------------------------------------------------
                                                    2002          2001          2000          1999          1998
FINANCIAL CONDITION DATA                                                  (IN THOUSANDS)

Total assets                                     $ 252,504     $ 241,301     $ 227,915     $ 169,232      $ 169,291
Loans (1)                                          149,200       161,082       172,379       142,818        132,083
Investment securities (2)                           74,904        46,360        21,295         1,829          2,178
Mortgage-backed securities                           2,822         4,264         6,689         7,353          9,974
Cash and cash equivalents                           11,092        13,397         9,476         9,896         17,599
Deposits                                           225,602       216,899       197,799       139,190        147,848
Other borrowings                                     2,875         1,395         5,786         8,000            112
Stockholders' equity                                20,252        19,164        20,637        19,173         18,183


                                                                  YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------
                                                    2002          2001          2000          1999          1998
OPERATING DATA                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                  $  15,065     $  17,526     $  15,599     $  12,820      $  12,804
Interest expense                                     7,351         9,569         8,176         6,269          7,130
                                                 ---------     ---------     ---------     ---------      ---------

Net interest income                                  7,714         7,957         7,423         6,551          5,674
Provision for loan losses                            2,000         1,000           610           445            550
                                                 ---------     ---------     ---------     ---------      ---------
Net interest income after provision
for loan losses                                      5,714         6,957         6,813         6,106          5,124
Other income                                         2,490         2,010         1,424         1,284          1,588
Other expense (3)                                    6,919        11,282         5,793         5,176          4,979
                                                 ---------     ---------     ---------     ---------      ---------

Income (loss) before income taxes                    1,285        (2,315)        2,444         2,214          1,733
Income tax expense (benefit)                           467        (1,299)          826           854            649
                                                 ---------     ---------     ---------     ---------      ---------

Net income (loss)                                $     818     $  (1,016)    $   1,618     $   1,360      $   1,084
                                                 =========     =========     =========     =========      =========

Earnings per common share - basic                $    0.43     $   (0.53)    $    0.85     $    0.72      $    0.58
                                                 =========     =========     =========     =========      =========

Earnings per common share - diluted              $    0.42     $   (0.53)    $    0.85     $    0.71      $    0.56
                                                 =========     =========     =========     =========      =========

(1)  Includes loans held for sale.

(2) Includes FHLB stock, other equity investments, corporate bonds, municipal bonds, and certain securities backed by the U.S. Government or its agencies.

(3) Includes losses due to loan defalcation of $62,000 in 2002 and $4,458,000 in 2001.

                                                                     (Continued)

                                                                AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------
KEY OPERATING RATIOS                                2002           2001          2000          1999          1998
Return on average assets (net income
 (loss) divided by average assets)                    0.34 %       (0.44)%        0.82 %        0.82 %       0.64 %

Return on average equity (net income
 (loss) divided by average equity)                    4.19 %       (4.92)%        8.11 %        7.25 %       6.07 %

Average equity to average assets                      8.04 %        8.98 %       10.15 %       11.27 %      10.62 %

Interest rate spread (difference between
 average yield on interest-earning
 assets and average cost of interest-bearing
 liabilities)                                         3.27 %        3.67 %        3.54 %        3.81 %       3.14 %

Net interest margin (net interest income
 as a percentage of average interest-
 earning assets)                                      3.47 %        3.87 %        4.02 %        4.24 %       3.61 %

Dividend pay-out ratio (1)                           32.03 %      (25.69)%       30.59 %       42.13 %      52.83 %

Noninterest expense to average assets                 2.85 %        4.91 %        2.95 %        3.06 %       2.96 %

Average interest-earning assets to
 average interest-bearing liabilities               106.04 %      104.40 %      110.87 %      110.55 %     110.46 %

Allowance for loan losses to gross loans
 at end of period                                     1.43 %        0.70 %        0.70 %        0.58 %       0.60 %

Allowance for loan losses to
 nonperforming loans                                 53.69 %       27.37 %       62.55 %       48.68 %      77.62 %

Net loan charge-offs (recoveries) to
 average outstanding loans during the
 period                                               0.68 %        0.68 %        0.34 %        0.31 %       0.32 %

Nonperforming assets to total assets                  1.72 %        2.09 %        1.10 %        1.27 %       0.93 %

                                                                             DECEMBER 31,
                                                 -------------------------------------------------------------------
OTHER DATA                                          2002           2001          2000          1999          1998
Number of offices                                     7             7             7             5            5

(1) Excludes dividends waived by the mutual holding company during 2002, 2001, and 2000.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes thereto.

Certain statements in this annual report and throughout Management's Discussion and Analysis of Financial Condition and Results of Operations are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, changes in general economic conditions, changes in interest rates and competition. The Company declines any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

OPERATING STRATEGY

The business of the Company consists principally of attracting deposits from the general public and using deposits to purchase and originate consumer loans and mortgage loans secured by one- to four-family residences. The Company also offers commercial and agricultural lending services. The Company's net income is primarily dependent on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, primarily deposits. However, the Company's net income is also affected by provisions for loan losses and other operating income and expenses. General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of the Company's net income.

Management has implemented various strategies designed to enhance its profitability while still maintaining the Company's safety and soundness. These strategies include reducing its exposure to interest rate risk by selling fixed-rate loans to Freddie Mac and providing other fee-based services to its customers. The Company recognizes the need to establish and adhere to strict loan underwriting criteria and guidelines. In this regard, during 2002, the Company hired an outside consultant to assist management in identifying weaknesses in loan underwriting procedures and implementing remedial measures. The Company generally limits its investment portfolio to investments in United States Government and Agency securities, mortgage-backed securities collateralized by U.S. Government Agencies, and local municipal issues.

It is management's intention to remain a retail financial institution dedicated to financing home ownership and other consumer needs, and to provide quality service to its customers located in Morgan, Macoupin, Montgomery and the surrounding counties in Illinois.

MID-TIER REORGANIZATION

On May 3, 2002, Jacksonville Savings Bank and Jacksonville Bancorp, MHC, the mutual holding company parent, reorganized into the two-tier mutual holding company form of ownership by establishing a mid-tier stock holding company, Jacksonville Bancorp, Inc. All outstanding shares of Jacksonville Savings Bank common stock were converted on a one for one basis into shares of Jacksonville Bancorp, Inc. common stock in the reorganization. Jacksonville Bancorp, Inc. now owns 100% of the outstanding shares of Jacksonville Savings Bank.

CRITICAL ACCOUNTING POLICIES

In the ordinary course of business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. The Company believes the following discussion, including the allowance for loan losses, goodwill, and mortgage servicing rights, addresses the Company's most critical accounting policies, which are those that are most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective and complex judgements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management's judgement, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonable assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans. Management believes it uses the best information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While the Company believes it has established its existing allowance for loan loses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

GOODWILL - Costs in excess of the estimated fair value of identified net assets acquired through purchase transactions are recorded as an asset by the Company. This amount was originally amortized into expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortization in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and annual impairment assessment as of September 30, 2002. No impairment of goodwill was identified a result of these tests. In making these impairment assessments, management must make subjective assumptions regarding the fair value of the Company's assets and liabilities. It is possible that these judgements may change over time as market conditions or Company strategies change, and these changes may cause the Company to record impairment charges to adjust the goodwill to its estimated fair value.

MORTGAGE SERVICING RIGHTS - The Company recognizes as a separate asset the rights to service mortgage loans for others. The value of mortgage servicing rights is amortized in relation to the servicing revenue expected to be earned. Mortgage servicing rights are periodically evaluated for impairment based upon the fair value of those rights. Estimating the fair value of the mortgage servicing rights involves judgement, particularly of estimated prepayments speeds of the underlying mortgages serviced. Net income could be affected if management's assumptions and estimates differ from actual prepayments.

The above listing is not intended to be a comprehensive list of all the Company's accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management's judgement in their application. There are also areas in which management's judgement in selecting any available alternative would not produce a materially different result.

FINANCIAL CONDITION

Total assets increased to $252.5 million at December 31, 2002, compared to $241.3 million at December 31, 2001. The increase of $11.2 million, or 4.6%, is primarily due to a $28.5 million, or 63.1%, increase in investment securities, partially offset by decreases in cash and cash equivalents, mortgage-backed securities, and loans.

The growth in investment securities is primarily due to increased loan sales and an $8.7 million, or 4.0%, growth in deposits. Declining market rates of interest created an extraordinary volume of loan originations during 2002. The Company originated over $155 million in loans during 2002, with approximately $86 million sold to Freddie Mac in the secondary market. Approximately 75% of the originations are secured by real estate, including residential, commercial, and agricultural properties. Due to the volume of consumer loans consolidated into fixed-rate mortgages and sold to the secondary market, the Company's loan portfolio declined by approximately $14 million.

Also contributing to the growth in investment securities is a decline of $2.3 million in cash and cash equivalents, $1.4 million in principal repayments on mortgage-backed securities, and a $1.3 million decrease in income taxes receivable. The decrease in income taxes receivable is due to tax refunds of $986,000 received during 2002, normal tax accruals, and a $500,000 adjustment to deferred taxes.

Deposit growth was not limited to any particular segment or product, but rather reflects a general growth in deposits. Management believes that the deposit growth was also affected by the poor performance of the stock market during 2002, which resulted in consumers seeking less volatile investments.

Stockholders' equity increased $1.1 million to $20.3 million at December 31, 2002. The increase reflects net income of $818,000, an increase of $427,000 in unrealized gains on available-for-sale securities, and $106,000 from the exercise of stock options, partially offset by the payment of $262,000 in dividends.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

GENERAL

The Company reported net income of $818,000 for the year ended December 31, 2002, compared to a net loss of $1,016,000 for the year ended December 31, 2001. Net income in 2002 reflects a decrease in operating expenses during 2002 compared to 2001, in particular, a $4.5 million nonrecurring expense in 2001 related to loan defalcations. Other income increased $480,000, net interest income decreased $243,000, the provision for loan losses increased $1.0 million, other expenses increased $33,000, and income tax expense was $467,000 compared to a tax benefit of $1.3 million in 2001.

INTEREST INCOME

Interest income decreased to $15.1 million for the year ended December 31, 2002 from $17.5 million for the year ended December 31, 2001. The decrease in 2002 of $2.4 million resulted from decreased income of $2.8 million on loans, $221,000 on other interest-earnings assets, and $175,000 on mortgage-backed securities, partially offset by an increase of $768,000 on income from investment securities.

The decrease in interest income on loans was primarily due to a lower weighted average yield of 7.70% for 2002 from 9.00% for 2001, as well as a decrease in the average balance of loans outstanding to $152.8 million for 2002 compared to $162.2 million for 2001. The decrease in the weighted average yield is due to the declining interest rate environment experienced during 2002, which also resulted in increased refinancing activity. This activity contributed to the decreased average balance of loans as a large volume of consumer loans were consolidated, secured with residential real estate, and sold into the secondary market.

The increase in interest income on investment securities is due to the higher average balance of investments, which totalled $56.5 million for 2002 compared to $28.3 million for 2001. The higher average balance is due to the additional cash generated from loan sales during 2002. The weighted average yield on investments decreased to 5.20% for 2002 from the 7.66% for 2001. At the time of the acquisition of Chapin State Bank in 2000, many of the acquired investments were carrying unrealized losses, which are being amortized over the life of the investments according to purchase accounting rules. As market rates declined during 2001, many of these investments were called resulting in gains and losses from securities transactions. These adjustments resulted in an additional $268,000 in interest income for the year ended December 31, 2001. Without this adjustment, the weighted average yield on investments for 2001 would have equaled 6.71%.

The decreased income on mortgage-backed securities is primarily due to the decline in the average balance of mortgage-backed securities during 2002 to $3.4 million from $5.4 million in 2001. The decreased balance is due to accelerated principal repayments on the mortgage-backed securities, which have been reinvested into U.S. Agency securities. The decline in the weighted average yield to 6.09% for 2002 from 7.12% for 2001 also contributed to the decreased income.

Other interest-earning assets consist of federal funds sold and interest-bearing deposit accounts. The decrease in interest income is primarily the result of a decrease in the weighted average yield to 1.54% for 2002 from 3.90% for 2001. The average balances of the FHLB deposit account and federal funds sold increased to $9.6 million for 2002 from $9.5 million for 2001.

INTEREST EXPENSE

Interest expense decreased to $7.4 million for the year ended December 31, 2002 from the $9.6 million for the year ended December 31, 2001. The decrease of $2.2 million in the cost of funds resulted from a $2.2 million decrease in interest paid on deposits combined with a $41,000 decrease in interest on short-term borrowings.

The lower interest expense on deposits is attributable to a decrease in the weighted average yield on deposits to 3.52% for 2002 from 4.87% for 2001. The lower weighted average yield was offset by an increase in the average balance of deposits to $207.6 million for 2002 from $194.7 million for 2001.

The decreased interest expense on short-term borrowings is due to the weighted average yield declining to 1.81% for 2002 from 3.91% for 2001. The average balance of borrowings remained fairly stable at $2.1 million for 2002 from $2.0 million for 2001. Borrowings consist of commercial cash management accounts, which are swept daily into overnight repurchase agreements, secured by U.S. Government Agency securities. The Company repaid all outstanding advances with the FHLB, totaling $5.0 million, on February 28, 2001. The Company did not borrow any additional funds from the FHLB during 2001 or 2002.

PROVISION FOR LOAN LOSSES

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The Company recorded $2.0 million in provision for loan losses during the year ended December 31, 2002, compared to $1.0 million for the year ended December 31, 2001. The additional provision was made to bring the allowance for loan losses to a level deemed adequate following management's evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management. This review also considered the current economic downturn, which has resulted in increased bankruptcies and foreclosures in the Company's market area, which have further contributed to the recent increases in delinquencies and charge-offs. With the help of an outside consultant, management has been reviewing all of its lending policies and procedures, as well as staffing levels, in order to strengthen collection and underwriting practices. The Company's officer loan committee is meeting on a daily basis to address these issues and attempt to prevent any further deterioration in asset quality.

The provision for loan losses increased $1.0 million for the year ended December 31, 2002 from the year ended December 31, 2001. The allowance for loan losses increased to $2.1 million at December 31, 2002, from $1.1 million at December 31, 2001. The increase is due to the $2.0 million provision for loan losses exceeding net charge-offs of $1.0 million. Net charge-offs decreased $65,000 during 2002 from $1.1 million during 2001. At December 31, 2002, approximately 32% of the Company's loan portfolio consisted of residential real estate loans plus an additional 21% consisted of home equity loans. Commercial and agricultural loans accounted for approximately 34% and consumer loans comprised the remaining 13% of the loan portfolio. In 2002, approximately 24% of the net charge-offs were attributed to residential real estate loans, 37% to home equity loans, 8% to commercial loans and 31% to consumer loans. Nonperforming loans decreased to $3.9 million, or 2.7% of net loans, at December 31, 2002 from $4.0 million, or 2.6% of net loans, at December 31, 2001.

While the Company has a loan review and monitoring system in place, management has been reviewing its procedures in light of the recent loan losses. Management has taken several steps to date to address any weaknesses in the loan portfolio. Management has recently increased staffing in the loan department to help with the collection of delinquent accounts. Management has expanded the scope of the internal audit program and increased the staffing of the internal audit department. Management will continue to evaluate the Company's underwriting standards and procedures to identify areas which can be strengthened.

The allowance for loan losses is maintained to absorb known and probable losses in the loan portfolio. The balance of the allowance is based on ongoing, quarterly assessments of the probable estimated losses in the loan portfolio. The Company's methodology for assessing the appropriateness of the allowance consists of applying several formula methods to identified problem loans and portfolio segments. The allowance for loan losses is calculated by estimating the exposure on identified problem loans and applying loss factors to the remainder of the loan portfolio based upon an internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the allowance. Loss factors are based primarily on historical loss experience over the past three to five years, and may be adjusted for other significant conditions that, in management's judgement, affect the collectibility of the loan portfolio.

Since the allowance for loan losses is based upon estimates of known and probable losses in the portfolio, the amount actually observed can vary significantly from the estimated amounts. The historical loss factors attempt to reduce this variance by taking into account recent loss experience. Management evaluates several other conditions in connection with the allowance, including general economic and business conditions, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the portfolio, and regulatory examination results. Management believes the current balance of the allowance for loan losses is adequate. Management will continue to monitor the loan portfolio and assess the adequacy of the allowance at least quarterly.

NON-INTEREST INCOME

Non-interest income increased $480,000 to $2.5 million for the year ended December 31, 2002 from $2.0 million for the year ended December 31, 2001. The increase is primarily due to increases of $216,000 in gains on sale of securities and $101,000 in gains on sale of loans. Other income also increased as a result of an $86,000 increase in commission income from brokerage activities. The Company increased its brokerage activity following the hiring of an additional, experienced investment broker as of January 1, 2002.

Gains on the sale of securities increased to $303,000 during 2002 from $87,000 during 2001. Securities totalling $20.1 million and $9.3 million, a portion of which were due to be called, were sold during 2002 and 2001, respectively, in order to realize gains. The increase in gains on sale of loans is due to the increased volume of loan sales to Freddie Mac, which also resulted in a $50,000 increase in loan servicing fees for 2002 compared to 2001. During 2002, the Company sold $86.1 million in fixed-rate, first lien mortgage loans in the secondary market compared to $80.3 million sold during 2001. The increased volume is the result of mortgage rates decreasing to the lowest levels recorded in recent periods.

NON-INTEREST EXPENSE

Non-interest expense decreased $4.4 million during the year ended December 31, 2002, primarily due to the nonrecurring expense due to loan irregularities of $4.5 million during 2001. The remainder of the higher non-interest expense is concentrated in increased salaries and benefit expenses of $174,000 offset by reduced amortization of intangible assets of $147,000. The Company did not record any amortization expense for goodwill during the year ended December 31, 2002, compared to $147,000 expensed during 2001.

INCOME TAXES

The provision for income taxes increased $1.8 million to $467,000 during the year ended December 31, 2002, compared to a tax benefit of $1.3 million for the year ended December 31, 2001. The increase is primarily attributed to the net profit before tax of $1.3 million during 2002 compared to the net operating loss before taxes of $2.3 million for 2001.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

GENERAL

The Company reported a net loss of $1,016,000 for the year ended December 31, 2001, compared to net income of $1,618,000 for the year ended December 31, 2000. The decrease of $2.6 million is directly related to the $4.5 million nonrecurring expense due to loan irregularities. Excluding this nonrecurring expense and related tax adjustments, the Company's normal operations would have resulted in net income of approximately $1,715,000. Normal operations included increases of $535,000 in net interest income and $586,000 in noninterest income, offset by increases of $390,000 in provision for loan losses and $1,031,000 in other expenses.

INTEREST INCOME

Interest income increased to $17.5 million for the year ended December 31, 2001 from $15.6 million for the year ended December 31, 2000. The increase in 2001 of $1.9 million resulted from increased income of $565,000 on loans, $1.4 million on investment securities, and $84,000 on other interest-earnings assets, offset by decreased income of $103,000 on mortgage-backed securities.

The increase in interest income on loans was primarily due to a higher weighted average yield of 9.0% for 2001 from 8.7% for 2000. The average balance of loans outstanding increased only slightly to $162.2 million for 2001 compared to $161.9 million for 2000. The average for 2000 includes the loan portfolio acquired in connection with our acquisition of Chapin State Company in July of 2000. The increase in the weighted average yield is due to the higher proportion of consumer and agricultural loans that comprised the Chapin State portfolio. Such loans typically earn a higher rate than residential real estate loans.

The increase in interest income on investment securities is due to the higher average balance of the investment portfolio, which equaled $28.3 million for 2001 compared to $11.2 million for 2000. The higher average balance is due to the growth in the investment portfolio and the fact that the investment portfolio acquired from Chapin is only included for six months of 2000. The weighted average yield on investments increased to 7.66% for 2001 from the 7.04% for 2000. At the time of the Chapin State acquisition, many of the acquired investments were carrying unrealized losses, which are being amortized over the life of the investments according to purchase accounting rules. As market rates declined during 2001, many of these investments were called resulting in gains and losses from securities transactions. These adjustments resulted in an additional $268,000 in interest income for the year ended December 31, 2001. Without this adjustment, the weighted average yield on investments for 2001 would have equaled 6.71%.

The decreased income on mortgage-backed securities is primarily due to the decline in the average balance during 2001 to $5.4 million from the $7.0 million recorded for 2000. The declining average balances of mortgage-backed securities were partially offset by a small increase in the weighted average yield to 7.1% for 2001 from the 6.9% for 2000.

Other interest-earning assets consist of federal funds sold and interest-bearing deposit accounts. The increase in interest income is primarily the result of an increase in the average balance of these assets. The average balances of the FHLB deposit account and federal funds sold increased $4.7 million and $500,000, respectively, during 2001. The higher balances resulted from the cash flow generated by increased loan sales to the secondary market. Partially offsetting this increase was the decrease in the weighted average yield to 3.9% for 2001 from the 6.1% recorded during 2000.

INTEREST EXPENSE

Interest expense increased to $9.6 million for the year ended December 31, 2001 from the $8.2 million for the year ended December 31, 2000. The increase of $1.4 million in the cost of funds resulted from a $1.8 million increase in interest paid on deposits offset by a $436,000 decrease in interest on short-term borrowings.

The higher interest expense on deposits is attributed to an increase in average interest-bearing liabilities of $36.2 million to $194.7 million for the year ended December 31, 2001. The increase in average balances is due to the deposit growth experienced during 2001 and the fact that deposits acquired from Chapin are reflected for only six months of 2000. The weighted average yield was 4.87% for 2001 and 4.83% for 2000.

The decreased interest expense on short-term borrowings is due to the average balance declining to $2.0 million for 2001 from $8.2 million for 2000, coupled with a decrease in the weighted average yield to 3.9% in 2001 from 6.3% in 2000. The Company repaid all outstanding advances with the FHLB, totaling $5.0 million, on February 28, 2001. The Company did not borrow any additional funds during 2001. The remainder of borrowings consist of commercial cash management accounts, which the Company began offering in 2000. Excess balances in these accounts are swept daily into overnight repurchase agreements, secured by U.S. Government Agency securities. The average balance of these accounts during 2001 equalled $849,000 compared to $106,000 during 2000.

PROVISION FOR LOAN LOSSES

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The provision for loan losses increased $390,000 to $1.0 million for the year ended December 31, 2001. The allowance for loan losses decreased to $1.1 million at December 31, 2001, from $1.2 million at December 31, 2000. The decrease is due to net charge-offs of $1.1 million exceeding the $1.0 million provision for loan losses. Net charge-offs increased to $1.1 million during 2001 from $542,000 during 2000. The increase is primarily due to additional credit losses of $373,000 identified during the investigation of loan irregularities. The increased charge-offs also reflect the continued emphasis on consumer loans, which typically involve greater risk than residential lending. At December 31, 2001, approximately 30% of the Company's loan portfolio consisted of residential real estate loans plus an additional 25% consisted of home equity loans. Commercial and agricultural loans accounted for approximately 31% and consumer loans comprised the remaining 14% of the loan portfolio. In 2001, approximately 10% of the net charge-offs were attributed to residential real estate loans, 24% to home equity loans, 14% to commercial loans and 52% to consumer loans. Nonperforming loans increased to $4.0 million, or 2.6% of net loans, at December 31, 2001 from $1.9 million, or 1.1% of net loans, at December 31, 2000. The increase in nonperforming loans is primarily due to the delinquency of a $1.7 million loan, which is adequately secured by commercial real estate. Management believes the volume of nonperforming loans has also been impacted by the investigation of loan irregularities, and the resulting time and resources allocated to that effort rather than collections.

The allowance for loan losses is maintained to absorb known and probable losses in the loan portfolio. The balance of the allowance is based on ongoing, quarterly assessments of the probable estimated losses in the loan portfolio. The Company's methodology for assessing the appropriateness of the allowance consists of applying several formula methods to identified problem loans and portfolio segments. The allowance is calculated by applying loss factors to outstanding loan balances, based on an internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the allowance. Loss factors are based primarily on historical loss experience over the past three to five years, and may be adjusted for other significant conditions that, in management's judgement, affect the collectibility of the loan portfolio.

Since the allowance for loan losses is based upon estimates of known and probable losses in the portfolio, the amount actually observed can vary significantly from the estimated amounts. The historical loss factors attempt to reduce this variance by taking into account recent loss experience. Management evaluates several other conditions in connection with the allowance, including general economic and business conditions, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the portfolio, and regulatory examination results. The formulas used in the analysis were changed in 2000 to reflect the changing mix of the loan portfolio and increased loan losses. Management believes the current balance of the allowance for loan losses is adequate. Management will continue to monitor the loan portfolio and assess the adequacy of the allowance at least quarterly.

NON-INTEREST INCOME

Non-interest income increased $586,000 to $2.0 million for the year ended December 31, 2001 from the $1.4 million for the year ended December 31, 2000. The increase is primarily due to increases of $474,000 in gains on sale of loans and $101,000 in other income.

The increase in gain on sale of loans is due to the increased volume of loan sales to Freddie Mac. During 2001, the Company sold $80.3 million in fixed-rate, first-lien mortgage loans in the secondary market compared to $14.3 million sold during 2000. The increased volume is the result of national mortgage rates decreasing to the lowest levels recorded during the past thirty years.

The increase in other income is primarily comprised of $88,000 in gains on the sale of available-for-sale securities. Securities totalling $9.3 million, which were due to be called, were sold in order to realize larger gains. The remainder of the increase, approximately $25,000, is due to new sources of fee income, primarily trust and farm management, acquired from Chapin State which were realized for a full year during 2001.

NON-INTEREST EXPENSE

Non-interest expense increased $5.5 million during the year ended December 31, 2001, primarily due to the nonrecurring expense due to loan irregularities of $4.5 million, as discussed in Note 17 to the consolidated financial statements. The remainder of the higher non-interest expense is concentrated in increased salaries and benefits of $287,000, occupancy expense of $168,000, and amortization of intangible assets of $114,000. The increases are primarily due to the personnel, fixed assets, and intangible assets acquired from Chapin State, which are only reflected for six months of 2000. Also contributing to the growth in non-interest expense is a $108,000 increase in real estate owned expense, which is due to the increased volume of real estate owned and the related costs. The increase in other real estate is primarily due to the bankruptcy of a local real estate developer.

INCOME TAXES

The provision for income taxes decreased $2.1 million to a negative $1.3 million during the year ended December 31, 2001 compared to $826,000 for the year ended December 31, 2000. The decrease is primarily attributed to the net operating loss realized during 2001 combined with tax adjustments of $363,000. These tax adjustments consisted of a one-time adjustment of $193,000 related to net operating loss carryforwards acquired in the Chapin State acquisition and a $170,000 benefit resulting from the annual review of the Company's deferred tax accounts.

AVERAGE YIELDS EARNED AND RATES PAID

The earnings of the Company depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative size of the Company's interest-earning assets and interest-bearing liability portfolios. The following table sets forth, for the years indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances for a year have been derived utilizing daily balances.

                                                                                YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------------------
                                                                        2002                               2001
                                                          --------------------------------  ---------------------------------
                                                                      INTEREST                           INTEREST
                                                           AVERAGE       AND      YIELD/      AVERAGE       AND       YIELD/
                                                           BALANCE    DIVIDENDS    COST       BALANCE    DIVIDENDS     COST
                                                          -------------------------------------------------------------------
                                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans (1)                                                $ 152,848   $ 11,773     7.70 %    $ 162,230   $ 14,606      9.00 %
 Investment securities                                       56,532      2,937     5.20 %       28,326      2,169      7.66 %
 Mortgage-backed securities                                   3,392        207     6.09 %        5,356        382      7.12 %
 Other                                                        9,612        148     1.54 %        9,459        369      3.90 %
                                                          ---------   --------               ---------   --------
      Total interest-earning assets                         222,384     15,065     6.77 %      205,371     17,526      8.53 %

Non-interest-earning assets                                  20,428                             24,587
                                                          ---------                          ---------
      Total assets                                        $ 242,812                          $ 229,958
                                                          =========                          =========
Interest-bearing liabilities:
 Deposits                                                 $ 207,629      7,313     3.52 %    $ 194,704      9,490      4.87 %
 Short-term borrowings                                        2,097         38     1.81 %        2,014         79      3.91 %
                                                          ---------   --------               ---------   --------

      Total interest-bearing liabilities                    209,726      7,351     3.51 %      196,718      9,569      4.86 %
                                                                      --------                           --------

Non-interest-bearing liabilities                             13,559                             12,592
Stockholders' equity                                         19,527                             20,648
                                                          ---------                          ---------

      Total liabilities and stockholders' equity          $ 242,812                          $ 229,958
                                                          =========                          =========
Net interest income                                                   $  7,714                           $  7,957
                                                                      ========                           ========
Interest rate spread (2)                                                           3.27 %                              3.67 %
                                                                                   ====                                ====

Net interest margin (3)                                                            3.47 %                              3.87 %
                                                                                   ====                                ====
Ratio of average interest-earning assets to
 average interest-bearing liabilities                                            106.04 %                            104.40 %
                                                                                 ======                              ======
                                                               YEARS ENDED DECEMBER 31,
                                                          ---------------------------------
                                                                         2000
                                                          ---------------------------------
                                                                       INTEREST
                                                            AVERAGE       AND       YIELD/
                                                            BALANCE    DIVIDENDS     COST
                                                          ---------------------------------
Interest-earning assets:
 Loans (1)                                                $ 161,915   $ 14,041     8.67 %
 Investment securities                                       11,191        787     7.04 %
 Mortgage-backed securities                                   7,047        485     6.88 %
 Other                                                        4,658        286     6.12 %
                                                          ---------   --------
      Total interest-earning assets                         184,811     15,599     8.44 %

Non-interest-earning assets                                  11,759
                                                          ---------
      Total assets                                        $ 196,570
                                                          =========
Interest-bearing liabilities:
 Deposits                                                 $ 158,472      7,662     4.83 %
 Short-term borrowings                                        8,222        514     6.25 %
                                                          ---------   --------
      Total interest-bearing liabilities                    166,694      8,176     4.90 %

Non-interest-bearing liabilities                              9,924
Stockholders' equity                                         19,952
                                                          ---------

      Total liabilities and stockholders' equity          $ 196,570
                                                          =========

Net interest income                                                   $  7,423
                                                                      ========
Interest rate spread (2)                                                           3.54 %
                                                                                   ====
Net interest margin (3)                                                            4.02 %
                                                                                   ====
Ratio of average interest-earning assets to
 average interest-bearing liabilities                                            110.87 %
                                                                                 ======

----------------------------------------------------
(1) Includes non-accrual loans and loans held for sale, and fees of $142,000 for 2002, $151,000 for 2001, and $192,000 for 2000.
(2)  Yield on interest-earning assets less cost of interest-bearing liabilities.
(3)  Net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume), (ii) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate), and (iii) the net change. For purposes of the table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                       2002 COMPARED TO 2001          2002 COMPARED TO 2001
                                                                     INCREASE (DECREASE) DUE TO     INCREASE (DECREASE) DUE TO
                                                                    ----------------------------   ---------------------------
                                                                      RATE      VOLUME     NET       RATE      VOLUME      NET
                                                                    ----------------------------------------------------------
                                                                                           (IN THOUSANDS)
Interest-earning assets:
 Loans                                                              $(2,023)   $  (810)  $(2,833)   $  538     $   27    $  565
 Investment securities                                                 (867)     1,635       768        76      1,306     1,382
 Mortgage-backed securities                                             (50)      (125)     (175)       16       (119)     (103)
 Other                                                                 (227)         6      (221)     (131)       214        83
                                                                    -------    -------   -------    ------     ------    ------

     Total net change in income on interest-earning assets           (3,167)       706    (2,461)      499      1,428     1,927
                                                                    -------    -------   -------    ------     ------    ------
Interest-bearing liabilities:
 Deposits                                                            (2,774)       597    (2,177)       63      1,765     1,828
 Other borrowings                                                       (44)         3       (41)     (145)      (290)     (435)
                                                                    -------    -------   -------    ------     ------    ------

     Total net change in expense on interest-bearing liabilities     (2,818)       600    (2,218)      (82)     1,475     1,393
                                                                    -------    -------   -------    ------     ------    ------

Net change in net interest income                                   $  (349)   $   106   $  (243)   $  581     $  (47)   $  534
                                                                    =======    =======   =======    ======     ======    ======

ASSET AND LIABILITY MANAGEMENT

The Company's policy in recent years has been to reduce its interest rate risk by better matching the maturities of its interest rate sensitive assets and liabilities, selling its long-term fixed-rate residential mortgage loans with terms of 15 years or more to Freddie Mac, originating adjustable rate loans, balloon loans with terms ranging from three to five years and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one-to-four family loans. The Company also maintains a portfolio of mortgage-backed securities, virtually all of which have adjustable interest rates. The remaining investment portfolio has been laddered to better match the interest-bearing liabilities. With respect to liabilities, the Company has attempted to increase its savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than certificate accounts. The Board of Directors appoints the Asset-Liability Management Committee (ALCO), which is responsible for reviewing the Company's asset and liability policies. The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratio requirements.

During 2002, the Company began using a comprehensive asset/liability software package provided by a third-party vendor to perform interest rate sensitivity analysis for all product categories. The primary focus of the Company's analysis is on the effect of interest rate increases and decreases on net interest income. Management believes that this analysis reflects the potential effects on current earnings of interest rate changes. Call criteria and prepayment assumptions are taken into consideration for investment securities and loans. All of the Company's interest sensitive assets and liabilities are analyzed by product type and repriced based upon current offering rates. The software performs interest rate sensitivity analysis by performing rate shocks of plus or minus 300 basis points in 100 basis point increments.

The following table shows projected results at December 31, 2002 of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO. The results are shown as a dollar and percentage change in net interest income over the next twelve months.

                              CHANGE IN NET INTEREST INCOME
                                     (000's omitted)

        RATE SHOCK         $ CHANGE       % CHANGE    ALCO BENCHMARK
        +300 basis points       197          2.53%         >(20.00)%
        +200 basis points       202          2.60%         >(20.00)%
        +100 basis points       211          2.71%         >(12.50)%
        -100 basis points       222          2.86%         >(12.50)%
        -200 basis points       227          2.92%         >(20.00)%
        -300 basis points       235          3.03%         >(20.00)%

The foregoing computations are based upon numerous assumptions, including relative levels of market interest rates, prepayments, and deposit mix. The computed estimates should not be relied upon as a projection of actual results. Despite the limitations on precision inherent in these computations, management believes that the information provided is reasonably indicative of the effect of changes in interest rate levels on the net earning capacity of the Company's current mix of interest earning assets and interest bearing liabilities. Management continues to use the results of these computations, along with the results of its computer model projections, in order to maximize current earnings while positioning the Company to minimize the effect of a prolonged shift in interest rates that would adversely affect future results of operations.

At the present time, the most significant market risk affecting the Company is interest rate risk. Other market risks such as foreign currency exchange risk and commodity price risk do not occur in the normal business of the Company. The Company also is not currently using trading activities or derivative instruments to control interest rate risk.

LIQUIDITY AND CAPITAL RESOURCES

The Company's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Company's operating, financing, and investing activities. At December 31, 2002 and 2001, cash and cash equivalents totaled $11.1 million and $13.4 million, respectively. The Company's primary sources of funds include proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments). During the years ended December 31, 2002 and 2001, the most significant sources of funds were deposit growth and loan sales to the secondary market. These funds have been used to fund new loan originations and purchase of investment securities.

The Company's cash and cash equivalents decreased $2.3 million during the year ended December 31, 2002, compared to an increase of $3.9 million during the year ended December 31, 2001. Net cash provided by operating activities before loan originations and sales increased $1.1 million to $3.5 million during 2002. The most significant change in operating activities was the $1.0 million increase in the provision for loan losses during 2002. Net cash used by loan originations and sales to Freddie Mac decreased to $963,000 during 2002 from $4.3 million during 2001. Net cash used in investing activities increased to $14.9 million during 2002 from $8.6 million during 2001. Cash used to purchase investment securities increased to $99.8 million during 2002 from $56.1 million during 2001. The cash used for investment purchases was partially funded by an increase in calls, maturities, and sales of investments of $72.2 million during 2002 from $30.9 million during 2001. Net cash provided by financing activities decreased to $10.0 million during 2002 from $14.4 million during 2001. The decrease is primarily due to the net increases in deposits of $8.7 million during 2002 compared to $19.1 million during 2001.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition. The Company attempts to price its deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term U.S. agency obligations. If the Company requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Company may borrow from the FHLB under a blanket agreement which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. This borrowing arrangement is limited to the lesser of 30% of the Company's total assets or twenty times the balance of FHLB stock held by the Company. At December 31, 2002, the Company had borrowing capacity of approximately $25.6 million and no outstanding advances.

The Company maintains levels of liquid assets as established by the Board of Directors. The Company's liquidity ratio, adjusted for pledged assets, at December 31, 2002 and 2001 was 34.8% and 23.8%, respectively.

The Company must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. At December 31, 2002, the Company had outstanding commitments, including letters of credit, to originate loans of $22.1 million. The Company anticipates that it will have sufficient funds available to meet its current commitments principally through the use of current liquid assets and through its borrowing capacity discussed above.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%. The Illinois Commissioner of Banks and Real Estate (the "Commissioner") is authorized to require a savings bank to maintain a higher minimum capital level if the Commissioner determines that the savings bank's financial condition or history, management or earnings prospects are not adequate. If a savings bank's core capital ratio falls below the required level, the Commissioner may direct the savings bank to adhere to a specific written plan established by the Commissioner to correct the savings bank's capital deficiency, as well as a number of other restrictions on the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At December 31, 2002, the Bank's core capital ratio was 6.66% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2002, the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The well-capitalized category requires higher minimum ratios of 5% for the Tier 1 leverage, 6% for the Tier 1 risk-based, and 10% for the total risk-based capital ratios. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table below:

                                                              MINIMUM
                                                              REQUIRED  ACTUAL

   Tier 1 Capital to Average Assets                             4.00 %   6.66 %
   Tier 1 Capital to Risk-Weighted Assets                       4.00 %  10.42 %
   Total Capital to Risk-Weighted Assets                        8.00 %  11.67 %

EFFECT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.
                                   * * * * * *

[LOGO] MCGLADREY & PULLEN
Certified Public Accountants



INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


                                              /s/ McGladrey & Pullen, LLP


Champaign, Illinois
January 16, 2003



McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.


JACKSONVILLE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

ASSETS                                                                      2002                2001
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                               $  11,091,626     $  13,397,002
Federal funds sold                                                            800,000         1,010,000
Investment securities, available-for-sale                                  72,922,995        44,433,726
Mortgage-backed securities available-for-sale                               2,822,119         4,264,448
Federal Home Loan Bank stock                                                1,279,200         1,215,100
Other investments                                                             701,765           710,804
Loans - net of allowance for loan losses of
  2002 $2,073,095; 2001 $1,106,647                                        142,928,599       156,280,173
Loans held for sale                                                         6,271,435         4,801,717
Premises and equipment - net                                                5,668,211         5,442,675
Accrued interest receivable                                                 1,719,477         1,845,536
Goodwill                                                                    2,726,567         2,726,567
Core deposit intangible                                                       438,480           518,203
Capitalized mortgage servicing rights                                       1,077,318           951,375
Real estate owned                                                             442,048           945,364
Income taxes receivable                                                       222,241         1,550,403
Other assets                                                                1,391,812         1,208,034
                                                                        -------------------------------

           TOTAL ASSETS                                                 $ 252,503,893     $ 241,301,127
                                                                        ===============================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
    Noninterest bearing                                                 $  13,528,850     $  11,063,226
    Interest bearing                                                      212,073,647       205,835,545
  Short-term borrowings                                                     2,874,707         1,395,455
  Advance payments by borrowers for taxes and insurance                       143,559           129,238
  Accrued interest payable                                                    995,263         1,251,676
  Deferred compensation                                                     1,924,718         1,736,726
  Other liabilities                                                           710,738           725,575
                                                                        -------------------------------
           TOTAL LIABILITIES                                              232,251,482       222,137,441
                                                                        -------------------------------
Commitments and Contingencies (Notes 12 and 13)

Stockholders' Equity
  Preferred stock, $0.01 par value, authorized 10,000,000 shares;
    none issued and outstanding                                                     -                 -
  Common stock, $0.01 par value, authorized 20,000,000 shares;
    issued and outstanding 1,921,304 shares and 1,909,304 shares at                                   -
    December 31, 2002 and 2001, respectively                                   19,213            19,093
  Additional paid-in capital                                                6,374,463         6,268,623
  Retained earnings - substantially restricted                             13,294,959        12,738,711
  Accumulated other comprehensive income                                      563,776           137,259
                                                                        -------------------------------
           TOTAL STOCKHOLDERS' EQUITY                                      20,252,411        19,163,686
                                                                        -------------------------------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 252,503,893     $ 241,301,127
                                                                        ===============================

See Notes to Consolidated Financial Statements.


JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                2002              2001             2000
-------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                   $  11,773,212     $  14,606,530     $  14,041,244
  Mortgage-backed securities                                    206,663           381,629           485,118
  Investment securities:
    Taxable                                                   2,840,470         2,075,549           739,794
    Nontaxable                                                   96,638            93,733            47,478
  Other                                                         148,344           369,158           285,078
                                                          -------------------------------------------------
          TOTAL INTEREST INCOME                              15,065,327        17,526,599        15,598,712
                                                          -------------------------------------------------
Interest expense:
  Deposits                                                     7,313,183        9,490,440         7,661,710
  Short term borrowings                                           37,982           78,692           514,287
                                                          -------------------------------------------------
          TOTAL INTEREST EXPENSE                               7,351,165        9,569,132         8,175,997
                                                          -------------------------------------------------

          NET INTEREST INCOME                                  7,714,162        7,957,467         7,422,715

Provision for loan losses                                      2,000,000        1,000,000           610,000
                                                          -------------------------------------------------
          NET INTEREST INCOME AFTER PROVISION
            FOR LOAN LOSSES                                    5,714,162        6,957,467         6,812,715
                                                          -------------------------------------------------
Other income:
  Service charges on deposit accounts                            714,390          676,865           666,458
  Loan servicing fees                                            361,050          310,957           301,021
  Commission income                                              394,760          308,542           286,900
  Net gains on sales of loans                                    632,301          531,059            88,127
  Gain on sale of securities                                     303,423           87,569                 -
  Other                                                           83,791           94,923            81,299
                                                          -------------------------------------------------
          TOTAL OTHER INCOME                                   2,489,715        2,009,915         1,423,805
                                                          -------------------------------------------------
Other expenses:
  Salaries and employee benefits                               3,943,657        3,769,523         3,482,258
  Occupancy and equipment expense                              1,063,791        1,130,622           963,076
  Federal insurance premiums                                      37,153           37,597            33,544
  Data processing expense                                        216,073          187,307           156,241
  Real estate owned expense                                      211,281          184,528            76,319
  Advertising expense                                            151,108          137,399           139,544
  Amortization of intangible assets                               79,723          227,106           113,553
  Loss due to loan defalcation                                    62,348        4,458,452                 -
  Other                                                        1,153,768        1,149,748           828,167
                                                          -------------------------------------------------
          TOTAL OTHER EXPENSES                                 6,918,902       11,282,282         5,792,702
                                                          -------------------------------------------------
          INCOME (LOSS) BEFORE INCOME
            TAX EXPENSE (BENEFIT)                              1,284,975       (2,314,900)        2,443,818

Income tax expense (benefit)                                     466,652       (1,298,579)          826,120
                                                          -------------------------------------------------

          NET INCOME (LOSS)                               $      818,323    $  (1,016,321)    $   1,617,698
                                                          =================================================

Net income (loss) per common share - basic                $         0.43    $       (0.53)    $        0.85
                                                          =================================================
Net income (loss) per common share - diluted              $         0.42    $       (0.53)    $        0.85
                                                          =================================================

See Notes to Consolidated Financial Statements.


JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                             Accumulated      Unearned
                                               Additional                       Other           Stock
                                  Common         Paid-In       Retained     Comprehensive    Recognition
                                  Stock          Capital       Earnings        Income        Plan Shares         Total
                             ------------------------------------------------------------------------------------------------

Balance, December 31, 1999       $ 19,093      $ 6,268,623  $  12,893,401    $    11,207     $   (19,522)    $  19,172,802

  Comprehensive income:
    Net income                          -                -      1,617,698              -               -         1,617,698
    Other comprehensive
      income - change in net
      unrealized gains on
      securities available-
      for-sale, net of income
      taxes of $202,915                 -                -              -        322,072               -           322,072
                                                                                                              ---------------
    Comprehensive income                                                                                         1,939,770
                                                                                                              ---------------
  Amortization of Stock
    Recognition Plan awards             -                -              -              -          19,522            19,522
  Dividends on common
    stock ($.30 per share)              -                -       (494,890)             -               -          (494,890)
                             ------------------------------------------------------------------------------------------------

Balance, December 31, 2000         19,093        6,268,623     14,016,209        333,279               -        20,637,204

  Comprehensive income
    (loss):
    Net (loss)                          -                -     (1,016,321)             -               -        (1,016,321)
    Other comprehensive
      income - change in net
      unrealized gains on
      securities available-
      for-sale, net of income
      taxes of $(153,734)               -                -              -       (253,816)              -          (253,816)
    Less: Reclassification
      adjustment for gains
      included in net
      income, net of tax
      of $29,773                        -                -              -         57,796               -            57,796
                                                                                                              ---------------
    Comprehensive income
      (loss)                                                                                                    (1,212,341)
                                                                                                              ---------------
  Dividends on common
    stock ($.30 per share)              -                -       (261,177)             -               -          (261,177)
                             ------------------------------------------------------------------------------------------------

Balance, December 31, 2001         19,093        6,268,623     12,738,711        137,259               -        19,163,686
                             ------------------------------------------------------------------------------------------------

                                                            (Continued)


JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

-----------------------------------------------------------------------------------------------------------------------------
                                                                             Accumulated      Unearned
                                               Additional                       Other           Stock
                                  Common         Paid-In       Retained     Comprehensive    Recognition
                                  Stock          Capital       Earnings        Income        Plan Shares         Total
                             ------------------------------------------------------------------------------------------------

Balance, December 31, 2001       $ 19,093      $ 6,268,623  $  12,738,711      $ 137,259     $         -     $  19,163,686

  Comprehensive income
    Net income                          -                -        818,323              -               -           818,323
    Other comprehensive
      income - change in net
      unrealized gains on
      securities available-
      for-sale, net of income
      taxes of $387,269                 -                -              -        612,394               -           612,394
    Less: Reclassification
      adjustment for gains
      included in net
      income, net of tax
      of $(117,546)                     -                -              -       (185,877)              -          (185,877)
                                                                                                              ---------------
    Comprehensive income                                                                                         1,244,840
                                                                                                              ---------------

  Exercise of stock options           120          105,840              -              -               -           105,960
  Dividends on common
    stock ($.30 per share)              -                -       (262,075)             -               -          (262,075)
                             ------------------------------------------------------------------------------------------------

Balance, December 31, 2002       $ 19,213      $ 6,374,463    $ 13,294,959    $  563,776      $        -     $  20,252,411
                             ================================================================================================

See Notes to Consolidated Financial Statements.


JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                          2002             2001             2000
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income (loss)                                                   $    818,323     $ (1,016,321)     $ 1,617,698
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation, amortization and accretion:
      Premises and equipment                                               457,960          579,755          489,599
      Loan fees, security discounts and premiums - net                         394         (463,358)        (97,878)
      Intangible assets                                                     79,723          227,106          113,553
      Amortization of Stock Recognition Plan awards                              -                -           19,522
    Provision for loan losses                                            2,000,000        1,000,000          610,000
    Deferred income taxes                                                 (500,000)        (192,850)        (329,268)
    FHLB stock dividend                                                    (64,100)         (80,100)         (56,900)
    Gain on sale of securities                                            (303,423)         (87,569)               -
    Net gains on sales of loans                                           (632,301)        (531,059)         (88,127)
    Loss on sale of real estate owned                                       71,491           33,771           27,590
    Write down on real estate owned                                        125,804           76,537                -
    Loss due to loan defalcation                                            62,348        4,016,452                -
    Change in other assets and liabilities                               1,354,214       (1,212,581)         (26,797)
                                                                    --------------------------------------------------
        NET CASH PROVIDED BY OPERATIONS BEFORE
          LOAN ORIGINATIONS AND SALES                                    3,470,433        2,349,783        2,278,992
    Originations of loans held for sale                                (87,024,862)     (84,548,592)     (14,171,813)
    Proceeds from sales of loans held for sale                          86,061,502       80,295,237       14,268,731
                                                                    --------------------------------------------------
        NET CASH PROVIDED BY (USED IN)
          OPERATING ACTIVITIES                                           2,507,073       (1,903,572)       2,375,910
                                                                    --------------------------------------------------
Cash Flows from Investing Activities
  Purchase of Chapin State Bank, net of cash acquired                            -                -       (5,618,135)
  Change in federal funds sold, net                                        210,000        3,957,000       (4,688,000)
  Purchases of investment securities                                   (99,755,746)     (56,071,030)      (2,082,666)
  Proceeds from calls and maturities of
    investment securities                                               52,090,200       21,637,568         2,124,250
  Proceeds from sales of investment and mortgage-
    backed securities                                                   20,130,901        9,274,500                -
  Principal payments received on mortgage-backed
    securities                                                           1,350,142        2,499,381        1,471,256
  Principal payments received on investment securities
    and other investments                                                   88,939          279,097           71,361
  Loan (originations) payments, net                                     10,729,396        9,750,423       (3,243,530)
  Proceeds from sales of real estate owned                                 985,131          595,294          467,838
  Additions to premises and equipment                                     (683,496)        (527,113)        (150,900)
                                                                    --------------------------------------------------
        NET CASH (USED IN) INVESTING ACTIVITIES                        (14,854,533)      (8,604,880)     (11,648,526)
                                                                    --------------------------------------------------

                                                        (Continued)


JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                          2002             2001              2000
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase in deposits                                            $  8,703,726     $ 19,100,271      $  12,861,146
  Proceeds from other borrowings                                         1,479,252                -         15,786,100
  Repayment of advances from Federal Home Loan
    Bank of Chicago and other borrowings                                         -       (4,390,645)       (19,250,000)
  Increase (decrease) in advance payments by
    borrowers for taxes and insurance                                       14,321          (18,970)            27,835
  Exercise of stock options                                                105,960             -                     -
  Dividends paid                                                          (261,175)        (261,175)          (572,797)
                                                                    --------------------------------------------------
        NET CASH PROVIDED BY
          FINANCING ACTIVITIES                                          10,042,084       14,429,481          8,852,284
                                                                    --------------------------------------------------
        NET INCREASE (DECREASE) IN CASH
          AND CASH EQUIVALENTS                                          (2,305,376)       3,921,029           (420,332)

Cash and cash equivalents:
  Beginning of year                                                     13,397,002        9,475,973          9,896,305
                                                                    --------------------------------------------------

  End of year                                                         $ 11,091,626     $ 13,397,002      $   9,475,973
                                                                    ==================================================

Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
    Interest on deposits                                              $  7,569,596     $  9,620,410      $   7,300,427
    Interest on other borrowings                                            37,982          108,745            510,178
    Income taxes (refunds)                                                (361,510)         625,553          1,036,185

Supplemental Schedule of Noncash Investing and
  Financing Activities
    Real estate acquired in settlement of loans                            806,145        1,191,115            659,167
    Loans to facilitate sales of real estate owned                         127,035          429,491             68,840
    Dividends declared not paid                                             66,194           65,294             65,292
    Loans originated for sale and transferred
      to portfolio                                                               -                -            914,103

                                                       (Continued)


JACKSONVILLE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                          2002             2001              2000
-----------------------------------------------------------------------------------------------------------------------
ACQUISITION OF CHAPIN STATE BANK:
  Cash paid                                                           $          -     $          -      $   6,953,401
                                                                     ==================================================
  Assets acquired, net of purchase adjustments:
    Cash                                                              $          -     $          -      $   1,335,266
    Federal funds sold                                                           -                -            279,000
    Investment securities and MBS                                                -                -         19,733,824
    Net loans                                                                    -                -         27,475,283
    Premises and equipment                                                       -                -            914,958
    Intangible assets                                                            -                -          3,585,429
    Other assets                                                                 -                -          1,083,816
  Liabilities acquired, net of purchase adjustments:
    Deposits                                                                     -                -        (45,747,273)
    Other borrowings                                                             -                -         (1,250,000)
    Other liabilities                                                            -                -           (456,902)
                                                                     --------------------------------------------------
                                                                      $          -     $          -      $   6,953,401
                                                                     ==================================================

See Notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF OPERATIONS - On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, and accordingly the Bank reorganized by amending its charter from a mutual savings bank into a mutual holding company ("MHC"). The MHC is named Jacksonville Bancorp, MHC. A principal part of the reorganization into the MHC ("Reorganization") was the incorporation of an Illinois-chartered capital stock savings bank ("Jacksonville Savings Bank"), which is a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence.

On May 3, 2002, Jacksonville Savings Bank and Jacksonville Bancorp, M.H.C., the mutual holding company parent, reorganized into the two-tier mutual holding company form of ownership by establishing a mid-tier, federally-chartered stock holding company, Jacksonville Bancorp, Inc. (the "Company"). All outstanding shares of Jacksonville Savings Bank common stock were converted on a one for one basis into shares of Jacksonville Bancorp, Inc. common stock in the reorganization. Jacksonville Bancorp, Inc. now owns 100% of the outstanding shares of Jacksonville Savings Bank.

Jacksonville Savings Bank and subsidiary (the "Bank") is a community-oriented savings bank that provides traditional financial services through the operation of six branches within Morgan, Macoupin and Montgomery Counties, Illinois.

The Company is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Company is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

The significant accounting and reporting policies of the Company and its subsidiary follow:

BASIS OF CONSOLIDATION AND FINANCIAL STATEMENT PRESENTATION - The consolidated financial statements include the accounts of the Company, the Bank and its wholly owned subsidiary, Financial Resources Group, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. Based on the Company's approach to decision making, it has decided that its business is comprised of a single segment.

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice within the banking industry.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the market value of investment and mortgage-backed securities, the determination of the allowance for losses on loans and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other depository institutions. Cash flows from loans, deposits and advance payments by borrowers for taxes and insurance are reported net.

INVESTMENT AND MORTGAGE-BACKED SECURITIES - The Company classifies investment securities and mortgage-backed securities as "available for sale" at the time of purchase. Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. The difference between fair value and cost, adjusted for amortization of premium and accretion of discounts, results in an unrealized gain or loss. Unrealized gains or losses are reported as accumulated other comprehensive income, net of the related deferred tax effect. Gains or losses on the sale of securities are determined on the basis of the specific security sold and are included in earnings. Premiums and discounts are recognized in interest income using the interest method over their contractual lives.

FEDERAL HOME LOAN BANK STOCK - The Bank, as a member of the Federal Home Loan Bank of Chicago (the "FHLB"), is required to maintain an investment in common stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost. Dividends received on such stock are reflected as interest income in the consolidated statements of income.

OTHER INVESTMENTS - Other investments at December 31, 2002 and 2001 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2005. These securities have no readily ascertainable market value and are carried at cost.

LOANS - Loans are stated at the principal amounts outstanding less the allowance for loan losses and net deferred loan origination fees and discounts. Discounts on consumer loans are recognized over the lives of the loans using the interest method. Loan origination fees, net of certain direct loan origination costs are deferred and amortized to interest income over the contractual lives of the loans using the level yield method.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Interest on loans is accrued based upon the principal amounts outstanding. The Company's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal or generally when a loan becomes contractually past due ninety days or more with respect to principal or interest. Accrued interest on nonaccrual loans is reversed and offset against interest income in the period the loan is deemed uncollectible. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collectibility of interest or principal.

The Company considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Company records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate, based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. One-to-four family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units and loans on construction and development and commercial properties are evaluated for impairment on a loan-by-loan basis.

LOANS HELD FOR SALE - Loans held for sale are carried at the lower of cost or fair value. All loans held for sale are fixed rate loans and generally are sold with the servicing retained. The estimated fair value of loans held for sale that are covered by investor commitments are based on commitment prices. The estimated fair value of loans held for sale that are not covered by investor commitments are based on quoted market prices. Gains or losses on loan sales are recognized at the time of sale and are determined based on the relative fair value of the loans sold and the servicing asset. Loan origination fees, net of certain direct loan origination costs, are deferred until the sale of the loan.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established through a provision for loan losses charged to operating expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Company to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

REAL ESTATE OWNED - Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Company has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure (cost). Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation charged to operations is primarily computed utilizing the straight-line method over the estimated useful lives of the related assets. Estimated lives are 39 years for buildings and improvements, 5 years for office equipment/computers and 7 years for furniture and fixtures. Management periodically reviews the carrying value of its long-lived assets to determine if an impairment has occurred or whether changes in circumstances have occurred that would require a revision to the remaining useful life. In making such determination, management evaluates the performance, on an undiscounted basis, of the underlying operations or assets which give rise to such amount.

INCOME TAXES - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating loss and tax credit carryforwards. Management periodically evaluates whether it is more likely than not that the deferred tax assets will be realized. At December 31, 2002, the Company does not believe a valuation allowance is necessary.

GOODWILL - Costs in excess of the estimated fair value of identifiable net assets acquired for transactions accounted for as purchases are recorded as an asset by the Company. This amount was originally amortized into expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortization in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2002.

CORE DEPOSIT INTANGIBLE - The core deposit intangible was established in the allocation of purchase price to the fair value of identifiable net assets acquired. The core deposit intangible is amortized on a straight-line basis over the estimated period benefited up to eight years. In addition, the core deposit intangible is reviewed for possible impairment when events or changed circumstances may effect the underlying basis of the net assets.

MORTGAGE SERVICING RIGHTS - The Company generally retains the right to service mortgage loans sold to others. The cost allocated to the mortgage servicing rights retained has been recognized as a separate asset and is being amortized in proportion to and over the period of estimated net servicing income.

Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on the interest rate and loan type, date of origination and term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceed their fair value.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Mortgage servicing rights of approximately $645,000, $602,000 and $101,000 were capitalized for the years ended December 31, 2002, 2001 and 2000, respectively. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Amortization of mortgage servicing rights was approximately $519,000, $422,000 and $91,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

STOCK-BASED EMPLOYEE COMPENSATION - The Company has two stock-based employee compensation plans which have been in existence for all periods presented, and which are more fully described in Note 11. As permitted under accounting principles generally accepted in the United States of America, grants of options under the plans are accounted for under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. Because options granted under the plans had an exercise price equal to market value of the underlying common stock on the date of grant, no stock-based employee compensation cost is included in determining net income. The following table illustrates the effect on the net income (loss) (in thousands) and earnings (loss) per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

The options vested 20% upon adoption of the Plan with the remaining shares vesting over a four-year period beginning on the adoption date. The fair value of the options granted under the 1996 Plan was determined to be $4.43 per share, using the Black Scholes pricing model. The fair value calculation was made with estimated values for the risk free rate of 6.4%, volatility rate of 22.5% and average lives of 9.3 years. Management elected to allow all options granted in 2001 to vest immediately at grant date. The fair value of the options granted under the 2001 Plan was determined to be $2.24 per share, using the Black Scholes pricing model. The fair value calculation was made with estimated values for the risk free rate of 5.7%, volatility rate of 15% and average lives of 10 years.

                                                                 2002            2001           2000
                                                             -------------------------------------------
                                                                (in thousands, except per share data)

Net income (loss), as reported                                $      818      $   (1,016)     $   1,618

Deduct total stock-based compensation expense
  determined under the fair value method for all
  awards, net of related tax effects                                   -            (129)           (42)
                                                             -------------------------------------------

Pro forma net income (loss)                                   $      818      $   (1,145)     $   1,576
                                                             ===========================================
Earnings (loss) per share:
  Basic:
    As reported                                               $     0.43      $    (0.53)     $    0.85
    Pro forma                                                       0.43           (0.60)          0.79

  Diluted:
    As reported                                               $     0.42      $    (0.53)     $    0.85
    Pro forma                                                       0.42           (0.60)          0.79


JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

EARNINGS PER SHARE - Basic earnings per share for the years ended December 31, 2002, 2001 and 2000 are determined by dividing net income for the year by the weighted average number of common shares. Shares acquired by the MRRP are held in trust but were not considered in the weighted average shares outstanding until the shares were committed for allocation or vested to an employee's individual account.

Diluted earnings per share considers the potential dilutive effects of the exercise of the outstanding stock options under the Company's stock option plan as well as unvested MRRP shares.

The following reflects earnings per share calculations for basic and diluted methods:


                                                                                   December 31,
                                                             ----------------------------------------------------
                                                                   2002                2001             2000
                                                             ----------------------------------------------------
Net income (loss) available to common
  shareholders                                                $     818,323       $  (1,016,321)    $  1,617,698

Basic potential common shares:
  Weighted average shares outstanding                             1,912,362           1,909,304        1,909,304
  Stock recognition plan shares not vested                                -                   -           (2,065)
                                                             ----------------------------------------------------

Basic average shares outstanding                                  1,912,362           1,909,304        1,907,239
                                                             ----------------------------------------------------
Diluted potential common shares:
  Stock recognition plan shares granted,
    but not vested                                                        -                   -            2,065
  Stock option equivalents                                           25,009              11,548                -
                                                             ----------------------------------------------------

Diluted average shares outstanding                                1,937,371           1,920,852        1,909,304
                                                             ----------------------------------------------------

Basic earnings (loss) per share                               $        0.43       $       (0.53)     $      0.85
                                                             ====================================================

Diluted earnings (loss) per share                             $        0.42       $       (0.53)     $      0.85
                                                             ====================================================

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

     In June 2001, Statement on Financial Accounting Standards No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, was issued to address financial reporting and obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset, except for certain obligations of lessees. Statement No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe the adoption of this Statement will have a material effect on the consolidated financial statements.

     In October 2002, Statement on Financial Accounting Standards No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS - AN AMENDMENT OF FASB STATEMENTS NO. 72 AND 144 AND FASB INTERPRETATION NO. 9, was issued. FASB Statement No. 72, ACCOUNTING FOR CERTAIN ACQUISITIONS OF BANKING OR THRIFT INSTITUTIONS, and FASB Interpretation No. 9, APPLYING APB OPINIONS NO. 16 AND 17 WHEN A SAVINGS AND LOAN ASSOCIATION OR A SIMILAR INSTITUTION IS ACQUIRED IN A BUSINESS COMBINATION ACCOUNTED FOR BY THE PURCHASE METHOD, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. Paragraph 5 of this Statement, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. The Company does not anticipate this statement having a significant impact upon the operations of the Company or the Bank.

RECLASSIFICATIONS - Certain amounts included in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the 2002 presentation with no effect on previously reported net income or stockholders' equity.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2.   ADOPTION OF STATEMENT 142


On January 1, 2002, the Company implemented Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Under the provisions of SFAS 142, goodwill is no longer subject to amortization over its estimated useful life, but instead will be subject to at least annual assessments for impairment by applying a fair value based test. SFAS 142 also requires that an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. The Company determined that no transitional impairment loss was required at January 1, 2002.

Goodwill and intangible asset disclosures are as follows (in thousands):

                                                                  As of December 31, 2002
                                                            ------------------------------------
                                                             Gross Carrying       Accumulated
                                                                 Amount           Amortization
                                                            ------------------------------------
AMORTIZED INTANGIBLE ASSETS:
 Core deposit intangibles                                    $     637,789        $  (199,309)

AGGREGATE AMORTIZATION EXPENSE:
 For the year ended December 31, 2002                        $      79,723

ESTIMATED AMORTIZATION EXPENSE:
 For the year ended December 31, 2003                        $      79,724
 For the year ended December 31, 2004                        $      79,724
 For the year ended December 31, 2005                        $      79,724
 For the year ended December 31, 2006                        $      79,724
 For the year ended December 31, 2007                        $      79,724
 For the year ended December 31, 2008                        $      39,860

GOODWILL:                                                    $   2,726,567

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                         December 31,
                                                      --------------------------------------------------
                                                           2002               2001              2000
                                                      --------------------------------------------------
Reported net income (loss)                             $    818,323      $  (1,016,321)     $  1,617,698
Add goodwill amortization, net of tax                             -             90,286            45,143
                                                      --------------------------------------------------
Adjusted net income (loss)                             $    818,323      $    (926,035)     $  1,662,841
                                                      ==================================================

Basic earnings (loss) per share:
 Reported net income (loss)                            $       0.43      $       (0.53)     $       0.85
 Goodwill amortization, net of tax                                -               0.05              0.02
                                                      --------------------------------------------------
 Adjusted net income (loss)                            $       0.43      $       (0.48)     $       0.87
                                                      ==================================================

Diluted earnings (loss) per share:
 Reported net income (loss)                            $       0.42      $       (0.53)     $       0.85
 Goodwill amortization, net of tax                                -               0.05              0.02
                                                      --------------------------------------------------
 Adjusted net income (loss)                            $       0.42      $       (0.48)     $       0.87
                                                      ==================================================

NOTE 3.   ACQUISITION OF CHAPIN STATE BANK

On July 3, 2000, the Company acquired for cash all of the outstanding shares of Chapin State Bank for $6,800,000 plus approximately $153,000 in related expenses. The acquisition has been accounted for using the purchase method of accounting. As such, the results of operations of the acquired entity are excluded from the consolidated financial statements of income for the periods prior to the acquisition date. The purchase price has been allocated based on the fair values at the date of acquisition. This allocation resulted in intangible assets of $2,947,000 in goodwill and $638,000 in core deposit intangible. At closing, Chapin State Bank had a carrying value for assets, deposits and stockholders' equity, before purchase accounting adjustments, of $51,204,000, $45,802,000 and $3,807,000, respectively.

The following information presents a summary of consolidated operations for unaudited pro forma results of operations for the year ended December 31, 2000 as though Chapin State Bank had been acquired as of January 1, 2000:

                                                                     2000
                                                               -----------------
                                                                 (in thousands)

Interest income                                                   $  17,368
Interest expense                                                      9,284
Net income                                                            1,647
Basic earnings per share                                               0.86
Diluted earnings per share                                             0.86

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and additional depreciation expense on the revaluation of purchased assets. They do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 2000 or of future results of operations of the consolidated entities.

NOTE 4.   INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of investment securities available for sale at December 31, 2002 and 2001 are as follows:

                                                                             2002
                                                -----------------------------------------------------------------
                                                                     Gross           Gross
                                                   Amortized       Unrealized      Unrealized         Fair
                                                      Cost            Gains          Losses           Value
                                                -----------------------------------------------------------------
State and political organizations                $      73,400    $     3,571      $        -     $       76,971
U.S. government and agency securities               72,011,963        844,884          10,823         72,846,024
                                                -----------------------------------------------------------------

      TOTAL INVESTMENT SECURITIES                   72,085,363        848,455          10,823         72,922,995

Mortgage-backed securities                           2,739,451         83,425             757          2,822,119
                                                -----------------------------------------------------------------

      TOTAL                                      $  74,824,814    $   931,880      $   11,580     $   75,745,114
                                                =================================================================

                                                                             2001
                                                -----------------------------------------------------------------
State and political organizations                $   1,432,757    $    31,829      $    14,944    $    1,449,642
U.S. government and agency securities               42,892,049        490,560          398,525        42,984,084
                                                -----------------------------------------------------------------

      TOTAL INVESTMENT SECURITIES                   44,324,806        522,389          413,469        44,433,726

Mortgage-backed securities                           4,149,308        116,304            1,164         4,264,448
                                                -----------------------------------------------------------------

      TOTAL                                      $  48,474,114    $   638,693      $   414,633    $   48,698,174
                                                =================================================================

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed. The amortized cost and fair value at December 31, 2002, by contractual maturity, are shown below.

                                                             Amortized         Fair
                                                                Cost           Value
                                                           -----------------------------
One year or less                                            $  7,999,959   $  8,002,996
One year through five years                                   18,967,623     19,177,005
Five years through ten years                                  43,368,757     43,995,244
More than ten years                                            1,749,024      1,747,750
Mortgage-backed securities                                     2,739,451      2,822,119
                                                           -----------------------------

                                                            $ 74,824,814   $ 75,745,114
                                                           =============================

Investment and mortgage-backed securities with a carrying value of approximately $35,113,000 and $27,675,000 were pledged to secure public deposits, trust deposits, and repurchase agreements at December 31, 2002 and 2001, respectively.

For the years ended December 31, 2002 and 2001, proceeds from sales of securities available for sale amounted to $20,130,901 and $9,274,500, respectively. Gross realized gains amounted to $316,459 and $87,569, respectively. Gross realized losses amounted to $13,036 in 2002. The tax provision applicable to these net realized gains amounted to $117,546 and $33,924, respectively. The Company did not sell investment securities during the year ended December 31, 2000.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.   LOANS

Loans at December 31, 2002 and 2001 are summarized as follows:

                                                                          2002             2001
                                                                    --------------------------------
Real estate loans:
 One-to-four family residential                                      $  43,882,757    $  46,472,635
 Commercial and agricultural                                            18,421,271       18,296,601
 Multifamily residential                                                 2,677,869        2,565,702
Commercial and agricultural business loans                              31,502,420       30,582,560
Consumer loans:
 Home equity/home improvement                                           31,181,077       38,590,192
 Automobile                                                             10,490,944       12,966,109
 Other                                                                   7,127,268        8,254,830
                                                                    --------------------------------
         TOTAL                                                         145,283,606      157,728,629
Less:
 Deferred loans fees - net                                                  66,470           64,643
 Unearned discounts                                                        215,442          277,166
 Allowance for loan losses                                               2,073,095        1,106,647
                                                                    --------------------------------

         TOTAL                                                       $ 142,928,599    $ 156,280,173
                                                                    ================================

The Company has granted loans to officers and directors. At December 31, 2002, all loans to officers and directors were current with respect to principal and interest. Changes in loans to officers and directors for the year ended December 31, 2002 are summarized as follows:

Balance beginning of year                                        $     738,881
Additions                                                              166,519
Repayments                                                            (102,316)
                                                                ---------------

Balance, end of year                                             $     803,084
                                                                ===============

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Activity in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                                        2002               2001             2000
                                                   --------------------------------------------------
Balance, beginning of year                          $  1,106,647      $  1,205,567      $    826,608

 Acquisition of Chapin branch                                  -                 -           310,511
 Provision charged to expense                          2,000,000         1,000,000           610,000
 Charge-offs                                          (1,120,632)       (1,143,499)         (615,712)
 Recoveries                                               87,080            44,579            74,160
                                                   --------------------------------------------------

Balance, end of year                                $  2,073,095      $  1,106,647      $  1,205,567
                                                   ==================================================

The Banks utilize their data processing system to identify loan payments not made by their contractual due date and calculate the number of days each loan exceeds the contractual due date. The accrual of interest on any loan is discontinued when in the opinion of management there is reasonable doubt as to the collectibility of interest and principal, but generally when the loan reaches 90 or 120 days past due.

Information about impaired loans and non-accrual loans as of and for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                                        2002               2001             2000
                                                   --------------------------------------------------
Impaired loans with a valuation allowance           $    503,000      $          -      $          -
Impaired loans without a valuation allowance                   -         2,330,000                 -
                                                   --------------------------------------------------
      TOTAL IMPAIRED LOANS                          $    503,000      $  2,330,000      $          -
                                                   ==================================================

Related allowance for loan losses                   $    185,000      $          -      $          -
Non-accrual loans                                   $  3,510,000      $  2,360,000      $  1,928,000
Loans past due ninety days or more and
 still accruing                                     $    351,000      $  1,685,000      $     23,000
Average monthly balance of impaired
loans (based on month-end balances)                 $  1,755,000      $  2,330,000      $          -
Interest income recognized on impaired loans        $          -      $          -      $          -
Interest income recognized on a cash basis
 on impaired loans                                  $          -      $          -      $          -
Interest income that would have been
 recorded under the original terms of loans
 on non-accrual                                     $    193,000      $    129,000      $    131,000
Other loans being monitored by management           $  4,298,000      $  3,764,000      $  3,145,000
Allowance for loan losses associated with
 monitored loans                                    $  1,379,000      $          -      $          -

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

At December 31, 2002, 2001 and 2000, the Company was servicing loans for others amounting to approximately $150,393,000, $138,548,000 and $120,735,000, respectively. Loans serviced for others are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees and is net of amortization of capitalized mortgage servicing rights. In connection with these loans serviced for others, the Company holds borrowers' escrow balances of approximately $295,000, $267,000 and $202,000 at December 31, 2002, 2001 and
2000, respectively. These escrow balances are held in a noninterest bearing deposit account.

The Company originates certain fixed rate loans for resale to correspondent lenders on a servicing released basis. During 2000, the Company originated whole loans for sale to correspondent lenders totaling $491,000. No whole loans were originated for sale in 2002 and 2001. Gross gains of approximately $10,300 were realized on these sales in 2000. At December 31, 2002, 2001 and 2000, the Company had no such loans held for sale to correspondent lenders.

The Company also originates certain fixed rate loans for sale to correspondent lenders on a servicing retained basis. During 2002, 2001 and 2000, the Company originated such fixed rate mortgage loans totaling approximately $87,025,000, $84,549,000 and $13,681,000, respectively. Gross gains of approximately $753,000, $654,000 and $99,000 were realized on these sales in 2002, 2001 and
2000, respectively. Gross losses on these sales totaled approximately $121,000, $123,000 and $21,000 in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, loans held for sale under this program totaled $6,271,000 and $4,802,000, respectively. Investor commitments cover a portion of these balances; however, the remaining portion of the balance of loans held for sale is recorded at the lower of cost or market.

NOTE 6.   PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2002 and 2001 are summarized as follows:

                                                         2002           2001
                                                    ----------------------------
Land                                                 $    923,276  $    923,276
Construction in progress                                  493,533             -
Office buildings and improvements                       5,340,520     5,333,338
Furniture and equipment                                 3,550,454     3,387,560
                                                    ----------------------------

                                                       10,307,783     9,644,174
Less accumulated depreciation                          (4,639,572)   (4,201,499)
                                                    ----------------------------

      TOTAL                                          $  5,668,211  $  5,442,675
                                                    ============================

The Company has entered into a construction contract for the renovation of the main facility. Cost of the project is estimated at $1.8 to $2.2 million with completion expected in the fourth quarter of 2003.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7.   DEPOSITS

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $53,017,000 and $47,894,000 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of certificates of deposit were as follows:

Maturing in:                                                        Amount
--------------------------------------------------------------------------------
  2003                                                          $ 109,672,369
  2004                                                             26,008,739
  2005                                                             10,409,177
  2006                                                              2,206,761
  2007                                                              2,550,097
  Thereafter                                                          316,517
                                                              ------------------

          TOTAL                                                 $ 151,163,660
                                                              ==================

NOTE 8.   SHORT-TERM BORROWINGS

Short-term borrowings consist of:

                                                                    December 31,
                                                          ------------------------------
                                                               2002            2001
                                                          ------------------------------
Securities sold under agreements to repurchase             $ 2,874,707      $ 1,395,455
                                                          ==============================

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

NOTE 9.   INCOME TAXES

Retained earnings at December 31, 2002 and 2001 include approximately $2,579,000 of the tax allowance for loan losses which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $999,000, at December 31, 2002 and 2001.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:

                                                                Years Ended December 31,
                                                   --------------------------------------------------
                                                        2002               2001             2000
                                                   --------------------------------------------------
Current:
 Federal                                            $    919,874      $   (852,179)     $  1,005,956
 State                                                    46,778          (253,550)          149,432
                                                   --------------------------------------------------
        TOTAL CURRENT                                    966,652        (1,105,729)        1,155,388

Deferred                                                (500,000)         (192,850)         (329,268)
                                                   --------------------------------------------------

        TOTAL                                       $    466,652      $ (1,298,579)     $    826,120
                                                   ==================================================

Income tax expense (benefit) differs from that computed at the maximum Federal statutory rate of 35% as follows:

                                                                Years Ended December 31,
                                                   --------------------------------------------------
                                                        2002               2001             2000
                                                   --------------------------------------------------
                                                       Amount             Amount           Amount
                                                   --------------------------------------------------
Tax (benefit) at Federal tax rate                   $    449,741      $   (810,215)     $    855,336
Increase (decrease) resulting from:
 State tax (benefit), net of Federal tax benefit          30,405          (164,808)           98,625
 Income taxed at lower rates                             (12,850)           23,149           (24,438)
 Other, net                                                 (644)         (346,705)         (103,403)
                                                   --------------------------------------------------

        TOTAL                                       $    466,652      $ (1,298,579)     $    826,120
                                                   ==================================================

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The components of the deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows:

                                                                     December 31,
                                                           --------------------------------
                                                                2002              2001
                                                           --------------------------------
Deferred tax assets:
 Allowance for loan losses                                  $   677,990       $   303,579
 Deferred compensation                                          745,636           672,787
 Loss due to loan defalcation                                   470,691           470,676
 State net operating loss carryforward                          207,253           231,141
 Other                                                           33,528                 -
                                                           --------------------------------
        TOTAL DEFERRED TAX ASSETS                             2,135,098         1,678,183
                                                           --------------------------------

Deferred tax liabilities:
 Premises and equipment                                         387,012           264,475
 FHLB stock dividends                                           102,563            77,728
 Securities available-for-sale                                  356,524            86,800
 Mortgage servicing rights                                      417,353           368,551
 Basis in acquired assets                                        87,604            53,776
 Other                                                                -           273,087
                                                           --------------------------------
       TOTAL DEFERRED TAX LIABILITIES                         1,351,056         1,124,417
                                                           --------------------------------

       NET DEFERRED TAX ASSET                               $   784,042       $   553,766
                                                           ================================

NOTE 10.  REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%. The Illinois Commissioner of Banks and Real Estate (the "Commissioner") is authorized to require a savings bank to maintain a higher minimum capital level if the Commissioner determines that the savings bank's financial condition or history, management or earnings prospects are not adequate. If a savings bank's core capital ratio falls below the required level, the Commissioner may direct the savings bank to adhere to a specific written plan established by the Commissioner to correct the savings bank's capital deficiency, as well as a number of other restrictions on the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At December 31, 2002, the Bank's core capital ratio was 6.66% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                              To Be Well
                                                                                          Capitalized Under
                                                                 For Capital              Prompt Corrective
                                          Actual              Adequacy Purposes:          Action Provisions:
                                -----------------------------------------------------------------------------
                                   Amount        Ratio        Amount       Ratio         Amount        Ratio
                                -----------------------------------------------------------------------------
December 31, 2002:
  Total Capital (to Risk
    Weighted Assets)             $  18,268       11.67%     $  12,528       8.0%        $ 15,660       10.0%
  Tier I Capital (to Risk
    Weighted Assets)             $  16,310       10.42%     $   6,264       4.0%        $  9,396        6.0%
  Tier I Capital (to
    Average Assets)              $  16,310        6.66%     $   9,789       4.0%        $ 12,237        5.0%

December 31, 2001:
  Total Capital (to Risk
    Weighted Assets)             $  16,889       10.17%     $  13,283       8.0%        $ 16,603       10.0%
  Tier I Capital (to Risk
    Weighted Assets)             $  15,782        9.51%     $   6,641       4.0%        $  9,962        6.0%
  Tier I Capital (to
    Average Assets)              $  15,782        6.81%     $   9,264       4.0%        $ 11,580        5.0%

The Board of Directors of a savings bank may declare dividends on its capital stock based upon the Bank's annualized net profits except (1) dividends may not be declared if the Bank fails to meet its capital requirements, (2) dividends are limited to 100% of net income in that year and (3) if total capital is less than 6% of total assets, dividends are limited to 50% of net income without prior approval of the Commissioner.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Although the Company's regulators approved the mutual holding company's waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company's retained earnings. The Company's mutual holding company waived its share of dividends declared by the Company as follows:

Fourth quarter of 2000                                               $  77,905
Year ended December 31, 2001                                           311,621
Year ended December 31, 2002                                           311,621
                                                                    -----------
                                                                     $ 701,147
                                                                    ===========

NOTE 11.  EMPLOYEE BENEFITS

401(k) PLAN - The Company maintains a 401(k) savings plan for eligible employees. The Company's contributions to this plan were $122,641, $122,259 and $81,029 for the years ended December 31, 2002, 2001 and 2000, respectively. The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 6.5% for the years ended December 31, 2002, 2001 and 2000.

DEFERRED COMPENSATION PLAN - The Company maintains a deferred compensation plan for certain key officers and employees. Contributions are determined annually by the Company's Board of Directors. Contributions to this plan were $85,643, $57,315 and $53,400 for the years ended December 31, 2002, 2001 and 2000, respectively. Effective in 1996, the Company changed the funding status of the plan and accrued interest at a variable rate which fluctuates based on Moody's Corporate Bond Average Index.

EMPLOYEE STOCK OWNERSHIP PLAN - The ESOP is a noncontributory defined contribution plan which covers substantially all employees. The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors. The ESOP was initially funded by a $446,010 loan from a third party lender in 1995 and matured December 31, 1999. The proceeds from the loan were used to purchase 66,901 shares of common stock from the Company at $6.67 per share.

As the debt was repaid, shares were released and allocated to qualified employees based on the proportion of debt service paid in the year. As shares were released, the Company reported compensation expense equal to the current market price of the shares, and the shares became outstanding for earnings per share computations. Dividends on allocated ESOP shares are paid to ESOP participants and are recorded as a reduction of retained earnings.

At December 31, 2002, all 57,681 shares held by the ESOP had been allocated.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

MANAGEMENT RECOGNITION AND RETENTION PLAN - The Management Recognition and Retention Plan ("MRRP") was adopted on April 23, 1996. The MRRP is administered by the Board of Directors of the Company. Collectively, the Board reserved 33,450 shares of the Company's common stock for award pursuant to the MRRP, all of which have been awarded as of the adoption date at the stock's market value ($8.83 per share). The shares vested 20% upon adoption of the plan with the remaining shares vesting over a four-year period beginning on the adoption date. The value of the common stock contributed to the MRRP was being amortized to compensation expense over the vesting period. The remaining compensation expense amounted to $19,522 during the year ended December 31, 2000.

STOCK OPTION PLAN - The Jacksonville Savings Bank and Jacksonville Bancorp, M.H.C. 1996 Stock Option Plan was adopted on April 23, 1996 and is administered by the Board of Directors. A total of 83,625 shares of common stock were reserved and awarded under the Plan. Awards expire ten years after the grant date and are exercisable at a price of $8.83 per share. The Jacksonville Savings Bank 2001 Stock Option Plan was adopted on April 30, 2001 and is administered by the Stock Benefits Committee. A total of 87,100 shares of common stock were reserved and awarded under the Plan during 2001. Awards expire ten years after the grant date and are exercisable at a price of $10.00 per share.

A summary of the status of the Company's Stock Option Plan for the three-year period ended December 31, 2002 follows:

                                           2002                      2001                      2000
                                  ----------------------------------------------------------------------------
                                               Weighted-                  Weighted-                  Weighted-
                                               Average                    Average                    Average
                                               Exercise                   Exercise                   Exercise
Fixed Options                      Shares       Price         Shares       Price        Shares        Price
-------------                     ----------------------------------------------------------------------------
Outstanding at beginning
  of year                          164,726     $  9.45        77,626      $  8.83       77,626      $   8.83
Granted                                  -                    87,100        10.00            -             -
Exercised                          (12,000)       8.83             -            -            -             -
Forfeited                                                          -            -            -             -
                                  ---------                 ---------                  --------
Outstanding at end of year         152,726        9.50       164,726         9.45       77,626          8.83
                                  =========                 =========                  ========

Options exercisable at
  year-end                         152,726                   164,726                    77,626
                                  =========                 =========                  ========
Weighted-average fair
  value of options granted
  during the year                                 N/A                     $  2.24                      N/A
                                               =========                 =========                 ==========

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12.  CONTINGENCIES

The Company is a defendant in legal actions arising from normal business activities. Management, after consultation with legal counsel, believes that the resolution of these actions will not have any material adverse effect on the Company's consolidated financial statements.

NOTE 13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers in the way of commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.

At December 31, 2002 and 2001, the following financial instruments were outstanding:


                                                                                          December 31,
                                                                              ----------------------------------
                                                                                    2002               2001
                                                                              ----------------------------------
Commitment to originate loans                                                  $  21,827,000     $  24,008,000

Range of rates                                                                   4.2 - 10.5%         4.5 - 12%

Commitments to sell fixed rate loans, funded and unfunded
(included above)                                                               $   6,155,000     $   6,114,000

Letters of credit                                                              $     225,500     $     765,000

Substantially all of these loans are at fixed rates as noted above.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Substantially all of the Company's loans are to borrowers located in Cass, Morgan, Macoupin, Montgomery, and surrounding counties in Illinois.

The Company does not engage in the use of interest rate swaps, futures or option contracts.

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and letters of credit, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2002 and 2001, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Approximate carrying values and estimated fair values at December 31, 2002 and 2001 is summarized as follows:

                                                           2002                              2001
                                            -------------------------------------------------------------------
                                               Approximate       Estimated      Approximate         Estimated
                                                Carrying           Fair           Carrying             Fair
                                                  Value            Value           Value               Value
                                            -------------------------------------------------------------------
Assets:
  Cash and cash equivalents                  $  11,092,000    $  11,092,000    $  13,397,000     $  13,397,000
  Federal funds sold                               800,000          800,000        1,010,000         1,010,000
  Investment securities                         74,904,000       74,904,000       46,360,000        46,360,000
  Mortgage-backed securities                     2,822,000        2,822,000        4,264,000         4,264,000
  Loans:
   Loans held for sale                           6,271,000        6,271,000        4,802,000         4,802,000
   Loans receivable                            142,929,000      143,470,000      156,280,000       157,983,000
  Accrued interest receivable                    1,719,000        1,719,000        1,846,000         1,846,000

Liabilities:
  Transaction accounts                          48,222,000       48,222,000       42,302,000        42,302,000
  Savings accounts                              26,215,000       26,215,000       25,377,000        25,377,000
  Certificates of deposit                      151,164,000      155,633,000      149,220,000       154,360,884
  Other borrowings                               2,875,000        2,875,000        1,395,000         1,395,000
  Accrued interest payable                         995,000          995,000        1,252,000         1,252,000

The carrying value of cash and cash equivalents, federal funds sold, accrued interest receivable and accrued interest payable, transaction accounts, savings and other borrowings are considered reasonable estimates of those instruments' fair values.

The fair value of investment securities and mortgage-backed securities is based on quoted market prices and prices obtained from independent pricing services. FHLB stock and other investments, included in investment securities, for which current market values are not readily available are believed to have carrying values which approximate market values. The fair value of loans and certificates of deposit, are estimated based on present values using published rates currently available that are applicable to each category of such financial instrument.

No adjustment was made to the interest rates for changes in credit of performing loans for there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the interest rates along with the general reserves applicable to the performing loan portfolio results in a fair valuation of such loans.

The Company does not have unrecognized financial instruments, other than those discussed in Note 13, which are subject to fair value disclosure. The difference between the fair value and the face value for the instruments disclosed in Note 13 was not considered material.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                               Year Ended December 31, 2002
                                            --------------------------------------------------------------------
                                                                     Three Months Ended
                                              December 31       September 30        June 30         March 31
                                            --------------------------------------------------------------------
Interest income                              $   3,585,378     $   3,779,448     $   3,869,165    $   3,831,336
Interest expense                                 1,692,347         1,819,651         1,866,197        1,972,970
                                            --------------------------------------------------------------------
          NET INTEREST INCOME                    1,893,031         1,959,797         2,002,968        1,858,366
Provision for losses on loans                      325,000         1,300,000           225,000          150,000
                                            --------------------------------------------------------------------
          NET INTEREST INCOME AFTER
           PROVISION FOR LOAN LOSSES             1,568,031           659,797         1,777,968        1,708,366
Other income                                       704,354           761,073           527,065          497,223
Other expense                                    1,708,631         1,767,170         1,749,737        1,693,364
                                            --------------------------------------------------------------------
          INCOME (LOSS) BEFORE
           INCOME TAXES                            563,754          (346,300)          555,296          512,225
Income taxes                                       216,944          (138,487)          199,278          188,917
                                            --------------------------------------------------------------------

          NET INCOME (LOSS)                  $     346,810     $    (207,813)    $     356,018    $     323,308
                                            ====================================================================

Basic earnings (loss) per share              $        0.18     $       (0.11)    $        0.19    $        0.17
                                            ====================================================================

Diluted earnings (loss) per share            $        0.18     $       (0.11)    $        0.18    $        0.17
                                            ====================================================================

                                                               Year Ended December 31, 2001
                                            --------------------------------------------------------------------
                                                                     Three Months Ended
                                              December 31       September 30        June 30         March 31
                                            --------------------------------------------------------------------
Interest income                              $   4,149,345     $   4,343,637     $   4,437,448    $   4,596,170
Interest expense                                 2,224,282         2,377,045         2,463,386        2,504,419
                                            --------------------------------------------------------------------
          NET INTEREST INCOME                    1,925,063         1,966,592         1,974,062        2,091,751
Provision for losses on loans                      495,000           220,000           180,000          105,000
                                            --------------------------------------------------------------------
          NET INTEREST INCOME AFTER
           PROVISION FOR LOAN LOSSES             1,430,063         1,746,592         1,794,062        1,986,751
Other income                                       594,977           510,431           470,840          433,668
Other expense                                    3,019,769         3,275,186         3,293,797        1,693,531
                                            --------------------------------------------------------------------
          INCOME (LOSS) BEFORE
           INCOME TAXES                           (994,729)       (1,018,163)       (1,028,895)         726,888
Income taxes                                      (396,736)         (765,722)         (407,194)         271,074
                                            --------------------------------------------------------------------

          NET INCOME (LOSS)                  $    (597,993)    $    (252,441)    $    (621,701)   $     455,814
                                            ====================================================================

Basic earnings (loss) per share              $       (0.31)    $       (0.13)    $       (0.33)   $        0.24
                                            ====================================================================

Diluted earnings (loss) per share            $       (0.31)    $       (0.13)    $       (0.33)   $        0.24
                                            ====================================================================

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 16.  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                                                            December 31,
STATEMENTS OF FINANCIAL CONDITION                                               2002
                                                                           ---------------
Assets:
 Cash and cash equivalents                                                  $     278,997
 Equity in net assets of Jacksonville Savings Bank                             20,039,608
                                                                           ---------------

                                                                            $  20,318,605
                                                                           ===============
Liabilities and stockholders' equity:
 Other liabilities                                                          $      66,194
 Common stock                                                                      19,213
 Additional paid-in capital                                                     6,374,463
 Retained earnings                                                             13,294,959
 Accumulated comprehensive income                                                 563,776
                                                                           ---------------

                                                                            $  20,318,605
                                                                           ===============

                                                                              Year Ended
                                                                             December 31,
STATEMENTS OF INCOME                                                             2002
                                                                           ---------------
Dividends from subsidiary                                                   $     380,587
                                                                           ---------------
          OPERATING INCOME                                                        380,587
                                                                           ---------------

Equity in undistributed earnings of Jacksonville Savings Bank                     449,404
                                                                           ---------------
          TOTAL OTHER INCOME                                                      449,404
                                                                           ---------------

Other expenses                                                                     11,668
                                                                           ---------------

          INCOME BEFORE INCOME TAX BENEFIT                                        818,323

Income tax benefit                                                                      -
                                                                           ---------------

          NET INCOME                                                        $     818,323
                                                                           ===============

JACKSONVILLE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                    Year Ended
                                                                   December 31,
STATEMENTS OF CASH FLOWS                                               2002
                                                                 ---------------
Operating activities:
 Net income                                                        $    818,323
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Equity in undistributed earnings of
     Jacksonville Savings Bank                                         (449,404)
   Other                                                                 65,293
                                                                 ---------------
       NET CASH PROVIDED BY
        OPERATING ACTIVITIES                                            434,212
                                                                 ---------------

Financing activities:
 Dividends paid                                                        (261,175)
 Exercise of stock options                                              105,960
                                                                 ---------------
      NET CASH USED IN
       FINANCING ACTIVITIES                                            (155,215)
                                                                 ---------------

Increase in cash and cash equivalents                                   278,997

Cash and cash equivalents:
 Beginning of period                                                          -
                                                                 ---------------

End of period                                                     $     278,997
                                                                 ===============

NOTE 17.  LOSS DUE TO LOAN DEFALCATION

During an internal audit of loan operations, the Company uncovered loan irregularities at its branch in Virden, Illinois. The irregularities, which included recording fictitious loans, making unauthorized advances on loans, diversion of loan proceeds and payoff checks, and misapplication of funds, are limited to loans originated and serviced at the Company's Virden branch. The investigation has been substantially completed and the identified losses have been recorded on the Company's financial statements. While management believes that all significant losses have been identified, there can be no assurance that additional losses will not be recognized; however, management does not believe that any such amount would be material. As of December 31, 2001, the Company recognized a nonrecurring expense associated with the loan irregularities of approximately $4,458,000, consisting of identified losses of $4,016,000 and $442,000 in related legal and audit expenses. The Company incurred an expense of $62,348 for the year ended December 31, 2002. Since the losses are due to irregularities, rather than credit quality, the losses have been directly expensed and not recognized in the allowance for loan losses. This expense is exclusive of any tax effect or potential recovery from the Company's insurance carrier. The Company has taken all steps required to date to process its claim for recovery under its insurance policies, including filing its proof of loss claim with its insurance carrier on October 11, 2001. However, there can be no assurance of the amount that the Company will obtain from its insurance carrier.

COMMON STOCK INFORMATION

The Common Stock of Jacksonville Bancorp, Inc. is traded on the Nasdaq Small Cap Market under the symbol "JXSB". As of December 31, 2002 there were approximately 639 stockholders of record, including the Company's mutual holding company parent and brokers, who held 1,921,304 shares of the Company's outstanding shares of Common Stock. The Company's Mutual Holding Company Parent owns 1,038,738 shares.

The following table sets forth market price and dividend information for the Company's Common Stock for the two years in the period ending December 31, 2002.

 FISCAL 2001                HIGH              LOW               DIVIDENDS

First Quarter              $ 10.25          $   8.06         $.075/per share

Second Quarter             $ 11.30          $   8.52         $.075/per share

Third Quarter              $ 11.65          $   9.50         $.075/per share

Fourth Quarter             $ 11.00          $   9.85         $.075/per share

 FISCAL 2002

First Quarter              $ 11.50          $  10.27         $.075/per share

Second Quarter             $ 14.26          $  11.00         $.075/per share

Third Quarter              $ 13.00          $  10.25         $.075/per share

Fourth Quarter             $ 10.86          $  10.20         $.075/per share






For a discussion of the restrictions on the Company's ability to pay dividends, see Note 10 to the Consolidated Financial Statements.


DIRECTORS AND OFFICERS


DIRECTORS                                OFFICERS

Andrew F. Applebee                       Andrew F. Applebee
Chairman of the Board                      Chairman of the Board

Roger D. Cannell                         Richard A. Foss
                                           President and Chief Executive Officer

Richard A. Foss                          John C. Williams
                                           Senior Vice President and Trust Officer

Michael R. Goldasich                     John D. Eilering
                                           Vice President - Operations and Corporate
                                           Secretary

Dean H. Hess                             Steven L. Waltrip
                                           Vice President - Mortgage/Consumer Lending

Emily J. Osburn                          Thomas A. Luber
                                           Vice President - Mortgage Banking

Harvey D. Scott, III                     Susan L. Harpole
                                           Vice President - Mortgage/Consumer Lending

John C. Williams                         Paul W. Miller
                                           Vice President - Lending

                                         Laura A. Marks
                                           Vice President - Retail Banking

                                         Diana S. Tone
                                           Chief Financial Officer and Compliance Officer

CORPORATE INFORMATION

CORPORATE HEADQUARTERS                            TRANSFER AGENT

  1211 West Morton                                  First Bankers Trust Company
  Jacksonville, Illinois  62650                     2321 Kochs Lane
  (217) 245-4111                                    Quincy, Illinois  62301
  Website:  www.jacksonvillesavings.com             (217) 228-8000
  E-mail:  info@jacksonvillesavings.com


SPECIAL COUNSEL                                   INDEPENDENT AUDITORS

  Luse Gorman Pomerenk & Schick, P.C.               McGladrey & Pullen, LLP
  5335 Wisconsin Ave., N.W.                         1806 Fox Drive
  Suite 400                                         Champaign, Illinois  61820
  Washington, D.C.  20015                           (217) 352-9100
  (202) 274-2000


ANNUAL MEETING

The Annual Meeting of the Stockholders will be held April 22, 2003 at 1:30 p.m., central time, at the Company's main office at 1211 West Morton.

GENERAL INQUIRIES

A copy of the Company's Annual Report to the SEC on Form 10-K may be obtained without charge by written request of stockholders to Diana Tone or by calling the Company at (217) 245-4111. The Form 10-K is also available on the Company's website at www.jacksonvillesavings.com.

FDIC DISCLAIMER

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the FDIC.