Form 10-K, Exhibit 13
period 2003-12-31
JACKSONVILLE BANCORP INC
filed 2004-03-29
CIK 1172097

                                   Exhibit 13
                             Report to Stockholders

To Our Shareholders:

The U.S. economy began a long awaited recovery in 2003. The turnaround, which had been predicted for many months, was triggered by several key events; the easing of major hostilities in Iraq, interest rates and inflation falling to near record lows, and the economic stimulus created by one of the largest tax cuts in history. Reaction by business, consumers, and the market to Congress' passage of The Growth Tax Reconciliation Act of 2003 was immediate and positive. Clear signs of economic recovery began to appear in the third and fourth quarters. By yearend, GNP had risen significantly, there was a measurable decline in unemployment, and the Dow Jones Industrial Average, reflecting growing investor confidence, had rallied from 8,607 to 10,453.

For Jacksonville Savings 2003 was a busy and productive year. Among the bank's noteworthy accomplishments: continued growth in most operating areas, the introduction of an important new deposit service, a major expansion of bank facilities, and the implementation of two far reaching federal policies.

Bank operating highlights included: growth in total assets of $9.3million to $261.8 million and growth in total deposits of $9.6 million to $235.2 million, both new highs. Loan originations, including residential, consumer, business and agricultural loans, exceeded $160 million for the first time. A record $108 million of loans were sold to Freddie Mac in the secondary market which increased loans serviced for others to a new high of $160 million. Assets under management by both the Trust Department and Financial Resources Group Inc., the bank's wholly owned investment center subsidiary, finished the year at record levels. Membership in Prime Time, the bank's checking club for customers 50 years and older, surpassed 2000 and the number of online banking users reached a record 2200.

In March the bank rolled out its Check Imaging program to overwhelming customer approval. The conversion, which created cost and operating efficiencies for the bank, was practically seamless thanks to the fine work of the staffs in the data processing, bookkeeping, and marketing departments. The primary advantage of imaged statements to the customer is that it provides the same sense of security as traditional returned checks, but in a more convenient and organized format and without the clutter of loose items. In addition, when combined with online banking, Check Imaging enables the customer to view cleared checks 24 hours a day.

In October, after three years of planning and twelve months of construction, the bank celebrated the grand opening of a 13,500 square foot expansion of its 1211
W. Morton headquarters facility. The two story addition which features the same contemporary design as the original building, houses the bank's new Lending Center on the main floor, and a community room that will seat 200 on the lower level.

Throughout the year, the bank's Compliance and Audit Committees, and the staff in customer service, audit, and operations departments worked diligently to implement two new federal policies. A Customer Identification Program, required under The Patriot Act and intended to aid the government in identifying terrorists or terrorist assets and support groups, and The Sarbanes Oxley Act, which represents a comprehensive set of review and reporting rules designed to protect against corporate and insider wrongdoing, were both successfully initiated.

The hallmark of a community bank is investing in the community. At Jacksonville Savings, we believe this responsibility goes beyond the decision of how financial assets are deployed. Our directors, officers, and staff have a long tradition of supporting with their time and talents, a wide range of area volunteer and not-for-profit organizations. Whether it is the Regional Economic Development Corp., The Chamber of Commerce, the United Way, The Cancer Society Relay for Life, The American Heart Walk, our Business School Partnerships, the 4-H, or any one of many other worthwhile community events and activities, we are proud of the leadership role played by so many of the Jacksonville Savings Bank family, as we strive to make the communities we serve a better place to live.


Andrew F. Applebee                       Richard A. Foss
Chairman of the Board                    President and CEO


TABLE OF CONTENTS
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                  PAGE

Business of the Company                                                                                                1

Selected Consolidated Financial Information                                                                           2-3

Management's Discussion and Analysis of Financial Condition and Results of Operations                                4-20

Independent Auditors' Report                                                                                          21

Consolidated Financial Statements                                                                                    22-27

Notes to Consolidated Financial Statements                                                                           28-51

Common Stock Information                                                                                              52

Directors and Officers                                                                                                53

Corporate Information                                                                                                 54

Annual Meeting                                                                                                        54

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

The Bank was founded in 1916 as an Illinois-chartered savings and loan association and converted to an Illinois-chartered savings bank in 1992. The Bank is headquartered in Jacksonville, Illinois and operates six branches in addition to its main office. The Bank's deposits have been federally insured since 1945 by the Federal Deposit Insurance Corporation ("FDIC"). The Bank has been a member of the Federal Home Loan Bank ("FHLB") System since 1932. At December 31, 2003, the Company had consolidated total assets of $261.8 million, total deposits of $235.2 million and stockholders' equity of $20.0 million.

On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company ("MHC"), Jacksonville Bancorp, MHC. On December 28, 2000, Jacksonville Bancorp, MHC, converted from an Illinois-chartered mutual holding company to a federally-chartered mutual holding company. As of December 31, 2003, the MHC owned 53.49% of the outstanding shares of the Company.

The Bank is a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in the Bank's market area and using such funds together with borrowings and funds from other sources to originate consumer loans and mortgage loans secured by one- to four-family residential real estate. The Bank also originates commercial real estate loans, multi-family real estate loans, commercial business loans, and agricultural loans. When possible, the Bank emphasizes the origination of mortgage loans with adjustable interest rates ("ARM"), as well as fixed-rate balloon loans with terms ranging from three to five years, consumer loans, which are primarily home equity loans secured by second mortgages, commercial business loans, and agricultural loans. The Bank also offers trust and investment services. The investment center, Berthel Fisher and Company Financial Services, Inc., is operated through the Bank's wholly-owned subsidiary, Financial Resources Group, Inc.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated. Selected quarterly financial data for each of the last two fiscal years is set forth at Note 14 to the Consolidated Financial Statements.

                                                                        AT DECEMBER 31,
                                          --------------------------------------------------------------------------
                                             2003            2002            2001             2000            1999
FINANCIAL CONDITION DATA                                                    (In thousands)
Total assets                              $ 261,816       $ 252,504       $ 241,301        $ 227,915       $ 169,232
Loans (1)                                   127,585         149,200         161,082          172,379         142,818
Investment securities (2)                   100,914          74,904          46,360           21,295           1,829
Mortgage-backed securities                    7,597           2,822           4,264            6,689           7,353
Cash and cash equivalents                     9,576          11,092          13,397            9,476           9,896
Deposits                                    235,173         225,602         216,899          197,799         139,190
Other borrowings                              2,889           2,875           1,395            5,786           8,000
Stockholders' equity                         20,032          20,252          19,164           20,637          19,173

                                                                     YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------
                                             2003            2002            2001             2000            1999
OPERATING DATA                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                            $ 12,946        $ 15,065        $ 17,526         $ 15,599        $ 12,820
Interest expense                              5,765           7,351           9,569            8,176           6,269
                                           --------        --------        --------         --------        --------

Net interest income                           7,181           7,714           7,957            7,423           6,551
Provision for loan losses                     2,075           2,000           1,000              610             445
                                           --------        --------        --------         --------        --------

Net interest income after provision
  for loan losses                             5,106           5,714           6,957            6,813           6,106
Other income                                  3,532           2,490           2,010            1,424           1,284
Other expense (3)                             7,296           6,919          11,282            5,793           5,176
                                           --------        --------        --------         --------        --------

Income (loss) before income taxes             1,342           1,285          (2,315)           2,444           2,214
Income tax expense (benefit)                    501             467          (1,299)             826             854
                                           --------        --------        --------         --------        --------

Net income (loss)                          $    841        $    818        $ (1,016)        $  1,618        $  1,360
                                           ========        ========        ========         ========        ========

Earnings per common share - basic          $   0.43        $   0.43        $  (0.53)        $   0.85        $   0.72
                                           ========        ========        ========         ========        ========

Earnings per common share - diluted        $   0.43        $   0.42        $  (0.53)        $   0.85        $   0.71
                                           ========        ========        ========         ========        ========

(1)   Includes loans held for sale.

(2) Includes FHLB stock, other equity investments, corporate bonds, municipal bonds, and certain securities backed by the U.S. Government or its agencies.

(3) Includes losses due to loan defalcation of $9,000 in 2003, $62,000 in 2002 and $4,458,000 in 2001.

                                                                     (Continued)


                                                           AT OR FOR THE YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------------------------
KEY OPERATING RATIOS                           2003          2002         2001          2000           1999
Return on average assets (net income
  (loss) divided by average assets)            0.33 %        0.34 %      (0.44)%        0.82 %         0.82 %

Return on average equity (net income
  (loss) divided by average equity)            4.18 %        4.19 %      (4.92)%        8.11 %         7.25 %

Average equity to average assets               7.82 %        8.04 %       8.98 %       10.15 %        11.27 %

Interest rate spread (difference between
  average yield on interest-earning assets
  and average cost of interest-bearing
  liabilities)                                 2.82 %        3.27 %       3.67 %       3.54 %          3.81 %

Net interest margin (net interest income
  as a percentage of average interest-
  earning assets)                              3.00 %        3.47 %       3.87 %       4.02 %          4.24 %

Dividend pay-out ratio (1)                    31.99 %       32.03 %     (25.69)%      30.59 %         42.13 %

Noninterest expense to average assets          2.84 %        2.85 %       4.91 %       2.95 %          3.06 %

Average interest-earning assets to
  average interest-bearing liabilities       107.58 %      106.04 %     104.40 %     110.87 %        110.55 %

Allowance for loan losses to gross loans
  at end of period                             1.69 %        1.43 %       0.70 %       0.70 %          0.58 %

Allowance for loan losses to
  nonperforming loans                         66.02 %       53.69 %      27.37 %      62.55 %         48.68 %

Net loan charge-offs to average
  loans during the period                      1.41 %        0.68 %       0.68 %       0.34 %          0.31 %

Nonperforming assets to total assets           1.46 %        1.72 %       2.09 %       1.10 %          1.27 %


                                                                    DECEMBER 31,
OTHER DATA                                   -----------------------------------------------------------------
                                               2003          2002         2001          2000           1999

Number of offices                              7             7            7             7              5

(1) Excludes dividends waived by the mutual holding company during 2003, 2002, 2001, and 2000.

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

OPERATING STRATEGY - OVERVIEW

The business of the Company consists principally of attracting deposits from the general public and using deposits to purchase and originate consumer loans and mortgage loans secured by one- to four-family residences. The Company also offers commercial and agricultural lending services. The Company's net income, like other financial institutions, is primarily dependent on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, primarily deposits. However, the Company's net income is also affected by provisions for loan losses and other operating income and expenses. General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of the Company's net income.

Management has implemented various strategies designed to enhance its profitability while still maintaining the Company's safety and soundness. These strategies include reducing its exposure to interest rate risk by selling fixed-rate loans to Freddie Mac and providing other fee-based services to its customers. The Company recognizes the need to establish and adhere to strict loan underwriting criteria and guidelines. In this regard, during 2002, the Company hired an outside consultant to assist management in identifying weaknesses in loan underwriting procedures and implementing remedial measures. During 2003, the Company hired an experienced senior loan administrator to oversee all lending functions of the Company. The Company generally limits its investment portfolio to investments in United States Government and Agency securities, mortgage-backed securities collateralized by U.S. Government Agencies, and local municipal issues.

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

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management's judgement, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans. Management believes it uses the best information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While the Company believes it has established its existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

GOODWILL - Costs in excess of the estimated fair value of identified net assets acquired through purchase transactions are recorded as an asset by the Company. This amount was originally amortized as an expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortizing goodwill in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2002 and 2003. No impairment of goodwill was identified as a result of these tests. In making these impairment assessments, management must make subjective assumptions regarding the fair value of the Company's assets and liabilities. It is possible that these judgements may change over time as market conditions or Company strategies change, and these changes may cause the Company to record impairment charges to adjust the goodwill to its estimated fair value.

MORTGAGE SERVICING RIGHTS - The Company recognizes as a separate asset the rights to service mortgage loans for others. The value of mortgage servicing rights is amortized in relation to the servicing revenue expected to be earned. Mortgage servicing rights are periodically evaluated for impairment based upon the fair value of those rights. Estimating the fair value of the mortgage servicing rights involves judgement, particularly of estimated prepayment speeds of the underlying mortgages serviced. Net income could be affected if management's assumptions and estimates differ from actual prepayments.

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

FINANCIAL CONDITION

Total assets increased to $261.8 million at December 31, 2003, compared to $252.5 million at December 31, 2002. The increase of $9.3 million, or 3.7%, is primarily due to a $30.8 million, or 39.6%, increase in investment and mortgage-backed securities and a $1.8 million increase in premises and equipment, partially offset by a $1.5 million decrease in cash and cash equivalents and a $21.6 million decrease in total loans receivable and loans held for sale. The increase in premises is due to a $2.5 million expansion of the main office, which was completed during the fourth quarter of 2003.

The growth in investment securities reflects the investment of funds provided by loan sales and a $9.6 million, or 4.2%, increase in deposits. Declining market rates of interest created an extraordinary volume of loan originations during 2003. The Company originated over $160 million in loans during 2003, of which approximately $108 million were sold to Freddie Mac in the secondary market. Consumer loans as part of our loan portfolio have declined as borrowers have consolidated their debt into fixed-rate mortgages that the Bank has sold to the secondary market. The Company's loan portfolio declined by approximately $15.8 million during the year ended December 31, 2003.

Total deposits increased $9.6 million, or 4.2%, to $235.2 million at December 31, 2003. Deposit growth was not limited to any particular segment or product, but rather reflected a general growth in deposits. Management believes that deposit growth was also affected by investors seeking stable investment alternatives.

Stockholders' equity decreased $220,000 to $20.0 million at December 31, 2003. The decrease reflects the payment of $269,000 in dividends and a decrease of $817,000 in unrealized gains on available-for-sale securities, partially offset by net income of $841,000 and $25,000 received from the exercise of stock options. The $25,000 reflects the $367,000 received from the exercise of stock options net of the $342,000 purchase and retirement of treasury stock related to the options. The change in unrealized gains on securities is driven by market conditions and, therefore, can fluctuate daily.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

GENERAL

The Company reported net income for the year ended December 31, 2003, of $841,000, or $0.43 per common share, basic and diluted, compared to net income of $818,000 or $0.43 per common share, basic, and $0.42 per common share, diluted, for the year ended December 31, 2002. Net income increased $23,000 due to an increase of $1.0 million in other income, partially offset by a decrease of $533,000 in net interest income and increases of $377,000 in other expenses, $75,000 in the provision for loan losses, and $35,000 in income taxes.

INTEREST INCOME

Interest income decreased to $12.9 million for the year ended December 31, 2003 from $15.1 million for the year ended December 31, 2002. The decrease in 2003 of $2.2 million resulted from decreased income of $2.2 million on loans, $104,000 on mortgage-backed securities, and $83,000 on other interest-earning assets, partially offset by an increase of $224,000 on income from investment securities.

The decrease in interest income on loans was primarily due to a lower weighted average yield of 6.93% for 2003 from 7.70% for 2002, as well as a decrease in the average balance of loans outstanding to $138.8 million for 2003 compared to $152.8 million for 2002. The decrease in the average yield is due to the low interest rate environment during 2003, which also resulted in continued refinancing activity. Fixed rate loans that were originated in 2003 were sold into the secondary market resulting in a decrease in the average balance of loans during 2003. The decrease in the average yield also reflects the continuing decrease in market rates of interest during 2003.

The increase in interest income on investment securities is due to the higher average balance of investments, which were $91.6 million for 2003 compared to $56.5 million for 2002. The average balance of investment securities reflects the investment of additional cash generated from loan sales during 2003. The increase in the average balance was partially offset by a decrease in the portfolio's average yield to 3.45% for 2003 from 5.20% for 2002. The decrease in the average yield reflects the investment of these funds during the current low interest rate environment. Investment purchases totalled $126.6 million during 2003, partially due to the reinvestment of funds from calls of investment securities of $72.3 million and sales of investment securities of $26.4 million. These investment securities, a portion of which was due to be called, were sold to realize gains. Approximately 99% of the investment portfolio is classified as available for sale. The average life of the investment portfolio is 3.24 years.

The decrease in income on mortgage-backed securities is due to the decline in the average balance of mortgage-backed securities during 2003 to $2.6 million from $3.4 million in 2002, and the decline in the weighted average yield to 3.88% for 2003 from 6.09% for 2002. The sale of $2.3 million in mortgage-backed securities during 2003 contributed to the decline in the average balance and average yield of these investments.

Other interest-earning assets consist of federal funds sold and interest-bearing deposit accounts. The decrease in interest income is due to decreases in both the weighted average yield to 1.05% for 2003 from 1.54% for 2002 and the average balance to $6.2 million for 2003 from $9.6 million for 2002. The decrease in the average balance of these investments is due to management's decision to reinvest most of these funds into the investment portfolio at higher yields.

INTEREST EXPENSE

Interest expense decreased to $5.8 million for the year ended December 31, 2003 from $7.4 million for the year ended December 31, 2002. The decrease of $1.6 million in the cost of funds resulted from a $1.6 million decrease in interest paid on deposits. Interest on short-term borrowings increased by $4,000.

The lower interest expense on deposits is attributable to a decrease in the weighted average yield on deposits to 2.62% for 2003 from 3.52% for 2002. The lower weighted average yield was offset by an increase in the average balance of deposits to $218.6 million for 2003 from $207.6 million for 2002, due to normal deposit growth. The decreased cost of funds reflects the lower market rates of interest during 2003.

The increase in interest expense on short-term borrowings is due to an increase in the average balance of borrowings to $3.8 million for 2003 from $2.1 million during 2002, partially offset by the weighted average yield declining to 1.10% for 2003 from 1.81% for 2002. The increase in the average balance is due to the borrowing of $7.5 million from the Federal Home Loan Bank during September 2003. Management has maintained lower cash balances in order to improve earnings, and has used short-term advances to fund short-term cash needs. All advances were repaid during December 2003. The remainder of borrowed funds, which averaged $2.2 million for 2003, consist of securities sold under agreement to repurchase.

PROVISION FOR LOAN LOSSES

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The Company recorded an increase of $75,000 in provision for loan losses to $2,075,000 for the year ended December 31, 2003. The allowance for loan losses increased to $2.2 million at December 31, 2003 from $2.1 million at December 31, 2002. The increase is the result of the provision for loan losses exceeding the net charge-offs. Net charge-offs increased during 2003 to $1.9 million from $1.0 million during 2002. The provisions in 2003 and 2002 were made to bring the allowance for loan losses to a level deemed adequate following management's evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management. This review also considered the current economic downturn in the local economy, which has resulted in increased bankruptcies and foreclosures in the Company's market area and which have further contributed to the recent increases in delinquencies and charge-offs. Set forth below is a table regarding the Bank's nonperforming assets.

                                                      12/31/03        12/31/02
                                                      --------        --------
                                                       (Dollars in Thousands)
Non-accruing loans:
  One-to-four family residential                         1,022             769
  Commerical and agricultural real estate                  224             186
  Commercial and agricultural business                     613             301
  Home equity/Home improvement                           1,101           1,860
  Automobile                                               139             196
  Other consumer                                            22             198
                                                     ---------       ---------
     Total                                               3,121           3,510
                                                     =========       =========

Accruing loans delinquent more than 90 days:
  One-to-four family residential                           168              64
  Commerical and agricultural real estate                    -             259
  Automobile                                                15               -
  Other consumer                                             7              28
                                                     ---------       ---------
     Total                                                 190             351
                                                     =========       =========

Foreclosed assets:
  One-to-four family residential                           499             442
  Automobile                                                18              38
                                                     ---------       ---------
     Total                                                 517             480
                                                     =========       =========

Total nonperforming assets                           $   3,828       $   4,341
                                                     =========       =========

Total as a percentage of total assets                    1.46%           1.72%
                                                         ====            ====

The following table shows the aggregate principal amount of potential problem credits on the Company's watch list at December 31, 2003 and December 31, 2002. All nonaccrual loans are automatically placed on the watch list.

                                               12/31/03      12/31/02
                                               --------      --------
                                               (Dollars in thousands)
      Special Mention credits                 $   6,087      $  4,084
      Substandard credits                         7,555         4,298
                                              ---------      --------
      Total watch list credits                $  13,642      $  8,382
                                              =========      ========

During the fourth quarter of 2002, with the help of an outside consultant, the Company revised its lending policies and procedures in order to strengthen underwriting practices. The Company also hired an additional loan collector during the first quarter of 2003 to help manage the level of delinquencies, bankruptcies, and foreclosures. In order to address the rising trend in delinquencies and loan losses and prevent any further deterioration in asset quality, the Company hired an experienced senior loan administrator during the third quarter of 2003. This individual oversees all lending functions of the Company and is assisting in the collection and workout of problem credits, as well as reviewing and further enhancing all lending policies and procedures. The recent policy changes, including a more stringent review of outstanding credits, has contributed to the increase in the volume of watch list credits.

The allowance for loan losses is a material estimate that is susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors, which, in management's judgement, deserve current recognition in estimating loan losses. The balance of the allowance is based on ongoing, quarterly assessments of the probable estimated losses in the loan portfolio. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Management uses an internal asset classification system as a means of reporting problem and potential problem assets. Management maintains a watch list of problem credits, which are presented to the Board of Directors at least quarterly. This list includes those loans rated as "special mention," "substandard," "doubtful," and "loss." Loans rated as "special mention" include loans to borrowers displaying a weak and/or leveraged financial condition that may also be having difficulty servicing the debt. Loans rated "substandard" are assets inadequately protected by the net worth or paying capacity of the obligor or of the pledged collateral. The Company does not have any loans graded as "doubtful" and all loans rated as "loss" have been charged off.

The allowance is calculated by estimating the exposure on identified problem loan and portfolio segments and applying loss factors to the remainder of the portfolio based upon an internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the allowance. Loss factors are based primarily on historical loss experience over the past five years, and may be adjusted for other significant conditions that, in management's judgement, affect the collectibility of the loan portfolio.

Since the allowance for loan losses is based upon estimates of probable losses, the amount actually observed can vary significantly from the estimated amounts. The historical loss factors attempt to reduce this variance by taking into account recent loss experience. Management evaluates several other conditions in connection with the allowance, including general economic and business conditions, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the portfolio, and regulatory examination results. Management believes it uses the best information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While the Company believes it has established its existing allowance for loan losses in conformity with accounting principles generally accepted in the United States, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates. Management will continue to monitor the loan portfolio and assess the adequacy of the allowance at least quarterly.

NON-INTEREST INCOME

Non-interest income increased $1.0 million during the year ended December 31, 2003, compared to the year ended December 31, 2002. The increase is comprised of a $563,000 insurance recovery received during the first quarter of 2003. This amount represents the negotiated settlement with the Company's insurance carrier regarding a loan defalcation discovered during 2001. The remainder of the increase in non-interest income is primarily due to increased gains of $197,000 from the sale of loans to the secondary market and increased trust income of $224,000 during 2003. During 2003, the Company sold $107.7 million in fixed-rate, first lien mortgage loans in the secondary market compared to $86.1 million sold during 2002. The increased volume is the result of mortgage rates decreasing to the lowest levels recorded in recent periods. The increase in trust income results from additional trust work performed during 2003; this level of trust fees is not expected to continue after 2003.

NON-INTEREST EXPENSE

Non-interest expense increased $377,000 during the year ended December 31, 2003 compared to the year ended December 31, 2002. The increase is mostly due to increases of $257,000 in salaries and benefits, $193,000 in occupancy expense, and $62,000 in data processing expense, partially offset by a decrease of $175,000 in real estate owned expense. The increase in salaries and benefits is primarily due to increased insurance costs and the hiring of additional personnel in the lending department. The Company had full-time equivalent employees of 118 and 109 at December 31, 2003 and 2002, respectively. The increases in data processing and occupancy expense are mostly due to additional costs related to the offering of check imaging services beginning in February 2003 and the $2.5 million expansion of the main office. In addition, $27,000 of depreciation expense for the expansion was recorded during the fourth quarter of 2003, when construction was completed.

INCOME TAXES

The provision for income taxes increased $35,000 during 2003 compared to 2002, due to the $57,000 increase in income before income taxes during this same time frame. The marginal tax rate equals 37.3% and 36.3% for the years ended December 31, 2003 and 2002, respectively.

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

INTEREST INCOME

Interest income decreased to $15.1 million for the year ended December 31, 2002 from $17.5 million for the year ended December 31, 2001. The decrease in 2002 of $2.4 million resulted from decreased income of $2.8 million on loans, $221,000 on other interest-earning assets, and $175,000 on mortgage-backed securities, partially offset by an increase of $768,000 on income from investment securities.

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

                                                                          YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------------------------------------------
                                                      2003                           2002                          2001
                                          ----------------------------  ----------------------------- ----------------------------
                                                    INTEREST                       INTEREST                      INTEREST
                                          AVERAGE      AND     YIELD/   AVERAGE      AND      YIELD/  AVERAGE      AND     YIELD/
                                          BALANCE   DIVIDENDS   COST    BALANCE   DIVIDENDS    COST   BALANCE   DIVIDENDS   COST
                                          ----------------------------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans  (1)                               $138,792   $ 9,618    6.93%   $152,848   $ 11,773    7.70%  $162,230   $ 14,606   9.00%
  Investment securities                      91,643     3,161    3.45%     56,532      2,937    5.20%    28,326      2,169   7.66%
  Mortgage-backed securities                  2,637       102    3.88%      3,392        207    6.09%     5,356        382   7.12%
  Other                                       6,201        65    1.05%      9,612        148    1.54%     9,459        369   3.90%
                                           --------   -------            --------   --------           --------   --------
      Total interest-earning assets         239,273    12,946    5.41%    222,384     15,065    6.77%   205,371     17,526   8.53%
                                                      -------                       --------                      --------

Non-interest-earning assets                  18,040                        20,428                        24,587
                                           --------                      --------                      --------
      Total assets                         $257,313                      $242,812                      $229,958
                                           ========                      ========                      ========

Interest-bearing liabilities:
  Deposits                                 $218,622     5,724    2.62%   $207,629      7,313    3.52%  $194,704      9,490   4.87%
  Short-term borrowings                       3,801        41    1.10%      2,097         38    1.81%     2,014         79   3.91%
                                           --------   -------            --------    -------           --------   --------
      Total interest-bearing liabilities    222,423     5,765    2.59%    209,726      7,351    3.51%   196,718      9,569   4.86%
                                                      -------                       --------                      --------

Non-interest-bearing liabilities             14,771                        13,559                        12,592
Stockholders' equity                         20,119                        19,527                        20,648
                                           --------                       -------                      --------

      Total liabilities and
        stockholders' equity               $257,313                      $242,812                      $229,958
                                           ========                      ========                      ========

Net interest income                                   $ 7,181                       $  7,714                      $ 7,957
                                                      =======                       ========                      =======

Interest rate spread (2)                                         2.82%                          3.27%                        3.67%
                                                                 =====                          =====                        =====

Net interest margin (3)                                          3.00%                          3.47%                        3.87%
                                                                 =====                          =====                        =====

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                  107.58%                        104.40%                      110.87%
                                                               =======                        =======                      =======

-------------------------------------------------------------------------------------

(1)  Includes non-accrual loans and loans held for sale, and fees of $111,000 for 2003, $142,000 for 2002, and $151,000 for 2001.
(2)  Yield on interest-earning assets less cost of interest-bearing liabilities.
(3)  Net interest income divided by average interest-earning assets.

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

                                                                                        2003 COMPARED TO 2002
                                                                                    INCREASE (DECREASE) DUE TO
                                                                             -----------------------------------------
                                                                                  RATE         VOLUME        NET
                                                                             -----------------------------------------
                                                                                           (IN THOUSANDS)
Interest-earning assets:
  Loans                                                                         $(1,124)       $(1,031)      $(2,155)
  Investment securities                                                          (1,202)         1,426           224
  Mortgage-backed securities                                                        (65)           (40)         (105)
  Other                                                                             (40)           (43)          (83)
                                                                                -------        -------       -------

           Total net change in income on interest-earning assets                 (2,431)           312        (2,119)
                                                                                -------        -------       -------

Interest-bearing liabilities:
  Deposits                                                                       (1,959)           370        (1,589)
  Other borrowings                                                                  (19)            22             3
                                                                                -------        -------       -------

           Total net change in expense on interest-bearing liabilities           (1,978)           392        (1,586)
                                                                                -------        -------       -------

Net change in net interest income                                               $  (453)       $   (80)      $  (533)
                                                                                =======        =======       =======

(CONTINUED)

                                                                                       2002 COMPARED TO 2001
                                                                                    INCREASE (DECREASE) DUE TO
                                                                             -----------------------------------------
                                                                                  RATE         VOLUME        NET
                                                                             -----------------------------------------
                                                                                           (IN THOUSANDS)

Interest-earning assets:
  Loans                                                                         $(2,023)       $  (810)      $(2,833)
  Investment securities                                                            (867)         1,635           768
  Mortgage-backed securities                                                        (50)          (125)         (175)
  Other                                                                            (227)             6          (221)
                                                                                -------        -------       -------

           Total net change in income on interest-earning assets                 (3,167)           706        (2,461)
                                                                                -------        -------       -------

Interest-bearing liabilities:
  Deposits                                                                       (2,774)           597        (2,177)
  Other borrowings                                                                  (44)             3           (41)
                                                                                -------        -------       -------

           Total net change in expense on interest-bearing liabilities           (2,818)           600        (2,218)
                                                                                -------        -------       -------

Net change in net interest income                                               $  (349)       $   106       $  (243)
                                                                                =======        =======       =======


ASSET AND LIABILITY MANAGEMENT

The Company's policy in recent years has been to reduce its interest rate risk by better matching the maturities of its interest rate sensitive assets and liabilities, selling its long-term fixed-rate residential mortgage loans with terms of 15 years or more to Freddie Mac, originating adjustable rate loans, balloon loans with terms ranging from three to five years and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one-to-four family loans. The investment portfolio has been laddered to better match the interest-bearing liabilities. With respect to liabilities, the Company has attempted to increase its savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than certificate accounts. The Board of Directors appoints the Asset-Liability Management Committee (ALCO), which is responsible for reviewing the Company's asset and liability policies. The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratio requirements.

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

The following table shows projected results at December 31, 2003 of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO. The results are shown as a dollar and percentage change in net interest income over the next twelve months.

    -------------------- ----------------------------------------------------
                                      CHANGE IN NET INTEREST INCOME
                                            (000's omitted)
    -------------------- ----------------------------------------------------
    RATE SHOCK                 $ CHANGE       % CHANGE        ALCO BENCHMARK
    -------------------- --------------- -------------- ---------------------
    +300 basis points               126          1.73%             >(20.00)%
    -------------------- --------------- -------------- ---------------------
    +200 basis points               240          3.30%             >(20.00)%
    -------------------- --------------- -------------- ---------------------
    +100 basis points               358          4.90%             >(12.50)%
    -------------------- --------------- -------------- ---------------------
    -100 basis points               529          7.25%             >(12.50)%
    -------------------- --------------- -------------- ---------------------
    -200 basis points               543          7.44%             >(20.00)%
    -------------------- --------------- -------------- ---------------------
    -300 basis points               543          7.44%             >(20.00)%
    -------------------- --------------- -------------- ---------------------

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

LIQUIDITY AND CAPITAL RESOURCES

The Company's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Company's operating, financing, and investing activities. At December 31, 2003 and 2002, cash and cash equivalents totaled $9.6 million and $11.1 million, respectively. The Company's primary sources of funds include customer deposits, proceeds from sales of loans, calls and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments). During the years ended December 31, 2003 and 2002, the most significant sources of funds have been deposit growth, loan sales to the secondary market, and advances from FHLB. These funds have been used to fund new loan originations and the purchase of investment securities.

The Company's cash and cash equivalents decreased $1.5 million during the year ended December 31, 2003, compared to a decrease of $2.3 million during the year ended December 31, 2002. Net cash provided by operating activities before loan originations and sales decreased $252,000 to $3.2 million during 2003. Net cash provided by loan originations and sales to Freddie Mac increased to $6.5 million during 2003 from the cash used of $963,000 during 2002. Net cash used in investing activities increased to $20.5 million during 2003 from $14.9 million during 2002. Cash used to purchase investment and mortgage-backed securities increased to $134.7 million during 2003 from $99.8 million during 2002. The cash used for investment purchases was partially funded by an increase in calls, maturities, and sales of investment and mortgage-backed securities of $101.3 million during 2003 from $72.2 million during 2002. Net cash provided by financing activities decreased to $9.3 million during 2003 from $10.0 million during 2002. The decrease is primarily due to the net increases in deposits of $9.6 million during 2003 compared to $8.7 million during 2002.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition. The Company attempts to price its deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term U.S. agency obligations. If the Company requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Company may borrow from the FHLB under a blanket agreement which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. This borrowing arrangement is limited to the lesser of 30% of the Company's total assets or twenty times the balance of FHLB stock held by the Company. At December 31, 2003, the Company had borrowing capacity of approximately $27.6 million and no outstanding advances.

The Company maintains levels of liquid assets as established by the Board of Directors. The Company's liquidity ratio, adjusted for pledged assets, at December 31, 2003 and 2002 was 43.3% and 34.8%, respectively. This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

The Company must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. The Company does not have any outstanding borrowings. The only long-term obligation that could affect liquidity is the maturity of time deposits, the detail of which can be found in
Note 7 to the Consolidated Financial Statements. The Company anticipates that it will have sufficient funds available to meet its current commitments principally through the use of current liquid assets and through its borrowing capacity discussed above. The following table summarizes the outstanding loan commitments at December 31, 2003 and 2002.

                                                       12/31/03       12/31/02
                                                       --------       --------
                                                            (In thousands)
Commitments to fund loans - own portfolio              $ 15,695       $ 15,672
Commitments to fund loans for sale to Freddie Mac           369          6,155
Standby letters of credit                                   410            226

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%. The Illinois Commissioner of Banks and Real Estate (the "Commissioner") is authorized to require a savings bank to maintain a higher minimum capital level if the Commissioner determines that the savings bank's financial condition or history, management or earnings prospects are not adequate. If a savings bank's core capital ratio falls below the required level, the Commissioner may direct the savings bank to adhere to a specific written plan established by the Commissioner to correct the savings bank's capital deficiency, as well as a number of other restrictions on the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At December 31, 2003, the Bank's core capital ratio was 6.54% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2003, the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The well-capitalized category requires higher minimum ratios of 5% for the Tier 1 leverage, 6% for the Tier 1 risk-based, and 10% for the total risk-based capital ratios. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table below:

                                                         MINIMUM
                                                         REQUIRED     ACTUAL

Tier 1 Capital to Average Assets                          4.00 %       6.54 %
Tier 1 Capital to Risk-Weighted Assets                    4.00 %      11.88 %
Total Capital to Risk-Weighted Assets                     8.00 %      13.13 %

Future capital levels should benefit from the decision of Jacksonville Bancorp, MHC, to waive its right to receive dividends on the class of Company stock it holds, subject to regulatory non-objection.

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

                                   * * * * * *

INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ McGladrey & Pullen, LLP


Champaign, Illinois
January 23, 2004

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002


ASSETS                                                                                    2003                2002
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                            $   9,575,977         $  11,091,626
Federal funds sold                                                                         500,000               800,000
Investment securities, available-for-sale                                               98,940,872            72,922,995
Mortgage-backed securities available-for-sale                                            7,597,265             2,822,119
Federal Home Loan Bank stock                                                             1,380,600             1,279,200
Other investments                                                                          592,355               701,765
Loans  - net of allowance for loan losses of 2003 $2,186,058; 2002 $2,073,095          127,079,036           142,928,599
Loans held for sale                                                                        506,300             6,271,435
Premises and equipment - net                                                             7,419,061             5,668,211
Accrued interest receivable                                                              1,445,140             1,719,477
Goodwill                                                                                 2,726,567             2,726,567
Core deposit intangible                                                                    358,756               438,480
Capitalized mortgage servicing rights                                                    1,168,246             1,077,318
Real estate owned                                                                          499,257               442,048
Income taxes receivable                                                                    386,509               222,241
Other assets                                                                             1,639,722             1,391,812
                                                                                    --------------------------------------

        TOTAL ASSETS                                                                 $ 261,815,663         $ 252,503,893
                                                                                    ======================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
    Noninterest bearing                                                              $  12,850,729         $  13,528,850
    Interest bearing                                                                   222,322,003           212,073,647
  Short-term borrowings                                                                  2,888,954             2,874,707
  Advance payments by borrowers for taxes and insurance                                    397,941               442,439
  Accrued interest payable                                                                 775,966               995,263
  Deferred compensation                                                                  2,021,008             1,924,718
  Other liabilities                                                                        526,909               411,858
                                                                                    --------------------------------------
        TOTAL LIABILITIES                                                              241,783,510           232,251,482
                                                                                    ======================================

Commitments and Contingencies (Note 12)

Stockholders' Equity
  Preferred stock, $0.01 par value, authorized 10,000,000 shares; none
    issued and outstanding                                                                      --                    --
  Common stock, $0.01 par value, authorized 20,000,000 shares; issued and outstanding 1,942,004 shares and 1,921,304 shares at December 31, 2003
    and 2002, respectively                                                                  19,420                19,213
  Additional paid-in capital                                                             6,399,321             6,374,463
  Retained earnings - substantially restricted                                          13,866,849            13,294,959
  Accumulated other comprehensive income (loss)                                           (253,437)              563,776
                                                                                    --------------------------------------
        TOTAL STOCKHOLDERS' EQUITY                                                      20,032,153            20,252,411
                                                                                    --------------------------------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 261,815,663         $ 252,503,893
                                                                                    ======================================

See Notes to Consolidated Financial Statements.


JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                          2003                2002                2001
---------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                               $  9,618,443        $ 11,773,212        $ 14,606,530
  Mortgage-backed securities                                               102,272             206,663             381,629
  Investment securities:
    Taxable                                                              3,117,183           2,840,470           2,075,549
    Nontaxable                                                              43,514              96,638              93,733
  Other                                                                     64,887             148,344             369,158
                                                               ------------------------------------------------------------
        TOTAL INTEREST INCOME                                           12,946,299          15,065,327          17,526,599
                                                               ------------------------------------------------------------

Interest expense:
  Deposits                                                               5,723,776           7,313,183           9,490,440
  Short term borrowings                                                     41,669              37,982              78,692
                                                               ------------------------------------------------------------
        TOTAL INTEREST EXPENSE                                           5,765,445           7,351,165           9,569,132
                                                               ------------------------------------------------------------

        NET INTEREST INCOME                                              7,180,854           7,714,162           7,957,467

Provision for loan losses                                                2,075,000           2,000,000           1,000,000
                                                               ------------------------------------------------------------

        NET INTEREST INCOME AFTER PROVISION
          FOR LOAN LOSSES                                                5,105,854           5,714,162           6,957,467
                                                               ------------------------------------------------------------

Other income:
  Service charges on deposit accounts                                      668,750             714,390             676,865
  Loan servicing fees                                                      402,515             361,050             310,957
  Commission income                                                        410,145             394,760             308,542
  Net gains on sales of loans                                              829,362             632,301             531,059
  Gain on sale of securities                                               319,103             303,423              87,569
  Trust income                                                             259,021              34,925              31,515
  Recovery from insurance company                                          562,500                   -                   -
  Other                                                                     80,908              48,866              63,408
                                                               ------------------------------------------------------------
        TOTAL OTHER INCOME                                               3,532,304           2,489,715           2,009,915
                                                               ------------------------------------------------------------

Other expenses:
  Salaries and employee benefits                                         4,200,388           3,943,657           3,769,523
  Occupancy and equipment expense                                        1,256,706           1,063,791           1,130,622
  Data processing expense                                                  278,024             216,073             187,307
  Legal and accounting expense                                             120,613              94,769             100,046
  Real estate owned expense                                                 36,697             211,281             184,528
  Advertising expense                                                      129,536             151,108             137,399
  Amortization of intangible assets                                         79,724              79,723             227,106
  Loss due to loan defalcation                                               9,361              62,348           4,458,452
  Other                                                                  1,184,733           1,096,152           1,087,299
                                                               ------------------------------------------------------------
        TOTAL OTHER EXPENSES                                             7,295,782           6,918,902          11,282,282
                                                               ------------------------------------------------------------

        INCOME (LOSS) BEFORE INCOME
          TAX EXPENSE (BENEFIT)                                          1,342,376           1,284,975          (2,314,900)

Income tax expense (benefit)                                               501,346             466,652          (1,298,579)
                                                               ------------------------------------------------------------

        NET INCOME (LOSS)                                             $    841,030        $    818,323        $ (1,016,321)
                                                               ============================================================

Net income (loss) per common share - basic                            $       0.43        $       0.43        $      (0.53)
                                                               ============================================================
Net income (loss) per common share - diluted                          $       0.43        $       0.42        $      (0.53)
                                                               ============================================================

See Notes to Consolidated Financial Statements.


JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

---------------------------------------------------------------------------------------------------------------------
                                                                                     Accumulated
                                                  Additional                            Other
                                   Common           Paid-In          Retained       Comprehensive
                                   Stock            Capital          Earnings       Income (Loss)        Total
                              ---------------------------------------------------------------------------------------
Balance, December 31, 2000            $ 19,093       $ 6,268,623     $ 14,016,209         $ 333,279     $ 20,637,204

  Comprehensive income (loss):
    Net (loss)                               -                 -       (1,016,321)                -       (1,016,321)
    Other comprehensive
      income - change in net
      unrealized gains on
      securities available-
      for-sale, net of income
      taxes of $(153,734)                    -                 -                -          (253,816)        (253,816)
    Less:  Reclassification
      adjustment for gains
      included in net
      income, net of tax
      of $29,773                             -                 -                -            57,796           57,796
                                                                                                    -----------------
    Comprehensive income
      (loss)                                                                                              (1,212,341)
                                                                                                    -----------------

  Dividends on common
    stock ($.30 per share)                   -                 -         (261,177)                -         (261,177)
                              ---------------------------------------------------------------------------------------

Balance, December 31, 2001              19,093         6,268,623       12,738,711           137,259       19,163,686

  Comprehensive income
    Net income                               -                 -          818,323                 -          818,323
    Other comprehensive
      income - change in net
      unrealized gains on
      securities available-
      for-sale, net of income
      taxes of $387,269                      -                 -                -           612,394          612,394
    Less:  Reclassification
      adjustment for gains
      included in net
      income, net of tax
      of $(117,546)                          -                 -                -          (185,877)        (185,877)
                                                                                                    -----------------
    Comprehensive income                                                                                   1,244,840
                                                                                                    -----------------

  Exercise of stock options                120           105,840                -                 -          105,960
  Dividends on common
    stock ($.30 per share)                   -                 -         (262,075)                -         (262,075)
                              ---------------------------------------------------------------------------------------

Balance, December 31, 2002              19,213         6,374,463       13,294,959           563,776       20,252,411
                              ---------------------------------------------------------------------------------------

                                                      (Continued)


JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

---------------------------------------------------------------------------------------------------------------------
                                                                                     Accumulated
                                                  Additional                            Other
                                   Common           Paid-In          Retained       Comprehensive
                                   Stock            Capital          Earnings       Income (Loss)        Total
                              ---------------------------------------------------------------------------------------
Balance, December 31, 2002            $ 19,213       $ 6,374,463     $ 13,294,959         $ 563,776     $ 20,252,411

  Comprehensive income
    Net income                               -                 -          841,030                 -          841,030
    Other comprehensive
      income (loss) - change in
      net unrealized gains
      (losses) on securities
      available-for-sale,
      net of income taxes
      of $(640,414)                          -                 -                -        (1,012,695)      (1,012,695)
    Less:  Reclassification
      adjustment for gains
      included in net
      income, net of tax
      of $123,621                            -                 -                -           195,482          195,482
                                                                                                    -----------------
    Comprehensive income                                                                                      23,817
                                                                                                    -----------------

  Exercise of stock options                410           366,170                -                 -          366,580
  Purchase and retirement of
    treasury stock                        (203)         (341,312)               -                 -         (341,515)
  Dividends on common
    stock ($0.30 per share)                  -                 -         (269,140)                -         (269,140)
                              ---------------------------------------------------------------------------------------

Balance, December 31, 2003            $ 19,420       $ 6,399,321     $ 13,866,849        $ (253,437)    $ 20,032,153
                              =======================================================================================

See Notes to Consolidated Financial Statements.


JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                      2003                2002                2001
---------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income (loss)                                                   $    841,030        $    818,323        $ (1,016,321)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation, amortization and accretion:
      Premises and equipment                                               469,278             457,960             579,755
      Loan fees, security discounts and premiums - net                     628,665                 394            (463,358)
      Intangible assets                                                     79,724              79,723             227,106
    Provision for loan losses                                            2,075,000           2,000,000           1,000,000
    Deferred income taxes                                                  450,000            (500,000)           (192,850)
    FHLB stock dividend                                                   (101,400)            (64,100)            (80,100)
    Gain on sale of securities                                            (319,103)           (303,423)            (87,569)
    Net gains on sales of loans                                           (829,362)           (632,301)           (531,059)
    (Gain) loss on sale of real estate owned                               (77,055)             71,491              33,771
    Write down on real estate owned                                         81,749             125,804              76,537
    Loss due to loan defalcation                                             9,361              62,348           4,016,452
    Change in other assets and liabilities                                 (89,915)          1,354,214          (1,212,581)
                                                               ------------------------------------------------------------
        NET CASH PROVIDED BY OPERATIONS BEFORE
          LOAN ORIGINATIONS AND SALES                                    3,217,972           3,470,433           2,349,783
    Originations of loans held for sale                               (101,216,763)        (87,024,862)        (84,548,592)
    Proceeds from sales of loans held for sale                         107,720,332          86,061,502          80,295,237
                                                               ------------------------------------------------------------
        NET CASH PROVIDED BY (USED IN)
          OPERATING ACTIVITIES                                           9,721,541           2,507,073          (1,903,572)
                                                               ------------------------------------------------------------

Cash Flows from Investing Activities
  Change in federal funds sold, net                                        300,000             210,000           3,957,000
  Purchases of investment and mortgage-
    backed securities                                                 (134,699,165)        (99,755,746)        (56,071,030)
  Proceeds from calls and maturities of
    investment securities                                               72,275,175          52,090,200          21,637,568
  Proceeds from sales of investment and mortgage-
    backed securities                                                   28,986,883          20,130,901           9,274,500
  Principal payments received on mortgage-backed
    securities                                                             909,924           1,350,142           2,499,381
  Principal payments received on investment securities
    and other investments                                                  140,260              88,939             279,097
  Loan payments, net                                                    13,012,816          10,729,396           9,750,423
  Proceeds from sales of real estate owned                                 759,585             985,131             595,294
  Additions to premises and equipment                                   (2,220,128)           (683,496)           (527,113)
                                                               ------------------------------------------------------------
        NET CASH (USED IN) INVESTING ACTIVITIES                        (20,534,650)        (14,854,533)         (8,604,880)
                                                               ------------------------------------------------------------

                                                         (Continued)


JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                          2003                2002                2001
---------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase in deposits                                            $  9,570,235        $  8,703,726        $ 19,100,271
  Proceeds from other borrowings                                         7,514,247           1,479,252                   -
  Repayment of advances from Federal Home Loan
    Bank of Chicago and other borrowings                                (7,500,000)                  -          (4,390,645)
  Increase (decrease) in advance payments by
    borrowers for taxes and insurance                                      (44,498)             14,321             (18,970)
  Purchase and retirement of treasury stock                               (341,515)                  -                   -
  Exercise of stock options                                                366,580             105,960                   -
  Dividends paid                                                          (267,589)           (261,175)           (261,175)
                                                               ------------------------------------------------------------
        NET CASH PROVIDED BY
          FINANCING ACTIVITIES                                           9,297,460          10,042,084          14,429,481
                                                               ------------------------------------------------------------

        NET INCREASE (DECREASE) IN CASH
          AND CASH EQUIVALENTS                                          (1,515,649)         (2,305,376)          3,921,029

Cash and cash equivalents:
  Beginning of year                                                     11,091,626          13,397,002           9,475,973
                                                               ------------------------------------------------------------

  End of year                                                         $  9,575,977        $ 11,091,626        $ 13,397,002
                                                               ============================================================

Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
    Interest on deposits                                              $  5,945,173        $  7,569,596        $  9,620,410
    Interest on other borrowings                                            39,569              37,982             108,745
    Income taxes (refunds)                                                 215,613            (361,510)            625,553

Supplemental Schedule of Noncash Investing and
  Financing Activities
    Real estate acquired in settlement of loans                          1,022,690             806,145           1,191,115
    Loans to facilitate sales of real estate owned                         201,202             127,035             429,491
    Dividends declared not paid                                             67,745              66,194              65,294

See Notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


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

The significant accounting and reporting policies of the Company and its subsidiary follow:

BASIS OF CONSOLIDATION AND FINANCIAL STATEMENT PRESENTATION - The consolidated financial statements include the accounts of the Company, the Bank and the Bank's wholly owned subsidiary, Financial Resources Group, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. Based on the Company's approach to decision making, it has decided that its business is comprised of a single segment.

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice within the banking industry.

In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the market value of investment and mortgage-backed securities, the determination of the allowance for losses on loans, the valuation of mortgage servicing rights and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

COMPREHENSIVE INCOME - Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized gains and losses on securities available for sale, net of reclassification adjustments and tax effect and is also recognized as a separate component of stockholders' equity.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management consider (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

OTHER INVESTMENTS - Other investments at December 31, 2003 and 2002 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2005. These securities have no readily ascertainable market value and are carried at cost.

LOANS - Loans are stated at the principal amounts outstanding less the allowance for loan losses and net deferred loan origination fees and discounts. Discounts on consumer loans are recognized over the lives of the loans using the interest method. Loan origination fees, net of certain direct loan origination costs are deferred and amortized to interest income over the contractual lives of the loans using the level yield method. The unearned premium on loans purchased relates to loans acquired from Chapin State Bank in 2000 and is being amortized over the estimated lives of loans acquired.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


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

LOANS HELD FOR SALE - Loans held for sale are those loans the Company has committed to sell within 30 days. Loans held for sale are carried at the lower of cost or fair value. All loans held for sale are fixed rate loans and generally are sold with the servicing retained. The estimated fair value of loans held for sale that are covered by investor commitments are based on commitment prices. The estimated fair value of loans held for sale that are not covered by investor commitments are based on quoted market prices. Gains or losses on loan sales are recognized at the time of sale and are determined based on the relative fair value of the loans sold and the servicing asset. Loan origination fees, net of certain direct loan origination costs, are deferred until the sale of the loan.

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

REAL ESTATE OWNED - Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Company has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure (cost). Initial valuation adjustments, if any, are charged against the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


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

INCOME TAXES - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating loss and tax credit carryforwards. Management periodically evaluates whether it is more likely than not that the deferred tax assets will be realized. At December 31, 2003 and 2002, the Company does not believe a valuation allowance is necessary.

GOODWILL -Costs in excess of the estimated fair value of identifiable net assets acquired for transactions accounted for as purchases are recorded as an asset by the Company. This amount was originally amortized into expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortization in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2003 and 2002.

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

                                                                 2003               2002               2001
                                                          ---------------------------------------------------------
                                                                   (in thousands, except per share data)
Net income (loss), as reported                                        $  841             $  818           $ (1,016)

Deduct total stock-based compensation expense
  determined under the fair value method for all
  awards, net of related tax effects                                       -                  -               (129)
                                                          ---------------------------------------------------------

Pro forma net income (loss)                                           $  841             $  818           $ (1,145)
                                                          =========================================================

Earnings (loss) per share:
  Basic:
    As reported                                                       $ 0.43             $ 0.43           $  (0.53)
    Pro forma                                                           0.43               0.43              (0.60)

  Diluted:
    As reported                                                       $ 0.43             $ 0.42           $  (0.53)
    Pro forma                                                           0.43               0.42              (0.60)

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

EARNINGS PER SHARE - Basic earnings per share for the years ended December 31, 2003, 2002 and 2001 are determined by dividing net income for the year by the weighted average number of common shares.

Diluted earnings per share considers the potential dilutive effects of the exercise of the outstanding stock options under the Company's stock option plan.

The following reflects earnings per share calculations for basic and diluted methods:

                                                                December 31,
                                              ----------------------------------------------------
                                                  2003               2002               2001
                                              ----------------------------------------------------
Net income (loss) available to common
  shareholders                                 $   841,030        $   818,323       $ (1,016,321)
                                              ====================================================

Basic potential common shares:
  Weighted average shares outstanding            1,936,283          1,912,362          1,909,304

Diluted potential common shares:
  Stock option equivalents                          38,932             25,009             11,548
                                              ----------------------------------------------------

Diluted average shares outstanding               1,975,215          1,937,371          1,920,852
                                              ----------------------------------------------------

Basic earnings (loss) per share                $      0.43        $      0.43       $      (0.53)
                                              ====================================================

Diluted earnings (loss) per share              $      0.43        $      0.42       $      (0.53)
                                              ====================================================

RECLASSIFICATIONS - Certain amounts included in the 2002 and 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation with no effect on previously reported net income or stockholders' equity.

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Goodwill and intangible asset disclosures are as follows (in thousands):


                                                  As of December 31, 2003
                                             ----------------------------------
                                              Gross Carrying      Accumulated
                                                  Amount          Amortization
                                             ----------------------------------
AMORTIZED INTANGIBLE ASSETS:
  Core deposit intangibles                      $  637,789        $ (279,033)

AGGREGATE AMORTIZATION EXPENSE:
  For the year ended December 31, 2003          $   79,724

ESTIMATED AMORTIZATION EXPENSE:
  For the year ended December 31, 2004          $   79,724
  For the year ended December 31, 2005          $   79,724
  For the year ended December 31, 2006          $   79,724
  For the year ended December 31, 2007          $   79,724
  For the year ended December 31, 2008          $   39,860


                                                      December 31,
                                         ---------------------------------------
                                            2003         2002           2001
                                         ---------------------------------------
Reported net income (loss)                $ 841,030    $ 818,323    $(1,016,321)
Add goodwill amortization, net of tax             -            -         90,286
                                         ---------------------------------------
Adjusted net income (loss)                $ 841,030    $ 818,323    $  (926,035)
                                         =======================================

Basic earnings (loss) per share:
  Reported net income (loss)              $    0.43    $    0.43    $     (0.53)
  Goodwill amortization, net of tax               -            -           0.05
                                         ---------------------------------------
  Adjusted net income (loss)              $    0.43    $    0.43    $     (0.48)
                                         =======================================

Diluted earnings (loss) per share:
  Reported net income (loss)              $    0.43    $    0.42    $     (0.53)
  Goodwill amortization, net of tax               -            -           0.05
                                         ---------------------------------------
  Adjusted net income (loss)              $    0.43    $    0.42    $     (0.48)
                                         =======================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.  INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2003 and 2002 are as follows:


                                                                          2003
                                         -----------------------------------------------------------------
                                                                Gross           Gross
                                            Amortized        Unrealized       Unrealized          Fair
                                               Cost             Gains           Losses           Value
                                         -----------------------------------------------------------------
State and political organizations         $  1,356,674        $   7,551       $     977     $  1,363,248
U.S. government and agency securities       98,017,683          272,134         712,193       97,577,624
                                         -----------------------------------------------------------------

        TOTAL INVESTMENT SECURITIES         99,374,357          279,685         713,170       98,940,872

Mortgage-backed securities                   7,577,486           29,518           9,739        7,597,265
                                         -----------------------------------------------------------------

        TOTAL                              106,951,843        $ 309,203       $ 722,909     $106,538,137
                                         =================================================================


                                                                          2002
                                         -----------------------------------------------------------------

State and political organizations         $     73,400        $   3,571       $       -     $     76,971
U.S. government and agency securities       72,011,963          844,884          10,823       72,846,024
                                         -----------------------------------------------------------------

        TOTAL INVESTMENT SECURITIES         72,085,363          848,455          10,823       72,922,995

Mortgage-backed securities                   2,739,451           83,425             757        2,822,119
                                         -----------------------------------------------------------------

        TOTAL                               74,824,814        $ 931,880        $ 11,580     $ 75,745,114
                                         =================================================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Unrealized losses on investment securities have not been in a continuous loss position for more than 12 consecutive months. The unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Company.

Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed. The amortized cost and fair value at December 31, 2003, by contractual maturity, are shown below.

                                               Amortized             Fair
                                                 Cost                Value
                                         --------------------------------------

One year or less                          $       1,258,193   $      1,260,278
One year through five years                      43,276,735         43,111,893
Five years through ten years                     52,582,391         52,340,359
More than ten years                               2,257,038          2,228,342
Mortgage-backed securities                        7,577,486          7,597,265
                                         --------------------------------------

                                          $     106,951,843   $    106,538,137
                                         ======================================

Investment and mortgage-backed securities with a carrying value of approximately $40,269,000 and $35,113,000 were pledged to secure public deposits, trust deposits, and repurchase agreements at December 31, 2003 and 2002, respectively.

For the years ended December 31, 2003, 2002 and 2001, proceeds from sales of securities available for sale amounted to $28,986,883, $20,130,901 and $9,274,500, respectively. Gross realized gains amounted to $333,821, $316,459 and $87,569, respectively. Gross realized losses amounted to $14,718 and $13,036 in 2003 and 2002, respectively. The tax provision applicable to these net realized gains amounted to $123,621, $117,546 and $29,773, respectively.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.  LOANS

Loans at December 31, 2003 and 2002 are summarized as follows:

                                                       2003               2002
                                                --------------------------------------
Real estate loans:
  One-to-four family residential                 $      40,304,233   $     43,882,757
  Commercial and agricultural                           21,401,320         18,421,271
  Multifamily residential                                2,375,494          2,677,869
Commercial and agricultural business loans              29,762,807         31,502,420
Consumer loans:
  Home equity/home improvement                          23,614,392         31,181,077
  Automobile                                             6,477,377         10,490,944
  Other                                                  5,544,946          7,127,268
                                                --------------------------------------
        TOTAL                                          129,480,569        145,283,606
Less:
  Deferred loans fees - net                                 54,547             66,470
  Unearned premium on purchased loans                      160,928            215,442
  Allowance for loan losses                              2,186,058          2,073,095
                                                --------------------------------------

        TOTAL                                    $     127,079,036   $    142,928,599
                                                ======================================

The Company has granted loans to officers and directors. At December 31, 2003, all loans to officers and directors were current with respect to principal and interest. Changes in loans to officers and directors for the year ended December 31, 2003 are summarized as follows:

Balance beginning of year                                     $       803,084
Additions                                                             425,000
Repayments                                                           (692,086)
                                                             -----------------

Balance, end of year                                          $       535,998
                                                             =================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Activity in the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                     2003             2002            2001
                                -----------------------------------------------

Balance, beginning of year        $ 2,073,095      $ 1,106,647     $ 1,205,567

  Provision charged to expense      2,075,000        2,000,000       1,000,000
  Charge-offs                      (2,053,861)      (1,120,632)     (1,143,499)
  Recoveries                           91,824           87,080          44,579
                                -----------------------------------------------

Balance, end of year              $ 2,186,058      $ 2,073,095     $ 1,106,647
                                ===============================================

The accrual of interest on any loan is discontinued when in the opinion of management there is reasonable doubt as to the collectibility of interest and principal, but generally when the loan reaches 90 or 120 days past due.

The balance of the allowance is based on ongoing, quarterly assessments of the probable estimated losses in the loan portfolio. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Management uses an internal asset classification system as a means of reporting problem and potential problem assets. Monitored loans include loans to borrowers displaying a weak and/or leveraged financial condition that may also be having difficulty servicing the debt.

Information about impaired loans and non-accrual loans as of and for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                                                 2003               2002               2001
                                                          -----------------------------------------------------
Impaired loans with a valuation allowance                    $   987,000        $   503,000        $         -
Impaired loans without a valuation allowance                           -                  -          2,330,000
                                                          -----------------------------------------------------
        TOTAL IMPAIRED LOANS                                 $   987,000        $   503,000        $ 2,330,000
                                                          =====================================================

Related allowance for loan losses                            $    87,000        $   185,000        $         -
Non-accrual loans                                            $ 3,121,000        $ 3,510,000        $ 2,360,000
Loans past due ninety days or more and
  still accruing                                             $   190,000        $   351,000        $ 1,685,000
Average monthly balance of impaired loans
  (based on month-end balances)                              $   967,000        $ 1,755,000        $ 2,330,000
Interest income recognized on impaired loans                 $    39,000        $         -        $         -
Interest income recognized on a cash basis on
  impaired loans                                             $    20,000        $         -        $         -
Interest income that would have been recorded
  under the original terms of loans on non-accrual           $   167,000        $   193,000        $   129,000
Other loans being monitored by management                    $ 7,555,000        $ 4,298,000        $ 3,764,000
Allowance for loan losses associated with
  monitored loans                                            $ 1,515,000        $ 1,379,000        $         -

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.  LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees and is net of amortization of capitalized mortgage servicing rights. Loans held for sale are those loans originated with the intention to sell. Investor commitments cover a portion of these balances; however, the remaining portion of the balance of loans held for sale is recorded at the lower of cost or market. The unpaid principal balances of these loans at December 31 are summarized as follows:

                                                         December 31,
                                              ----------------------------------
                                                   2003               2002
                                              ----------------------------------
Mortgage loans serviced for Freddie Mac        $ 159,542,000      $ 150,393,000
Loans held for sale                                  506,000          6,271,435

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in deposits, were approximately $313,000 and $295,000 at December 31, 2003 and 2002, respectively.

A summary of the changes in the balance of mortgage servicing rights in 2003 and 2002 is as follows:

                                                         December 31,
                                              ----------------------------------
                                                   2003               2002
                                              ----------------------------------
                                                        (in thousands)
Balance, beginning                             $   1,077,318      $     951,375
Servicing assets recognized during the year          808,000            645,000
Amortization of servicing assets                    (717,072)          (519,057)
                                              ----------------------------------

Balance, ending                                $   1,168,246      $   1,077,318
                                              ==================================

The Company also originates certain fixed rate loans for sale to correspondent lenders on a servicing retained basis. Activity on sales of fixed rate mortgages is as follows:

                                2003               2002               2001
                       ---------------------------------------------------------
Loans originated        $     101,216,763     $   87,024,862      $  84,548,592
                       =========================================================

Gross gains             $         990,637     $      753,496      $     651,910
Gross losses                     (161,275)          (121,195)          (120,851)
                       ---------------------------------------------------------
Net gain                $         829,362     $      632,301      $     531,059
                       =========================================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2003 and 2002 are summarized as follows:

                                                    2003               2002
                                          --------------------------------------

Land                                             $   923,276        $   923,276
Construction in progress                           2,522,161            493,533
Office buildings and improvements                  5,284,132          5,340,520
Furniture and equipment                            3,767,053          3,550,454
                                          --------------------------------------

                                                  12,496,622         10,307,783
Less accumulated depreciation                     (5,077,561)        (4,639,572)
                                          --------------------------------------

        TOTAL                                    $ 7,419,061        $ 5,668,211
                                          ======================================

The Company completed the renovation of the main facility in December 2003. However, they are awaiting the results of a formal study before allocating costs to building or furniture and equipment.

NOTE 7.  DEPOSITS

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $57,009,000 and $53,017,000 at December 31, 2003 and 2002, respectively.

At December 31, 2003, the scheduled maturities of certificates of deposit were as follows:

Maturing in:                                                   Amount
----------------------------------------------------------------------------
2004                                                      $     112,579,225
2005                                                             25,230,887
2006                                                              7,860,290
2007                                                              3,859,261
2008                                                              4,192,809
Thereafter                                                          147,818
                                                         -------------------

        TOTAL                                             $     153,870,290
                                                         ===================

NOTE 8.  SHORT-TERM BORROWINGS

Short-term borrowings consist of:

                                                             December 31,
                                                  ------------------------------
                                                        2003            2002
                                                  ------------------------------

Securities sold under agreements to repurchase     $  2,888,954    $  2,874,707
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

NOTE 9.  INCOME TAXES

Retained earnings at December 31, 2003 and 2002 include approximately $2,579,000 of the tax allowance for loan losses which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $999,000, at December 31, 2003 and 2002.

Income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

                                          Years Ended December 31,
                             --------------------------------------------------
                                 2003               2002               2001
                             --------------------------------------------------
Current:
  Federal                     $  80,129          $ 919,874        $  (852,179)
  State                         (28,783)            46,778           (253,550)
                             --------------------------------------------------
        TOTAL CURRENT            51,346            966,652         (1,105,729)

Deferred                        450,000           (500,000)          (192,850)
                             --------------------------------------------------

        TOTAL                 $ 501,346          $ 466,652        $(1,298,579)
                             ==================================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Income tax expense (benefit) differs from that computed at the maximum Federal statutory rate of 35% as follows:

                                                                   Years Ended December 31,
                                                      --------------------------------------------------
                                                          2003               2002               2001
                                                      --------------------------------------------------
                                                         Amount             Amount             Amount
                                                      --------------------------------------------------
Tax (benefit) at Federal tax rate                      $ 469,832          $ 449,741        $  (810,215)
Increase (decrease) resulting from:
  State tax (benefit), net of Federal tax benefit        (18,709)            30,405           (164,808)
  Income taxed at lower rates                            (13,424)           (12,850)            23,149
  Tax exempt interest, net                               (13,932)           (33,823)           (29,263)
  Other, net                                              77,579             33,179           (317,442)
                                                      --------------------------------------------------

        TOTAL                                          $ 501,346          $ 466,652        $(1,298,579)
                                                      ==================================================

The components of the deferred tax assets and liabilities at December 31, 2003 and 2002, which are included in other assets on the balance sheet, are as follows:

                                                        December 31,
                                             --------------------------------
                                                  2003               2002
                                             --------------------------------
Deferred tax assets:
  Allowance for loan losses                   $   723,205        $   677,990
  Deferred compensation                           784,515            745,636
  Loss due to loan defalcation                          -            470,691
  State net operating loss carryforward           277,564            207,253
  Securities available for sale                   160,269                  -
  Other                                            68,688             33,528
                                             --------------------------------
        TOTAL DEFERRED TAX ASSETS               2,014,241          2,135,098
                                             --------------------------------

Deferred tax liabilities:
  Premises and equipment                          462,075            387,012
  FHLB stock dividends                            142,225            102,563
  Securities available-for-sale                         -            356,524
  Mortgage servicing rights                       453,490            417,353
  Basis in acquired assets                        105,615             87,604
                                             --------------------------------
        TOTAL DEFERRED TAX LIABILITIES          1,163,405          1,351,056
                                             --------------------------------

        NET DEFERRED TAX ASSET                $   850,836        $   784,042
                                             ================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%. The Illinois Commissioner of Banks and Real Estate (the "Commissioner") is authorized to require a savings bank to maintain a higher minimum capital level if the Commissioner determines that the savings bank's financial condition or history, management or earnings prospects are not adequate. If a savings bank's core capital ratio falls below the required level, the Commissioner may direct the savings bank to adhere to a specific written plan established by the Commissioner to correct the savings bank's capital deficiency, as well as a number of other restrictions on the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At December 31, 2003, the Bank's core capital ratio was 6.54% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                               To Be Well
                                                                                           Capitalized Under
                                                                  For Capital              Prompt Corrective
                                          Actual               Adequacy Purposes:          Action Provisions:
                                 ------------------------------------------------------------------------------
                                   Amount        Ratio         Amount        Ratio         Amount        Ratio
                                 ------------------------------------------------------------------------------
December 31, 2003:
  Total Capital (to Risk
    Weighted Assets)              $ 18,821       13.13%       $ 11,466         8.0%       $ 14,332       10.0%
  Tier I Capital (to Risk
    Weighted Assets)              $ 17,024       11.88%       $  5,733         4.0%       $  8,599        6.0%
  Tier I Capital (to
    Average Assets)               $ 17,024        6.54%       $ 10,420         4.0%       $ 13,025        5.0%

December 31, 2002:
  Total Capital (to Risk
    Weighted Assets)              $ 18,268       11.67%       $ 12,528         8.0%       $ 15,660       10.0%
  Tier I Capital (to Risk
    Weighted Assets)              $ 16,310       10.42%       $  6,264         4.0%       $  9,396        6.0%
  Tier I Capital (to
    Average Assets)               $ 16,310        6.66%       $  9,789         4.0%       $ 12,237        5.0%

Regulations limit the amount of dividends and other capital distributions that may be paid by a financial institution without prior approval of its primary regulator. Accordingly, the Bank can make, without prior regulatory approval, distributions during the calendar year up to 100% of their retained net income for the calendar year to date plus retained net income for the previous two calendar years (less any dividends previously paid).

Because of the net loss recorded during the year ended December 31, 2001, the Bank does not have retained earnings available for dividends. However, they have applied for, and been granted, permission to pay dividends through the third quarter of 2004.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Although the Company's regulators approved the mutual holding company's waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company's retained earnings. The Company's mutual holding company waived its share of dividends declared by the Company as follows:


Year ended December 31, 2000                              $          77,905
Year ended December 31, 2001                                        311,621
Year ended December 31, 2002                                        311,621
Year ended December 31, 2003                                        311,621
                                                         -------------------

                                                          $       1,012,768
                                                         ===================

NOTE 11. EMPLOYEE BENEFITS

401(K) PLAN - The Company maintains a 401(k) savings plan for eligible employees. The Company's contributions to this plan were $96,514, $122,641 and $122,259 for the years ended December 31, 2003, 2002 and 2001, respectively. The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 6.5% for the years ended December 31, 2003, 2002 and 2001.

DEFERRED COMPENSATION PLAN - The Company maintains a deferred compensation plan for certain key officers and employees. Contributions are determined annually by the Company's Board of Directors. Contributions to this plan were $26,000, $85,643 and $57,315 for the years ended December 31, 2003, 2002 and 2001, respectively. Effective in 1996, the Company changed the funding status of the plan and accrued interest at a variable rate which fluctuates based on Moody's Corporate Bond Average Index.

EMPLOYEE STOCK OWNERSHIP PLAN - The ESOP is a noncontributory defined contribution plan which covers substantially all employees. The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors.

At December 31, 2003, all 57,681 shares held by the ESOP had been allocated.

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

A summary of the status of the Company's Stock Option Plans for the three-year period ended December 31, 2003 follows:

                                           2003                        2002                        2001
                               ------------------------------------------------------------------------------------
                                               Weighted-                   Weighted-                   Weighted-
                                                Average                     Average                     Average
                                                Exercise                    Exercise                    Exercise
                                   Shares        Price         Shares        Price         Shares        Price
                               ------------------------------------------------------------------------------------
Options:
  Outstanding at beginning
    of year                           151,863   $    9.50         163,863   $    9.45          76,763   $    8.83
  Granted                                   -           -               -           -          87,100       10.00
  Exercised                           (41,025)       8.94         (12,000)       8.83               -           -
  Forfeited                                 -           -               -           -               -           -
                               ---------------             ---------------             ---------------
  Outstanding at end of year          110,838        9.71         151,863        9.50         163,863        9.45
                               ===============             ===============             ===============

Options exercisable at
  year-end                            110,838                     151,863                     163,863
                               ===============             ===============             ===============

Weighted-average fair
  value of options granted
  during the year                                     N/A                         N/A                   $    2.24
                                              =============               =============               =============

NOTE 12. COMMITMENTS AND CONTINGENCIES

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

At December 31, 2003 and 2002, the following financial instruments were outstanding:

                                                                           December 31,
                                                                 --------------------------------
                                                                      2003              2002
                                                                 --------------------------------
Commitment to originate loans:
          Fixed-rate                                              $ 15,803,000      $ 21,827,000
          Variable-rate                                           $    261,000      $          -
Range of rates:
          Fixed-rate                                                 4.0 - 9.5%       4.2 - 10.5%
          Variable-rate                                                    5.0%                -
Commitments to sell fixed rate loans, funded and unfunded
(included above)                                                  $    369,000      $  6,155,000

Standby letters of credit                                         $    410,000      $    225,500

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2003 and 2002, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Approximate carrying values and estimated fair values at December 31, 2003 and 2002 is summarized as follows:

                                                                 2003                            2002
                                                   --------------------------------------------------------------
                                                     Approximate      Estimated      Approximate      Estimated
                                                      Carrying           Fair         Carrying           Fair
                                                        Value           Value           Value           Value
                                                   --------------------------------------------------------------
Assets:
  Cash and cash equivalents                         $  9,576,000    $  9,576,000    $ 11,092,000    $ 11,092,000
  Federal funds sold                                     500,000         500,000         800,000         800,000
  Investment securities, available for sale          100,914,000     100,914,000      74,904,000      74,904,000
  Mortgage-backed securities, available for sale       7,597,000       7,597,000       2,822,000       2,822,000
  Loans:
    Loans held for sale                                  506,000         506,000       6,271,000       6,271,000
    Loans receivable                                 127,079,000     128,189,000     142,929,000     143,470,000
  Accrued interest receivable                          1,445,000       1,445,000       1,719,000       1,719,000

Liabilities:
  Transaction accounts                                50,624,000      50,398,000      48,222,000      48,222,000
  Savings accounts                                    30,679,000      30,905,000      26,215,000      26,215,000
  Certificates of deposit                            153,870,000     157,815,000     151,164,000     155,633,000
  Short-tem borrowings                                 2,889,000       2,889,000       2,875,000       2,875,000
  Accrued interest payable                               776,000         776,000         995,000         995,000

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

The Company does not have unrecognized financial instruments, other than those discussed in Note 12, which are subject to fair value disclosure. The difference between the fair value and the face value for the instruments disclosed in Note 12 was not considered material.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                  Year Ended December 31, 2003
                                               -------------------------------------------------------------------
                                                                       Three Months Ended
                                                    December 31     September 30       June 30         March 31
                                               -------------------------------------------------------------------
Interest income                                     $ 3,148,892      $ 3,108,535     $ 3,240,723      $ 3,448,149
Interest expense                                      1,341,977        1,428,569       1,472,766        1,522,133
                                               -------------------------------------------------------------------
        NET INTEREST INCOME                           1,806,915        1,679,966       1,767,957        1,926,016
Provision for losses on loans                           250,000          300,000         825,000          700,000
                                               -------------------------------------------------------------------
        NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES                   1,556,915        1,379,966         942,957        1,226,016
Other income                                            561,895          664,371       1,082,122        1,223,916
Other expense                                         1,929,295        1,819,959       1,772,608        1,773,920
                                               -------------------------------------------------------------------
        INCOME BEFORE
          INCOME TAXES                                  189,515          224,378         252,471          676,012
Income taxes                                             67,717           82,245          86,773          264,611
                                               -------------------------------------------------------------------

        NET INCOME                                  $   121,798      $   142,133     $   165,698      $   411,401
                                               ===================================================================

Basic earnings per share                            $      0.06      $      0.07     $      0.09      $      0.21
                                               ===================================================================

Diluted earnings per share                          $      0.06      $      0.07     $      0.08      $      0.21
                                               ===================================================================


                                                                  Year Ended December 31, 2002
                                               -------------------------------------------------------------------
                                                                       Three Months Ended
                                                    December 31     September 30       June 30         March 31
                                               -------------------------------------------------------------------

Interest income                                     $ 3,585,378      $ 3,779,448     $ 3,869,165      $ 3,831,336
Interest expense                                      1,692,347        1,819,651       1,866,197        1,972,970
                                               -------------------------------------------------------------------
        NET INTEREST INCOME                           1,893,031        1,959,797       2,002,968        1,858,366
Provision for losses on loans                           325,000        1,300,000         225,000          150,000
                                               -------------------------------------------------------------------
        NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES                   1,568,031          659,797       1,777,968        1,708,366
Other income                                            704,354          761,073         527,065          497,223
Other expense                                         1,708,631        1,767,170       1,749,737        1,693,364
                                               -------------------------------------------------------------------
        INCOME (LOSS) BEFORE
          INCOME TAXES                                  563,754         (346,300)        555,296          512,225
Income taxes                                            216,944         (138,487)        199,278          188,917
                                               -------------------------------------------------------------------

        NET INCOME (LOSS)                           $   346,810      $  (207,813)    $   356,018      $   323,308
                                               ===================================================================

Basic earnings (loss) per share                     $      0.18      $     (0.11)    $      0.19      $      0.17
                                               ===================================================================

Diluted earnings (loss) per share                   $      0.18      $     (0.11)    $      0.18      $      0.17
                                               ===================================================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                                                            December 31,
                                                                 ---------------------------------
STATEMENTS OF FINANCIAL CONDITION                                     2003               2002
                                                                 ---------------------------------
Assets:
  Cash and cash equivalents                                       $    247,275       $    278,997
  Accrued dividend receivable                                           67,745                  -
  Equity in net assets of Jacksonville Savings Bank                 19,856,362         20,039,608
                                                                 ---------------------------------

                                                                  $ 20,171,382       $ 20,318,605
                                                                 =================================

Liabilities and stockholders' equity:
  Other liabilities                                               $    139,229       $     66,194
  Common stock                                                          19,420             19,213
  Additional paid-in capital                                         6,399,321          6,374,463
  Retained earnings                                                 13,866,849         13,294,959
  Accumulated other comprehensive income (loss)                       (253,437)           563,776
                                                                 ---------------------------------

                                                                  $ 20,171,382       $ 20,318,605
                                                                 =================================


                                                                             Years Ended
                                                                             December 31,
                                                                 ---------------------------------
STATEMENTS OF INCOME                                                  2003               2002
                                                                 ---------------------------------

Interest from subsidiary                                          $        759       $          -
Dividends from subsidiary                                              267,802            380,587
                                                                 ---------------------------------
        OPERATING INCOME                                               268,561            380,587
                                                                 ---------------------------------

Equity in undistributed earnings of Jacksonville Savings Bank          633,967            449,404
                                                                 ---------------------------------
        TOTAL OTHER INCOME                                             633,967            449,404
                                                                 ---------------------------------

Other expenses                                                          99,907             11,668
                                                                 ---------------------------------

        INCOME BEFORE INCOME TAX BENEFIT                               802,621            818,323

Income tax benefit                                                      38,409                  -
                                                                 ---------------------------------

        NET INCOME                                                $    841,030       $    818,323
                                                                 =================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                Years Ended
                                                                December 31,
                                                     ---------------------------------
STATEMENTS OF CASH FLOWS                                  2003               2002
                                                     ---------------------------------
Operating activities:
  Net income                                          $   841,030       $   818,323
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Equity in undistributed earnings of
        Jacksonville Savings Bank                        (633,967)         (449,404)
      Other                                                 3,739            65,293
                                                     ---------------------------------
          NET CASH PROVIDED BY
            OPERATING ACTIVITIES                          210,802           434,212
                                                     ---------------------------------

Financing activities:
  Dividends paid                                         (267,589)         (261,175)
  Purchase and retirement of treasury stock              (341,515)               --
  Exercise of stock options                               366,580           105,960
                                                     ---------------------------------
          NET CASH USED IN
            FINANCING ACTIVITIES                         (242,524)         (155,215)
                                                     ---------------------------------

Increase (decrease) in cash and cash equivalents          (31,722)          278,997

Cash and cash equivalents:
  Beginning of period                                     278,997              --
                                                     ---------------------------------

  End of period                                       $   247,275       $   278,997
                                                     =================================

NOTE 16. LOSS DUE TO LOAN DEFALCATION

During an internal audit of loan operations, the Company uncovered loan irregularities at its branch in Virden, Illinois. The irregularities, which included recording fictitious loans, making unauthorized advances on loans, diversion of loan proceeds and payoff checks, and misapplication of funds, are limited to loans originated and serviced at the Company's Virden branch. The investigation has been completed and the identified losses have been recorded on the Company's financial statements. While management believes that all significant losses have been identified, there can be no assurance that additional losses will not be recognized; however, management does not believe that any such amount would be material. As of December 31, 2001, the Company recognized a nonrecurring expense associated with the loan irregularities of approximately $4,458,000, consisting of identified losses of $4,016,000 and $442,000 in related legal and audit expenses. The Company incurred additional losses related to the irregularities of $9,361 and $62,348 for the years ended December 31, 2003 and 2002, respectively. During March 2003, the Company received a $562,500 recovery, representing the negotiated settlement with the Company's insurance carrier.

COMMON STOCK INFORMATION

The Common Stock of Jacksonville Bancorp, Inc. is traded on the Nasdaq Small Cap Market under the symbol "JXSB". As of December 31, 2003 there were approximately 622 stockholders of record, including the Company's mutual holding company parent and brokers, which held 1,942,004 shares of the Company's outstanding shares of Common Stock. The Company's Mutual Holding Company Parent owns 1,038,738 shares.

The following table sets forth market price and dividend information for the Company's Common Stock for the two years in the period ending December 31, 2003.


   FISCAL 2002              HIGH               LOW                DIVIDENDS

First Quarter              $ 11.50           $ 10.27          $.075/per share

Second Quarter             $ 14.26           $ 11.00          $.075/per share

Third Quarter              $ 13.00           $ 10.25          $.075/per share

Fourth Quarter             $ 10.86           $ 10.20          $.075/per share

   FISCAL 2003

First Quarter              $ 13.00           $ 10.78          $.075/per share

Second Quarter             $ 16.95           $ 12.00          $.075/per share

Third Quarter              $ 16.75           $ 14.80          $.075/per share

Fourth Quarter             $ 17.00           $ 15.65          $.075/per share




For a discussion of the restrictions on the Company's ability to pay dividends, see Note 10 to the Consolidated Financial Statements.

The Company did not repurchase any Company stock during the fourth quarter of 2003.


DIRECTORS AND OFFICERS


DIRECTORS                                         OFFICERS
Andrew F. Applebee                                Andrew F. Applebee
Chairman of the Board                               Chairman of the Board

Richard A. Foss                                   Richard A. Foss
  President and Chief Executive Officer             President and Chief Executive Officer

John C. Williams                                  John C. Williams
  Senior Vice President and Trust Officer           Senior Vice President and Trust Officer

Roger D. Cannell                                  John D. Eilering
  Certified Public Accountant                       Vice President - Operations and Corporate Secretary
  Cannell & Sheehan, Ltd

Harmon B. Deal, III                               Diana S. Tone
  Investment Manager                                Chief Financial Officer and Compliance Officer
  Deal Partners, L.P.

Michael R. Goldasich                              Jess D. Karns
  Architect                                         Senior Loan Administrator
  Goldasich-Audo Architects

Dean H. Hess                                      Steven L. Waltrip
  Self-employed farmer                              Vice President - Mortgage/Consumer Lending

Emily J. Osburn                                   Thomas A. Luber
  Retired radio station manager                     Vice President - Mortgage Banking

Harvey D. Scott, III                              Susan L. Harpole
  Orthopedic Surgeon                                Vice President - Mortgage/Consumer Lending
  Orthapaedic Center of Illinois

                                                  Paul W. Miller
                                                    Vice President - Lending

                                                  Laura A. Marks
                                                    Vice President - Retail Banking

CORPORATE INFORMATION

Corporate Headquarters                        Transfer Agent

1211 West Morton                              First Bankers Trust Company, N.A.
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
(202) 274-2000



ANNUAL MEETING

The Annual Meeting of the Stockholders will be held April 27, 2004 at 1:30 p.m., central time, at the Company's main office at 1211 West Morton, Jacksonville, Illinois.

GENERAL INQUIRIES

A copy of the Company's Annual Report to the SEC on Form 10-K may be obtained without charge by written request of stockholders to Diana Tone or by calling the Company at (217) 245-4111. The Form 10-K is also available on the Company's website at www.jacksonvillesavings.com. The Company's Code of Ethics, Nominating and Corporate Governance Committee Charter, and Beneficial Ownership reports of our directors and executive officers are also available on the Company's website.

FDIC DISCLAIMER

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the FDIC.