Form 10-K, Exhibit 13
period 2004-12-31
JACKSONVILLE BANCORP INC
filed 2005-03-25
CIK 1172097

                                   Exhibit 13
                             Report to Stockholders

                                      ------------------------------------------

                                         JACKSONVILLE BANCORP, INC.

                                         2004 ANNUAL REPORT

TO OUR SHAREHOLDERS:

TEN YEARS AGO, JACKSONVILLE SAVINGS BANK ENTERED A NEW ERA WHEN IT CONVERTED TO THE MUTUAL HOLDING COMPANY FORM OF ORGANIZATION. IT WAS THE FIRST TIME IN OUR EIGHTY-YEAR HISTORY THAT CUSTOMERS, EMPLOYEES, AND THE INVESTING PUBLIC HAD THE OPPORTUNITY TO BECOME SHAREHOLDERS IN THE BANK. A LOT HAS HAPPENED SINCE THAT MILESTONE. BECAUSE THIS IS A TENTH ANNIVERSARY SHAREHOLDER LETTER, WE THOUGHT IT APPROPRIATE TO REFLECT BACK ON THE ACCOMPLISHMENTS OF THE LAST DECADE. CONSIDER THE FOLLOWING:

ON DECEMBER 31, 1994, JACKSONVILLE SAVINGS HAD ASSETS OF $142.8 MILLION, DEPOSITS OF $120.1 MILLION, AND CAPITAL OF $11.9 MILLION. THE BANK OPERATED FOUR FACILITIES, A HEADQUARTERS BUILDING AND TWO BRANCHES IN JACKSONVILLE, AND THE FIRST MIDWEST OFFICE IN VIRDEN. THE BANK OFFERED A BASIC LINE OF FINANCIAL PRODUCTS WHICH INCLUDED CHECKING AND SAVINGS ACCOUNTS, AND HOME MORTGAGE, CONSUMER, AND COMMERCIAL LOANS. WE WERE A TRADITIONAL MUTUAL SAVINGS BANK IN EVERY SENSE OF THE WORD.

IN EARLY 1995, OUR BOARD OF DIRECTORS ADOPTED AN AGGRESSIVE NEW BUSINESS PLAN THAT ENVISIONED CONTINUED GROWTH THROUGH EXPANSION AND ACQUISITION, AN MHC CONVERSION AND STOCK OFFERING, AND THE IMPLEMENTATION OF A NUMBER OF NEW COMMERCIAL BANK TYPE SERVICES. THE PLAN WAS APPROVED BY THE BANK'S DEPOSITOR-MEMBERS ON APRIL 20, 1995. FOLLOWING A SUCCESSFUL IPO, THE BANK ACQUIRED LITCHFIELD COMMUNITY SAVINGS IN 1997 AND CHAPIN STATE BANK IN 2000. IN 2001, WE EXPERIENCED OUR MOST DIFFICULT YEAR WHEN OUR INTERNAL AUDITORS DISCOVERED A DEFALCATION AT THE VIRDEN FIRST MIDWEST BRANCH. IT WAS A PAINFUL LEARNING EXPERIENCE, BUT WE REGROUPED AND MOVED FORWARD DETERMINED NOT TO LET IT SLOW OUR POSITIVE MOMENTUM.

BY YEAR-END 2004, THE BANK'S ASSETS HAD INCREASED TO $253.3 MILLION AND DEPOSITS HAD REACHED $225.7 MILLION. IN ADDITION TO THE JACKSONVILLE AND VIRDEN FACILITIES, WE NOW OPERATE FULL-SERVICE BRANCHES IN CHAPIN AND LITCHFIELD AND A TELLER FACILITY IN CONCORD. OUR PRODUCT OFFERINGS HAVE BEEN ENHANCED AND EXPANDED TO INCLUDE AGRICULTURAL LENDING AND TRUST, CASH MANAGEMENT AND BROKERAGE SERVICES. WE HAVE ADDED THE 24-HOUR BANKING CONVENIENCE OF DEBIT CARDS, ATMS, TELEPHONE BANKING, INTERNET BANKING AND ELECTRONIC STATEMENTS. THE BANK HAS PAID OUT TO ITS OWNERS MORE THAN $4.2 MILLION IN DIVIDENDS WHILE INCREASING CAPITAL TO $20.7 MILLION. OUR CUSTOMER BASE CONTINUES TO GROW AND NOW TAKES IN MANY OF THE SMALL RURAL COMMUNITIES IN MORGAN, SCOTT, MACOUPIN, AND MONTGOMERY COUNTIES, AS WELL AS ONLINE CUSTOMERS THROUGHOUT THE STATE. IN ALL OF OUR MARKETS, WE ARE PROUD TO SAY THAT THE BANK AND ITS OFFICERS AND STAFF, ARE ACTIVELY INVOLVED AND ROUTINELY TAKE LEADERSHIP POSITIONS IN COMMUNITY PROJECTS AND SERVICE ORGANIZATIONS.

IN THE TEN YEARS SINCE WE BECAME A MUTUAL HOLDING COMPANY, JACKSONVILLE SAVINGS HAS ENJOYED MOSTLY SUCCESS, WITH A FEW BUMPS IN THE ROAD. WE HAVE BECOME THE LARGEST BANK IN OUR PRIMARY MARKET BY REMAINING COMMITTED TO THE CONCEPT OF COMMUNITY BANKING AND TO OUR ORIGINAL MISSION OF PROVIDING THE VERY BEST IN FINANCIAL SERVICES TO OUR BORROWERS AND DEPOSITORS. WE ARE PROUD OF OUR PAST ACCOMPLISHMENTS, AND LOOK FORWARD WITH ENTHUSIASM AND CONFIDENCE TO THE CHALLENGES AND OPPORTUNITIES OF THE FUTURE.



ANDREW F. APPLEBEE                  RICHARD A. FOSS
CHAIRMAN                            PRESIDENT

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                        PAGE

Business of the Company                                                    1

Selected Consolidated Financial Information                              2-3

Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                            4-19

Report of Independent Registered Public Accounting Firm                   20

Consolidated Financial Statements                                      21-26

Notes to Consolidated Financial Statements                             27-50

Common Stock Information                                                  51

Directors and Officers                                                    52

Corporate Information                                                     53

Annual Meeting                                                            53

                             BUSINESS OF THE COMPANY

Jacksonville Bancorp, Inc. (the "Company") was incorporated under Federal law on May 3, 2002. The Company is a savings and loan holding company and its sole business activity is the 100% ownership of Jacksonville Savings Bank (the "Bank"). As part of our reorganization into the two-tier mutual holding company form of ownership, the shareholder interests in the Bank were converted into interests of the Company. On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company ("MHC"), Jacksonville Bancorp, MHC. On December 28, 2000, Jacksonville Bancorp, MHC, converted from an Illinois-chartered mutual holding company to a federally-chartered mutual holding company. As of December 31, 2004, the MHC owned 52.83% of the outstanding shares of the Company.

The Bank was founded in 1916 as an Illinois-chartered savings and loan association and converted to an Illinois-chartered savings bank in 1992. The Bank is headquartered in Jacksonville, Illinois and operates six branches in addition to its main office. The Bank's deposits have been federally insured since 1945 by the Federal Deposit Insurance Corporation ("FDIC"). The Bank has been a member of the Federal Home Loan Bank ("FHLB") System since 1932. At December 31, 2004, the Company had consolidated assets of $253.3 million, deposits of $225.7 million and stockholders' equity of $20.7 million.

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

                                                                    AT DECEMBER 31,
                                              ----------------------------------------------------------
                                                 2004        2003        2002        2001        2000
FINANCIAL CONDITION DATA                                             (In thousands)
Total assets                                   $253,330    $261,816    $252,504    $241,301    $227,915
Loans  (1)                                      126,058     127,585     149,200     161,082     172,379
Investment securities (2)                        86,674     100,914      74,904      46,360      21,295
Mortgage-backed securities                       15,171       7,597       2,822       4,264       6,689
Cash and cash equivalents                        10,793       9,576      11,092      13,397       9,476
Deposits                                        225,734     235,173     225,602     216,899     197,799
Other borrowings                                  3,447       2,889       2,875       1,395       5,786
Stockholders' equity                             20,683      20,032      20,252      19,164      20,637


                                                                YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------------
                                                 2004        2003        2002        2001        2000
OPERATING DATA                                           (In thousands, except per share data)

Interest income                                $ 12,278    $ 12,946    $ 15,065    $ 17,526    $ 15,599
Interest expense                                  4,588       5,765       7,351       9,569       8,176
                                               --------    --------    --------    --------    --------

Net interest income                               7,690       7,181       7,714       7,957       7,423
Provision for loan losses                           550       2,075       2,000       1,000         610
                                               --------    --------    --------    --------    --------

Net interest income after provision
  for loan losses                                 7,140       5,106       5,714       6,957       6,813
Other income                                      2,038       3,532       2,490       2,010       1,424
Other expense (3)                                 7,781       7,296       6,919      11,282       5,793
                                               --------    --------    --------    --------    --------

Income (loss) before income taxes                 1,397       1,342       1,285      (2,315)      2,444
Income tax expense (benefit)                        521         501         467      (1,299)        826
                                               --------    --------    --------    --------    --------

Net income (loss)                              $    876    $    841    $    818    $ (1,016)   $  1,618
                                               ========    ========    ========    ========    ========

Earnings per common share - basic              $   0.45    $   0.43    $   0.43    $  (0.53)   $   0.85
                                               ========    ========    ========    ========    ========

Earnings per common share - diluted            $   0.44    $   0.43    $   0.42    $  (0.53)   $   0.85
                                               ========    ========    ========    ========    ========

--------------------

(1)     Includes loans held for sale.

(2) Includes FHLB stock, other equity investments, corporate bonds, municipal bonds, and certain securities backed by the U.S. Government or its agencies.

(3)     Includes losses due to loan defalcation of $4,458,000 in 2001.


                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------------------
KEY OPERATING RATIOS                                2004        2003        2002        2001       2000

Return on average assets (net income
  (loss) divided by average assets)                 0.33 %      0.33 %      0.34 %     (0.44)%     0.82 %

Return on average equity (net income
  (loss) divided by average equity)                 4.31 %      4.18 %      4.19 %     (4.92)%     8.11 %

Average equity to average assets                    7.77 %      7.82 %      8.04 %      8.98 %    10.15 %

Interest rate spread (difference between
  average yield on interest-earning assets
  and average cost of interest-bearing
  liabilities)                                      3.04 %      2.82 %      3.27 %      3.67 %     3.54 %

Net interest margin (net interest income
  as a percentage of average interest-
  earning assets)                                   3.18 %      3.00 %      3.47 %      3.87 %     4.02 %

Dividend pay-out ratio  (1)                        31.39 %     31.99 %     32.03 %    (25.69)%    30.59 %

Noninterest expense to average assets               2.97 %      2.84 %      2.85 %      4.91 %     2.95 %

Average interest-earning assets to
  average interest-bearing liabilities            107.35 %    107.58 %    106.04 %    104.40 %   110.87 %

Allowance for loan losses to gross loans
  at end of period                                  1.48 %      1.69 %      1.43 %      0.70 %     0.70 %

Allowance for loan losses to
  nonperforming loans                              95.02 %     66.02 %     53.69 %     27.37 %    62.55 %

Net loan charge-offs to average
  loans during the period                           0.66 %      1.41 %      0.68 %      0.68 %     0.34 %

Nonperforming assets to total assets                1.01 %      1.46 %      1.72 %      2.09 %     1.10 %


                                                                         DECEMBER 31,
                                                 ----------------------------------------------------------
OTHER DATA                                          2004        2003        2002        2001       2000

Number of offices                                      7           7           7           7          7

(1) Excludes dividends waived by the mutual holding company.

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

Management has implemented various strategies designed to enhance its profitability while still maintaining the Company's safety and soundness. These strategies include reducing its exposure to interest rate risk by selling fixed-rate loans to Freddie Mac and providing other fee-based services to its customers. The Company recognizes the need to establish and adhere to strict loan underwriting criteria and guidelines. In this regard, the Company hired an experienced senior loan administrator during 2003 to oversee all lending functions of the Company and has undertaken a complete review and enhancement of its lending policies and underwriting practices. The Company generally limits its investment portfolio to investments in United States Government and Agency securities, mortgage-backed securities collateralized by U.S. Government Agencies, and local municipal issues.

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

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management's judgement, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans. Management uses the information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While the Company believes it has established its existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

GOODWILL - Costs in excess of the estimated fair value of identified net assets acquired through purchase transactions are recorded as an asset by the Company. This amount was originally amortized as an expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortizing goodwill in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2004 and 2003. No impairment of goodwill was identified as a result of these tests. In making these impairment assessments, management must make subjective assumptions regarding the fair value of the Company's assets and liabilities. It is possible that these judgements may change over time as market conditions or Company strategies change, and these changes may cause the Company to record impairment charges to adjust the goodwill to its estimated fair value.

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

FINANCIAL CONDITION

Total assets decreased $8.5 million, or 3.2%, to $253.3 million at December 31, 2004, compared to $261.8 million at December 31, 2003. The decrease in total assets is primarily due to a $6.7 million, or 6.3%, decrease in investment and mortgage-backed securities, a $1.5 million, or 1.2%, decrease in total loans receivable and loans held for sale, and a $500,000 decrease in federal funds sold, partially offset by a $1.2 million increase in cash and cash equivalents.

The decrease in total loans receivable and loans held for sale reflects the sale of fixed-rate loans into the secondary market, increased competition in the Company's market area, and continuing efforts to improve the quality of the existing loan portfolio.

Deposits decreased $9.4 million, or 4.0%, and were partially offset by an increase of $558,000 in other borrowings. The Company's decision to hold deposit rates steady in an effort to manage interest costs contributed to the decrease in deposits. Management also believes that deposit volumes were affected by investors seeking other investment alternatives as general market conditions have improved. The other borrowings consist of commercial cash management accounts which are invested in overnight securities sold under agreement to repurchase.

Stockholders' equity increased $651,000 to $20.7 million at December 31, 2004. The increase reflects net income of $876,000, partially offset by the payment of $275,000 in dividends and a decrease of $10,000 in unrealized gains on available-for-sale securities. Stockholders' equity also benefited from the $60,000 net effect of $440,000 received from the exercise of stock options and the $380,000 purchase and retirement of treasury stock related to the options. The change in unrealized gains on securities is driven by market conditions and, therefore, can fluctuate daily.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

GENERAL

The Company reported net income for the year ended December 31, 2004, of $876,000, or $0.45 per common share, basic, and $0.44 per common share, diluted, compared to net income of $841,000 or $0.43 per common share, basic and diluted, for the year ended December 31, 2003. Net income increased $35,000 due to a $509,000 increase in net interest income and a $1.5 million decrease in provision for loan losses, partially offset by a $1.5 million decrease in other income and increases in other expenses of $486,000 and income taxes of $19,000.

INTEREST INCOME

Interest income decreased to $12.3 million for the year ended December 31, 2004 from $12.9 million for the year ended December 31, 2003. The $669,000 decrease in 2004 resulted from decreased income of $1.2 million on loans and $34,000 on other interest-earning assets, partially offset by increases in income from mortgage-backed securities of $467,000 and investment securities of $124,000.

The decrease in interest income on loans reflects a decrease in the average balance of loans outstanding to $128.3 million for 2004 compared to $138.8 million for 2003, as well as a lower weighted average yield of 6.54% for 2004 from 6.93% for 2003. The decrease in the average yield is due to the low interest rate environment during 2004. The $10.5 million decrease in the average balance of loans during 2004 is mostly due to the large volume of loans sold to the secondary market during 2003, as the actual balance of total loans, including loans held for sale, decreased by $1.5 million during 2004.

The increase in interest income on investment securities is due to the higher average balance of investments, which were $96.2 million for 2004 compared to $91.6 million for 2003. The average balance of investment securities reflects the investment of additional cash generated from loan sales during 2003. The increase in the average balance was partially offset by a decrease in the portfolio's average yield to 3.42% for 2004 from 3.45% for 2003.

The increase in income on mortgage-backed securities is due to the increase in the average balance of mortgage-backed securities during 2004 to $14.7 million from $2.6 million in 2003. The weighted average yield decreased to 3.87% for 2004 from 3.88% for 2003. The increase in the average balance reflects the decision to diversify and improve the cash flow of the investment portfolio through the increased investment in mortgage-backed securities, as well as decreased loan demand.

Other interest-earning assets consist of federal funds sold and interest-earning deposit accounts. The decrease in interest income is primarily due to a decrease in the average balance to $2.8 million for 2004 from $6.2 million for 2003, only partially offset by an increase in the weighted average yield to 1.09% for 2004 from 1.05% for 2003. The decrease in the average balance of these investments is due to management's decision to reinvest most of these funds into higher yielding investment and mortgage-backed securities.

INTEREST EXPENSE

Interest expense decreased to $4.6 million for the year ended December 31, 2004 from $5.8 million for the year ended December 31, 2003. The decrease of $1.2 million in the cost of funds reflects a $1.2 million decrease in interest paid on deposits. Interest on short-term borrowings increased $40,000 during 2004.

The lower interest expense on deposits is attributable to a decrease in the weighted average yield on deposits to 2.05% for 2004 from 2.62% for 2003. The lower weighted average yield was partially offset by an increase in the average balance of deposits to $220.2 million for 2004 from $218.6 for 2003. The decreased cost of funds reflects the repricing of renewing time deposits at the lower market rates of interest during 2004.

The increase in interest expense on short-term borrowings is due to an increase in the average balance of borrowings to $5.2 million for 2004 from $3.8 million during 2003 and an increase in the weighted average yield to 1.57% for 2004 from 1.10% for 2003. Management has maintained lower cash balances in order to improve earnings, and has used short-term advances from the Federal Home Loan Bank (FHLB) to fund short-term cash needs. The increase in the average balance is due to the higher average balance of FHLB borrowings, all of which were repaid during November 2004. The remainder of borrowed funds consists of securities sold under agreement to repurchase.

PROVISION FOR LOAN LOSSES

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The Company recorded a provision for loan losses of $550,000 for the year ended December 31, 2004, a $1.5 million decrease from the provision made during 2003. The allowance for loan losses decreased to $1.9 million at December 31, 2004 from $2.2 million at December 31, 2003. The decrease in the level of the allowance reflects net charge-offs exceeding the provision for loan losses. Net charge-offs decreased during 2004 to $848,000 from $1.9 million during 2003. The provisions in 2004 and 2003 were made to bring the allowance for loan losses to a level deemed adequate following management's evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management. The decrease in the provision during 2004 reflects the decrease in nonperforming loans and watch list credits, as well as reduced loan originations. This review also considered the local economy and the level of bankruptcies and foreclosures in the Company's market area. Set forth below is a table regarding the Company's nonperforming assets.

                                                     12/31/04      12/31/03
                                                     --------      --------
                                                     (DOLLARS IN THOUSANDS)

      Non-accruing loans:
        One-to-four family residential                     711         1,022
        Commerical and agricultural real estate            181           224
        Commercial and agricultural business                57           613
        Home equity/Home improvement                       652         1,101
        Automobile                                          68           139
        Other consumer                                      20            22
                                                    ----------    ----------
           Total                                         1,689         3,121
                                                    ==========    ==========

      Accruing loans delinquent more than 90 days:
        One-to-four family residential                     270           168
        Commerical and agricultural business                23             -
        Automobile                                           4            15
        Other consumer                                       1             7
                                                    ----------    ----------
           Total                                          298            190
                                                    ==========    ==========

      Foreclosed assets:
        One-to-four family residential                     426           499
        Commercial and agricultural real estate            139             -
        Automobile                                          19            18
                                                    ----------    ----------
           Total                                           584           517
                                                    ==========    ==========

      Total nonperforming assets                    $    2,571    $    3,828
                                                    ==========    ==========

      Total as a percentage of total assets               1.01%         1.46%
                                                          ====          ====

The following table shows the aggregate principal amount of potential problem credits on the Company's watch list at December 31, 2004 and December 31, 2003. All nonaccrual loans are automatically placed on the watch list.


                                             12/31/04     12/31/03
                                            ---------    ---------
                                                (IN THOUSANDS)

         Special Mention credits            $   5,308    $   6,087
         Substandard credits                    3,484        7,555
                                            ---------    ---------

         Total watch list credits           $   8,792    $  13,642
                                            =========    =========

The decrease in the level of nonperforming assets and watch list credits reflects the actions taken by management over the past several years. During 2003, the Company hired an experienced senior loan administrator and increased staffing in the collections and loan review departments, in order to address problems in the loan portfolio and prevent any further deterioration of asset quality. The Company, under the guidance of the senior loan administrator, continues to review and refine lending policies and underwriting and collection procedures.

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

NON-INTEREST INCOME

Non-interest income decreased $1.5 million during the year ended December 31, 2004, compared to the year ended December 31, 2003. The decrease is partially due to the $563,000 settlement that the Company received during the first quarter of 2003 from its insurance carrier related to the loan defalcation discovered during 2001. The remainder of the decrease in non-interest income is primarily due to decreased gains of $785,000 from the sale of loans and $291,000 from the sale of securities, and decreased trust income of $177,000, partially offset by increases of $230,000 in brokerage commissions and $146,000 in service charges on deposits. The increased market interest rates during 2004 have resulted in fewer opportunities for the sale of loans and securities at a gain. The volume of loans originated for sale decreased to $16.6 million during 2004 from $101.2 million during 2003. As disclosed in previous filings, the higher level of trust fees during 2003 was not expected to continue into 2004. The increase in service charges on deposits is primarily due to a new fee structure implemented on April 1, 2004. Brokerage commissions increased due to a continued growth in accounts.

NON-INTEREST EXPENSE

Non-interest expense increased $486,000 during the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase is mostly due to increases of $464,000 in salaries and benefits and $127,000 in occupancy expense, partially offset by a decrease of $141,000 in other expense. Salaries and benefits expense has been impacted by a decrease in the deferral of salaries capitalized as loan costs, due to decreased loan originations, and the hiring of additional personnel in the loan department during 2003. Salaries expense has also been impacted by increased brokerage commissions. Occupancy expense has been affected by the increased depreciation and related expenses of the $2.5 million expansion of the main office facility completed during 2003. The majority of the $141,000 decrease in other expense is comprised of a decrease in service charges due to the reversal of prior period accruals as the result of a third party vendor's waiver of charges.

INCOME TAXES

The provision for income taxes increased $19,000 during 2004 compared to 2003, due to the $54,000 increase in income before income taxes during this same time frame. The marginal tax rate equals 37.3% for the years ended December 31, 2004 and 2003.

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

INTEREST EXPENSE

Interest expense decreased to $5.8 million for the year ended December 31, 2003 from $7.4 million for the year ended December 31, 2002. The decrease of $1.6 million in the cost of funds resulted from a $1.6 million decrease in interest paid on deposits. Interest on short-term borrowings increased $4,000.

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

The increase in interest expense on short-term borrowings is due to an increase in the average balance of borrowings to $3.8 million for 2003 from $2.1 million during 2002, partially offset by the weighted average yield declining to 1.10% for 2003 from 1.81% for 2002. The increase in the average balance is due to the borrowing of $7.5 million from the Federal Home Loan Bank during September 2003. Management has maintained lower cash balances in order to improve earnings, and has used short-term advances to fund short-term cash needs. All advances were repaid during December 2003. The remainder of borrowed funds, which averaged $2.2 million for 2003, consists of securities sold under agreement to repurchase.

PROVISION FOR LOAN LOSSES

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The Company recorded an increase of $75,000 in provision for loan losses to $2,075,000 for the year ended December 31, 2003. The allowance for loan losses increased to $2.2 million at December 31, 2003 from $2.1 million at December 31, 2002. The increase is the result of the provision for loan losses exceeding the net charge-offs. Net charge-offs increased during 2003 to $1.9 million from $1.0 million during 2002. The provisions in 2003 and 2002 were made to bring the allowance for loan losses to a level deemed adequate following management's evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management. This review also considered the current economic downturn in the local economy, which has resulted in increased bankruptcies and foreclosures in the Company's market area and which has further contributed to the recent increases in delinquencies and charge-offs.

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

                                                                    YEARS ENDED DECEMBER 31,
                                              ---------------------------------------------------------------
                                                           2004                             2003
                                              -------------------------------  ------------------------------
                                                         INTEREST                         INTEREST
                                                AVERAGE     AND     YIELD/      AVERAGE      AND     YIELD/
                                                BALANCE  DIVIDENDS   COST       BALANCE   DIVIDENDS   COST
                                              ---------------------------------------------------------------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans  (1)                                   $128,279   $ 8,393     6.54 %    $138,792   $ 9,618    6.93 %
  Investment securities                          96,174     3,285     3.42 %      91,643     3,161    3.45 %
  Mortgage-backed securities                     14,694       569     3.87 %       2,637       102    3.88 %
  Other                                           2,808        31     1.09 %       6,201        65    1.05 %
                                               --------   -------               --------   -------
      Total interest-earning assets             241,955    12,278     5.07 %     239,273    12,946    5.41 %
                                                          -------                          -------

Non-interest-earning assets                      19,647                           18,040
                                               --------                         --------
      Total assets                             $261,602                         $257,313
                                               ========                         ========

Interest-bearing liabilities:
  Deposits                                     $220,213     4,507     2.05 %    $218,622     5,724    2.62 %
  Short-term borrowings                           5,178        81     1.57 %       3,801        41    1.10 %
                                               --------   -------               --------   -------
      Total interest-bearing liabilities        225,391     4,588     2.04 %     222,423     5,765    2.59 %
                                                          -------                          -------

Non-interest-bearing liabilities                 15,876                           14,771
Stockholders' equity                             20,335                           20,119
                                               --------                         --------

      Total liabilities and
          stockholders' equity                 $261,602                         $257,313
                                               ========                         ========

Net interest income                                       $ 7,690                          $ 7,181
                                                          =======                          =======

Interest rate spread (2)                                              3.04 %                          2.82 %
                                                                     =====                           =====

Net interest margin (3)                                               3.18 %                          3.00 %
                                                                     =====                           =====

Ratio of average interest-earning assets to
  average interest-bearing liabilities                              107.35 %                        107.58 %
                                                                   =======                         =======

(continued)

                                                      YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                               2002
                                                  ------------------------------
                                                             INTEREST
                                                   AVERAGE      AND     YIELD/
                                                   BALANCE   DIVIDENDS   COST
                                                  ------------------------------
                                                     (DOLLARS IN THOUSANDS)

Interest-earning assets:
  Loans  (1)                                      $152,848   $ 11,773    7.70 %
  Investment securities                             56,532      2,937    5.20 %
  Mortgage-backed securities                         3,392        207    6.09 %
  Other                                              9,612        148    1.54 %
                                                  --------
      Total interest-earning assets                222,384     15,065    6.77 %


Non-interest-earning assets                         20,428
                                                  --------
      Total assets                                $242,812
                                                  ========

Interest-bearing liabilities:
  Deposits                                        $207,629      7,313    3.52 %
  Short-term borrowings                              2,097         38    1.81 %

      Total interest-bearing liabilities           209,726      7,351    3.51 %


Non-interest-bearing liabilities                    13,559
Stockholders' equity                                19,527
                                                  --------

      Total liabilities and
          stockholders' equity                    $242,812
                                                  ========

Net interest income                                           $ 7,714
                                                              =======

Interest rate spread (2)                                                 3.27 %
                                                                        =====

Net interest margin (3)                                                  3.47 %
                                                                        =====

Ratio of average interest-earning assets to
  average interest-bearing liabilities                                 104.40 %
                                                                      =======

-----------------------------------------
(1) Includes non-accrual loans and loans held for sale, and fees of $88,000 for 2004, $111,000 for 2003, and $142,000 for 2002.
(2) Yield on interest-earning assets less cost of interest-bearing liabilities.
(3) Net interest income divided by average interest-earning assets.

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

                                                        2004 COMPARED TO 2003                 2003 COMPARED TO 2002
                                                      Increase (Decrease) Due to           Increase (Decrease) Due to
                                                 ----------------------------------  ------------------------------------
                                                   Rate       Volume         Net         Rate        Volume       Net
                                                 ------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Interest-earning assets:
  Loans                                          $   (520)   $   (705)     $(1,225)    $ (1,124)   $ (1,031)    $ (2,155)
  Investment securities                               (31)        155          124       (1,202)      1,426          224
  Mortgage-backed securities                                      467          467          (65)        (40)        (105)
  Other                                                 2         (36)         (34)         (40)        (43)         (83)
                                                 --------    --------     --------     --------    --------     --------

       Total net change in income
          on interest-earning assets                 (549)       (119)        (668)      (2,431)        312       (2,119)
                                                 --------    --------     --------     --------    --------     --------

Interest-bearing liabilities:
  Deposits                                         (1,258)         41       (1,217)      (1,959)        370       (1,589)
  Other borrowings                                     22          18           40          (19)         22            3
                                                 --------    --------     --------     --------    --------     --------

       Total net change in expense
          on interest-bearing liabilities          (1,236)         59       (1,177)      (1,978)        392       (1,586)
                                                 --------    --------     --------     --------    --------     --------

Net change in net interest income                $    687    $   (178)    $    509     $   (453)   $    (80)    $   (533)
                                                 ========    ========     ========     ========    ========     ========

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

The Company uses a comprehensive asset/liability software package provided by a third-party vendor to perform interest rate sensitivity analysis for all product categories. The primary focus of the Company's analysis is on the effect of interest rate increases and decreases on net interest income. Management believes that this analysis reflects the potential effects on current earnings of interest rate changes. Call criteria and prepayment assumptions are taken into consideration for investment securities and loans. All of the Company's interest sensitive assets and liabilities are analyzed by product type and repriced based upon current offering rates. The software performs interest rate sensitivity analysis by performing rate shocks of plus or minus 300 basis points in 100 basis point increments.

The following table shows projected results at December 31, 2004 and 2003, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO. The results are shown as a dollar and percentage change in net interest income over the next twelve months.

------------------- ------------------------------------------------------------------
                                      CHANGE IN NET INTEREST INCOME
                                          (DOLLARS IN THOUSANDS)
                    -------------------------- ------------------------- -------------
                            12/31/04                    12/31/03            ALCO
Rate Shock           $ Change      % Change      $ Change     % Change    Benchmark
------------------- -------------------------- ------------------------- -------------
+300 basis points        (149)       (1.97)%          126        1.73%    >(20.00)%
+200 basis points         (20)       (0.27)%          240        3.30%    >(20.00)%
+100 basis points         110         1.46%           358        4.90%    >(12.50)%
-100 basis points         304         4.02%           529        7.25%    >(12.50)%
-200 basis points         317         4.20%           543        7.44%    >(20.00)%
-300 basis points         315         4.18%           543        7.44%    >(20.00)%
------------------- -------------------------- ------------------------- -------------

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

LIQUIDITY AND CAPITAL RESOURCES

The Company's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Company's operating, financing, and investing activities. At December 31, 2004 and 2003, cash and cash equivalents totaled $10.8 million and $9.6 million, respectively. The Company's primary sources of funds include customer deposits, proceeds from sales of loans, calls and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments). During the years ended December 31, 2004 and 2003, the most significant sources of funds have been deposit growth, loan sales to the secondary market, and advances from FHLB. These funds have been used to fund new loan originations and the purchase of investment and mortgage-backed securities.

The Company's cash and cash equivalents increased $1.2 million during the year ended December 31, 2004, compared to a decrease of $1.5 million during the year ended December 31, 2003. Net cash provided by operating activities before loan originations and sales decreased $401,000 to $2.8 million during 2004. Net cash provided by loan originations and sales to Freddie Mac decreased to $360,000 during 2004 from the cash provided of $6.5 million during 2003. Net cash provided by investing activities increased to $7.3 million during 2004 from the $20.5 million cash used during 2003. Cash used to purchase investment and mortgage-backed securities decreased to $42.8 million during 2004 from $134.7 million during 2003. The decreased cash used for investment purchases was partially funded by a decrease in calls, maturities, and sales of investment and mortgage-backed securities of $45.2 million during 2004 from $101.3 million during 2003. Net cash used in financing activities increased to $9.2 million during 2004 from the $9.3 million cash provided by financing activities during 2003. The increase is primarily due to the net decrease in deposits of $9.4 million during 2004 compared to the net increase of $9.6 million during 2003.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition. The Company attempts to price its deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term U.S. agency obligations. If the Company requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Company may borrow from the FHLB under a blanket agreement which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. This borrowing arrangement is limited to the lesser of 30% of the Company's total assets or twenty times the balance of FHLB stock held by the Company. At December 31, 2004, the Company had borrowing capacity of approximately $29.3 million and no outstanding advances.

The Company maintains levels of liquid assets as established by the Board of Directors. The Company's liquidity ratio, adjusted for pledged assets, at December 31, 2004 and 2003 was 42.4% and 43.3%, respectively. This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

The Company must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. The Company does not have any outstanding borrowings. The only long-term obligation that could affect liquidity is the maturity of time deposits, the detail of which can be found in
Note 7 to the Consolidated Financial Statements. The Company anticipates that it will have sufficient funds available to meet its current commitments principally through the use of current liquid assets and through its borrowing capacity discussed above. The following table summarizes the outstanding loan commitments at December 31, 2004 and 2003.

                                                          12/31/04      12/31/03
                                                              (IN THOUSANDS)
      Commitments to fund loans - own portfolio          $   22,742    $   15,695
      Commitments to fund loans for sale to Freddie Mac         576           369
      Standby letters of credit                                 473           410


Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%. The Illinois Commissioner of Banks and Real Estate (the "Commissioner") is authorized to require a savings bank to maintain a higher minimum capital level if the Commissioner determines that the savings bank's financial condition or history, management or earnings prospects are not adequate. If a savings bank's core capital ratio falls below the required level, the Commissioner may direct the savings bank to adhere to a specific written plan established by the Commissioner to correct the savings bank's capital deficiency, as well as a number of other restrictions on the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At December 31, 2004, the Bank's core capital ratio was 7.06% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2004, the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The well-capitalized category requires higher minimum ratios of 5% for the Tier 1 leverage, 6% for the Tier 1 risk-based, and 10% for the total risk-based capital ratios. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table below:

                                                      MINIMUM
                                                      REQUIRED     ACTUAL

      Tier 1 Capital to Average Assets                  4.00 %      7.06 %
      Tier 1 Capital to Risk-Weighted Assets            4.00 %     12.77 %
      Total Capital to Risk-Weighted Assets             8.00 %     14.02 %

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



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. and Subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ McGladrey & Pullen, LLP


Champaign, Illinois
January 21, 2005

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003


ASSETS                                                                               2004                 2003
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                         $  10,792,905        $   9,575,977
Federal funds sold                                                                            -              500,000
Investment securities, available-for-sale                                            84,625,323           98,940,872
Mortgage-backed securities available-for-sale                                        15,171,342            7,597,265
Federal Home Loan Bank stock                                                          1,466,300            1,380,600
Other investments                                                                       582,224              592,355
Loans  - net of allowance for loan losses of 2004 $1,888,073;  2003 $2,186,058      125,793,087          127,079,036
Loans held for sale                                                                     264,600              506,300
Premises and equipment - net                                                          7,146,087            7,419,061
Accrued interest receivable                                                           1,300,741            1,445,140
Goodwill                                                                              2,726,567            2,726,567
Core deposit intangible                                                                 279,033              358,756
Capitalized mortgage servicing rights                                                 1,094,261            1,168,246
Real estate owned                                                                       564,947              499,257
Income taxes receivable                                                                  25,468              386,509
Other assets                                                                          1,496,628            1,639,722
                                                                               --------------------------------------

     TOTAL ASSETS                                                                 $ 253,329,513        $ 261,815,663
                                                                               ======================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Deposits:
  Noninterest bearing                                                             $  14,224,204        $  12,850,729
  Interest bearing                                                                  211,510,304          222,322,003
                                                                               --------------------------------------
     TOTAL DEPOSITS                                                                 225,734,508          235,172,732
 Short-term borrowings                                                                3,446,706            2,888,954
 Advance payments by borrowers for taxes and insurance                                  328,444              397,941
 Accrued interest payable                                                               640,060              775,966
 Deferred compensation                                                                2,120,620            2,021,008
 Other liabilities                                                                      376,191              526,909
                                                                               --------------------------------------
     TOTAL LIABILITIES                                                              232,646,529          241,783,510
                                                                               --------------------------------------

Commitments and Contingencies (Note 12)

Stockholders' Equity
 Preferred stock, $0.01 par value, authorized 10,000,000 shares; none
  issued and outstanding                                                                      -                    -
 Common stock, $0.01 par value, authorized 20,000,000 shares; issued and outstanding 1,966,343 shares and 1,942,004 shares at December 31, 2004
  and 2003, respectively                                                                 19,663               19,420
Additional paid-in capital                                                            6,459,138            6,399,321
Retained earnings - substantially restricted                                         14,467,568           13,866,849
Accumulated other comprehensive (loss)                                                 (263,385)            (253,437)
                                                                               --------------------------------------
     TOTAL STOCKHOLDERS' EQUITY                                                      20,682,984           20,032,153
                                                                               --------------------------------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 253,329,513        $ 261,815,663
                                                                               ======================================

See Notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                 2004           2003           2002
----------------------------------------------------------------------------------------
Interest income:
 Loans                                       $ 8,393,339    $ 9,618,443    $ 11,773,212
 Mortgage-backed securities                      569,325        102,272         206,663
 Investment securities:
    Taxable                                    3,221,133      3,117,183       2,840,470
    Nontaxable                                    63,308         43,514          96,638
Other                                             30,547         64,887         148,344
                                            --------------------------------------------
      TOTAL INTEREST INCOME                   12,277,652     12,946,299      15,065,327
                                            --------------------------------------------

Interest expense:
 Deposits                                      4,506,529      5,723,776       7,313,183
 Short term borrowings                            81,066         41,669          37,982
                                            --------------------------------------------
      TOTAL INTEREST EXPENSE                   4,587,595      5,765,445       7,351,165
                                            --------------------------------------------

      NET INTEREST INCOME                      7,690,057      7,180,854       7,714,162

Provision for loan losses                        550,000      2,075,000       2,000,000
                                            --------------------------------------------

      NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES                          7,140,057      5,105,854       5,714,162
                                            --------------------------------------------

Other income:
 Service charges on deposit accounts             814,896        668,750         714,390
 Loan servicing fees                             385,859        402,515         361,050
 Commission income                               640,074        410,145         394,760
 Net gains on sales of loans                      44,089        829,362         632,301
 Net gains on sale of securities                  28,020        319,103         303,423
 Trust income                                     82,085        259,021          34,925
 Recovery from insurance company                       -        562,500               -
 Other                                            43,214         80,908          48,866
                                            --------------------------------------------
      TOTAL OTHER INCOME                       2,038,237      3,532,304       2,489,715
                                            --------------------------------------------

Other expenses:
 Salaries and employee benefits                4,664,390      4,200,388       3,943,657
 Occupancy and equipment expense               1,383,875      1,256,706       1,063,791
 Data processing expense                         284,328        278,024         216,073
 Legal and accounting expense                    186,967        120,613          94,769
 Postage expense                                 143,238        147,863         154,908
 Stationary and supplies expense                 122,546        145,965         156,728
 Advertising expense                             120,394        129,536         151,108
 Other                                           875,960      1,016,687       1,137,868
                                            --------------------------------------------
      TOTAL OTHER EXPENSES                     7,781,698      7,295,782       6,918,902
                                            --------------------------------------------

      INCOME  BEFORE INCOME TAX EXPENSE        1,396,596      1,342,376       1,284,975

Income tax expense                               520,746        501,346         466,652
                                            --------------------------------------------

      NET INCOME                             $   875,850    $   841,030    $    818,323
                                            ============================================

Net income per common share - basic          $      0.45    $      0.43    $       0.43
                                            ============================================
Net income per common share - diluted        $      0.44    $      0.43    $       0.42
                                            ============================================

See Notes to Consolidated Financial Statements.

                                       22

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

----------------------------------------------------------------------------------------------
                                                                   Accumulated
                                         Additional                 Other
                                Common     Paid-In     Retained   Comprehensive
                                Stock      Capital     Earnings   Income (Loss)    Total
                           -------------------------------------------------------------------
Balance, December 31, 2001    $ 19,093   $ 6,268,623 $ 12,738,711     $ 137,259 $ 19,163,686

Comprehensive income
 Net income                          -             -      818,323             -      818,323
 Other comprehensive
    income - change in net
    unrealized gains on
    securities available-
    for-sale, net of income
    taxes of $387,269                -             -            -       612,394      612,394
 Less:  Reclassification
    adjustment for gains
    included in net
    income, net of tax
    of $(117,546)                    -             -            -      (185,877)    (185,877)
                                                                                -------------
 Comprehensive income                                                               1,244,840
                                                                                -------------

Exercise of stock options          120       105,840            -             -      105,960
Dividends on common
    stock ($.30 per share)           -             -     (262,075)            -     (262,075)
                           -------------------------------------------------------------------

Balance, December 31, 2002      19,213     6,374,463   13,294,959       563,776   20,252,411
                           -------------------------------------------------------------------

Comprehensive income
 Net income                          -             -      841,030             -      841,030
    Other comprehensive
    income (loss) - change in
    net unrealized gains
    (losses) on securities
    available-for-sale,
    net of income taxes
    of $(640,414)                    -             -            -    (1,012,695)  (1,012,695)
 Less:  Reclassification
    adjustment for gains
    included in net
    income, net of tax
    of $123,621                      -             -            -       195,482      195,482
                                                                                -------------
Comprehensive income                                                                  23,817
                                                                                -------------

Exercise of stock options          410       366,170            -             -      366,580
Purchase and retirement of
    treasury stock
    (20,325 shares)               (203)     (341,312)           -             -     (341,515)
Dividends on common
    stock ($0.30 per share)          -             -     (269,140)            -     (269,140)
                           -----------------------------------------------------------------------

Balance, December 31, 2003      19,420     6,399,321   13,866,849      (253,437)  20,032,153
                           -----------------------------------------------------------------------

                                   (Continued)

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

----------------------------------------------------------------------------------------------------------
                                                                           Accumulated
                                              Additional                      Other
                                   Common      Paid-In       Retained      Comprehensive
                                   Stock       Capital       Earnings      Income (Loss)        Total
                              ----------------------------------------------------------------------------
Balance, December 31, 2003       $ 19,420    $ 6,399,321   $ 13,866,849     $ (253,437)    $ 20,032,153

Comprehensive income
 Net income                             -              -        875,850              -          875,850
 Other comprehensive
    income (loss) - change in
    net unrealized gains
    (losses) on securities
    available-for-sale,
    net of income taxes
    of $4,581                           -              -              -          7,195            7,195
 Less:  Reclassification
   adjustment for gains
   included in net
   income, net of tax
   of $(10,877)                         -              -              -        (17,143)         (17,143)
                                                                                            --------------
 Comprehensive income                                                                           865,902
                                                                                            --------------

 Exercise of stock options            444        439,380              -              -          439,824
 Purchase and retirement of
    treasury stock
    (20,113 shares)                  (201)      (379,563)             -              -         (379,764)
 Dividends on common
    stock ($0.30 per share)             -              -       (275,131)             -         (275,131)
                              ----------------------------------------------------------------------------

Balance, December 31, 2004       $ 19,663    $ 6,459,138   $ 14,467,568     $ (263,385)    $ 20,682,984
                              ============================================================================

See Notes to Consolidated Financial Statements.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                      2004               2003                 2002
-------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                                     $     875,850       $     841,030        $     818,323
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation, amortization and accretion:
      Premises and equipment                                           596,484             469,278              457,960
      Loan fees, security discounts and premiums - net                 419,762             628,665                  394
      Intangible assets                                                 79,723              79,724               79,723
    Provision for loan losses                                          550,000           2,075,000            2,000,000
    Deferred income taxes                                               55,423             450,000             (500,000)
    FHLB stock dividend                                                (85,700)           (101,400)             (64,100)
    Net gains on sale of securities                                    (28,020)           (319,103)            (303,423)
    Net gains on sales of loans                                        (44,089)           (829,362)            (632,301)
    (Gain) loss on sale of real estate owned                           (82,880)            (77,055)              71,491
    Write down on real estate owned                                          -              81,749              125,804
    Change in other assets and liabilities                             480,140             (80,554)           1,416,562
                                                              -----------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES
          BEFORE LOAN ORIGINATIONS AND SALES                         2,816,693           3,217,972            3,470,433
    Originations of loans held for sale                            (16,571,250)       (101,216,763)         (87,024,862)
    Proceeds from sales of loans held for sale                      16,931,024         107,720,332           86,061,502
                                                              -----------------------------------------------------------
        NET CASH PROVIDED BY
          OPERATING ACTIVITIES                                       3,176,467           9,721,541            2,507,073
                                                              -----------------------------------------------------------

Cash Flows from Investing Activities
  Change in federal funds sold, net                                    500,000             300,000              210,000
  Purchases of investment and mortgage-
     backed securities                                             (42,758,256)       (134,699,165)         (99,755,746)
  Proceeds from calls and maturities of
     investment securities                                          35,580,247          72,275,175           52,090,200
  Proceeds from sales of investment and mortgage-
     backed securities                                               9,646,349          28,986,883           20,130,901
  Principal payments received on mortgage-backed
     securities                                                      3,439,373             909,924            1,350,142
  Principal payments received on investment securities
     and other investments                                             376,564             140,260               88,939
  Loan payments, net                                                   266,217          13,012,816           10,729,396
  Proceeds from sales of real estate owned                             546,262             759,585              985,131
  Additions to premises and equipment                                 (323,510)         (2,220,128)            (683,496)
                                                              -----------------------------------------------------------
        NET CASH PROVIDED BY (USED IN)
          INVESTING ACTIVITIES                                       7,273,246         (20,534,650)         (14,854,533)
                                                              -----------------------------------------------------------

                                                       (Continued)

                                                           25

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                      2004               2003                 2002
-------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
  Net increase (decrease) in deposits                            $  (9,438,224)      $   9,570,235        $   8,703,726
  Advances from Federal Home Loan Bank of Chicago
     and other borrowings                                           20,057,752           7,514,247            1,479,252
  Repayment of advances from Federal Home Loan
     Bank of Chicago and other borrowings                          (19,500,000)         (7,500,000)                   -
  Increase (decrease) in advance payments by
     borrowers for taxes and insurance                                 (69,497)            (44,498)              14,321
  Purchase and retirement of treasury stock                           (379,764)           (341,515)                   -
  Exercise of stock options                                            439,824             366,580              105,960
  Dividends paid                                                      (342,876)           (267,589)            (261,175)
                                                              -----------------------------------------------------------
        NET CASH PROVIDED BY (USED IN)
          FINANCING ACTIVITIES                                      (9,232,785)          9,297,460           10,042,084
                                                              -----------------------------------------------------------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                                 1,216,928          (1,515,649)          (2,305,376)

Cash and cash equivalents:
  Beginning of year                                                  9,575,977          11,091,626           13,397,002
                                                              -----------------------------------------------------------

  End of year                                                    $  10,792,905       $   9,575,977        $  11,091,626
                                                              ===========================================================

Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
     Interest on deposits                                        $   4,640,335       $   5,945,173        $   7,569,596
     Interest on other borrowings                                       83,166              39,569               37,982
     Income taxes (refunds)                                            104,282             215,613             (361,510)

Supplemental Schedule of Noncash Investing and
  Financing Activities
     Real estate acquired in settlement of loans                       998,708           1,022,690              806,145
     Loans to facilitate sales of real estate owned                    469,636             201,202              127,035
     Dividends declared not paid                                             -              67,745               66,194

 See Notes to Consolidated Financial Statements.



                                                           26

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

OTHER INVESTMENTS - Other investments at December 31, 2004 and 2003 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2014. These securities have no readily ascertainable market value and are carried at cost.

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

INCOME TAXES - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating loss and tax credit carryforwards. Management periodically evaluates whether it is more likely than not that the deferred tax assets will be realized. At December 31, 2004 and 2003, the Company does not believe a valuation allowance is necessary.

GOODWILL -Costs in excess of the estimated fair value of identifiable net assets acquired for transactions accounted for as purchases are recorded as an asset by the Company. This amount was originally amortized into expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortization in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2004 and 2003.

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

STOCK-BASED EMPLOYEE COMPENSATION - The Company has two stock-based employee compensation plans which have been in existence for all periods presented, and which are more fully described in Note 11. As permitted under accounting principles generally accepted in the United States of America, grants of options under the plans are accounted for under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. Because options granted under the plans had an exercise price equal to market value of the underlying common stock on the date of grant, no stock-based employee compensation cost is included in determining net income. The following table illustrates the effect on the net income (in thousands) and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

During the second quarter of 2004, the Company granted 5,600 options under its 1996 Stock Option Plan. The options vest 20% per year with credit given for prior service, expire after ten years, and are exercisable at a price of $14.00 per share. The fair value of the options granted during 2004 was determined to be $3.84 per share, using the Black-Scholes pricing model. The fair value calculation was made with estimated values for the risk-free rate of 3.96%, volatility rate of 32%, and average lives of 6.2 years.

                                                           2004        2003       2002
                                                     -------------------------------------
                                                     (in thousands, except per share data)
Net income, as reported                                 $    876    $     841   $     818

Deduct total stock-based compensation expense
 determined under the fair value method for all
 awards, net of related tax effects                           (4)           -           -
                                                     -------------------------------------

Pro forma net income                                    $    872    $     841   $     818
                                                     =====================================

Earnings  per share:
 Basic:
    As reported                                         $   0.45    $    0.43   $    0.43
    Pro forma                                               0.45         0.43        0.43

Diluted:
    As reported                                         $   0.44    $    0.43   $    0.42
    Pro forma                                               0.44         0.43        0.42

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

EARNINGS PER SHARE - Basic earnings per share for the years ended December 31, 2004, 2003 and 2002 are determined by dividing net income for the year by the weighted average number of common shares outstanding.

Diluted earnings per share consider the potential dilutive effects of the exercise of the outstanding stock options under the Company's stock option plans.

The following reflects earnings per share calculations for basic and diluted methods:

                                                            December 31,
                                           -------------------------------------------
                                                2004           2003           2002
                                           -------------------------------------------
Net income (loss) available to common
 shareholders                               $   875,850    $   841,030    $   818,323
                                           ===========================================

Basic potential common shares:
 Weighted average shares outstanding          1,954,084      1,936,283      1,912,362

Diluted potential common shares:
 Stock option equivalents                        25,840         38,932         25,009
                                           -------------------------------------------

Diluted average shares outstanding            1,979,924      1,975,215      1,937,371
                                           -------------------------------------------

Basic earnings per share                    $      0.45    $      0.43    $      0.43
                                           ===========================================

Diluted earnings per share                  $      0.44    $      0.43    $      0.42
                                           ===========================================

RECLASSIFICATIONS - Certain amounts included in the 2003 and 2002 consolidated financial statements have been reclassified to conform to the 2004 presentation with no effect on previously reported net income or stockholders' equity.

PENDING ADOPTION - In December 2004, the Financial Accounting Standards Board ("FASB") published FASB Statement No. 123 (revised 2004), SHARE-BASED PAYMENT ("FAS 123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. (Modifications of share-based payments will be treated as replacement awards with the cost of the incremental value recorded in the financial statements.)

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The Statement is effective at the beginning of the third quarter of 2005. As of the effective date, the Company will apply the Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized for (1) all awards granted after the required effective date and to awards modified, cancelled, or repurchased after that date and (2) the portion of prior awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated for pro forma disclosures under SFAS 123.

The impact of this Statement on the Company in 2005 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented (in the table above) and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future periods.

On September 30, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") Emerging Issues Task Force ("EITF") Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS, which provides guidance for determining the meaning of "other-than-temporarily impaired" and its application to certain debt and equity securities within the scope of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect the Company.

In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, APPLICATION OF ACCOUNTING PRINCIPLES TO LOAN COMMITMENTS, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This SAB did not have any effect on the Company's financial position or results of operations.

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Goodwill and intangible asset disclosures are as follows:

                                                  As of December 31, 2004
                                         --------------------------------------
                                           Gross Carrying      Accumulated
                                               Amount          Amortization
                                         --------------------------------------
AMORTIZED INTANGIBLE ASSETS:
 Core deposit intangibles                  $     637,789        $  (358,756)

AGGREGATE AMORTIZATION EXPENSE:
 For the year ended December 31, 2004      $      79,723

ESTIMATED AMORTIZATION EXPENSE:
 For the year ended December 31, 2005      $      79,724
 For the year ended December 31, 2006      $      79,724
 For the year ended December 31, 2007      $      79,724
 For the year ended December 31, 2008      $      39,861

GOODWILL:                                  $   2,726,567


NOTE 3.  INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of investment and mortgage-backed securities available for sale at December 31, 2004 and 2003 are as follows:


                                                                      2004
                                        --------------------------------------------------------------
                                                              Gross          Gross
                                            Amortized       Unrealized     Unrealized        Fair
                                              Cost            Gains         (Losses)         Value
                                        --------------------------------------------------------------
State and political organizations         $  1,415,320     $  21,037       $   (3,482)   $  1,432,875
U.S. government and agency securities       83,651,198        96,865         (555,615)     83,192,448
                                        --------------------------------------------------------------

      TOTAL INVESTMENT SECURITIES           85,066,518       117,902         (559,097)     84,625,323

Mortgage-backed securities                  15,160,093        56,801          (45,552)     15,171,342
                                        --------------------------------------------------------------

      TOTAL                               $100,226,611     $ 174,703       $ (604,649)   $ 99,796,665
                                        ==============================================================

                                                                      2003
                                        --------------------------------------------------------------
State and political organizations         $  1,356,674     $   7,551       $     (977)   $  1,363,248
U.S. government and agency securities       98,017,683       272,134         (712,193)     97,577,624
                                        --------------------------------------------------------------

      TOTAL INVESTMENT SECURITIES           99,374,357       279,685         (713,170)     98,940,872

Mortgage-backed securities                   7,577,486        29,518           (9,739)      7,597,265
                                        --------------------------------------------------------------

      TOTAL                               $106,951,843     $ 309,203       $ (722,909)   $106,538,137
                                        ==============================================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed. The amortized cost and fair value at December 31, 2004, by contractual maturity, are shown below.

                                                  Amortized          Fair
                                                    Cost             Value
                                              --------------------------------

One year or less                               $     621,781    $     617,735
One year through five years                       43,604,512       43,301,352
Five years through ten years                      39,591,086       39,465,011
More than ten years                                1,249,139        1,241,225
                                              --------------------------------
     TOTAL INVESTMENT SECURITIES                  85,066,518       84,625,323
Mortgage-backed securities                        15,160,093       15,171,342
                                              --------------------------------

     TOTAL                                     $ 100,226,611    $  99,796,665
                                              ================================

Investment and mortgage-backed securities with a carrying value of approximately $41,950,000 and $40,269,000 were pledged to secure public deposits, trust deposits, and repurchase agreements and for other purposes required or permitted by law at December 31, 2004 and 2003, respectively.

For the years ended December 31, 2004, 2003 and 2002, proceeds from sales of securities available for sale amounted to $9,646,349, $28,986,883 and $20,130,901, respectively. Gross realized gains amounted to $35,095, $333,821 and $316,459, respectively. Gross realized losses amounted to $7,075 and $14,718 in 2004 and 2003, respectively. The tax provision applicable to these net realized gains amounted to $10,877, $123,621 and $117,546, respectively.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2004 and 2003, are summarized as follows:

                                                          December 31, 2004
                       ------------------------------ ------------------------- ---------------------------
                             Less than 12 Months           12 Months or More               Total
                       ------------------------------ ------------------------- ---------------------------
                            Fair        Unrealized       Fair        Unrealized    Fair        Unrealized
                           Value          Losses         Value         Losses      Value         Losses
                       ------------------------------------------------------------------------------------
State and political
  organizations         $   494,176    $     3,482    $         -   $        -   $   494,176   $     3,482
U. S. government and
  agency securities      54,143,539        486,375      2,683,898       69,240    56,827,437       555,615
                       ------------------------------ ------------------------- ---------------------------
                         54,637,715        489,857      2,683,898       69,240    57,321,613       559,097
Mortgage-backed
  securities              5,922,635         45,552              -            -     5,922,635        45,552
                       ------------------------------ ------------------------- ---------------------------
                        $60,560,350    $   535,409    $ 2,683,898   $   69,240   $63,244,248   $   604,649
                       ============================== ========================== ==========================

                                                          December 31, 2003
                       ------------------------------ ------------------------- ---------------------------
                             Less than 12 Months           12 Months or More               Total
                       ------------------------------ ------------------------- ---------------------------
                            Fair        Unrealized       Fair        Unrealized    Fair        Unrealized
                           Value          Losses         Value         Losses      Value         Losses
                       ------------------------------ ------------------------- ---------------------------
State and political
  organizations         $   329,023    $       977    $         -   $        -   $   329,023   $       977
U. S. government and
  agency securities      49,800,208        712,193              -            -    49,800,208       712,193
                       ------------------------------ ------------------------- ---------------------------
                         50,129,231        713,170              -            -    50,129,231       713,170
Mortgage-backed
  securities              2,196,196          9,739              -            -     2,196,196         9,739
                       ------------------------------ ------------------------- ---------------------------
                        $52,325,427    $   722,909    $         -   $        -   $52,325,427   $   722,909
                       ============================== ========================= ===========================

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on investment securities that have been in a continuous loss position for more than 12 consecutive months consist of eleven agency securities with a fair market value of $2.7 million. The unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Company.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.  LOANS

Loans at December 31, 2004 and 2003 are summarized as follows:


                                                   2004             2003
                                             --------------------------------
Real estate loans:
  One-to-four family residential              $ 41,616,223     $ 40,304,233
  Commercial and agricultural                   24,587,593       21,401,320
  Multifamily residential                        2,206,918        2,375,494
Commercial and agricultural business loans      26,227,379       29,762,807
Consumer loans:
  Home equity/home improvement                  24,321,721       23,614,392
  Automobile                                     4,515,576        6,477,377
  Other                                          4,380,073        5,544,946
                                             --------------------------------
          TOTAL                                127,855,483      129,480,569
Less:
  Deferred loans fees, net                          75,426           54,547
  Unearned premium on purchased loans               98,897          160,928
  Allowance for loan losses                      1,888,073        2,186,058
                                             --------------------------------
          TOTAL                               $125,793,087     $127,079,036
                                             ================================


The Company has granted loans to executive officers and directors. At December 31, 2004, all loans to executive officers and directors were current with respect to principal and interest. Changes in loans to executive officers and directors for the year ended December 31, 2004 are summarized as follows:


Balance beginning of year                                      $        535,998
Additions                                                               207,437
Repayments                                                             (146,403)
                                                             -------------------

Balance, end of year                                           $        597,032
                                                             ===================


Activity in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                    2004             2003             2002
                              --------------------------------------------------

Balance, beginning of year      $ 2,186,058      $ 2,073,095      $ 1,106,647

  Provision charged to expense      550,000        2,075,000        2,000,000
  Charge-offs                    (1,073,148)      (2,053,861)      (1,120,632)
  Recoveries                        225,163           91,824           87,080
                              --------------------------------------------------

Balance, end of year            $ 1,888,073      $ 2,186,058      $ 2,073,095
                              ==================================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

Information about impaired loans and non-accrual loans as of and for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                                     2004          2003          2002
                                                -----------------------------------------
Impaired loans with a valuation allowance        $   121,000   $   987,000   $   503,000
Impaired loans without a valuation allowance               -             -             -
                                                -----------------------------------------
        TOTAL IMPAIRED LOANS                     $   121,000   $   987,000   $   503,000
                                                =========================================

Related allowance for loan losses                $     3,000   $    87,000   $   185,000
Non-accrual loans                                $ 1,689,000   $ 3,121,000   $ 3,510,000
Loans past due ninety days or more and
  still accruing                                 $   298,000   $   190,000   $   351,000
Average monthly balance of impaired loans
  (based on month-end balances)                  $   565,000   $   967,000   $ 1,755,000
Interest income recognized on impaired loans     $    43,000   $    39,000   $         -
Interest income recognized on a cash basis on
  impaired loans                                 $         -   $    20,000   $         -
Interest income that would have been recorded
  under the original terms of non-accrual loans  $    79,000   $   167,000   $   193,000
Other loans being monitored by management        $ 3,484,000   $ 7,555,000   $ 4,298,000
Allowance for loan losses associated with
  monitored loans                                $   940,000   $ 1,515,000   $ 1,379,000

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.  LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Loans held for sale are those loans originated with the intention to sell. Investor commitments cover a portion of these balances; however, the remaining portion of the balance of loans held for sale is recorded at the lower of cost or market. The unpaid principal balances of these loans at December 31 are summarized as follows:

                                                       December 31,
                                           -------------------------------------
                                                 2004               2003
                                           -------------------------------------

Mortgage loans serviced for Freddie Mac     $ 148,616,000      $ 159,542,000
Loans held for sale                               265,000            506,000

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in advance payments by borrowers for taxes and insurance, were approximately $266,000 and $313,000 at December 31, 2004 and 2003, respectively.

A summary of the changes in the balance of mortgage servicing rights in 2004 and 2003 is as follows:

                                                       December 31,
                                           -------------------------------------
                                                 2004               2003
                                           -------------------------------------
                                                      (in thousands)
Balance, beginning                            $ 1,168,246        $ 1,077,318
Servicing assets recognized during the year       127,000            808,000
Amortization of servicing assets                 (200,985)          (717,072)
                                           -------------------------------------
Balance, ending                               $ 1,094,261        $ 1,168,246
                                           =====================================

The Company also originates certain fixed rate loans for sale to correspondent lenders on a servicing retained basis. Activity on sales of fixed rate mortgages is as follows:

                                           2004          2003           2002
                                     -------------------------------------------
Loans originated                      $ 16,571,250  $ 101,216,763  $ 87,024,862
                                     ===========================================

Gross gains                           $    137,080  $     899,709  $    627,553
Gross losses                               (19,006)      (161,275)     (121,195)
Net capitalization (amortization)
  of mortgage-servicing rights             (73,985)        90,928       125,943
                                     -------------------------------------------
      Net gain                        $     44,089  $     829,362  $    632,301
                                     ===========================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2004 and 2003 are summarized as follows:

                                                     2004            2003
                                                -----------------------------

Land                                             $   923,276    $   923,276
Construction in progress                                   -      2,522,161
Office buildings and improvements                  7,450,542      5,284,132
Furniture and equipment                            4,444,284      3,767,053
                                                -----------------------------

                                                  12,818,102     12,496,622
Less accumulated depreciation                     (5,672,015)    (5,077,561)
                                                -----------------------------

TOTAL                                            $ 7,146,087    $ 7,419,061
                                                =============================

NOTE 7.  DEPOSITS

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $55,492,000 and $57,009,000 at December 31, 2004 and
2003, respectively.

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:

Maturing in:                                                          Amount
--------------------------------------------------------------------------------
  2005                                                            $ 106,230,165
  2006                                                               20,763,906
  2007                                                                7,545,864
  2008                                                                5,881,169
  2009                                                                4,060,721
  Thereafter                                                            448,648
                                                              ------------------

         TOTAL                                                    $ 144,930,473
                                                              ==================

NOTE 8.  SHORT-TERM BORROWINGS

Short-term borrowings consist of securities sold under agreements to repurchase of $3,446,706 and $2,888,954 at December 31, 2004 and 2003, respectively.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

NOTE 9.  INCOME TAXES

Retained earnings at December 31, 2004 and 2003 include approximately $2,579,000 of the tax allowance for loan losses which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $999,000, at December 31, 2004 and 2003.

Income tax expense for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

                                            Years Ended December 31,
                                   ---------------------------------------------
                                        2004          2003           2002
                                   ---------------------------------------------
Current:
  Federal                           $  533,463     $   80,129     $  919,874
  State                                (68,140)       (28,783)        46,778
                                   ---------------------------------------------
        TOTAL CURRENT                  465,323         51,346        966,652

Deferred                                55,423        450,000       (500,000)
                                   ---------------------------------------------

        TOTAL                       $  520,746     $  501,346     $  466,652
                                   =============================================

Income tax expense differs from that computed at the maximum Federal statutory rate of 35% as follows:

                                                 Years Ended December 31,
                                      -----------------------------------------
                                           2004           2003          2002
                                      -----------------------------------------
                                          Amount         Amount        Amount
                                      -----------------------------------------

Tax at Federal tax rate                $   488,809    $   469,832   $   449,741
Increase (decrease) resulting from:
  State (tax) benefit, net                 (43,196)       (18,709)       30,405
  Income taxed at lower rates              (13,966)       (13,424)      (12,850)
  Tax exempt interest, net                 (19,489)       (13,932)      (33,823)
  Other, net                               108,588         77,579        33,179
                                      -----------------------------------------

TOTAL                                  $   520,746    $   501,346   $   466,652
                                      =========================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The components of the deferred tax assets and liabilities at December 31, 2004 and 2003, which are included in other assets on the balance sheet, are as follows:

                                                           December 31,
                                                 ------------------------------
                                                       2004           2003
                                                 ------------------------------
Deferred tax assets:
Allowance for loan losses                          $   607,533     $   723,205
Deferred compensation                                  823,182         784,515
State net operating loss carryforward                  285,650         269,943
Securities available for sale                          166,561         160,265
Other                                                  147,932         155,780
                                                 ------------------------------
TOTAL DEFERRED TAX ASSETS                            2,030,858       2,093,708
                                                 ------------------------------

Deferred tax liabilities:
Premises and equipment                                 480,998         454,326
FHLB stock dividends                                   175,491         142,131
Prepaid expenses                                        78,346         115,668
Mortgage servicing rights                              424,770         453,490
Basis in acquired assets                                69,549          77,262
                                                 ------------------------------
TOTAL DEFERRED TAX LIABILITIES                       1,229,154       1,242,877
                                                 ------------------------------

NET DEFERRED TAX ASSET                             $   801,704     $   850,831
                                                 ==============================

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%. The Illinois Commissioner of Banks and Real Estate (the "Commissioner") is authorized to require a savings bank to maintain a higher minimum capital level if the Commissioner determines that the savings bank's financial condition or history, management or earnings prospects are not adequate. If a savings bank's core capital ratio falls below the required level, the Commissioner may direct the savings bank to adhere to a specific written plan established by the Commissioner to correct the savings bank's capital deficiency, as well as a number of other restrictions on the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At December 31, 2004, the Bank's core capital ratio was 7.06% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                       To Be Well
                                                                                  Capitalized Under
                                                                For Capital       Prompt Corrective
                                          Actual            Adequacy Purposes:    Action Provisions:
                                ----------------------------------------------------------------------
                                    Amount     Ratio        Amount      Ratio     Amount      Ratio
                                ----------------------------------------------------------------------
December 31, 2004:
  Total Capital (to Risk
    Weighted Assets)             $   19,522    14.02%    $   11,139      8.0%    $   13,923    10.0%
  Tier I Capital (to Risk
    Weighted Assets)             $   17,780    12.77%    $    5,569      4.0%    $    8,354     6.0%
  Tier I Capital (to
    Average Assets)              $   17,780     7.06%    $   10,071      4.0%    $   12,589     5.0%

December 31, 2003:
  Total Capital (to Risk
    Weighted Assets)             $   18,821    13.13%    $   11,466      8.0%    $   14,332    10.0%
  Tier I Capital (to Risk
    Weighted Assets)             $   17,024    11.88%    $    5,733      4.0%    $    8,599     6.0%
  Tier I Capital (to
    Average Assets)              $   17,024     6.54%    $   10,420      4.0%    $   13,025     5.0%

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Although the Company's regulators approved the mutual holding company's waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company's retained earnings. The Company's mutual holding company waived its share of dividends declared by the Company as follows:

Year ended December 31, 2000                                       $     77,905
Year ended December 31, 2001                                            311,621
Year ended December 31, 2002                                            311,622
Year ended December 31, 2003                                            311,621
Year ended December 31, 2004                                            311,622
                                                                ----------------

                                                                   $  1,324,391
                                                                ================

NOTE 11. EMPLOYEE BENEFITS

401(K) PLAN - The Company maintains a 401(k) savings plan for eligible employees. The Company's contributions to this plan were $91,781, $96,514 and $122,641 for the years ended December 31, 2004, 2003 and 2002, respectively. The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 3.5% for the years ended December 31, 2004 and 2003 and 5.0% for the year ended December 31, 2002.

DEFERRED COMPENSATION PLAN - The Company maintains a deferred compensation plan for certain key officers and employees. Contributions are determined annually by the Company's Board of Directors. Contributions to this plan were $26,000, $26,000 and $85,643 for the years ended December 31, 2004, 2003 and 2002, respectively. Effective in 1996, the Company changed the funding status of the plan and accrued interest at a variable rate which fluctuates based on Moody's Corporate Bond Average Index.

EMPLOYEE STOCK OWNERSHIP PLAN - The ESOP is a noncontributory defined contribution plan which covers substantially all employees. The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors. The Company has made no contributions in 2004, 2003 or 2002.

At December 31, 2004, all 50,903 shares held by the ESOP had been allocated.

STOCK OPTION PLAN - The Jacksonville Savings Bank and Jacksonville Bancorp, M.H.C. 1996 Stock Option Plan was adopted on April 23, 1996 and is administered by the Board of Directors. A total of 83,625 shares of common stock were reserved and awarded under the Plan. Awards expire ten years after the grant date and are exercisable at a price of $8.83 per share. The Jacksonville Savings Bank 2001 Stock Option Plan was adopted on April 30, 2001 and is administered by the Stock Benefits Committee. A total of 87,100 shares of common stock were reserved and awarded under the Plan during 2001. Awards expire ten years after the grant date and are exercisable at a price of $10.00 per share. On June 15, 2004, the Company granted 5,600 option shares under its 1996 Stock Option Plan. The awards vest over five years with credit given for prior service, expire after ten years, and are exercisable at a price of $14.00 per share.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

A summary of the status of the Company's Stock Option Plans for the three-year period ended December 31, 2004 follows:

                                          2004                         2003                       2002
                               ------------------------------------------------------------------------------------
                                               Weighted-                   Weighted-                   Weighted-
                                                Average                     Average                     Average
                                                Exercise                    Exercise                    Exercise
                                   Shares        Price         Shares        Price         Shares        Price
                               ------------------------------------------------------------------------------------
Options:
  Outstanding at beginning
    of year                       103,225       $ 9.78        144,250       $ 9.54        158,500       $ 9.47
  Granted                           5,600        14.00              -            -              -            -
  Exercised                       (44,452)        9.89        (41,025)        8.94        (12,000)        8.83
  Forfeited                        (1,100)       10.00              -            -         (2,250)        8.83
                               ---------------             ---------------             ---------------
Outstanding at end of year         63,273        10.06        103,225         9.78        144,250         9.54
                               ===============             ===============             ===============

Options exercisable at
  year-end                         60,313                     103,225                     144,250
                               ===============             ===============             ===============

Weighted-average fair
  value of options granted
  during the year                                 3.84                         N/A                         N/A
                                              =============               =============               =============

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

At December 31, 2004 and 2003, the following financial instruments were outstanding:

                                                         December 31,
                                              ---------------------------------
                                                    2004            2003
                                              ---------------------------------
Commitment to originate loans:
  Fixed-rate                                   $ 22,504,000     $ 15,803,000
Variable-rate                                  $    814,000     $    261,000
Range of rates:
  Fixed-rate                                     3.0 - 12.5%       4.0 - 9.5%
Variable-rate                                           6.3%             5.0%
Commitments to sell fixed rate loans,
  funded and unfunded (included above)         $    576,000     $    369,000

Standby letters of credit                      $    473,000     $    410,000


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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2004 and 2003, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

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

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Approximate carrying values and estimated fair values at December 31, 2004 and 2003 is summarized as follows:

                                                                 2004                             2003
                                                   ----------------------------------------------------------------
                                                     Approximate       Estimated       Approximate      Estimated
                                                      Carrying            Fair          Carrying           Fair
                                                        Value            Value            Value           Value
                                                   ----------------------------------------------------------------
Assets:
  Cash and cash equivalents                         $ 10,793,000     $ 10,793,000    $  9,576,000     $  9,576,000
  Federal funds sold                                           -                -         500,000          500,000
  Investment securities, available for sale           84,625,000       84,625,000     100,914,000      100,914,000
  Mortgage-backed securities, available for sale      15,171,000       15,171,000       7,597,000        7,597,000
  Loans:
    Loans held for sale                                  265,000          265,000         506,000          506,000
    Loans receivable                                 125,793,000      126,251,000     127,079,000      128,189,000
  Accrued interest receivable                          1,301,000        1,301,000       1,445,000        1,445,000

Liabilities:
  Transaction accounts                                50,711,000       50,711,000      50,624,000       50,398,000
  Savings accounts                                    30,093,000       30,093,000      30,679,000       30,905,000
  Certificates of deposit                            144,931,000      147,941,000     153,870,000      157,815,000
  Short-tem borrowings                                 3,447,000        3,447,000       2,889,000        2,889,000
  Accrued interest payable                               640,000          640,000         776,000          776,000

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                              Year Ended December 31, 2004
                                           ----------------------------------------------------------------
                                                                   Three Months Ended
                                             December 31     September 30        June 30        March 31
                                           ----------------------------------------------------------------
Interest income                              $ 2,985,040     $  3,124,600      $ 3,085,723    $ 3,082,289
Interest expense                               1,115,484        1,150,614        1,169,057      1,152,440
                                           ----------------------------------------------------------------
     NET INTEREST INCOME                       1,869,556        1,973,986        1,916,666      1,929,849
Provision for losses on loans                    100,000          150,000          150,000        150,000
                                           ----------------------------------------------------------------
     NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES                1,769,556        1,823,986        1,766,666      1,779,849
Other income                                     464,115          493,286          557,440        523,396
Other expense                                  1,912,090        1,917,543        1,942,969      2,009,096
                                           ----------------------------------------------------------------
     INCOME BEFORE
      INCOME TAXES                               321,581          399,729          381,137        294,149
Income taxes                                     119,336          149,402          143,171        108,837
                                           ----------------------------------------------------------------

     NET INCOME                              $   202,245     $    250,327      $   237,966    $   185,312
                                           ================================================================

Basic earnings per share                     $      0.10     $       0.13      $      0.12    $      0.10
                                           ================================================================

Diluted earnings per share                   $      0.10     $       0.13      $      0.12    $      0.09
                                           ================================================================

                                                              Year Ended December 31, 2003
                                           ----------------------------------------------------------------
                                                                   Three Months Ended
                                             December 31     September 30        June 30        March 31
                                           ----------------------------------------------------------------

Interest income                              $ 3,148,892     $  3,108,535      $ 3,240,723    $ 3,448,149
Interest expense                               1,341,977        1,428,569        1,472,766      1,522,133
                                           ----------------------------------------------------------------
     NET INTEREST INCOME                       1,806,915        1,679,966        1,767,957      1,926,016
Provision for losses on loans                    250,000          300,000          825,000        700,000
                                           ----------------------------------------------------------------
     NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES                1,556,915        1,379,966          942,957      1,226,016
Other income                                     561,895          664,371        1,082,122      1,223,916
Other expense                                  1,929,295        1,819,959        1,772,608      1,773,920
                                           ----------------------------------------------------------------
     INCOME  BEFORE
      INCOME TAXES                               189,515          224,378          252,471        676,012
Income taxes                                      67,717           82,245           86,773        264,611
                                           ----------------------------------------------------------------

     NET INCOME                              $   121,798     $    142,133      $   165,698    $   411,401
                                           ================================================================

Basic earnings  per share                    $      0.06     $       0.07      $      0.09    $      0.21
                                           ================================================================

Diluted earnings per share                   $      0.06     $       0.07      $      0.08    $      0.21
                                           ================================================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15. CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                                                                   December 31,
                                                                       ---------------------------------
STATEMENTS OF FINANCIAL CONDITION                                            2004               2003
                                                                       ---------------------------------
Assets:
 Cash and cash equivalents                                              $    148,563       $   247,275
 Accrued dividend receivable                                                       -            67,745
 Income taxes receivable                                                      12,409                 -
 Equity in net assets of Jacksonville Savings Bank                        20,522,012        19,856,362
                                                                       ---------------------------------

                                                                        $ 20,682,984       $ 20,171,382
                                                                       =================================
Liabilities and stockholders' equity:
 Other liabilities                                                      $          -       $    139,229
 Common stock                                                                 19,663             19,420
 Additional paid-in capital                                                6,459,138          6,399,321
 Retained earnings                                                        14,467,568         13,866,849
 Accumulated other comprehensive income (loss)                              (263,385)          (253,437)
                                                                       ---------------------------------

                                                                        $ 20,682,984       $ 20,171,382
                                                                       =================================

                                                                    Years Ended December 31,
                                                     ---------------------------------------------------
STATEMENTS OF INCOME                                        2004               2003               2002
                                                     ---------------------------------------------------

Interest from subsidiary                              $      1,150      $        759       $         -
Dividends from subsidiary                                  275,041           267,802           380,587
                                                     ---------------------------------------------------
     OPERATING INCOME                                      276,191           268,561           380,587
                                                     ---------------------------------------------------

Equity in undistributed earnings of Jacksonville
 Savings Bank                                              675,583           633,967           449,404
                                                     ---------------------------------------------------
     TOTAL OTHER INCOME                                    675,583           633,967           449,404
                                                     ---------------------------------------------------

Other expenses                                             124,101            99,907            11,668
                                                     ---------------------------------------------------

INCOME BEFORE INCOME TAX BENEFIT                           827,673           802,621           818,323

     Income tax benefit                                     48,177            38,409                 -
                                                     ---------------------------------------------------

     NET INCOME                                       $    875,850         $ 841,030       $   818,323
                                                     ===================================================

JACKSONVILLE BANCORP, INC. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                      Years Ended December 31,
                                              -------------------------------------
STATEMENTS OF CASH FLOWS                         2004         2003         2002
                                              -------------------------------------
Operating activities:
 Net income                                   $  875,850   $  841,030   $  818,323
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Equity in undistributed earnings of
    Jacksonville Savings Bank                   (675,583)    (633,967)    (449,404)
   Other                                         (16,163)       3,739       65,293
                                              -------------------------------------
      NET CASH PROVIDED BY
       OPERATING ACTIVITIES                      184,104      210,802      434,212
                                              -------------------------------------

Financing activities:
 Dividends paid                                 (342,876)    (267,589)    (261,175)
 Purchase and retirement of treasury stock      (379,764)    (341,515)           -
 Exercise of stock options                       439,824      366,580      105,960
                                              -------------------------------------
      NET CASH USED IN
       FINANCING ACTIVITIES                     (282,816)    (242,524)    (155,215)
                                              -------------------------------------

(Decrease) increase in cash and cash
  equivalents                                    (98,712)     (31,722)     278,997
Cash and cash equivalents:
 Beginning of period                             247,275      278,997            -
                                              -------------------------------------

 End of period                                $  148,563   $  247,275   $  278,997
                                              =====================================

NOTE 16. RECOVERY FROM INSURANCE COMPANY

During March 2003, the Company received a $562,500 recovery, representing a negotiated settlement with its insurance company. The recovery relates to the loss suffered by the Company from a loan defalcation discovered during 2001 as previously reported.

COMMON STOCK INFORMATION

The Common Stock of Jacksonville Bancorp, Inc. is traded on the Nasdaq Small Cap Market under the symbol "JXSB". As of December 31, 2004 there were approximately 618 stockholders of record, including the Company's mutual holding company parent and brokers, which held 1,966,343 shares of the Company's outstanding shares of Common Stock. The Company's Mutual Holding Company Parent owns 1,038,738 shares.

The following table sets forth market price and dividend information for the Company's Common Stock for the two years in the period ending December 31, 2004.

    FISCAL 2003              HIGH            LOW               DIVIDENDS

   First Quarter           $ 13.00         $ 10.78         $ .075/ per share

   Second Quarter          $ 16.95         $ 12.00         $ .075/ per share

   Third Quarter           $ 16.75         $ 14.80         $ .075/ per share

   Fourth Quarter          $ 17.00         $ 15.65         $ .075/ per share

    FISCAL 2004

   First Quarter           $ 19.99         $ 16.61         $ .075/ per share

   Second Quarter          $ 19.75         $ 13.20         $ .075/ per share

   Third Quarter           $ 15.91         $ 13.50         $ .075/ per share

   Fourth Quarter          $ 19.25         $ 15.91         $ .075/ per share


For a discussion of the restrictions on the Company's ability to pay dividends, see Note 10 to the Consolidated Financial Statements.

The Company did not repurchase any Company stock during the fourth quarter of 2004.

DIRECTORS AND OFFICERS


DIRECTORS                                   OFFICERS
Andrew F. Applebee                          Andrew F. Applebee
Chairman of the Board                        Chairman of the Board

Richard A. Foss                             Richard A. Foss
 President and Chief Executive Officer       President and Chief Executive
                                             Officer

John C. Williams                            John C. Williams
 Senior Vice President and Trust Officer     Senior Vice President and Trust
                                             Officer

Roger D. Cannell                            Laura A. Marks
 Certified Public Accountant                 Vice President - Retail Banking
 Cannell & Sheehan, Ltd

Harmon B. Deal, III                         John D. Eilering
 Investment Manager                          Vice President - Operations and
 Deal Partners, L.P.                        Corporate Secretary

Michael R. Goldasich                        Diana S. Tone
 Architect                                   Chief Financial Officer and
 Goldasich-Audo Architects                   Compliance Officer


Dean H. Hess                                Jess D. Karns
 Self-employed farmer                        Senior Loan Administrator

Emily J. Osburn                             Steven L. Waltrip
 Retired radio station manager               Vice President - Mortgage/Consumer
                                             Lending

Harvey D. Scott, III                        Thomas A. Luber
 Orthopedic Surgeon                          Vice President - Mortgage Banking
 Orthapaedic Center of Illinois

                                            Susan L. Harpole
                                             Vice President - Mortgage/Consumer
                                             Lending

                                            Paul W. Miller
                                             Vice President - Lending

CORPORATE INFORMATION

CORPORATE HEADQUARTERS                       TRANSFER AGENT

 1211 West Morton                             First Bankers Trust Company, N.A.
 Jacksonville, Illinois  62650                2321 Kochs Lane
 (217) 245-4111                               Quincy, Illinois  62301
 Website:  www.jacksonvillesavings.com        (217) 228-8000
 E-mail:  info@jacksonvillesavings.com


SPECIAL COUNSEL                              INDEPENDENT REGISTERED PUBLIC
                                             ACCOUNTING FIRM

 Luse Gorman Pomerenk & Schick, P.C.          McGladrey & Pullen, LLP
 5335 Wisconsin Ave., N.W.                    1806 Fox Drive
 Suite 400                                    Champaign, Illinois  61820
 Washington, D.C.  20015                      (217) 352-9100
 (202) 274-2000



ANNUAL MEETING

The Annual Meeting of the Stockholders will be held April 26, 2005 at 1:30 p.m., central time, at the Company's main office at 1211 West Morton, Jacksonville, Illinois.

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