Form 10-K, Exhibit 13
period 2005-12-31
JACKSONVILLE BANCORP INC
filed 2006-03-23
CIK 1172097

                                   Exhibit 13
                             Report to Stockholders

                                ------------------------------------------------

                                    JACKSONVILLE BANCORP, INC.

                                    2005 ANNUAL REPORT

                                ------------------------------------------------

To Our Shareholders:

2005 was a good year for Jacksonville Savings Bank. With exceptional loan growth, dramatic improvement in asset quality, and the hard work of a dedicated staff, the bank was able to achieve solid fiscal results while continuing to provide a leadership role in the communities it serves.

A strong performance by the loan department highlighted the year's operating results. Among the lending team's accomplishments: total loans increased $16.5 million from $125.8 to $142.3 million; $21.2 million of new loans were originated and sold to others, and nonperforming assets and the provision for loan loss were significantly reduced.

Part of our loan department's success in 2005 can be attributed to operating changes implemented over the last three years. During 2003, management committed to restructuring the loan department with a long-term plan designed to improve the overall lending function and raise the level of asset quality. Personnel were added and new policies and procedures were adopted for loan underwriting, analysis, administration, and collection. We believe 2005's positive results are confirmation that the restructuring effort has been effective.

At year-end, total deposits had declined to $218.4 million as the bank allowed some high cost certificates of deposit to roll off and be replaced by less expensive advances from the Federal Home Loan Bank. As a result of managing the cost of funds and the improvement in asset quality, the bank was able to increase earnings for the year to $900,000 or $.46 per share.

As a community bank, we're pleased to have a staff that believes in giving back to the community. In 2005, many of our employees were making a difference outside the workplace by being actively involved in municipal, not-for-profit, and civic organizations. Some of the service and leadership positions held by our staff included: Laura Marks, chairman of the Jacksonville Area Chamber of Commerce, John Williams, Mayor of the Village of Chapin, Shawn McCombs, president-elect of the Prairieland United Way, Steve Waltrip, member of the South Jacksonville Board of Trustees, and Rich Foss, chairman of the Illinois League of Financial Institutions. There are many other examples of our staff's community involvement, but the one of which we are most proud occurred in October when Jacksonville Savings Bank, its staff, and customers raised $17,000 for the American Red Cross Hurricane Katrina Relief Fund.

We would like to acknowledge the fine work of Roger Cannell who will retire at our annual meeting on April 25, 2006 after twenty-seven years of service on Jacksonville Savings Bank's board of directors. As a practicing CPA, his knowledge and expertise enabled him to play a significant role in the bank's success, especially in recent years when he has ably served as chairman of the audit committee. Roger's enthusiasm and wise counsel will be missed.

Sincerely,



Andrew F. Applebee                  Richard A. Foss
Chairman of the Board               President and CEO

TABLE OF CONTENTS
---------------------------------------------------------------------------------------------------------

                                                                                                PAGE

Business of the Company                                                                           1

Selected Consolidated Financial Information                                                      2-3

Management's Discussion and Analysis of Financial Condition and Results of Operations           4-19

Report of Independent Registered Public Accounting Firm                                         20-21

Consolidated Financial Statements                                                               22-25

Notes to Consolidated Financial Statements                                                      26-56

Common Stock Information                                                                          57

Directors and Officers                                                                            58

Corporate Information                                                                             59

Annual Meeting                                                                                    59

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

On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company ("MHC"), Jacksonville Bancorp, MHC. On December 28, 2000, Jacksonville Bancorp, MHC, converted from an Illinois-chartered mutual holding company to a federally-chartered mutual holding company. As of December 31, 2005, the MHC owned 52.72% of the outstanding shares of the Company. At December 31, 2005, the Company had consolidated assets of $253.9 million, deposits of $218.4 million and stockholders' equity of $20.1 million.

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

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated. Selected quarterly financial data for each of the last two years is set forth at Note 22 to the Consolidated Financial Statements.

                                                                At December 31,
                                         -----------------------------------------------------------
                                            2005         2004        2003        2002       2001
FINANCIAL CONDITION DATA                                       (In thousands)
Total assets                              $ 253,946   $ 253,330   $ 261,816   $ 252,504  $ 241,301
Loans  (1)                                  142,771     126,058     127,585     149,200    161,082
Investment securities (2)                    80,821      86,674     100,914      74,904     46,360
Mortgage-backed securities                    8,646      15,171       7,597       2,822      4,264
Cash and cash equivalents                     6,681      10,793       9,576      11,092     13,397
Deposits                                    218,370     225,734     235,173     225,602    216,899
Other borrowings                             11,350       3,447       2,889       2,875      1,395
Stockholders' equity                         20,103      20,683      20,032      20,252     19,164

                                                            Years Ended December 31,
                                         -----------------------------------------------------------
                                            2005         2004        2003        2002       2001
OPERATING DATA                                      (In thousands, except per share data)

Interest income                           $  12,423   $  12,278   $  12,946   $  15,065   $  17,526
Interest expense                              4,986       4,588       5,765       7,351       9,569
                                          ---------   ---------   ---------   ---------   ---------

Net interest income                           7,437       7,690       7,181       7,714       7,957
Provision for loan losses                       245         550       2,075       2,000       1,000
                                          ---------   ---------   ---------   ---------   ---------

Net interest income after provision
  for loan losses                             7,192       7,140       5,106       5,714       6,957
Other income                                  2,174       2,038       3,532       2,490       2,010
Other expense (3)                             8,054       7,781       7,296       6,919      11,282
                                          ---------   ---------   ---------   ---------   ---------

Income (loss) before income taxes             1,312       1,397       1,342       1,285      (2,315)
Income tax expense (benefit)                    412         521         501         467      (1,299)
                                          ---------   ---------   ---------   ---------   ---------

Net income (loss)                         $     900   $     876   $     841   $     818   $  (1,016)
                                          =========   =========   =========   =========   =========

Earnings (loss) per share - basic         $    0.46   $    0.45   $    0.43   $    0.43   $   (0.53)
                                          =========   =========   =========   =========   =========

Earnings (loss) per share - diluted       $    0.45   $    0.44   $    0.43   $    0.42   $   (0.53)
                                          =========   =========   =========   =========   =========

------------

(1)     Includes loans held for sale.

(2)     Includes investment securities, FHLB stock, and other investments.

(3)     Includes losses due to loan defalcation of $4,458,000 in 2001.

                                                                     (Continued)

                                                          At or for the Years Ended December 31,
                                               -----------------------------------------------------------
KEY OPERATING RATIOS                             2005       2004         2003        2002        2001
Return on average assets (net income
  (loss) divided by average assets)               0.36 %      0.33 %       0.33 %      0.34 %     (0.44)%

Return on average equity (net income
  (loss) divided by average equity)               4.44 %      4.31 %       4.18 %      4.19 %     (4.92)%

Average equity to average assets                  8.03 %      7.77 %       7.82 %      8.04 %      8.98 %

Interest rate spread (difference between
  average yield on interest-earning assets
  and average cost of interest-bearing
  liabilities)                                    2.99 %      3.04 %       2.82 %      3.27 %      3.67 %

Net interest margin (net interest income
  as a percentage of average interest-
  earning assets)                                 3.18 %      3.18 %       3.00 %      3.47 %      3.87 %

Dividend pay-out ratio  (1)                      30.98 %     31.39 %      31.99 %     32.03 %    (25.69)%

Noninterest expense to average assets             3.19 %      2.97 %       2.84 %      2.85 %      4.91 %

Average interest-earning assets to
  average interest-bearing liabilities          109.07 %    107.35 %     107.58 %    106.04 %    104.40 %

Allowance for loan losses to gross loans
  at end of period (2)                            1.28 %      1.48 %       1.69 %      1.43 %      0.70 %

Allowance for loan losses to
  nonperforming loans                           156.75 %     95.02 %      66.02 %     53.69 %     27.37 %

Net loan charge-offs to average
  loans during the period                         0.21 %      0.66 %       1.41 %      0.68 %      0.68 %

Nonperforming assets to total assets              0.65 %      1.01 %       1.46 %      1.72 %      2.09 %


                                                                        December 31,
                                               -----------------------------------------------------------
OTHER DATA                                       2005       2003         2002        2001        2000

Number of offices                                    7           7            7           7           7


(1) Reflects dividends waived by the mutual holding company.
(2) Gross loans includes loans held for sale

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

OPERATING STRATEGY - OVERVIEW

The business of the Company consists principally of attracting deposits from the general public and using deposits to purchase and originate consumer loans and mortgage loans secured by one- to four-family residences. The Company also offers commercial and agricultural lending services. The Company's net income, like other financial institutions, is primarily dependent on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, primarily deposits and short-term borrowings. However, the Company's net income is also affected by provisions for loan losses and other operating income and expenses. General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of the Company's net income.

Management has implemented various strategies designed to enhance its profitability while still maintaining the Company's safety and soundness. These strategies include reducing its exposure to interest rate risk by selling fixed-rate loans to the secondary market and providing other fee-based services to its customers. The Company recognizes the need to establish and adhere to strict loan underwriting criteria and guidelines. The Company generally limits its investment portfolio to investments in United States Government and government sponsored entities securities, mortgage-backed securities collateralized by U.S. government sponsored entities, and local municipal issues.

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

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management's judgement, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans. Management uses the available information to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While the Company believes it has established its existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

GOODWILL - Costs in excess of the estimated fair value of identified net assets acquired through purchase transactions are recorded as an asset by the Company. This amount was originally amortized as an expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, the Company ceased amortizing goodwill in accordance with newly adopted accounting standards generally accepted in the United States of America. The Company performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2005 and 2004. No impairment of goodwill was identified as a result of these tests. In making these impairment assessments, management must make subjective assumptions regarding the fair value of the Company's assets and liabilities. It is possible that these judgements may change over time as market conditions or Company strategies change, and these changes may cause the Company to record impairment charges to adjust the goodwill to its estimated fair value.

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

FINANCIAL CONDITION

Total assets increased $616,000 to $253.9 million at December 31, 2005, compared to $253.3 million at December 31, 2004. Net loans increased $16.5 million, or 13.1%, during 2005. Loan growth was funded by a $4.1 million decrease in cash and cash equivalents and a $12.3 million, or 12.3%, decrease in the mortgage-backed and investment securities portfolios, which reflects calls, sales, and principal payments. Loan growth has predominantly been in commercial real estate loan originations, which increased $13.1 million, or 48.8%.

Total deposits decreased $7.4 million, or 3.3%, during 2005, which was offset by an increase of $7.9 million in other borrowings. The increase in borrowed funds consisted of advances from the Federal Home Loan Bank, which totaled $8.0 million at December 31, 2005, compared to no outstanding advances at December 31, 2004. The Company determined that in the flat interest rate environment of 2005, the cost of borrowings was a stable, lower-cost source of funding than time deposits. This resulted in a change in composition of our liabilities to emphasize borrowings as a source of funds. Other liabilities increased $527,000 due to higher balances on overnight settlement arrangements with vendors and additional expense accruals.

Stockholders' equity decreased $580,000 to $20.1 million at December 31, 2005. The decrease resulted primarily from net income of $900,000, offset by the payment of $279,000 in dividends and a $1.2 million increase in unrealized losses, net of tax, on available-for-sale securities. The change in unrealized gains or losses on securities classified as available-for-sale is affected by market conditions and, therefore, can fluctuate daily. Stockholders' equity also was affected by the receipt of $15,000 from the exercise of stock options during 2005. The $15,000 reflects the $76,000 received from the exercise of stock options net of the $57,000 cost to acquire the shares underlying the options in open market purchases and net of the $4,000 related tax benefit.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

GENERAL

The Company reported net income for the year ended December 31, 2005, of $900,000, or $0.46 per common share, basic, and $0.45 per common share, diluted, compared to net income of $876,000 or $0.45 per common share, basic, and $0.44 per share, diluted, for the year ended December 31, 2004. The $24,000 increase in net income reflects decreases of $305,000 in the provision for loan losses and $108,000 in income taxes and an increase of $136,000 in other income, partially offset by a decrease of $253,000 in net interest income and an increase of $272,000 in other expense.

INTEREST INCOME

Interest income increased to $12.4 million for the year ended December 31, 2005 from $12.3 million for the year ended December 31, 2004. The $145,000 increase in 2005 resulted from increased income of $537,000 on loans and $26,000 on other interest-earning assets, partially offset by decreased income of $262,000 on investment securities and $156,000 on mortgage-backed securities.

The increase in interest income on loans reflects an increase in the average balance of loans outstanding to $137.7 million for 2005 compared to $128.3 million for 2004, partially offset by a lower average yield of 6.48% for 2005 from 6.54% for 2004. The $9.4 million increase in the average balance of loans during 2005 is primarily due to an increased emphasis on commercial lending and an increase in participations with other institutions. The lower average yield was affected by the competitive environment for commercial loan originations during 2005, which were higher than comparable rates on investment securities. In the current low and flat yield curve environment, the origination of commercial loans provides the Company greater interest income than would be obtained from 1-4 family residential loans.

The decrease in interest income on investment securities is due to the lower average balance of investments, which were $84.0 million for 2005 compared to $96.2 million for 2004. The $12.2 million decrease in the average balance of investment securities reflects proceeds from investment calls, sales, and principal payments being reinvested into loan originations during 2005. The investment securities portfolio's average yield increased to 3.60% for 2005 from 3.42% for 2004.

The decrease in income on mortgage-backed securities reflects a lower average balance of mortgage-backed securities to $10.5 million for 2005 from $14.7 million for 2004, primarily due to sales and principal payments. The weighted average yield of mortgage-backed securities increased to 3.93% for 2005 from 3.87% for 2004.

Other interest-earning assets consist of federal funds sold and interest-earning deposit accounts. The increase in interest income to $57,000 from $31,000 is primarily due to an increase in the average yield to 3.03% for 2005 from 1.09% for 2004, partially offset by a decrease in the average balance to $1.9 million for 2005 from $2.8 million for 2004. The decrease in the average balance reflects the reinvestment of these funds in loan originations.

INTEREST EXPENSE

Interest expense increased to $5.0 million for the year ended December 31, 2005 from $4.6 million for the year ended December 31, 2004. The increase of $398,000 in the cost of funds reflects increases of $97,000 in interest paid on deposits and $301,000 in interest paid on borrowings.

The higher interest expense on deposits is the net effect of an increase in the average cost to 2.25% for 2005 from 2.05% for 2004 and a decrease in the average balance to $204.5 million for 2005 from $220.2 million for 2004. The average cost of deposits has been affected by the increase in market rates. The decrease of $15.7 million in the average balance of deposits reflects withdrawals as management has undertaken efforts to control interest costs.

The increase in interest expense on short-term borrowings is due to an increase in the average cost to 3.77% for 2005 from 1.57% for 2004 and an increase in the average balance of borrowings to $10.1 million for 2005 from $5.2 million during 2004. Management has used advances from the Federal Home Loan Bank (FHLB) to fund loan growth as deposit volumes have decreased. The average cost of the FHLB advances was less than the rates required to maintain time deposits of comparable periods. The average balance of these advances equaled $8.0 million during 2005, compared to $3.0 million during 2004. The remainder of borrowed funds consists of securities sold under agreement to repurchase.

PROVISION FOR LOAN LOSSES

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The Company recorded a provision for loan losses of $245,000 for the year ended December 31, 2005, compared to $550,000 during 2004. The decrease in the provision during 2005 reflects the decrease in nonperforming loans and watch list credits. The allowance for loan losses decreased $42,000 to $1.8 million at December 31, 2005. The decrease in the level of the allowance reflects net charge-offs exceeding the provision for loan losses. Net charge-offs decreased during 2005 to $287,000 from $848,000 during 2004. The provisions in 2005 and 2004 were made to bring the allowance for loan losses to a level deemed adequate following management's evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management. This review also considered the local economy and the level of bankruptcies and foreclosures in the Company's market area. Set forth below is a table regarding the Company's nonperforming assets.

                                                               12/31/05    12/31/04
                                                               --------    --------
                                                              (DOLLARS IN THOUSANDS)
        Non-accruing loans:
          One-to-four family residential                      $      624  $      711
          Commerical and agricultural real estate                      -         181
          Commercial and agricultural business                       290          57
          Home equity/Home improvement                               222         652
          Automobile                                                   1          68
          Other consumer                                              20          20
                                                              ----------  ----------
             Total                                                 1,157       1,689
                                                              ----------  ----------

        Accruing loans delinquent more than 90 days:
          One-to-four family residential                               2         270
          Commerical and agricultural business                         -          23
          Automobile                                                  17           4
          Other consumer                                               2           1
                                                              ----------  ----------
             Total                                                    21         298
                                                              ----------  ----------

        Foreclosed assets:
          One-to-four family residential                             276         426
          Commercial and agricultural real estate                    180         139
          Automobile                                                  15          19
                                                              ----------  ----------
             Total                                                   471         584
                                                              ----------  ----------

        Total nonperforming assets                            $    1,649  $    2,571
                                                              ==========  ==========

        Total as a percentage of total assets                       0.65%       1.01%
                                                                    ====        ====

The following table shows the principal amount of potential problem credits on the Company's watch list at December 31, 2005 and December 31, 2004. All nonaccrual loans are automatically placed on the watch list. [GRAPHIC

                                              12/31/05    12/31/04
                                              --------    --------
                                                  (IN THOUSANDS)

        Special Mention credits              $    3,065  $    5,308
        Substandard credits                       1,930       3,484
                                             ----------  ----------

        Total watch list credits             $    4,995  $    8,792
                                             ==========  ==========

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

NON-INTEREST INCOME

Non-interest income increased $135,000 during the year ended December 31, 2005, compared to the year ended December 31, 2004. The increase in non-interest income is primarily due to increases of $54,000 in gains on the sale of loans, $48,000 in service charges on deposits, and $44,000 in commission income, partially offset by a $22,000 decrease in loan servicing fees. The increase in gains on the sale of loans is primarily due to a decrease in the net amortization of mortgage servicing rights during 2005, and the Company entering the Federal Home Loan Bank Mortgage Partnership Finance program during March 2005, which provides the bank an additional venue to sell fixed-rate residential loan products. The increase in service charges on deposits reflects a fee structure implemented during the second quarter of 2004. Brokerage commissions increased due to a continued growth in accounts. Loan servicing fees decreased as the volume of loans serviced for the secondary market declined $5.0 million during 2005, primarily due to principal repayments.

NON-INTEREST EXPENSE

Non-interest expense increased $272,000 during the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase primarily reflects increases of $115,000 in other real estate expense (which is included in other expense), $59,000 in data processing expense, $39,000 in salaries and benefits, and $34,000 in professional fees, partially offset by a decrease of $45,000 in occupancy expense. The increase in real estate owned expense primarily consists of a $97,000 decrease in gains on the sale of real estate owned during 2005 as compared to 2004. The increase in data processing expense is due to a software conversion requiring the upgrading of telecommunication lines and an increase in internet banking fees. Salaries and benefits expense has been impacted by increased brokerage commissions. The increase in professional fees includes $78,000 in additional expenses related to Sarbanes-Oxley compliance efforts, which were partially offset by reduced audit fees. Occupancy expense benefited from reduced maintenance costs and service contracts during 2005, as compared to 2004.

INCOME TAXES

The provision for income taxes decreased $108,000 during 2005 compared to 2004, due to the $85,000 decrease in taxable income and the effect of state income taxes during this same time frame. The effective tax rate equals 31.4% and 37.3% for the years ended December 31, 2005 and 2004, respectively.

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

The decrease in interest income on loans reflects a decrease in the average balance of loans outstanding to $128.3 million for 2004 compared to $138.8 million for 2003, as well as a lower average yield of 6.54% for 2004 from 6.93% for 2003. The decrease in the average yield is due to the low interest rate environment during 2004. The $10.5 million decrease in the average balance of loans during 2004 is mostly due to the large volume of loans sold to the secondary market during 2003, as the actual balance of total loans, including loans held for sale, decreased by $1.5 million during 2004.

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

The increase in income on mortgage-backed securities is due to the increase in the average balance of mortgage-backed securities during 2004 to $14.7 million from $2.6 million in 2003. The average yield decreased to 3.87% for 2004 from 3.88% for 2003. The increase in the average balance reflects the decision to diversify and improve the cash flow of the investment portfolio through the increased investment in mortgage-backed securities, as well as decreased loan demand.

Other interest-earning assets consist of federal funds sold and interest-earning deposit accounts. The decrease in interest income is primarily due to a decrease in the average balance to $2.8 million for 2004 from $6.2 million for 2003, only partially offset by an increase in the average yield to 1.09% for 2004 from 1.05% for 2003. The decrease in the average balance of these investments is due to management's decision to reinvest most of these funds into higher yielding investment and mortgage-backed securities.

INTEREST EXPENSE

Interest expense decreased to $4.6 million for the year ended December 31, 2004 from $5.8 million for the year ended December 31, 2003. The decrease of $1.2 million in the cost of funds reflects a $1.2 million decrease in interest paid on deposits. Interest on short-term borrowings increased $40,000 during 2004.

The lower interest expense on deposits is attributable to a decrease in the average yield on deposits to 2.05% for 2004 from 2.62% for 2003. The lower average yield was partially offset by an increase in the average balance of deposits to $220.2 million for 2004 from $218.6 for 2003. The decreased cost of funds reflects the repricing of renewing time deposits at the lower market rates of interest during 2004.

The increase in interest expense on short-term borrowings is due to an increase in the average balance of borrowings to $5.2 million for 2004 from $3.8 million during 2003 and an increase in the average yield to 1.57% for 2004 from 1.10% for 2003. Management has maintained lower cash balances in order to improve earnings, and has used short-term advances from the Federal Home Loan Bank
(FHLB) to fund short-term cash needs. The increase in the average balance is due to the higher average balance of FHLB borrowings, all of which were repaid during November 2004. The remainder of borrowed funds consists of securities sold under agreement to repurchase.

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

NON-INTEREST EXPENSE

Non-interest expense increased $486,000 during the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase is mostly due to increases of $464,000 in salaries and benefits and $127,000 in occupancy expense, partially offset by a decrease of $140,000 in other expense. Salaries and benefits expense has been impacted by a decrease in the deferral of salaries capitalized as loan costs, due to decreased loan originations, and the hiring of additional personnel in the loan department during 2003. Salaries expense has also been impacted by increased brokerage commissions. Occupancy expense has been affected by the increased depreciation and related expenses of the $2.5 million expansion of the main office facility completed during 2003. The majority of the $140,000 decrease in other expense is comprised of a decrease in service charges due to the reversal of prior period accruals as the result of a third party vendor's waiver of charges.

INCOME TAXES

The provision for income taxes increased $19,000 during 2004 compared to 2003, due to the $54,000 increase in income before income taxes during this same time frame. The effective tax rate equals 37.3% for the years ended December 31, 2004 and 2003.

AVERAGE YIELDS EARNED AND RATES PAID

The earnings of the Company depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative balance of the Company's interest-earning assets and interest-bearing liability portfolios. The following table sets forth, for the years indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances for a year have been derived utilizing daily balances.

                                                                       YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------------------------------
                                                              2005                                 2004
                                              -----------------------------------  -----------------------------------
                                                 AVERAGE    INTEREST/    YIELD/       AVERAGE    INTEREST/    YIELD/
                                                 BALANCE    DIVIDENDS     COST        BALANCE    DIVIDENDS     COST
                                              ------------------------------------------------------------------------
                                                                         (Dollars in thousands)
Interest-earning assets:
  Loans  (1)                                    $137,740     $ 8,930      6.48 %     $128,279     $ 8,393      6.54 %
  Investment securities (2)                       84,001       3,023      3.60 %       96,174       3,285      3.42 %
  Mortgage-backed securities                      10,514         413      3.93 %       14,694         569      3.87 %
  Other                                            1,900          57      3.03 %        2,808          31      1.09 %
                                                --------     -------                 --------     -------
        Total interest-earning
          assets                                 234,155      12,423      5.31 %      241,955      12,278      5.07 %
                                                             -------                              -------

Non-interest-earning assets                       18,175                               19,647
                                                --------                             --------
        Total assets                            $252,330                             $261,602
                                                ========                             ========

Interest-bearing liabilities:
  Deposits                                      $204,548       4,604      2.25 %     $220,213       4,507      2.05 %
  Short-term borrowings                           10,142         382      3.77 %        5,178          81      1.57 %
                                                --------     -------                 --------     -------
        Total interest-bearing
          liabilities                            214,690       4,986      2.32 %      225,391       4,588      2.04 %
                                                             -------                              -------

Non-interest-bearing liabilities                  17,374                               15,876
Stockholders' equity                              20,266                               20,335
                                                --------                             --------

        Total liabilities and
          stockholders' equity                  $252,330                             $261,602
                                                ========                             ========

Net interest income                                          $ 7,437                              $ 7,690
                                                             =======                              =======

Interest rate spread (3)                                                  2.99 %                              3.04 %
                                                                          ====                                ====

Net interest margin (4)                                                   3.18 %                              3.18 %
                                                                          ====                                ====

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                           109.07 %                            107.35 %
                                                                        ======                              ======

(Continued)

                                                     YEARS ENDED DECEMBER 31,
                                              -----------------------------------
                                                              2003
                                              -----------------------------------
                                                 AVERAGE    INTEREST/    YIELD/
                                                 BALANCE    DIVIDENDS     COST
                                              -----------------------------------
                                                     (Dollars in thousands)
Interest-earning assets:
  Loans  (1)                                    $138,792     $ 9,618      6.93 %
  Investment securities (2)                       91,643       3,161      3.45 %
  Mortgage-backed securities                       2,637         102      3.88 %
  Other                                            6,201          65      1.05 %
                                                --------     -------
        Total interest-earning
          assets                                 239,273      12,946      5.41 %
                                                             -------

Non-interest-earning assets                       18,040
                                                --------
        Total assets                            $257,313
                                                ========

Interest-bearing liabilities:
  Deposits                                      $218,622       5,724      2.62 %
  Short-term borrowings                            3,801          41      1.10 %
                                                --------     -------
        Total interest-bearing
          liabilities                            222,423       5,765      2.59 %
                                                             -------

Non-interest-bearing liabilities                  14,771
Stockholders' equity                              20,119
                                                --------

        Total liabilities and
          stockholders' equity                  $257,313
                                                ========

Net interest income                                          $ 7,181
                                                             =======

Interest rate spread (3)                                                  2.82 %
                                                                          ====

Net interest margin (4)                                                   3.00 %
                                                                          ====

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                           107.58 %
                                                                        ======

------------------------------------------------
(1) Includes non-accrual loans and loans held for sale, and fees of $101,000 for 2005, $88,000 for 2004, and $111,000 for 2003.
(2)     Includes FHLB stock and other investments.
(3) Yield on interest-earning assets less cost of interest-bearing liabilities.
(4)     Net interest income divided by average interest-earning assets.

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

                                                        2005 COMPARED TO 2004                 2004 COMPARED TO 2003
                                                      Increase (Decrease) Due to           Increase (Decrease) Due to
                                                 ----------------------------------  ------------------------------------
                                                   Rate       Volume         Net         Rate        Volume       Net
                                                 ------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Interest-earning assets:
  Loans                                          $    (77)   $    614      $   537     $   (520)   $   (705)    $ (1,225)
  Investment securities                               169        (431)        (262)         (31)        155          124
  Mortgage-backed securities                            8        (164)        (156)                     467          467
  Other                                                40         (14)          26            2         (36)         (34)
                                                 --------    --------     --------     --------    --------     --------

       Total net change in income
         on interest-earning assets                   140           5          145         (549)       (119)        (668)
                                                 --------    --------     --------     --------    --------     --------

Interest-bearing liabilities:
  Deposits                                            432        (335)          97       (1,258)         41       (1,217)
  Other borrowings                                    179         122          301           22          18           40
                                                 --------    --------     --------     --------    --------     --------

       Total net change in expense
         on interest-bearing liabilities              611        (213)         398       (1,236)         59       (1,177)
                                                 --------    --------     --------     --------    --------     --------

Net change in net interest income                $   (471)   $    218     $   (253)    $    687    $   (178)    $    509
                                                 ========    ========     ========     ========    ========     ========

ASSET AND LIABILITY MANAGEMENT

The Company's policy in recent years has been to reduce its interest rate risk by better matching the maturities of its interest rate sensitive assets and liabilities, selling its long-term fixed-rate residential mortgage loans with terms of 15 years or more to the secondary market, originating adjustable rate loans, balloon loans with terms ranging from three to five years and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one-to-four family loans. The investment portfolio has been laddered to better match the interest-bearing liabilities. With respect to liabilities, the Company has attempted to increase its savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than certificate accounts. The Board of Directors appoints the Asset-Liability Management Committee (ALCO), which is responsible for reviewing the Company's asset and liability policies. The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratio requirements.

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

The following table shows projected results at December 31, 2005 and 2004, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO. The results are shown as a dollar and percentage change in net interest income over the next twelve months.

------------------- ------------------------------------------------------------------
                                      CHANGE IN NET INTEREST INCOME
                                          (DOLLARS IN THOUSANDS)
                    -------------------------- ------------------------- -------------
                            12/31/05                    12/31/04            ALCO
RATE SHOCK           $ CHANGE      % CHANGE      $ CHANGE     % CHANGE    BENCHMARK
------------------- -------------------------- ------------------------- -------------
+300 basis points        (679)       (8.97)%         (149)      (1.97)%   >(20.00)%
+200 basis points        (468)       (6.18)%          (20)      (0.27)%   >(20.00)%
+100 basis points        (282)       (3.73)%          110        1.46%    >(12.50)%
-100 basis points          31         0.42%           304        4.02%    >(12.50)%
-200 basis points         294         3.89%           317        4.20%    >(20.00)%
-300 basis points         429         5.67%           315        4.18%    >(20.00)%
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

LIQUIDITY AND CAPITAL RESOURCES

The Company's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Company's operating, financing, and investing activities. At December 31, 2005 and 2004, cash and cash equivalents totaled $6.7 million and $10.8 million, respectively. The Company's primary sources of funds include customer deposits, proceeds from sales of loans, calls and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments). During the years ended December 31, 2005 and 2004, the most significant sources of funds have been investment calls and principal payments, advances from the FHLB, and loan sales to the secondary market. These funds have been used for new loan originations.

The Company's cash and cash equivalents decreased $4.1 million during the year ended December 31, 2005, compared to an increase of $1.2 million during the year ended December 31, 2004. Net cash provided by operating activities decreased $1.1 million to $2.1 million during 2005. Net cash used by investing activities increased to $6.5 million during 2005 from the $7.3 million cash provided during 2004. Cash used to fund net loan originations increased to $17.2 million from the net cash provided of $266,000 during 2004. The increased cash used for loan originations was partially funded by proceeds from calls, maturities, and sales of investment and mortgage-backed securities of $16.3 million during 2005. Cash provided by financing activities increased to $321,000 during 2005 from the cash used by financing activities of $9.2 million during 2004. The increase is primarily due to the net increase in advances from the FHLB of $8.0 million during 2005, compared to no change during 2004.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition. The Company attempts to price its deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term U.S. agency obligations. If the Company requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Company may borrow from the FHLB under a blanket agreement which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. This borrowing arrangement is limited to the lesser of 30% of the Company's total assets, 75% of the balance of qualifying 1-4 family residential loans, or twenty times the balance of FHLB stock held by the Company. At December 31, 2005, the Company had $8.0 million in outstanding advances and additional borrowing capacity of approximately $21.8 million.

The Company maintains levels of liquid assets as established by the Board of Directors. The Company's liquidity ratio, adjusted for pledged assets, at December 31, 2005 and 2004 was 34.7% and 42.4%, respectively. This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

The Company must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. The Company anticipates that it will have sufficient funds available to meet its current commitments principally through the use of current liquid assets and through its borrowing capacity discussed above. The following table summarizes the outstanding loan commitments at December 31, 2005 and 2004.

                                                      12/31/05       12/31/04
                                                      --------       --------
                                                            (IN THOUSANDS)
       Commitments to fund loans                     $   21,576     $    23,318
       Standby letters of credit                             31             473

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). At December 31, 2005, the Bank meets all capital adequacy requirements to which it is subject.

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%. The Director of the Illinois Department of Financial and Professional Regulation (the "Director") is authorized to require a savings bank to maintain a higher minimum capital level if the Director determines that the savings bank's financial condition or history, management or earnings prospects are not adequate. If a savings bank's core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank's capital deficiency, as well as a number of other restrictions on the savings bank's operations, including a prohibition on the declaration of dividends by the savings bank's board of directors. At December 31, 2005, the Bank's core capital ratio was 7.31% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2005, the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The well-capitalized category requires higher minimum ratios of 5% for the Tier 1 leverage, 6% for the Tier 1 risk-based, and 10% for the total risk-based capital ratios. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table below:

                                                   MINIMUM     12/31/05    12/31/04
                                                   REQUIRED     ACTUAL      ACTUAL
    Tier 1 Capital to Average Assets                 4.00 %      7.31 %      7.06 %
    Tier 1 Capital to Risk-Weighted Assets           4.00 %     11.66 %     12.77 %
    Total Capital to Risk-Weighted Assets            8.00 %     12.83 %     14.02 %

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

                                   * * * * * *

[LOGO] BKD LLP



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois


We have audited the accompanying consolidated balance sheet of Jacksonville Bancorp, Inc. as of December 31, 2005, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Jacksonville Bancorp, Inc. as of and for the years ended December 31, 2004 and 2003 were audited by other accountants whose report dated January 21, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the 2005 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Decatur, Illinois
January 31, 2006

[LOGO] McGladrey & Pullen
       Certified Public Accountants




REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. and Subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the two years ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


                                              /s/ McGladrey & Pullen, LLP


Champaign, Illinois
January 21, 2005


McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

                                         JACKSONVILLE BANCORP, INC.
                                         CONSOLIDATED BALANCE SHEETS
                                         DECEMBER 31, 2005 AND 2004

ASSETS

                                                                          2005                2004
                                                                   ----------------------------------------
    Cash and due from banks                                          $      5,236,825   $      5,999,459
    Interest-earning demand deposits                                        1,444,382          4,793,446
                                                                      ---------------    ---------------

           Cash and cash equivalents                                        6,681,207         10,792,905
                                                                      ---------------    ---------------


    Available-for-sale securities:
       Investment securities                                               78,888,107         84,625,323
       Mortgage-backed securities                                           8,646,407         15,171,342
    Other investments                                                         393,654            582,224
    Loans held for sale                                                       499,445            264,600
    Loans, net of allowance for loan losses of $1,846,150 and
      $1,888,073 at December 31, 2005 and 2004                            142,272,144        125,793,087
    Premises and equipment                                                  6,846,122          7,146,087
    Federal Home Loan Bank stock                                            1,539,328          1,466,300
    Foreclosed assets held for sale, net                                      456,017            564,947
    Interest receivable                                                     1,489,749          1,300,741
    Deferred income taxes                                                   1,490,950            801,704
    Mortgage servicing rights                                               1,059,610          1,094,261
    Goodwill                                                                2,726,567          2,726,567
    Core deposit intangibles                                                  199,309            279,033
    Other assets                                                              757,175            720,392
                                                                      ---------------    ---------------



           Total assets                                              $    253,945,791   $    253,329,513
                                                                      ===============    ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                    2005                2004
                                                                           ----------------------------------------
    LIABILITIES
        Deposits
           Demand                                                             $     14,514,278   $     14,224,204
           Savings, NOW and money market                                            65,042,300         66,579,831
           Time                                                                    138,813,196        144,930,473
                                                                               ---------------    ---------------

               Total deposits                                                      218,369,774        225,734,508
                                                                               ---------------    ---------------

        Short-term borrowings                                                        3,350,068          3,446,706
        Federal Home Loan Bank advances                                              8,000,000                 --
        Deferred compensation                                                        2,204,095          2,120,620
        Advances from borrowers for taxes and insurance                                374,676            328,444
        Interest payable                                                               800,446            640,060
        Other liabilities                                                              744,128            376,191
                                                                               ---------------    ---------------

               Total liabilities                                                   233,843,187        232,646,529
                                                                               ---------------    ---------------

    STOCKHOLDERS' EQUITY
        Preferred stock, $.01 par value, authorized 10,000,000 shares;
          none issued and outstanding                                                       --                 --
        Common stock, $.01 par value; authorized 20,000,000 shares; issued
          and outstanding 2005 - 1,970,216 shares, 2004 - 1,966,343 shares              19,702             19,663
        Additional paid-in capital                                                   6,474,513          6,459,138
        Retained earnings - substantially restricted                                15,088,742         14,467,568
        Accumulated other comprehensive loss                                        (1,480,353)          (263,385)
                                                                               ---------------    ---------------

               Total stockholders' equity                                           20,102,604         20,682,984
                                                                               ---------------    ---------------

               Total liabilities and stockholders' equity                     $    253,945,791   $    253,329,513
                                                                               ===============    ===============

                                                        22

                                            JACKSONVILLE BANCORP, INC.
                                        CONSOLIDATED STATEMENTS OF INCOME
                                   YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                             2005               2004               2003
                                                      ----------------------------------------------------------
INTEREST AND DIVIDEND INCOME
    Loans                                              $      8,930,243   $      8,393,339   $      9,618,443
    Securities
       Taxable                                                2,968,151          3,221,133          3,117,183
       Tax-exempt                                                54,174             63,308             43,514
    Mortgage-backed securities                                  413,275            569,325            102,272
    Other                                                        57,480             30,547             64,887
                                                        ---------------    ---------------    ---------------

           Total interest and dividend income                12,423,323         12,277,652         12,946,299
                                                        ---------------    ---------------    ---------------

INTEREST EXPENSE
    Deposits                                                  4,604,190          4,506,529          5,723,776
    Short-term borrowings                                        66,444             30,640             25,480
    Federal Home Loan Bank advances                             315,902             50,426             16,189
                                                        ---------------    ---------------    ---------------

           Total interest expense                             4,986,536          4,587,595          5,765,445
                                                        ---------------    ---------------    ---------------

NET INTEREST INCOME                                           7,436,787          7,690,057          7,180,854

PROVISION FOR LOAN LOSSES                                       245,000            550,000          2,075,000
                                                        ---------------    ---------------    ---------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           7,191,787          7,140,057          5,105,854
                                                        ---------------    ---------------    ---------------

NONINTEREST INCOME
    Fiduciary activities                                         74,694             82,085            259,021
    Commission income                                           683,592            640,074            410,145
    Service charges on deposit accounts                         862,558            814,896            668,750
    Net gains on loan sales                                      98,317             44,089            829,362
    Net realized gains on sales of
      available-for-sale securities                              16,708             28,020            319,103
    Loan servicing fees                                         363,838            385,859            402,515
    Recovery from insurance company                                   --                  --            562,500
    Other                                                        73,979             43,214             80,908
                                                        ---------------    ---------------    ---------------

           Total noninterest income                           2,173,686          2,038,237          3,532,304
                                                        ---------------    ---------------    ---------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                             2005               2004               2003
                                                      ----------------------------------------------------------
NONINTEREST EXPENSE
    Salaries and employee benefits                     $      4,702,992   $      4,664,390   $      4,200,388
    Net occupancy and equipment expense                       1,339,069          1,383,875          1,256,706
    Data processing fees                                        343,124            284,328            278,024
    Professional fees                                           221,286            186,967            120,613
    Marketing expense                                           116,948            120,394            129,536
    Postage and office supplies                                 292,407            265,784            293,828
    Deposit insurance premium                                    30,416             35,282             35,897
    Other                                                     1,007,316            840,678            980,790
                                                        ---------------    ---------------    ---------------

           Total noninterest expense                          8,053,558          7,781,698          7,295,782
                                                        ---------------    ---------------    ---------------

INCOME BEFORE INCOME TAX                                      1,311,915          1,396,596          1,342,376

PROVISION FOR INCOME TAXES                                      411,948            520,746            501,346
                                                        ---------------    ---------------    ---------------

NET INCOME                                             $        899,967   $        875,850   $        841,030
                                                        ===============    ===============    ===============

BASIC EARNINGS PER SHARE                               $            .46   $            .45   $            .43
                                                        ===============    ===============    ===============

DILUTED EARNINGS PER SHARE                             $            .45   $            .44   $            .43
                                                        ===============    ===============    ===============



                                                       23

                                            JACKSONVILLE BANCORP, INC.
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


                                                                  COMMON STOCK                   ADDITIONAL
                                                       ------------------------------------       PAID-IN
                                                            SHARES             AMOUNT             CAPITAL
                                                       -------------------------------------------------------
BALANCE, JANUARY 1, 2003                                      1,921,304   $         19,213   $      6,374,463

  Comprehensive income
    Net income                                                       --                 --                 --
    Change in unrealized depreciation on
      available-for-sale securities, net of taxes                    --                 --                 --

       Total comprehensive income

  Dividends on common stock, $.30 per share                          --                 --                 --
  Purchase and retirement of stock                              (20,325)              (203)          (341,312)
  Stock options exercised                                        41,025                410            366,170
                                                        ---------------    ---------------   ----------------

BALANCE, DECEMBER 31, 2003                                    1,942,004             19,420          6,399,321

  Comprehensive income
    Net income                                                       --                 --                 --
    Change in unrealized depreciation on
      available-for-sale securities, net of taxes                    --                 --                 --

       Total comprehensive income

  Dividends on common stock, $.30 per share                          --                 --                 --
  Purchase and retirement of stock                              (20,113)              (201)          (379,563)
  Stock options exercised                                        44,452                444            439,380
                                                        ---------------    ---------------   ----------------

BALANCE, DECEMBER 31, 2004                                    1,966,343             19,663          6,459,138

  Comprehensive income
    Net income                                                       --                 --                 --
    Change in unrealized depreciation on
      available-for-sale securities, net of taxes                    --                 --                 --

       Total comprehensive income (loss)

  Dividends on common stock, $.30 per share                          --                 --                 --
  Purchase and retirement of stock                               (3,660)               (37)           (57,282)
  Stock options exercised                                         7,533                 76             76,291
  Tax benefit related to stock options exercised                     --                 --             (3,634)
                                                        ---------------    ---------------   ----------------

BALANCE, DECEMBER 31, 2005                                    1,970,216   $         19,702   $      6,474,513
                                                        ===============    ===============    ===============

(CONTINUED ON NEXT PAGE)


                                           JACKSONVILLE BANCORP, INC.
                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


                                                                             ACCUMULATED
                                                                                OTHER
                                                           RETAINED         COMPREHENSIVE
                                                           EARNINGS         INCOME (LOSS)          TOTAL
                                                     ----------------------------------------------------------
BALANCE, JANUARY 1, 2003                               $     13,294,959    $       563,776    $    20,252,411

  Comprehensive income
    Net income                                                  841,030                 --            841,030
    Change in unrealized depreciation on
      available-for-sale securities, net of taxes                    --           (817,213)          (817,213)
                                                                                             ----------------

       Total comprehensive income                                                                      23,817

  Dividends on common stock, $.30 per share                    (269,140)                --           (269,140)
  Purchase and retirement of stock                                   --                 --           (341,515)
  Stock options exercised                                            --                 --            366,580
                                                        ---------------    ---------------   ----------------

BALANCE, DECEMBER 31, 2003                                   13,866,849           (253,437)        20,032,153

  Comprehensive income
    Net income                                                  875,850                 --            875,850
    Change in unrealized depreciation on
      available-for-sale securities, net of taxes                    --             (9,948)            (9,948)
                                                                                             ----------------

       Total comprehensive income                                                                     865,902
  Dividends on common stock, $.30 per share                    (275,131)                --           (275,131)
  Purchase and retirement of stock                                   --                 --           (379,764)
  Stock options exercised                                            --                 --            439,824
                                                        ---------------    ---------------   ----------------

BALANCE, DECEMBER 31, 2004                                   14,467,568           (263,385)        20,682,984

  Comprehensive income
    Net income                                                  899,967                 --            899,967
    Change in unrealized depreciation on
      available-for-sale securities, net of taxes                    --         (1,216,968)        (1,216,968)
                                                                                             ----------------

       Total comprehensive income (loss)                                                             (317,001)

  Dividends on common stock, $.30 per share                    (278,793)                --           (278,793)
  Purchase and retirement of stock                                   --                 --            (57,319)
  Stock options exercised                                            --                 --             76,367
  Tax benefit related to stock options exercised                     --                 --             (3,634)
                                                        ---------------    ---------------   ----------------

BALANCE, DECEMBER 31, 2005                              $    15,088,742    $    (1,480,353)  $     20,102,604
                                                        ===============    ===============   ================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                       24


                                           JACKSONVILLE BANCORP, INC.
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


                                                           2005               2004                2003
                                                   -----------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                          $       899,967    $       875,850    $       841,030
  Items not requiring (providing) cash
     Depreciation and amortization                            567,612            596,484            469,278
     Provision for loan losses                                245,000            550,000          2,075,000
     Amortization of premiums and discounts on
        securities                                            148,389            479,102            688,406
     Amortization of loan purchased premium                   (59,340)           (59,340)           (59,741)
     Amortization of intangibles                               79,724             79,723             79,724
     Deferred income taxes                                     80,348             55,423            450,000
     Net realized gains on available-for-sale
        securities                                            (16,708)           (28,020)          (319,103)
     Net realized gains on sale of loans                      (98,317)           (44,089)          (829,362)
     Federal Home Loan Bank stock dividend                    (73,028)           (85,700)          (101,400)
     (Gain) loss on sale of foreclosed assets                  15,683            (82,880)           (77,055)
     Write-down on foreclosed assets                               --                 --             81,749
  Changes in
     Origination of loans held for sale                   (21,370,056)       (16,571,250)      (101,216,763)
     Proceeds from sales of loans held for sale            21,268,179         16,931,024        107,720,332
     Interest receivable                                     (189,008)           144,399            274,337
     Other assets                                             (36,783)           161,712            116,213
     Interest payable                                         160,386           (135,906)          (219,297)
     Other liabilities                                        451,412            309,935           (251,807)
                                                      ---------------    ---------------    ---------------

         Net cash provided by operating
            activities                                      2,073,460          3,176,467          9,721,541
                                                      ---------------    ---------------    ---------------

INVESTING ACTIVITIES
  Net change in federal funds sold                                 --            500,000            300,000
  Purchases of available-for-sale securities               (5,943,592)       (42,758,256)      (134,699,165)
  Proceeds from maturities of
    available-for-sale securities                           9,979,084         39,396,184         73,325,359
  Proceeds from the sales of
    available-for-sale and other securities                 6,296,986          9,646,349         28,986,883
  Net change in loans                                     (17,195,370)           266,217         13,012,816
  Purchase of premises and equipment                         (269,747)          (323,510)        (2,220,128)
  Proceeds from sales of premises and equipment                 2,100                 --                 --
  Proceeds from the sale of foreclosed assets                 623,900            546,262            759,585
                                                      ---------------    ---------------    ---------------

         Net cash provided by (used in)
            investing activities                           (6,506,639)         7,273,246        (20,534,650)
                                                      ---------------    ---------------    ---------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                           2005               2004                2003
                                                   -----------------------------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits,
    money market, NOW and savings accounts            $    (1,247,457)   $      (498,405)   $     6,863,606
  Net increase (decrease) in certificates of
    deposit                                                (6,117,277)        (8,939,819)         2,706,629
  Net increase (decrease) in short-term
    borrowings                                                (96,638)           557,752             14,247
  Proceeds from Federal Home Loan Bank advances             8,000,000                 --                 --
  Proceeds from stock options exercised                        72,733            439,824            366,580
  Purchase of common stock                                    (57,319)          (379,764)          (341,515)
  Dividends paid                                             (278,793)          (342,876)          (267,589)
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                          46,232            (69,497)           (44,498)
                                                      ---------------    ---------------    ---------------

         Net cash provided by (used in)
            financing activities                              321,481         (9,232,785)         9,297,460
                                                      ---------------    ---------------    ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           (4,111,698)         1,216,928         (1,515,649)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR               10,792,905          9,575,977         11,091,626
                                                      ---------------    ---------------    ---------------

CASH AND CASH EQUIVALENTS, END OF YEAR                $     6,681,207    $    10,792,905    $     9,575,977
                                                      ===============    ===============    ===============

SUPPLEMENTAL CASH FLOWS INFORMATION

  Interest paid                                       $     4,826,150    $     4,723,501    $     5,984,742

  Income taxes paid (net of refunds)                  $       206,900    $       104,282    $       215,613

  Sale and financing of foreclosed assets             $       402,530    $       469,636    $       201,202

  Real estate acquired in settlement of loans         $       933,183    $       998,708    $     1,022,690

  Dividends declared not paid                         $            --    $            --    $        67,745


                                                      25

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 1:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

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

        The significant accounting and reporting policies of the Company and its subsidiary follow:

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


     PRINCIPLES OF CONSOLIDATION AND FINANCIAL STATEMENT PRESENTATION

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

     USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

     CASH EQUIVALENTS

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

     SECURITIES

        Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

        Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

     OTHER INVESTMENTS

        Other investments at December 31, 2005 and 2004 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2014. These securities have no readily ascertainable market value and are carried at cost.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


     LOANS HELD FOR SALE

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

     LOANS

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

        Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method. The unearned premium on loans purchased relates to loans acquired from Chapin State Bank in 2000 and is being amortized over the estimated lives of loan acquired.

     ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans or smaller balance commercial and agricultural loans for impairment measurements.

     PREMISES AND EQUIPMENT

        Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

     FEDERAL HOME LOAN BANK STOCK

        Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula. No ready market exists for Federal Home Loan Bank stock and it has no quoted market value. Effective in 2005, the Federal Home Loan Bank announced that they have, for the time being, ceased repurchasing from member banks any stock in excess of the required investment in Federal Home Loan Bank stock held by member banks. As of December 31, 2005, the Bank has approximately $705,000 in excess Federal Home Loan Bank stock.

     FORECLOSED ASSETS HELD FOR SALE

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income or expense from foreclosed assets.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


     GOODWILL

        Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

     INTANGIBLE ASSETS

        Intangible assets are being amortized on the straight-line basis over periods up to eight years. Such assets are periodically evaluated as to the recoverability of their carrying value.

     MORTGAGE SERVICING RIGHTS

        Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount, if any, by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

     STOCK OPTIONS

        The Company has a stock-based employee compensation plan, which is described more fully in Note 16. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards No. 123R, SHARE-BASED PAYMENT, which is a revision to Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation. See Note 21 in regard to a future change in accounting principle.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                                           YEAR ENDED DECEMBER 31
                                                                               (IN THOUSANDS)
                                                            -----------------------------------------------------
                                                                   2005             2004             2003
                                                            -----------------------------------------------------
         Net income, as reported                              $          900    $          876   $          841
         Less:  Total stock-based employee compensation
            cost determined under the fair value based
            method, net of income taxes                                   (4)               (4)              --
                                                              --------------    --------------   --------------

         Pro forma net income                                 $          896    $          872              841
                                                              ==============    ==============   --------------

         Earnings per share:
             Basic - as reported                              $          .46    $          .45              .43
                                                              ==============    ==============   ==============
             Basic - pro forma                                $          .46    $          .45              .43
                                                              ==============    ==============   ==============
             Diluted - as reported                            $          .45    $          .44              .43
                                                              ==============    ==============   ==============
             Diluted - pro forma                              $          .45    $          .44              .43
                                                              ==============    ==============   ==============

     INCOME TAXES

        Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiary.

     EARNINGS PER SHARE

        Earnings per share have been computed based upon the weighted-average common shares outstanding during each year.

        Diluted earnings per share consider the potential dilutive effects of the exercise of outstanding stock options under the Company's stock option plans.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


     TRUST ASSETS

        Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company. Fees from trust activities are recorded as revenue over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a quarterly basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company manages or administers 81 trust accounts with assets totaling approximately $25.1 million at December 31, 2005.

     RECLASSIFICATIONS

        Certain reclassifications have been made to the 2004 and 2003 financial statements to conform to the 2005 financial statement presentation. These reclassifications had no effect on net income.

NOTE 2:    RESTRICTION ON CASH AND DUE FROM BANKS

        The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2005, was $886,000.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 3:    SECURITIES

        The amortized cost and approximate fair values of securities, all of which are classified as available for sale, are as follows:

                                                              GROSS          GROSS
                                            AMORTIZED       UNREALIZED     UNREALIZED      APPROXIMATE
                                              COST            GAINS         (LOSSES)        FAIR VALUE
                                        -----------------------------------------------------------------
          December 31, 2005:
             U.S. Treasury                $     499,589   $          --   $      (6,542)  $     493,047
             U.S. government agencies        79,759,220              --      (2,169,198)     77,590,022
             Mortgage-backed securities       8,873,093              --        (226,686)      8,646,407
             State and political
                subdivisions                    819,120             376         (14,458)        805,038
                                          -------------   -------------   -------------   -------------

                                          $  89,951,022   $         376   $  (2,416,884)  $  87,534,514
                                          =============   =============   =============   =============

          December 31, 2004:
             U.S. government agencies    $   83,651,198   $      96,865   $    (555,615)  $  83,192,448
             Mortgage-backed securities      15,160,093          56,801         (45,552)     15,171,342
             State and political
                subdivisions                  1,415,320          21,037          (3,482)      1,432,875
                                          -------------   -------------   -------------   -------------

                                          $ 100,226,611   $     174,703   $    (604,649)  $  99,796,665
                                          =============   =============   =============   =============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        The amortized cost and fair value of available-for-sale securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AVAILABLE-FOR-SALE
                                               AMORTIZED           FAIR
                                                  COST             VALUE
                                           -----------------------------------

              Within one year                $    3,699,700   $    3,641,580
              One to five years                  59,989,673       58,324,061
              Five to ten years                  16,889,104       16,445,291
              After ten years                       499,452          477,175
              Mortgage-backed securities          8,873,093        8,646,407
                                             --------------   --------------

                     Totals                  $   89,951,022   $   87,534,514
                                             ==============   ==============

        The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $42,800,863 at December 31, 2005, and $41,950,327 at December 31, 2004.

        The book value of securities sold under agreements to repurchase amounted to $3,350,068 and $3,446,706 at December 31, 2005 and 2004,
        respectively.

        Gross gains of $38,901, $35,095 and $333,821 and gross losses of $22,193, $7,075 and $14,718 resulting from sales of available-for-sale securities were realized for 2005, 2004 and 2003, respectively. The tax provision applicable to these net realized gains amounted to $6,473, $10,877 and $123,621, respectively.

        Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2005 and 2004, was $86,697,071 and $63,244,248, which is approximately 99% and 63%, respectively, of the Company's available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

        Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

        Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

                               LESS THAN 12 MONTHS           12 MONTHS OR MORE                  TOTAL
   DESCRIPTION OF                          UNREALIZED                   UNREALIZED                    UNREALIZED
     SECURITIES            FAIR VALUE        LOSSES      FAIR VALUE       LOSSES       FAIR VALUE       LOSSES
-------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2005

U.S. Treasury             $    493,047   $     (6,542)  $         --   $         --   $    493,047   $     (6,542)
U.S. government
   agencies                 24,161,653       (505,467)    53,428,370     (1,663,731)    77,590,023     (2,169,198)
Mortgage-backed
   securities                4,625,879       (130,039)     3,203,860        (96,647)     7,829,739       (226,686)
State and political
   subdivisions                400,051         (6,902)       384,211         (7,556)       784,262        (14,458)
                          ------------   ------------   ------------   ------------   ------------   ------------

    Total temporarily
       impaired
       securities         $ 29,680,630   $   (648,950)  $ 57,016,441   $ (1,767,934)  $ 86,697,071   $ (2,416,884)
                          ============   ============   ============   ============   ============   ============

DECEMBER 31, 2004

U.S. government
   agencies               $ 54,143,539   $   (486,375)  $  2,683,898   $    (69,240)  $ 56,827,437   $   (555,615)
Mortgage-backed
   securities                5,922,635        (45,552)            --             --      5,922,635        (45,552)
State and political
   subdivisions                494,176         (3,482)            --             --        494,176         (3,482)
                          ------------   ------------   ------------   ------------   ------------   ------------

    Total temporarily
       impaired
       securities         $ 60,560,350   $   (535,409)  $  2,683,898   $    (69,240)  $ 63,244,248   $   (604,649)
                          ============   ============   ============   ============   ============   ============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 4:    LOANS AND ALLOWANCE FOR LOAN LOSSES

        Categories of loans at December 31, include:

                                                                             2005                2004
                                                                     ---------------------------------------
           Commercial and agricultural                                 $     28,678,748   $     26,227,379
           Commercial and agricultural real estate                           39,869,420         26,794,511
           Residential real estate                                           40,125,714         41,616,223
           Consumer                                                          30,961,843         28,837,297
           Other                                                              4,657,431          4,380,073
                                                                       ----------------   ----------------
                  Total loans                                               144,293,156        127,855,483

           Less
               Net deferred loan fees, premiums and discounts                   135,304             75,426
               Unearned premium on purchased loans                               39,559             98,897
               Allowance for loan losses                                      1,846,150          1,888,073
                                                                       ----------------   ----------------

                  Net loans                                            $    142,272,144   $    125,793,087
                                                                       ================   ================

        Activity in the allowance for loan losses was as follows:

                                                                     2005              2004             2003
                                                              -----------------------------------------------------
           Balance, beginning of year                           $    1,888,073    $    2,186,058   $    2,073,095
           Provision charged to expense                                245,000           550,000        2,075,000
           Losses charged off, net of recoveries of
              $145,655 for 2005, $225,163 for 2004 and
              $91,824 for 2003                                        (286,923)         (847,985)      (1,962,037)
                                                                --------------    --------------   --------------

           Balance, end of year                                 $    1,846,150    $    1,888,073   $    2,186,058
                                                                ==============    ==============   ==============

        Impaired loans totaled $233,453, $120,964 and $987,023 at December 31, 2005, 2004 and 2003, respectively. An allowance for loan losses of $34,350, $3,200 and $87,317 relates to impaired loans of $233,453,
        $120,964 and $987,023, at December 31, 2005, 2004 and 2003,
        respectively.

        Interest of approximately $22,000, $41,000 and $64,600 was recognized on average impaired loans of $465,236, $565,000 and $967,000 for 2005, 2004 and 2003, respectively. Interest of $3,452, $43,038 and $58,934 was recognized on impaired loans on a cash basis during 2005, 2004 and 2003, respectively.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        At December 31, 2005, 2004 and 2003, accruing loans delinquent 90 days or more totaled $21,236, $297,688 and $190,415, respectively. Non-accruing loans at December 31, 2005, 2004 and 2003 were $1,156,527, $1,689,303 and $3,121,234, respectively.

NOTE 5:    PREMISES AND EQUIPMENT

        Major classifications of premises and equipment, stated at cost, are as follows:

                                                             2005               2004
                                                     ---------------------------------------
           Land                                        $        923,276   $        923,276
           Buildings and improvements                         7,467,356          7,450,542
           Equipment                                          4,686,186          4,444,284
                                                       ----------------   ----------------
                                                             13,076,818         12,818,102
           Less accumulated depreciation                     (6,230,696)        (5,672,015)
                                                       ----------------   ----------------

                  Net premises and equipment           $      6,846,122   $      7,146,087
                                                       ================   ================

NOTE 6:    INTANGIBLE ASSETS

        The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2005 and 2004, were:

                                               2005                               2004
                                     GROSS                              GROSS
                                    CARRYING         ACCUMULATED       CARRYING         ACCUMULATED
                                     AMOUNT         AMORTIZATION        AMOUNT         AMORTIZATION
                                -----------------------------------------------------------------------
           Core deposits          $     637,789    $      (438,480)  $     637,789    $      (358,756)

        Amortization expense for the years ended December 31, 2005, 2004 and 2003, was $79,724, $79,723 and $79,724, respectively. Estimated amortization expense for each of the following three years is:

                    2006                               $   79,724
                    2007                                   79,724
                    2008                                   39,861

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 7:    LOAN SERVICING

        Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $143,665,406 and $148,616,467 at December 31, 2005 and 2004, respectively.

        Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits on the general ledger, were approximately $306,400 and $266,300 at December 31, 2005 and 2004, respectively.

        The aggregate fair value of capitalized mortgage servicing rights at December 31, 2005 and 2004 totaled $1,144,828 and $1,793,135, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

                                                                   2005              2004
                                                            -------------------------------------
           Mortgage servicing rights
               Balance, beginning of year                    $      1,094,261   $      1,168,246
               Servicing rights capitalized                           159,511            127,000
               Amortization of servicing rights                      (194,162)          (200,985)
                                                             ----------------   ----------------

               Balance, end of year                          $      1,059,610   $      1,094,261
                                                             ================   ================

NOTE 8:    INTEREST-BEARING DEPOSITS

        Interest-bearing deposits in denominations of $100,000 or more were $77,188,303 on December 31, 2005, and $75,928,523 on December 31, 2004.

        At December 31, 2005, the scheduled maturities of time deposits are as follows:

                  2006                                     $   99,868,267
                  2007                                         19,600,768
                  2008                                          8,131,012
                  2009                                          4,987,102
                  2010                                          6,082,762
                  Thereafter                                      143,285
                                                           --------------

                                                           $  138,813,196
                                                           ==============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 9:    SHORT-TERM BORROWINGS

        Short-term borrowings consist of securities sold under agreements to repurchase totaling $3,350,068 and $3,446,706 at December 31, 2005 and 2004, respectively.

        Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investments and such collateral is held by the Company. The maximum amount of outstanding agreements at any month end during 2005 and 2004 totaled $3,350,068 and $3,446,706, respectively, and the monthly average of such agreements totaled $2,115,575 and $2,186,399 for 2005 and 2004, respectively. The agreements at December 31, 2005, are all overnight agreements.


NOTE 10:   FEDERAL HOME LOAN BANK ADVANCES

        The Federal Home Loan Bank advances are secured by mortgage loans totaling $10,666,667 at December 31, 2005. Advances, at interest rates from 4.18% to 4.47% are subject to restrictions or penalties in the event of prepayment.

        Aggregate annual maturities of the advances at December 31, 2005, are:

                     2006                                  $    4,000,000
                     2007                                       2,000,000
                     2008                                       2,000,000
                                                           --------------

                                                           $    8,000,000
                                                           ==============

NOTE 11:   INCOME TAXES

        The provision for income taxes includes these components:

                                                           2005             2004              2003
                                                    --------------------------------------------------
           Taxes currently payable
               Federal                                $     331,600    $     533,463   $      80,129
               State                                             --          (68,140)        (28,783)
           Deferred income taxes                             80,348           55,423         450,000
                                                      -------------    -------------   -------------

                  Income tax expense                  $     411,948    $     520,746   $     501,346
                                                      =============    =============   =============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                              2005              2004             2003
                                                       -----------------------------------------------------
           Computed at the statutory rate (34%)          $      446,051    $      474,843   $      456,408
           Increase (decrease) resulting from
               Tax exempt interest                              (18,419)          (19,489)         (13,932)
               Graduated tax rates                              (13,119)          (13,966)         (13,424)
               State income taxes, net                          (28,810)          (43,196)         (18,709)
               Other                                             26,245           122,554           91,003
                                                         --------------    --------------   --------------

                  Actual tax expense                     $      411,948    $      520,746   $      501,346
                                                         ==============    ==============   ==============

        The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                                             2005                2004
                                                                     ---------------------------------------
           Deferred tax assets
               Allowance for loan losses                               $        580,252   $        607,533
               Deferred compensation                                            839,657            823,182
               State net operating loss carryforward                            309,515            285,650
               Unrealized losses on available-for-sale securities               936,155            166,561
               Other                                                              7,517            147,932
                                                                       ----------------   ----------------
                                                                              2,673,096          2,030,858
                                                                       ----------------   ----------------

           Deferred tax liabilities
               Depreciation                                                     451,677            480,998
               Federal Home Loan Bank stock dividends                           200,251            175,491
               Prepaid expenses                                                  65,871             78,346
               Mortgage servicing rights                                        403,662            424,770
               Basis in acquired assets                                          60,685             69,549
                                                                       ----------------   ----------------
                                                                              1,182,146          1,229,154
                                                                       ----------------   ----------------

                  Net deferred tax asset                               $      1,490,950   $        801,704
                                                                       ================   ================

        Retained earnings at December 31, 2005 and 2004, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2005 and 2004.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 12:   OTHER COMPREHENSIVE LOSS

        Other comprehensive loss components and related taxes were as follows:

                                                                 2005               2004              2003
                                                        ----------------------------------------------------------
           Unrealized depreciation on
              available-for-sale securities:
               Unrealized appreciation
                 (depreciation) on
                 available-for-sale securities, net
                 of tax expense (benefit) of
                 $(763,121) for 2005, $4,581 for
                 2004 and $(393,174) for 2003              $     (1,206,733)  $          7,195   $       (621,731)
               Less reclassification adjustment for
                 realized gains, net of tax expense
                 of $6,473 for 2005, $10,877 for
                 2004 and $123,621 for 2003                          10,235             17,143            195,482
                                                           ----------------   ----------------   ----------------
                  Net change in unrealized
                     depreciation on
                     available-for-sale securities,
                     net of tax benefit of
                     $(769,594) for 2005, $(6,296)
                     for 2004 and $(516,793) for 2003      $     (1,216,968)  $         (9,948)  $       (817,213)
                                                           ================   ================   ================

NOTE 13:   REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). As of December 31, 2005 and 2004, that the Bank meets all capital adequacy requirements to which it is subject.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                        TO BE WELL CAPITALIZED
                                                                FOR CAPITAL ADEQUACY    UNDER PROMPT CORRECTIVE
                                             ACTUAL                   PURPOSES             ACTION PROVISIONS
                                      AMOUNT        RATIO      AMOUNT          RATIO      AMOUNT        RATIO
                                  -------------------------------------------------------------------------------
As of December 31, 2005
  Total risk-based capital
    (to risk-weighted assets)      $   20,214       12.83%   $   12,600         8.0%    $   15,750       10.0%

  Tier I capital
    (to risk-weighted assets)          18,368       11.66         6,300         4.0          9,450        6.0

  Tier I capital
    (to average assets)                18,368        7.31        10,053         4.0         12,566        5.0

  Tangible capital
    (to adjusted tangible
    assets)                            18,368        7.31         3,770         1.5                       N/A

As of December 31, 2004
  Total risk-based capital
    (to risk-weighted assets)      $   19,522       14.02%   $   11,139         8.0%    $   13,923       10.0%

  Tier I capital
    (to risk-weighted assets)          17,780       12.77         5,569         4.0          8,354        6.0

  Tier I capital
    (to average assets)                17,780        7.06        10,071         4.0         12,589        5.0

  Tangible capital
    (to adjusted tangible
    assets)                            17,780        7.06         3,777         1.5                       N/A

        The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        Although the Company's regulators approved the mutual holding company's waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company's retained earnings. The Company's mutual holding company waived its share of dividends declared by the Company as follows:

           Year ended December 31, 2000                       $       77,905
           Year ended December 31, 2001                              311,621
           Year ended December 31, 2002                              311,622
           Year ended December 31, 2003                              311,621
           Year ended December 31, 2004                              311,622
           Year ended December 31, 2005                              311,621
                                                              --------------

                                                              $    1,636,012
                                                              ==============

NOTE 14:   RELATED PARTY TRANSACTIONS

        At December 31, 2005 and 2004, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties). Changes in loans to executive officers and directors for the year ended December 31, 2005 are summarized as follows:

           Balance beginning of year                          $      597,032
           Additions                                               1,403,237
           Repayments                                             (1,462,316)
                                                              --------------

           Balance, end of year                               $      537,953
                                                              ==============

        In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

NOTE 15:   EMPLOYEE BENEFITS

        401(K) PLAN -- The Company maintain a 401(k) savings plan for eligible employees. The Company's contributions to this plan were $97,823, $91,781 and $96,514 for the years ended December 31, 2005, 2004 and 2003, respectively. The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 4.25% for the year ended December 31, 2005 and 3.5% for the years ended December 31, 2004 and 2003.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        DEFERRED COMPENSATION PLAN -- The Company maintains a deferred compensation plan for certain key officers and employees. Contributions are determined annually by the Company's Board of Directors. No contributions to this plan were made for the year ended December 31, 2005 and contributions of $26,000 and $26,000 were made for the years ended December 31, 2004 and 2003, respectively. Effective in 1996, the Company changed the funding status of the plan and accrued interest at a variable rate which fluctuates based on Moody's Corporate Bond Average Index. Effective in 2005, the Company froze this plan and no future contributions will be made.

        EMPLOYEE STOCK OWNERSHIP PLAN -- The ESOP is a noncontributory defined contribution plan which covers substantially all employees. The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors. The Company has made no contributions in 2005, 2004 or 2003.

        At December 31, 2005, all 45,319 shares held by the ESOP had been allocated.

NOTE 16:   STOCK OPTIONS PLAN

        The Jacksonville Savings Bank and Jacksonville Bancorp, MHC 1996 Stock Option Plan was adopted on April 23, 1996 and is administered by the Board of Directors. A total of 83,625 shares of common stock were reserved and awarded under the Plan. Awards expire ten years after the grant date and are exercisable at a price of $8.83 per share. The Jacksonville Savings Bank 2001 Stock Option Plan was adopted on April 30, 2001 and is administered by the Stock Benefits Committee. A total of 87,100 shares of common stock were reserved and awarded under the Plan during 2001. Awards expire ten years after the grant date and are exercisable at a price of $10.00 per share. On June 15, 2004, the Company granted 5,600 option shares under its 1996 Stock Option Plan. The awards vest over five years with credit given for prior service, expire after ten years, and are exercisable at a price of $14.00 per share.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        A summary of the status of the Company's Stock Option Plans for the three-year period ended December 31, 2005 follows:

                                                2005                        2004                       2003
                                    ------------------------------------------------------------------------------------
                                                     WEIGHTED-                   WEIGHTED-                  WEIGHTED-
                                                     AVERAGE                     AVERAGE                    AVERAGE
                                                     EXERCISE                    EXERCISE                   EXERCISE
                                         SHARES       PRICE          SHARES       PRICE        SHARES        PRICE
                                    ------------------------------------------------------------------------------------
        Options
         Outstanding at beginning
            of year                         63,273  $   10.06          103,225   $    9.78         144,250   $    9.54
         Granted                                --         --            5,600       14.00              --          --
         Exercised                          (7,533)      9.66          (44,452)       9.89         (41,025)       8.94
         Forfeited                          (1,100)     10.00           (1,100)      10.00              --          --
                                      ------------                ------------               ------------

           Outstanding at end of
              year                          54,640      10.12           63,273       10.06         103,225        9.78
                                      ============                ============               ============

        Options exercisable at
          year-end                          52,361                      60,313                    103,225
                                      ============                ============               ============

        The fair value of options granted is estimated on the date of the grant using an option-pricing model with the following weighted-average assumptions:

                                                                                        2004
                                                                                 --------------------
           Dividend yields                                                                3.00%
           Volatility factors of expected market price of common stock                   32.00%
           Risk-free interest rates                                                       3.96%
           Expected life of options                                                    6.2 years

           Weighted-average fair value of options granted during the year           $     3.84

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        The following table summarizes information about stock options under the plan outstanding at December 31, 2005:

                                                 OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                         WEIGHTED-AVERAGE
   RANGE OF EXERCISE       NUMBER      REMAINING CONTRACTUAL   WEIGHTED-AVERAGE       NUMBER      WEIGHTED-AVERAGE
        PRICES          OUTSTANDING            LIFE             EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
---------------------------------------------------------------------------------------------------------------------
         $8.83            13,596             0.3 years                $8.83            13,596            $8.83
         10.00            35,445             5.3 years                10.00            35,445            10.00
         14.00             5,600             5.2 years                14.00             3,320            14.00

NOTE 17:   EARNINGS PER SHARE

        Earnings per share (EPS) were computed as follows:

                                                               YEAR ENDED DECEMBER 31, 2005
                                                                         WEIGHTED-
                                                                          AVERAGE           PER SHARE
                                                          INCOME           SHARES             AMOUNT
                                                  --------------------------------------------------------
           Net income                               $        899,967

           Basic earnings per share                                           1,967,575
               Income available to common
                 stockholders                                                             $           .46
                                                                                          ===============

           Effect of dilutive securities
               Stock options                                      --             14,595
                                                    ----------------   ----------------

           Diluted earnings per share
               Income available to common
                 stockholders                       $        899,967          1,982,170   $           .45
                                                    ================   ================   ===============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                               YEAR ENDED DECEMBER 31, 2004
                                                                         WEIGHTED-
                                                                          AVERAGE           PER SHARE
                                                          INCOME           SHARES             AMOUNT
                                                  --------------------------------------------------------
           Net income                               $        875,850

           Basic earnings per share                                           1,954,084
               Income available to common
                 stockholders                                                             $           .45
                                                                                          ===============

           Effect of dilutive securities
               Stock options                                      --            25,840
                                                    ----------------   ---------------

           Diluted earnings per share
               Income available to common
                 stockholders                       $        875,850          1,979,924   $           .44
                                                    ================   ================   ===============


                                                               YEAR ENDED DECEMBER 31, 2003
                                                                         WEIGHTED-
                                                                          AVERAGE           PER SHARE
                                                          INCOME           SHARES             AMOUNT
                                                  --------------------------------------------------------
           Net income                               $        841,030

           Basic earnings per share
               Income available to common
                 stockholders                                                1,936,283    $           .43
                                                                                          ===============

           Effect of dilutive securities
               Stock options                                      --            38,932
                                                    ----------------   ---------------

           Diluted earnings per share
               Income available to common
                 stockholders                       $        841,030          1,975,215   $           .43
                                                    ================   ================   ===============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 18:   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.


                                                 DECEMBER 31, 2005                 DECEMBER 31, 2004
                                          CARRYING                            CARRYING
                                           AMOUNT           FAIR VALUE          AMOUNT         FAIR VALUE
                                     -------------------------------------------------------------------------
           Financial assets
              Cash and cash
                equivalents           $     6,681,207    $     6,681,207   $    10,792,905   $    10,792,905
              Available-for-sale
                securities                 87,534,514         87,534,514        99,796,665        99,796,665
              Other investments               393,654            393,654           582,224           582,224
              Loans held for sale             499,445            499,445           264,600           264,600
              Loans, net of
                allowance for loan
                losses                    142,272,144        141,691,606       125,793,087       126,251,185
              Federal Home Loan
                Bank stock                  1,539,328          1,539,328         1,466,300         1,466,300
              Interest receivable           1,489,749          1,489,749         1,300,741         1,300,741

           Financial liabilities
              Deposits                    218,369,774        220,503,988       225,734,508       228,745,219
              Short-term borrowings         3,350,068          3,350,068         3,446,706         3,446,706
              Federal Home Loan
                Bank advances               8,000,000          7,973,716                --                --
              Advances from
                borrowers for taxes
                and insurance                 374,676            374,676           328,444           328,444
              Interest payable                800,446            800,446           640,060           640,060

           Unrecognized financial
             instruments (net of
             contract amount)
              Commitments to
                originate loans                     0                  0                 0                 0
              Letters of credit                     0                  0                 0                 0
              Lines of credit                       0                  0                 0                 0

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

    CASH AND CASH EQUIVALENTS AND FEDERAL HOME LOAN BANK STOCK

        The carrying amount approximates fair value.

    SECURITIES

        Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

    OTHER INVESTMENTS

        The carrying amount approximates fair value.

    LOANS HELD FOR SALE

        For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

    LOANS

        The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

    DEPOSITS

        Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

    SHORT-TERM BORROWINGS, FEDERAL HOME LOAN BANK ADVANCES, INTEREST PAYABLE AND ADVANCES FROM BORROWERS FOR TAXES AND INSURANCE

        The carrying amount approximates fair value.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


    COMMITMENTS TO ORIGINATE LOANS, LETTERS OF CREDIT AND LINES OF CREDIT

        The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

NOTE 19:   SIGNIFICANT ESTIMATES AND CONCENTRATIONS

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

NOTE 20:   COMMITMENTS AND CREDIT RISK

        The Company grants agribusiness, commercial and residential loans to customers in Cass, Morgan, Macoupin, Montgomery and surrounding counties in Illinois. The Company's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions and the agricultural economy in the counties.

    COMMITMENTS TO ORIGINATE LOANS

        Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


        At December 31, 2005 and 2004, the Company had outstanding commitments to originate loans aggregating approximately $2,273,200 and $6,144,500, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $1,394,210 and $2,904,500 at December 31, 2005 and 2004, respectively, with the remainder at floating market rates.

    STANDBY LETTERS OF CREDIT

        Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obliged to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

        The Company had total outstanding standby letters of credit amounting to $30,994 and $473,000, at December 31, 2005 and 2004, respectively, with terms ranging from 1 to 5 years. At December 31, 2005 and 2004, the Company's deferred revenue under standby letters of credit agreements was nominal.

    LINES OF CREDIT

        Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

        At December 31, 2005, the Company had granted unused lines of credit to borrowers aggregating approximately $12,618,377 and $6,684,123 for commercial lines and open-end consumer lines, respectively. At December 31, 2004, unused lines of credit to borrowers aggregated approximately $10,532,350 for commercial lines and $5,641,465 for open-end consumer lines.

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 21:   FUTURE CHANGE IN ACCOUNTING PRINCIPLES

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123R, SHARE-BASED PAYMENT, which is a revision of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, that sets accounting requirements for "share-based" compensation to employees. This statement will require the Company to recognize in the income statement the grant-date fair value of the stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. This Statement is effective for first period ending after December 31, 2005. The effect of the adoption of this statement on the Company cannot be currently determined.

NOTE 22:   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                              YEAR ENDED DECEMBER 31, 2005
                                                                   THREE MONTHS ENDED
                                            DECEMBER 31       SEPTEMBER 30        JUNE 30         MARCH 31
                                        ------------------------------------------------------------------------
        Interest income                   $    3,243,142     $    3,146,515    $    3,093,355   $    2,940,311
        Interest income                        1,394,906          1,309,089         1,191,947        1,090,594
                                          --------------     --------------    --------------   --------------
               Net interest income             1,848,236          1,837,426         1,901,408        1,849,717
        Provision for loan losses                     --             35,000           105,000          105,000
                                          --------------     --------------    --------------   --------------
               Net interest income
                  after provision
                  for loan losses              1,848,236          1,802,426         1,796,408        1,744,717
        Other income                             541,146            573,433           544,742          514,365
        Other expense                          2,117,538          1,998,717         1,972,856        1,964,447
                                          --------------     --------------    --------------   --------------
               Income before income
                  taxes                          271,844            377,142           368,294          294,635
        Income tax expense                        14,365            142,330           147,273          107,980
                                          --------------     --------------    --------------   --------------
               Net income                 $      257,479     $      234,812    $      221,021   $      186,655
                                          ==============     ==============    ==============   ==============

        Basic earnings per share          $         0.14     $         0.12    $         0.11   $         0.09
                                          ==============     ==============    ==============   ==============
        Diluted earnings per share        $         0.13     $         0.12    $         0.11   $         0.09
                                          ==============     ==============    ==============   ==============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                              YEAR ENDED DECEMBER 31, 2004
                                                                   THREE MONTHS ENDED
                                            DECEMBER 31       SEPTEMBER 30        JUNE 30         MARCH 31
                                        ------------------------------------------------------------------------
        Interest income                   $    2,985,040     $    3,124,600    $    3,085,723   $    3,082,289
        Interest income                        1,115,484          1,150,614         1,169,057        1,152,440
                                          --------------     --------------    --------------   --------------
               Net interest income             1,869,556          1,973,986         1,916,666        1,929,849
        Provision for loan losses                100,000            150,000           150,000          150,000
                                          --------------     --------------    --------------   --------------
               Net interest income
                  after provision
                  for loan losses              1,769,556          1,823,986         1,766,666        1,779,849
        Other income                             464,115            493,286           557,440          523,396
        Other expense                          1,912,090          1,917,543         1,942,969        2,009,096
                                          --------------     --------------    --------------   --------------
               Income before income
                  taxes                          321,581            399,729           381,137          294,149
        Income tax expense                       119,336            149,402           143,171          108,837
                                          --------------     --------------    --------------   --------------
               Net income                 $      202,245   $        250,327    $      237,966   $      185,312
                                          ==============   ================    ==============   ==============

        Basic earnings per share          $         0.10   $          0.13     $         0.12   $         0.10
                                          ==============   ================    ==============   ==============
        Diluted earnings per share        $         0.10   $          0.13     $         0.12   $         0.09
                                          ==============   ================    ==============   ==============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 23:   CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

        Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                                               CONDENSED BALANCE SHEETS

                                                                                       DECEMBER 31,
                                                                                 2005               2004
                                                                         ---------------------------------------
        ASSETS
            Cash and due from banks                                         $       222,580    $       148,563
            Investment in common stock of subsidiary                             19,813,089         20,522,012
            Other assets                                                             83,235             12,409
                                                                            ---------------    ---------------

               Total assets                                                 $    20,118,904    $    20,682,984
                                                                            ===============    ===============

        LIABILITIES
            Other liabilities                                               $        16,300    $            --
                                                                            ---------------    ---------------

               Total liabilities                                                     16,300                 --

        STOCKHOLDERS' EQUITY                                                     20,102,604         20,682,984
                                                                            ---------------    ---------------

               Total liabilities and stockholders' equity                   $    20,118,904    $    20,682,984
                                                                            ===============    ===============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


                                          CONDENSED STATEMENTS OF INCOME


                                                                       YEAR ENDING DECEMBER 31,
                                                              2005               2004               2003
                                                      ----------------------------------------------------------
        INCOME
            Dividends from subsidiary                    $       528,790    $       275,041    $       267,802
            Other income                                             582              1,150                759
                                                         ---------------    ---------------    ---------------

               Total income                                      529,372            276,191            268,561
                                                         ---------------    ---------------    ---------------

        EXPENSES
            Other expenses                                       224,976            124,101             99,907
                                                         ---------------    ---------------    ---------------

               Total expenses                                    224,976            124,101             99,907
                                                         ---------------    ---------------    ---------------

        INCOME BEFORE INCOME TAX AND EQUITY IN
           UNDISTRIBUTED INCOME OF SUBSIDIARY                    304,396            152,090            168,653

        INCOME TAX BENEFIT                                       (87,527)           (48,177)           (38,409)
                                                         ---------------    ----------------   ----------------

        INCOME BEFORE EQUITY IN UNDISTRIBUTED
           INCOME OF SUBSIDIARY                                  391,923            200,267            207,063

        EQUITY IN UNDISTRIBUTED INCOME OF
           SUBSIDIARY                                            508,044            675,583            633,967
                                                         ---------------    ---------------    ---------------

        NET INCOME                                       $       899,967    $       875,850    $       841,030
                                                         ===============    ===============    ===============

                           JACKSONVILLE BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


                                           CONDENSED STATEMENTS OF CASH FLOWS


                                                                      YEAR ENDING DECEMBER 31,
                                                              2005                2004              2003
                                                      -----------------------------------------------------------
        OPERATING ACTIVITIES
            Net income                                   $       899,967    $       875,850    $       841,030
            Items not providing cash                            (429,580)          (843,384)          (557,193)
            Change in other assets and
              liabilities                                       (132,991)           151,638            (73,035)
                                                         ---------------    ---------------    ---------------

               Net cash provided by operating
                  activities                                     337,396            184,104            210,802
                                                         ---------------    ---------------    ---------------

        FINANCING ACTIVITIES
            Dividends paid                                      (278,793)          (342,876)          (267,589)
            Purchase and retirement of treasury
              stock                                              (57,319)          (379,764)          (341,515)
            Exercise of stock options                             72,733            439,824            366,580
                                                         ---------------    ---------------    ---------------

               Net cash used in financing
                  activities                                    (263,379)          (282,816)          (242,524)
                                                         ---------------    ---------------    ---------------

        NET CHANGE IN CASH AND CASH EQUIVALENTS                   74,017            (98,712)           (31,722)

        CASH AND CASH EQUIVALENTS AT BEGINNING OF
           YEAR                                                  148,563            247,275            278,997
                                                         ---------------    ---------------    ---------------

        CASH AND CASH EQUIVALENTS AT END OF YEAR         $       222,580    $       148,563    $       247,275
                                                         ===============    ===============    ===============

NOTE 24:   RECOVERY FROM INSURANCE COMPANY

During March 2003, the Company received a $562,500 recovery, representing a negotiated settlement with its insurance company. The recovery relates to the loss suffered by the Company from a loan defalcation discovered during 2001.

COMMON STOCK INFORMATION

The Common Stock of Jacksonville Bancorp, Inc. is traded on the Nasdaq Small Cap Market under the symbol "JXSB". As of December 31, 2005 there were approximately 602 stockholders of record, including the Company's mutual holding company parent and brokers, which held 1,970,216 shares of the Company's outstanding shares of Common Stock. The Company's Mutual Holding Company Parent owns 1,038,738 shares.

The following table sets forth market price and dividend information for the Company's Common Stock for the two years in the period ending December 31, 2005.

     FISCAL 2004              HIGH                  LOW              DIVIDENDS

  First Quarter              $ 19.80              $ 16.26        $.075/per share

  Second Quarter             $ 19.04              $ 11.95        $.075/per share

  Third Quarter              $ 16.00              $ 12.00        $.075/per share

  Fourth Quarter             $ 18.50              $ 15.40        $.075/per share

     FISCAL 2005

  First Quarter              $ 17.00              $ 14.75        $.075/per share

  Second Quarter             $ 15.26              $ 11.60        $.075/per share

  Third Quarter              $ 13.75              $ 12.00        $.075/per share

  Fourth Quarter             $ 15.39              $ 12.00        $.075/per share




For a discussion of the restrictions on the Company's ability to pay dividends, see Note 13 to the Consolidated Financial Statements.

The Company did not repurchase any Company stock during the fourth quarter of 2005.


DIRECTORS AND OFFICERS

DIRECTORS                                              OFFICERS

Andrew F. Applebee                                     Andrew F. Applebee
Chairman of the Board                                    Chairman of the Board

Richard A. Foss                                        Richard A. Foss
  President and Chief Executive Officer                  President and Chief Executive Officer

John C. Williams                                       John C. Williams
  Senior Vice President and Trust Officer                Senior Vice President and Trust Officer

Roger D. Cannell                                       Laura A. Marks
  Certified Public Accountant                            Senior Vice President - Retail Banking
  Cannell & Sheehan, Ltd.

Harmon B. Deal, III                                    John D. Eilering
  Investment Manager                                     Vice President - Operations / Corporate Secretary
  Deal Partners, L.P.

John L. Eyth                                           Diana S. Tone
  Certified Public Accountant                            Chief Financial Officer and Compliance Officer
  Zumbahlen Eyth Surratt Foote & Flynn, Ltd.

Michael R. Goldasich                                   Jess D. Karns
  Architect                                              Senior Loan Administrator
  Goldasich-Audo Architects

Dean H. Hess                                           Steven L. Waltrip
  Self-employed farmer                                   Vice President - Mortgage/Consumer Lending

Emily J. Osburn                                        Thomas A. Luber
  Retired radio station manager                          Vice President - Mortgage Banking

Harvey D. Scott, III                                   Susan L. Wood
  Orthopedic Surgeon                                     Vice President - Mortgage/Consumer Lending
  Orthapaedic Center of Illinois

                                                       Paul W. Miller
                                                         Vice President - Lending

                                                       Ronald D. Norris
                                                         Vice President and Branch Manager

CORPORATE INFORMATION

CORPORATE HEADQUARTERS                             TRANSFER AGENT

  1211 West Morton                                   First Bankers Trust Services, Inc.
  Jacksonville, Illinois  62650                      2321 Kochs Lane
  (217) 245-4111                                     Quincy, Illinois  62301
  Website:  www.jacksonvillesavings.com              (217) 228-8060
  E-mail:  info@jacksonvillesavings.com


SPECIAL COUNSEL                                    INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  Luse Gorman Pomerenk & Schick, P.C.                BKD, LLP
  5335 Wisconsin Ave., N.W., Suite 400               225 North Water Street, Suite 400
  Washington, D.C.  20015                            Decatur, Illinois  62525-1580
  (202) 274-2000                                     (217) 429-2411


ANNUAL MEETING

The Annual Meeting of the Stockholders will be held April 25, 2006 at 1:30 p.m., central time, at the Company's main office at 1211 West Morton, Jacksonville, Illinois.

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