Form 10-K, Exhibit 13
period 2006-12-31
JACKSONVILLE BANCORP INC
filed 2007-03-22
CIK 1172097

Exhibit 13

Jacksonville Bancorp, Inc.
2006 Annual Report

To Our Shareholders:

In 2006 Jacksonville Savings marked the completion of ninety years of providing quality financial services to Jacksonville and the surrounding area. Our bank was originally founded in 1916 as a mutual savings and loan for the purpose of encouraging personal savings and providing funds for home financing. Today, we are a $267 million, full service, publicly-traded financial institution. We operate seven facilities that serve communities and customers in Morgan, Macoupin, and Montgomery counties. Although we remain our area’s primary residential mortgage lender, our loan offerings have expanded to include commercial, agricultural, and consumer lending. In addition to traditional savings accounts and certificates, we now offer a variety of deposit and investment products, as well as trust and brokerage services. Over the last ninety years, as Jacksonville Savings has grown and expanded, we think it is important to note that we have remained committed to the purpose for which we were originally founded and the concept of community banking.

The bank’s operating results for 2006 included growth in assets, deposits and loans. At year end, assets had increased $13.5 million to a record $267.4 million, with net loans growing 8.8% to $155.3 million. Deposits increased $14.5 million to $232.9 million. Our continued emphasis on loan quality resulted in a lower number of nonperforming assets (0.56% of total assets) and a reduction in provision set aside for loan losses which fell to a five year low of $60,000. Earnings for the year stood at $895,000.

With interest margins already narrow, and expected to shrink further, the banking industry has sought to develop sources of non-interest income. Our Trust Department and our subsidiary, Financial Resources Group Investment Center, both experienced solid growth in 2006 and increased their net contribution to our bottom line. In 2007 we plan to increase our emphasis in each of these areas, including additional staff.

Electronic banking is a growing segment of the banking industry and a vital and successful area of operations for Jacksonville Savings. As our volume of online transactions has increased so too has our need for increased security. Protecting the rights and privacy of our customers is one of the cornerstones of sound banking and an ongoing responsibility that we take very seriously. As a result, in 2006, we implemented a “multi-factor authentication” program for all of our Online Banking customers.

Longtime director Roger Cannell retired from our board in 2006. Roger first joined the board in 1979 and chaired the audit committee for many years. As a practicing certified public accountant, his expertise became invaluable as we converted to a public company in 1995 and later as we became subject to the Sarbanes-Oxley Act of 2002. We appreciate Roger’s many years of service to our company and wish him well.

We are particularly proud of the dedication of our staff. Our employees understand that bank customers have many choices when it comes to selecting a financial partner, and in each of our markets customer loyalty must be earned. Our work each day is guided by this basic premise.

We look forward to the challenges and opportunities that will arise in 2007 and to a future of continued growth and prosperity as a community bank.

Andrew F. Applebee	Richard A. Foss
Chairman	President and CEO

TABLE OF CONTENTS

Page
Business of the Company	1
Selected Consolidated Financial Information	2-3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4-18
Report of Independent Registered Public Accounting Firm	19-20
Consolidated Financial Statements	21-24
Notes to Consolidated Financial Statements	28-59
Common Stock Information	60
Directors and Officers	62
Corporate Information	63
Annual Meeting	63

BUSINESS OF THE COMPANY

Jacksonville Bancorp, Inc. (the “Company”) was incorporated under Federal law on May 3, 2002. The Company is a savings and loan holding company and its sole business activity is the 100% ownership of Jacksonville Savings Bank (the “Bank”). The Bank was founded in 1916 as an Illinois-chartered savings and loan association and converted to an Illinois-chartered savings bank in 1992. The Bank is headquartered in Jacksonville, Illinois and operates six branches in addition to its main office. The Bank’s deposits are federally insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) System.

On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company (“MHC”), Jacksonville Bancorp, MHC. As of December 31, 2006, the MHC owned 52.32% of the outstanding shares of the Company. At December 31, 2006, the Company had consolidated assets of $267.4 million, deposits of $232.9 million and stockholders’ equity of $21.1 million.

The Bank is a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in the Bank’s market area and using such funds together with borrowings and funds from other sources to originate consumer loans and mortgage loans secured by one- to four-family residential real estate. The Bank also originates commercial real estate loans, multi-family real estate loans, commercial business loans, and agricultural loans. When possible, the Bank emphasizes the origination of mortgage loans with adjustable interest rates (“ARM”), as well as fixed-rate balloon loans with terms ranging from three to five years, consumer loans, which are primarily home equity loans secured by second mortgages, commercial business loans, and agricultural loans. The Bank also offers trust and investment services. The investment center, Berthel Fisher and Company Financial Services, Inc., is operated through the Bank’s wholly-owned subsidiary, Financial Resources Group, Inc.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated. Selected quarterly financial data for each of the last two years is set forth at Note 23 to the Consolidated Financial Statements.

	At December 31,
	2006	2005	2004	2003	2002
FINANCIAL CONDITION DATA	(In thousands)

Total assets	$267,372	$253,946	$253,330	$261,816	$252,504
Loans (1)	155,264	142,771	126,058	127,585	149,200
Investment securities (2)	79,978	80,821	86,674	100,914	74,904
Mortgage-backed securities	8,210	8,646	15,171	7,597	2,822
Cash and cash equivalents	9,331	6,681	10,793	9,576	11,092
Deposits	232,913	218,370	225,734	235,173	225,602
Other borrowings	9,035	11,350	3,447	2,889	2,875
Stockholders’ equity	21,145	20,103	20,683	20,032	20,252

	Years Ended December 31,
	2006	2005	2004	2003	2002
OPERATING DATA	(In thousands, except per share data)

Interest income	$13,978	$12,423	$12,278	$12,946	$15,065
Interest expense	7,031	4,986	4,588	5,765	7,351

Net interest income	6,947	7,437	7,690	7,181	7,714
Provision for loan losses	60	245	550	2,075	2,000

Net interest income after provision
for loan losses	6,887	7,192	7,140	5,106	5,714
Other income	2,235	2,174	2,038	3,532	2,490
Other expense	7,893	8,054	7,781	7,296	6,919

Income before income taxes	1,229	1,312	1,397	1,342	1,285
Income tax expense	334	412	521	501	467

Net income	$895	$900	$876	$841	$818

Earnings per share - basic	$0.45	$0.46	$0.45	$0.43	$0.43

Earnings per share - diluted	$0.45	$0.45	$0.44	$0.43	$0.42

(1)	Includes loans held for sale.
(2)	Includes investment securities, FHLB stock, and other investments.

(Continued)

	At or for the Years Ended December 31,
KEY OPERATING RATIOS	2006	2005	2004	2003	2002

Return on average assets (net income
divided by average assets)	0.35%	0.36%	0.33%	0.33%	0.34%

Return on average equity (net income
divided by average equity)	4.37%	4.44%	4.31%	4.18%	4.19%

Average equity to average assets	7.90%	8.03%	7.77%	7.82%	8.04%

Interest rate spread (difference between
average yield on interest-earning assets
and average cost of interest-bearing
liabilities)	2.48%	2.99%	3.04%	2.82%	3.27%

Net interest margin (net interest income
as a percentage of average interest-
earning assets)	2.85%	3.18%	3.18%	3.00%	3.47%

Dividend pay-out ratio (1)	31.69%	30.98%	31.39%	31.99%	32.03%

Noninterest expense to average assets	3.05%	3.19%	2.97%	2.84%	2.85%

Average interest-earning assets to
average interest-bearing liabilities	112.81%	109.07%	107.35%	107.58%	106.04%

Allowance for loan losses to gross loans
at end of period (2)	1.19%	1.28%	1.48%	1.69%	1.43%

Allowance for loan losses to
nonperforming loans	137.90%	156.75%	95.02%	66.02%	53.69%

Net loan charge-offs to average
loans during the period	0.03%	0.21%	0.66%	1.41%	0.68%

Nonperforming assets to total assets	0.56%	0.65%	1.01%	1.46%	1.72%

	December 31,
OTHER DATA	2006	2005	2004	2003	2002

Number of offices	7	7	7	7	7

(1)	Reflects dividends waived by the mutual holding company.
(2)	Gross loans includes loans held for sale

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding our financial condition and results of operations. The information contained in this section should be read in conjunction with our consolidated financial statements and the accompanying notes.

Certain statements in this annual report and throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, changes in general economic conditions, changes in interest rates and competition. We decline any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

OPERATING STRATEGY - OVERVIEW

Our business consists principally of attracting deposits from the general public and using deposits to purchase and originate consumer loans and mortgage loans secured by one- to four-family residences. We also offer commercial and agricultural lending services. Our net income, like other financial institutions, is primarily dependent on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, primarily deposits and short-term borrowings. However, our net income is also affected by provisions for loan losses and other operating income and expenses. General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of our net income.

Management has implemented various strategies designed to enhance its profitability while still maintaining our safety and soundness. These strategies include reducing its exposure to interest rate risk by selling fixed-rate loans to the secondary market and providing other fee-based services to its customers. We recognize the need to establish and adhere to strict loan underwriting criteria and guidelines. We generally limit our investment portfolio to investments in United States Government and government sponsored entities securities, mortgage-backed securities collateralized by U.S. government sponsored entities, and local municipal issues.

It is management’s intention to remain a retail financial institution dedicated to financing home ownership and other consumer needs, and to provide quality service to its customers located in Morgan, Macoupin, Montgomery and the surrounding counties in Illinois.

CRITICAL ACCOUNTING POLICIES

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. Management believes the following discussion, including the allowance for loan losses, goodwill, and mortgage servicing rights, addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Allowance for Loan Losses - The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management’s judgement, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans. Management uses the available information to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While we believe we have established our existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

Goodwill - Costs in excess of the estimated fair value of identified net assets acquired through purchase transactions are recorded as an asset. This amount was originally amortized as an expense on a straight-line basis assuming a life of twenty years. Effective January 1, 2002, we ceased amortizing goodwill in accordance with newly adopted accounting standards generally accepted in the United States of America. We performed an initial impairment assessment as of January 1, 2002 and an annual impairment assessment as of September 30, 2006 and 2005. No impairment of goodwill was identified as a result of these tests. In making these impairment assessments, management must make subjective assumptions regarding the fair value of our assets and liabilities. It is possible that these judgements may change over time as market conditions or our strategies change, and these changes may cause us to record impairment charges to adjust the goodwill to its estimated fair value.

Mortgage Servicing Rights - We recognize as a separate asset the rights to service mortgage loans for others. The value of mortgage servicing rights is amortized in relation to the servicing revenue expected to be earned. Mortgage servicing rights are periodically evaluated for impairment based upon the fair value of those rights. Estimating the fair value of the mortgage servicing rights involves judgement, particularly of estimated prepayment speeds of the underlying mortgages serviced. Net income could be affected if management’s assumptions and estimates differ from actual prepayments.

The above listing is not intended to be a comprehensive list of all our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgement in their application. There are also areas in which management’s judgement in selecting any available alternative would not produce a materially different result.

FINANCIAL CONDITION

Total assets increased $13.5 million to $267.4 million at December 31, 2006, compared to $253.9 million at December 31, 2005. Net loans increased $12.6 million, or 8.8%, during 2006. Loan growth has predominantly consisted of commercial and agricultural loan originations. Commercial and agricultural business loans increased $4.9 million, or 12.4%, and commercial and agricultural real estate loans increased $4.8 million, or 16.8%, during 2006. Other changes include a $2.6 million increase in cash and cash equivalents and an $832,000 decrease in available for sale investment and mortgage-backed securities portfolios, which reflects calls, sales, and principal payments.

Asset growth was funded by a $14.5 million, or 6.7%, increase in deposits, which was partially offset by a $2.3 million decrease in borrowed funds during 2006. Deposit growth reflects the introduction of a new money market savings product during the first quarter of 2006. The decrease in borrowed funds is due to the maturity and repayment of $4.0 million in advances from the Federal Home Loan Bank during 2006, partially offset by an increase of $1.7 million in overnight repurchase agreements.

Stockholders’ equity increased $1.0 million to $21.1 million at December 31, 2006. The increase resulted primarily from net income of $895,000, partially offset by the payment of $284,000 in dividends, and a $297,000 decrease in unrealized losses, net of tax, on available-for-sale securities. The change in unrealized gains or losses on securities classified as available-for-sale is affected by market conditions and, therefore, can fluctuate daily. Stockholders’ equity also was affected by the receipt of $134,000 from the exercise of stock options during 2006. The $134,000 reflects the $130,000 received from the exercise of stock options, a $17,000 related tax benefit, and a $5,000 compensation expense related to options, which was partially offset by the $18,000 cost to acquire the shares underlying the options in open market purchases.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

GENERAL

We had net income for the year ended December 31, 2006, of $895,000, or $0.45 per common share, basic and diluted, compared to net income of $900,000 or $0.46 per common share, basic, and $0.45 per share, diluted, for the year ended December 31, 2005. The $5,000 decrease in net income reflects a decrease of $490,000 in net interest income, partially offset by decreases of $185,000 in the provision for loan losses, $161,000 in other expenses, and $78,000 in income taxes and an increase of $61,000 in other income.

INTEREST INCOME

Interest income increased to $14.0 million for the year ended December 31, 2006 from $12.4 million for the year ended December 31, 2005. The $1.6 million increase in interest income resulted from increased income of $1.4 million on loans, $120,000 on investment securities, and $39,000 on other interest-earning assets, partially offset by decreased income of $54,000 on mortgage-backed securities.

The $1.4 million increase in interest income on loans is partially due to an $11.5 million increase in the average balance of the loan portfolio to $149.2 million during 2006. The growth in the loan portfolio reflects an increased emphasis on commercial lending and an increase in loan participations with other institutions. The average yield of the loan portfolio also increased to 6.96% for 2006 from 6.48% for 2005. The increase in the average yield is primarily due to the rising interest rate environment, reflecting the Federal Reserve’s recent increases in short-term interest rates.

The $120,000 increase in interest income on investment securities reflects an increase in the average yield of the investment portfolio during 2006. The average yield increased 13 basis points to 3.73%, which reflects a higher yield on reinvested funds. Securities totaling $5.9 million were sold for net losses of $21,000 during 2006 in order to reinvest at higher market rates. The average balance of the investment portfolio grew $250,000 to $84.3 million during 2006.

Interest income on mortgage-backed securities decreased $54,000 during 2006. The average balance of these investments decreased $2.1 million to $8.4 million primarily due to principal payments. The decrease in the average balance was partially offset by an increase in the average yield to 4.27% for 2006 from 3.93% for 2005.

Interest income on other investments, which consist of interest-earning deposit accounts, increased $39,000 during 2006. The higher interest income from other investments is primarily due to a 152 basis point increase in the average yield, reflecting the rising rate environment of 2006. Interest income also benefited from a $214,000 increase in the average balance of these investments.

INTEREST EXPENSES

Interest expense increased to $7.0 million for the year ended December 31, 2006 from $5.0 million for the year ended December 31, 2005. The $2.0 million increase in the cost of funds reflects increases of $2.0 million in interest paid on deposits and $49,000 in interest paid on borrowings.

The increase in the cost of deposits is primarily due to an increase in the average rate paid. The average rate paid increased to 3.19% for 2006 from 2.25% for 2005. The 94 basis point increase reflects rising market interest rates and the competitive nature of the local markets. The introduction of a new money market savings account has contributed to the higher costs. The increase in interest expense was also affected by a $2.2 million increase in the average balance of deposits to $206.8 million for 2006.

The $49,000 increase in interest expense on borrowings is due to an increase in the average cost to 4.53% for 2006 from 3.77% for 2005. The higher average cost was partially offset by a decrease of $623,000 in the average balance of borrowed funds to $9.5 million during 2006. Advances from the Federal Home Loan Bank averaged $6.1 million for 2006 compared to $8.0 million for 2005. The remainder of borrowed funds consists of securities sold under agreement to repurchase.

PROVISION FOR LOAN LOSSES

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

We made a provision for loan losses of $60,000 for the year ended December 31, 2006, compared to $245,000 during 2005. The decrease in the provision during 2006 reflects a decrease in net charge-offs, a decrease in non-performing assets, and an improvement in our ratio of non-performing assets to total assets. Net charge-offs decreased during 2006 to $42,000 from $287,000 during 2005. The allowance for loan losses increased $18,000 to $1.9 million at December 31, 2006. The provisions in 2006 and 2005 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management. Set forth below is a table regarding our non-performing assets.

	12/31/06	12/31/05
	(Dollars in Thousands)
Non-accruing loans:
One-to-four family residential	$435	$624
Commerical and agricultural real estate	759	—
Commercial and agricultural business	45	290
Home equity/Home improvement	100	222
Automobile	1	1
Other consumer	8	20
Total	1,348	1,157

Accruing loans delinquent more than 90 days:
One-to-four family residential	—	2
Automobile	—	17
Other consumer	4	2
Total	4	21

Foreclosed assets:
One-to-four family residential	37	276
Commercial and agricultural real estate	115	180
Automobile	—	15
Total	152	471

Total non-performing assets	$1,504	$1,649

Total non-performing assets as a percentage
of total assets	0.56%	0.65%

As indicated in the table above, there was a $759,000 increase in non-accruing commercial and agricultural real estate loans. This increase reflects the addition of a $659,000 commercial real estate credit, which is both well secured and in the process of collection. The following table shows the principal amount of potential problem credits on our watch list at December 31, 2006 and December 31, 2005. All non-accruing loans are automatically placed on the watch list. The increase in Substandard credits is primarily due to the addition of the commercial loan noted above.

	12/31/06	12/31/05
	(In thousands)
Special Mention credits	$2,439	$3,065
Substandard credits	2,724	1,930
Total watch list credits	$5,163	$4,995

The allowance for loan losses is a material estimate that is susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors, which, in management’s judgement, deserve current recognition in estimating loan losses. The balance of the allowance is based on ongoing, quarterly assessments of the probable estimated losses in the loan portfolio. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Management uses an internal asset classification system as a means of reporting problem and potential problem assets. Management maintains a watch list of problem credits, which are presented to the Board of Directors at least quarterly. This list includes those loans rated as “special mention,” “substandard,” “doubtful,” and “loss.” Loans rated as “special mention” include loans to borrowers displaying a weak and/or leveraged financial condition that may also be having difficulty servicing the debt. Loans rated “substandard” are assets inadequately protected by the net worth or paying capacity of the obligor or of the pledged collateral. We do not have any loans graded as “doubtful” and all loans rated as “loss” have been charged off.

The allowance is calculated by estimating the exposure on identified problem loan and portfolio segments and applying loss factors to the remainder of the portfolio based upon an internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the allowance. Loss factors are based primarily on historical loss experience over the past five years, and may be adjusted for other significant conditions that, in management’s judgement, affect the collectibility of the loan portfolio.

Since the allowance for loan losses is based upon estimates of probable losses, the amount actually observed can vary significantly from the estimated amounts. The historical loss factors attempt to reduce this variance by taking into account recent loss experience. Management evaluates several other conditions in connection with the allowance, including general economic and business conditions, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the portfolio, and regulatory examination results. Management believes it uses the best information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While we believe we have established our existing allowance for loan losses in conformity with accounting principles generally accepted in the United States, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates. Management will continue to monitor the loan portfolio and assess the adequacy of the allowance at least quarterly.

NON-INTEREST INCOME

Non-interest income increased $61,000 during the year ended December 31, 2006, compared to the year ended December 31, 2005. The increase in non-interest income is primarily due to increases of $99,000 in commission income and $38,000 in service charges on deposits, partially offset by decreases of $38,000 and $25,000 in gains on the sale of securities and loans, respectively. Brokerage commissions have increased due to a continued growth in the number of accounts and favorable market conditions. Service charges on deposits have increased primarily due to deposit growth and an increase in electronic services. The decrease in gains on securities sales is due to the $21,000 in securities losses recognized during 2006. These securities were sold in order to reinvest into higher-yielding investments. The decrease in gains on loan sales is due to a lower volume of sales to the secondary market, reflecting the rising rate environment of 2006.

NON-INTEREST EXPENSE

Non-interest expense decreased $161,000 during the year ended December 31, 2006 compared to the year ended December 31, 2005. The decrease in non-interest expense is primarily due to decreases of $163,000 in occupancy and equipment expense, $46,000 in professional fees, $40,000 in postage and office supplies, and $69,000 in other expense, partially offset by an increase of $137,000 in salaries and employee benefits expense. The decrease in occupancy and equipment expense reflects a decrease in equipment depreciation and maintenance costs. Professional fees benefited from a $72,000 decrease in expenses associated with Sarbanes-Oxley compliance, partially offset by additional audit fees. The decrease in other expense includes a $36,000 decrease in other real estate expense, which reflects the reduction in real estate owned properties. The increase in salaries and employee benefits is primarily due to annual wage increases and an increase in commissions paid during the year.

INCOME TAXES

The provision for income taxes decreased $78,000 during 2006 compared to 2005, due to the $83,000 decrease in taxable income and the effect of state income taxes during this same time frame. The effective tax rate equals 27.1% and 31.4% for the years ended December 31, 2006 and 2005, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

GENERAL

We had net income for the year ended December 31, 2005, of $900,000, or $0.46 per common share, basic, and $0.45 per common share, diluted, compared to net income of $876,000 or $0.45 per common share, basic, and $0.44 per share, diluted, for the year ended December 31, 2004. The $24,000 increase in net income reflects decreases of $305,000 in the provision for loan losses and $108,000 in income taxes and an increase of $136,000 in other income, partially offset by a decrease of $253,000 in net interest income and an increase of $272,000 in other expense.

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

The increase in interest income on loans reflects an increase in the average balance of loans outstanding to $137.7 million for 2005 compared to $128.3 million for 2004, partially offset by a lower average yield of 6.48% for 2005 from 6.54% for 2004. The $9.4 million increase in the average balance of loans during 2005 is primarily due to an increased emphasis on commercial lending and an increase in participations with other institutions. The lower average yield was affected by the competitive environment for commercial loan originations during 2005, which were higher than comparable rates on investment securities. In the current low and flat yield curve environment, the origination of commercial loans provides us greater interest income than would be obtained from 1-4 family residential loans.

The decrease in interest income on investment securities is due to the lower average balance of investments, which were $84.0 million for 2005 compared to $96.2 million for 2004. The $12.2 million decrease in the average balance of investment securities reflects proceeds from investment calls, sales, and principal payments being reinvested into loan originations during 2005. The investment securities portfolio’s average yield increased to 3.60% for 2005 from 3.42% for 2004.

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

INTEREST EXPENSES

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

We made a provision for loan losses of $245,000 for the year ended December 31, 2005, compared to $550,000 during 2004. The decrease in the provision during 2005 reflects the decrease in nonperforming loans and watch list credits. The allowance for loan losses decreased $42,000 to $1.8 million at December 31, 2005. The decrease in the level of the allowance reflects net charge-offs exceeding the provision for loan losses. Net charge-offs decreased during 2005 to $287,000 from $848,000 during 2004. The provisions in 2005 and 2004 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management. This review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

NON-INTEREST INCOME

Non-interest income increased $135,000 during the year ended December 31, 2005, compared to the year ended December 31, 2004. The increase in non-interest income is primarily due to increases of $54,000 in gains on the sale of loans, $48,000 in service charges on deposits, and $44,000 in commission income, partially offset by a $22,000 decrease in loan servicing fees. The increase in gains on the sale of loans is primarily due to a decrease in the net amortization of mortgage servicing rights during 2005, and our entering the Federal Home Loan Bank Mortgage Partnership Finance program during March 2005, which provides the bank an additional venue to sell fixed-rate residential loan products. The increase in service charges on deposits reflects a fee structure implemented during the second quarter of 2004. Brokerage commissions increased due to a continued growth in accounts. Loan servicing fees decreased as the volume of loans serviced for the secondary market declined $5.0 million during 2005, primarily due to principal repayments.

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

AVERAGE YIELDS EARNED AND RATES PAID

Our earnings depend largely on the spread between the yield on interest-earning assets and the cost of interest-bearing liabilities, as well as the relative balance of our interest-earning assets and interest-bearing liability portfolios. The following table sets forth, for the years indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities. Average balances for a year have been derived utilizing daily balances.

	Years Ended December 31,
	2006			2005			2004
	Average Balance	Interest/ Dividends	Yield/ Cost	Average Balance	Interest/ Dividends	Yield/ Cost	Average Balance	Interest/ Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$149,238	$10,380	6.96%	$137,740	$8,930	6.48%	$128,279	$8,393	6.54%
Investment securities (2)	84,251	3,143	3.73%	84,001	3,023	3.60%	96,174	3,285	3.42%
Mortgage-backed securities	8,411	359	4.27%	10,514	413	3.93%	14,694	569	3.87%
Other	2,114	96	4.55%	1,900	57	3.03%	2,808	31	1.09%
Total interest-earning assets	244,014	13,978	5.73%	234,155	12,423	5.31%	241,955	12,278	5.07%
Non-interest-earning assets	14,848			18,175			19,647
Total assets	$258,862			$252,330			$261,602
Interest-bearing liabilities:
Deposits	$206,777	6,599	3.19%	$204,548	4,604	2.25%	$220,213	4,507	2.05%
Short-term borrowings	9,519	432	4.53%	10,142	382	3.77%	5,178	81	1.57%
Total interest-bearing liabilities	216,296	7,031	3.25%	214,690	4,986	2.32%	225,391	4,588	2.04%
Non-interest-bearing liabilities	22,105			17,374			15,876
Stockholders’ equity	20,461			20,266			20,335
Total liabilities and stockholders’ equity	$258,862			$252,330			$261,602
Net interest income		$6,947			$7,437			$7,690
Interest rate spread (3)			2.48%			2.99%			3.04%
Net interest margin (4)			2.85%			3.18%			3.18%
Ratio of average interest-earning assets to
average interest-bearing liabilities			112.81%			109.07%			107.35%

(1)	Includes non-accrual loans and loans held for sale, and fees of $108,000 for 2006, $101,000 for 2005, and $88,000 for 2004.
(2)	Includes FHLB stock and other investments.
(3)	Yield on interest-earning assets less cost of interest-bearing liabilities.
(4)	Net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

The following table sets forth the effects of changing rates and volumes on our net interest income. Information is provided with respect to (i) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume), (ii) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate), and (iii) the net change. For purposes of the table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	2006 Compared to 2005 Increase (Decrease) Due to			2005 Compared to 2005 Increase (Decrease) Due to
	Rate	Volume	Net	Rate	Volume	Net
	(In thousands)
Interest-earning assets:
Loans	$676	$774	$1,450	$(77)	$614	$537
Investment securities	111	9	120	169	(431)	(262)
Mortgage-backed securities	33	(87)	(54)	8	(164)	(156)
Other	32	7	39	40	(14)	26
Total net change in income on interest-earning assets	852	703	1,555	140	5	145
Interest-bearing liabilities:
Deposits	1,944	51	1,995	432	(335)	97
Other borrowings	75	(25)	50	179	122	301
Total net change in expense on interest-bearing liabilities	2,019	26	2,045	611	(213)	398
Net change in net interest income	$(1,167)	$677	$(490)	$(471)	$218	$(253)

ASSET AND LIABILITY MANAGEMENT

Our policy in recent years has been to reduce our interest rate risk by better matching the maturities of its interest rate sensitive assets and liabilities, selling its long-term fixed-rate residential mortgage loans with terms of 15 years or more to the secondary market, originating adjustable rate loans, balloon loans with terms ranging from three to five years and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one-to-four family loans. The investment portfolio has been laddered to better match the interest-bearing liabilities. With respect to liabilities, we have attempted to increase our savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than certificate accounts. The Board of Directors appoints the Asset-Liability Management Committee (ALCO), which is responsible for reviewing our asset and liability policies. The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratio requirements.

We use a comprehensive asset/liability software package provided by a third-party vendor to perform interest rate sensitivity analysis for all product categories. The primary focus of our analysis is on the effect of interest rate increases and decreases on net interest income. Management believes that this analysis reflects the potential effects on current earnings of interest rate changes. Call criteria and prepayment assumptions are taken into consideration for investment securities and loans. All of our interest sensitive assets and liabilities are analyzed by product type and repriced based upon current offering rates. The software performs interest rate sensitivity analysis by performing rate shocks of plus or minus 300 basis points in 100 basis point increments.

The following table shows projected results at December 31, 2006 and 2005, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO. The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	(Dollars in thousands)
	12/31/06		12/31/05
Rate Shock	$ Change	% Change	$ Change	% Change	ALCO Benchmark
+300 basis points	(845)	(12.26)%	(679)	(8.97)%	>(20.00)%
+200 basis points	(636)	(9.23)%	(468)	(6.18)%	>(20.00)%
+100 basis points	(425)	(6.17)%	(282)	(3.73)%	>(12.50)%
-100 basis points	(69)	(1.00)%	31	0.42%	>(12.50)%
-200 basis points	21	0.31%	294	3.89%	>(20.00)%
-300 basis points	80	1.16%	429	5.67%	>(20.00)%

The foregoing computations are based upon numerous assumptions, including relative levels of market interest rates, prepayments, and deposit mix. The computed estimates should not be relied upon as a projection of actual results. Despite the limitations on precision inherent in these computations, management believes that the information provided is reasonably indicative of the effect of changes in interest rate levels on the net earning capacity of our current mix of interest earning assets and interest bearing liabilities. Management continues to use the results of these computations, along with the results of its computer model projections, in order to maximize current earnings while positioning us to minimize the effect of a prolonged shift in interest rates that would adversely affect future results of operations.

At the present time, the most significant market risk affecting us is interest rate risk. Other market risks such as foreign currency exchange risk and commodity price risk do not occur in our normal business. We also are not currently using trading activities or derivative instruments to control interest rate risk.

LIQUIDITYAND CAPITAL RESOURCES

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, and investing activities. At December 31, 2006 and 2005, cash and cash equivalents totaled $9.3 million and $6.7 million, respectively. Our primary sources of funds include customer deposits, proceeds from sales of loans, calls and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments). During the years ended December 31, 2006 and 2005, the most significant sources of funds have been deposit growth, investment calls and principal payments, advances from the FHLB, and loan sales to the secondary market. These funds have been used for new loan originations.

Our cash and cash equivalents increased $2.6 million during the year ended December 31, 2006, compared to a decrease of $4.1 million during the year ended December 31, 2005. Net cash provided by operating activities decreased $1.0 million to $1.1 million during 2006. Net cash used by investing activities increased to $10.6 million during 2006 from the $6.5 million cash used during 2005. Cash used to fund net loan originations increased to $12.7 million during 2006 from the net cash used of $17.2 million during 2005. The cash used for loan originations during 2006 was funded by financing activities. Cash provided by financing activities increased to $12.1 million during 2006 from the $318,000 cash provided during 2005. The increase is primarily due to the net increase in deposits of $14.5 million during 2006 compared to the net decrease of $7.4 million during 2005.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition. We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits and other short-term U.S. agency obligations. If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the FHLB. We may borrow from the FHLB under a blanket agreement which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying 1-4 family residential loans, or twenty times the balance of FHLB stock held by us. At December 31, 2006, we had $4.0 million in outstanding advances and additional borrowing capacity of approximately $18.2 million.

We maintain levels of liquid assets as established by the Board of Directors. Our liquidity ratio, adjusted for pledged assets, at December 31, 2006 and 2005 was 31.0% and 34.7%, respectively. This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above. The following table summarizes our outstanding loan commitments at December 31, 2006 and 2005.

	12/31/06	12/31/05
	(In thousands)
Commitments to fund loans	$27,347	$21,576
Standby letters of credit	14	31

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). At December 31, 2006, the Bank meets all capital adequacy requirements to which it is subject.

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%. The Director of the Illinois Department of Financial and Professional Regulation (the “Director”) is authorized to require a savings bank to maintain a higher minimum capital level if the Director determines that the savings bank’s financial condition or history, management or earnings prospects are not adequate. If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors. At December 31, 2006, the Bank’s core capital ratio was 7.45% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2006, the Federal Deposit Insurance Corporation (“FDIC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. The well-capitalized category requires higher minimum ratios of 5% for the Tier 1 leverage, 6% for the Tier 1 risk-based, and 10% for the total risk-based capital ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital ratios are presented in the table below:

	Minimum Required	12/31/06 Actual	12/31/05 Actual
Tier 1 Capital to Average Assets	4.00%	7.45%	7.31%
Tier 1 Capital to Risk-Weighted Assets	4.00%	11.25%	11.66%
Total Capital to Risk-Weighted Assets	8.00%	12.34%	12.83%

EFFECT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in our increased cost of operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Decatur, Illinois
March 3, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2004 of Jacksonville Bancorp, Inc. and Subsidiary. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Jacksonville Bancorp, Inc. and its cash flows for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Champaign, Illinois
March 21, 2007

McGladrey & Pullen, LLP is a member firm of RSM International -
an affiliation of separate and independent legal entities.

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2006 and 2005

Assets

	2006	2005

Cash and due from banks	$6,203,655	$5,236,825
Interest-earning demand deposits	3,126,911	1,444,382

Cash and cash equivalents	9,330,566	6,681,207

Available-for-sale securities:
Investment securities	78,491,564	78,888,107
Mortgage-backed securities	8,210,466	8,646,407
Other investments	378,249	393,654
Loans held for sale	425,851	499,445
Loans, net of allowance for loan losses of $1,864,497 and $1,846,150 at December 31, 2006 and 2005	154,837,699	142,272,144
Premises and equipment	6,555,761	6,846,122
Federal Home Loan Bank stock	1,108,606	1,539,328
Foreclosed assets held for sale, net	152,058	456,017
Interest receivable	1,943,390	1,489,749
Deferred income taxes	1,235,844	1,490,950
Mortgage servicing rights	1,039,649	1,059,610
Goodwill	2,726,567	2,726,567
Core deposit intangibles	119,586	199,309
Other assets	815,978	757,175

Total assets	$267,371,834	$253,945,791

Liabilities and Stockholders’ Equity

	2006	2005
Liabilities
Deposits
Demand	$15,113,121	$14,514,278
Savings, NOW and money market	71,697,709	65,042,300
Time	146,102,460	138,813,196

Total deposits	232,913,290	218,369,774

Short-term borrowings	5,034,879	3,350,068
Federal Home Loan Bank advances	4,000,000	8,000,000
Deferred compensation	2,273,301	2,204,095
Advances from borrowers for taxes and insurance	388,713	374,676
Interest payable	1,082,334	800,446
Other liabilities	534,701	744,128

Total liabilities	246,227,218	233,843,187

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 2006 - 1,985,417 shares, 2005 - 1,970,216 shares	19,854	19,702
Additional paid-in capital	6,608,342	6,474,513
Retained earnings - substantially restricted	15,700,156	15,088,742
Accumulated other comprehensive loss	(1,183,736)	(1,480,353)

Total stockholders’ equity	21,144,616	20,102,604

Total liabilities and stockholders’ equity	$267,371,834	$253,945,791

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest and Dividend Income
Loans	$10,379,986	$8,930,243	$8,393,339
Securities
Taxable	3,012,577	2,968,151	3,221,133
Tax-exempt	129,902	54,174	63,308
Mortgage-backed securities	359,080	413,275	569,325
Other	96,134	57,480	30,547

Total interest and dividend income	13,977,679	12,423,323	12,277,652

Interest Expense
Deposits	6,599,442	4,604,190	4,506,529
Short-term borrowings	155,029	66,444	30,640
Federal Home Loan Bank advances	276,499	315,902	50,426

Total interest expense	7,030,970	4,986,536	4,587,595

Net Interest Income	6,946,709	7,436,787	7,690,057

Provision for Loan Losses	60,000	245,000	550,000

Net Interest Income After Provision for Loan Losses	6,886,709	7,191,787	7,140,057

Noninterest Income
Fiduciary activities	74,520	74,694	82,085
Commission income	782,842	683,592	640,074
Service charges on deposit accounts	900,438	862,558	814,896
Net gains on loan sales	73,563	98,317	44,089
Net realized gains (losses) on sales of available-for-sale securities	(20,817)	16,708	28,020
Loan servicing fees	357,544	363,838	385,859
Other	66,738	73,979	43,214

Total noninterest income	2,234,828	2,173,686	2,038,237

	2006	2005	2004
Noninterest Expense
Salaries and employee benefits	$4,839,560	$4,702,992	$4,664,390
Net occupancy and equipment expense	1,176,412	1,339,069	1,383,875
Data processing fees	360,487	343,124	284,328
Professional fees	175,086	221,286	186,967
Marketing expense	123,800	116,948	120,394
Postage and office supplies	252,128	292,407	265,784
Deposit insurance premium	27,537	30,416	35,282
Other	937,913	1,007,316	840,678

Total noninterest expense	7,892,923	8,053,558	7,781,698

Income Before Income Tax	1,228,614	1,311,915	1,396,596

Provision for Income Taxes	333,495	411,948	520,746

Net Income	$895,119	$899,967	$875,850

Basic Earnings Per Share	$0.45	$0.46	$0.45

Diluted Earnings Per Share	$0.45	$0.45	$0.44

Cash Dividends Per Share	$0.30	$0.30	$0.30

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2006, 2005 and 2004

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance, January 1, 2004	1,942,004	$19,420	$6,399,321	$13,866,849	$(253,437)	$20,032,153

Comprehensive income
Net income	—	—	—	875,850	—	875,850
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—	(9,948)	(9,948)

Total comprehensive income						865,902

Dividends on common stock, $.30 per share	—	—	—	(275,131)	—	(275,131)
Purchase and retirement of stock	(20,113)	(201)	(379,563)	—	—	(379,764)
Stock options exercised	44,452	444	439,380	—	—	439,824

Balance, December 31, 2004	1,966,343	19,663	6,459,138	14,467,568	(263,385)	20,682,984

Comprehensive income
Net income	—	—	—	899,967	—	899,967
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—	(1,216,968)	(1,216,968)

Total comprehensive income (loss)						(317,001)

Dividends on common stock, $.30 per share	—	—	—	(278,793)	—	(278,793)
Purchase and retirement of stock	(3,660)	(37)	(57,282)	—	—	(57,319)
Stock options exercised	7,533	76	69,023	—	—	69,099
Tax benefit related to stock options exercised	—	—	3,634	—	—	3,634

Balance, December 31, 2005	1,970,216	19,702	6,474,513	15,088,742	(1,480,353)	20,102,604

Comprehensive income
Net income	—	—	—	895,119	—	895,119
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—	296,617	296,617

Total comprehensive income (loss)						1,191,736

Stock option compensation expense	—	—	4,710	—	—	4,710
Dividends on common stock, $.30 per share	—	—	—	(283,705)	—	(283,705)
Purchase and retirement of stock	(1,292)	(13)	(17,906)	—	—	(17,919)
Stock options exercised	16,493	165	130,428	—	—	130,593
Tax benefit related to stock options exercised	—	—	16,597	—	—	16,597

Balance, December 31, 2006	1,985,417	$19,854	$6,608,342	$15,700,156	$(1,183,736)	$21,144,616

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Operating Activities
Net income	$895,119	$899,967	$875,850
Items not requiring (providing) cash
Depreciation and amortization	455,601	567,612	596,484
Provision for loan losses	60,000	245,000	550,000
Amortization of premiums and discounts on securities	14,903	148,389	479,102
Amortization of loan purchased premium	(39,559)	(59,340)	(59,340)
Amortization of core deposit intangibles	79,723	79,724	79,723
Deferred income taxes	(86,323)	80,348	55,423
Net realized (gains) losses on available-for-sale securities	20,817	(16,708)	(28,020)
Net realized gains on sales of loans	(73,563)	(98,317)	(44,089)
Federal Home Loan Bank stock dividend	—	(73,028)	(85,700)
(Gains) losses on sales of foreclosed assets	13,115	15,683	(82,880)
Stock option compensation expense	4,710	—	—
Tax benefit relating to stock options exercised	16,597	3,634	—
Origination of loans held for sale	(16,394,351)	(21,370,056)	(16,571,250)
Proceeds from sales of loans held for sale	16,561,469	21,268,179	16,931,024
Changes in
Interest receivable	(453,641)	(189,008)	144,399
Other assets	(58,803)	(36,783)	161,712
Interest payable	281,888	160,386	(135,906)
Other liabilities	(211,222)	451,412	309,935

Net cash provided by operating activities	1,086,480	2,077,094	3,176,467

Investing Activities
Net change in federal funds sold	—	—	500,000
Purchases of available-for-sale securities	(9,550,126)	(5,943,592)	(42,758,256)
Proceeds from maturities of available-for-sale securities	5,059,946	9,979,084	39,396,184
Proceeds from the sales of available-for-sale and other securities	5,940,395	6,296,986	9,646,349
Proceeds from sale of Federal Home Loan Bank stock	430,722	—	—
Net change in loans	(12,686,783)	(17,195,370)	266,217
Purchase of premises and equipment	(165,240)	(269,747)	(323,510)
Proceeds from sales of premises and equipment	—	2,100	—
Proceeds from the sale of foreclosed assets	391,631	623,900	546,262

Net cash provided by (used in) investing activities	(10,579,455)	(6,506,639)	7,273,246

	2006	2005	2004

Financing Activities
Net increase (decrease) in demand deposits, money market, NOW and savings accounts	$7,254,252	$(1,247,457)	$(498,405)
Net increase (decrease) in certificates of deposit	7,289,264	(6,117,277)	(8,939,819)
Net increase (decrease) in short-term borrowings	1,684,811	(96,638)	557,752
Proceeds from Federal Home Loan Bank advances	—	8,000,000	—
Repayment of Federal Home Loan Bank advances	(4,000,000)	—	—
Net increase (decrease) in advances from borrowers for taxes and insurance	14,037	46,232	(69,497)
Proceeds from stock options exercised, including related tax benefit	130,593	69,099	439,824
Purchase and retirement of common stock	(17,919)	(57,319)	(379,764)
Dividends paid	(212,704)	(278,793)	(342,876)

Net cash provided by (used in) financing activities	12,142,334	317,847	(9,232,785)

Increase (Decrease) in Cash and Cash Equivalents	2,649,359	(4,111,698)	1,216,928

Cash and Cash Equivalents, Beginning of Year	6,681,207	10,792,905	9,575,977

Cash and Cash Equivalents, End of Year	$9,330,566	$6,681,207	$10,792,905

Supplemental Cash Flows Information

Interest paid	$6,749,082	$4,826,150	$4,723,501

Income taxes paid (net of refunds)	$548,600	$206,900	$104,282

Sale and financing of foreclosed assets	$228,500	$402,530	$469,636

Real estate acquired in settlement of loans	$329,287	$933,183	$998,708

Dividends declared not paid	$71,001	$—	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Jacksonville Bancorp, Inc. (the “Company”) was incorporated under Federal law on May 3, 2002. The Company is a savings and loan holding company and its sole business activity is the 100% ownership of Jacksonville Savings Bank (the “Bank”). As part of our reorganization into the two-tier mutual holding company form of ownership, the shareholder interests in the Bank were converted into interests of the Company. The Bank was founded in 1916 as an Illinois-chartered savings and loan association and converted to an Illinois-chartered savings bank in 1992. The Bank is headquartered in Jacksonville, Illinois and operates six branches in addition to its main office. The Bank’s deposits have been federally insured since 1945 by the Federal Deposit Insurance Corporation (“FDIC”). The Bank has been a member of the Federal Home Loan Bank (“FHLB”) System since 1932.

On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company (“MHC”), Jacksonville Bancorp, MHC. On December 28, 2000, Jacksonville Bancorp, MHC, converted from an Illinois-chartered mutual holding company to a federally-chartered mutual holding company.

The Bank is a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in the Bank’s market area and using such funds together with borrowings and funds from other sources to originate consumer loans and mortgage loans secured by one- to four-family residential real estate. The Bank also originates commercial real estate loans, multi-family real estate loans, commercial business loans, and agricultural loans. When possible, the Bank emphasizes the origination of mortgage loans with adjustable interest rates (“ARM”), as well as fixed-rate balloon loans with terms ranging from three to five years, consumer loans, which are primarily home equity loans secured by second mortgages, commercial business loans, and agricultural loans. The Bank also offers trust and investment services. The investment center, Berthel Fisher and Company Financial Services, Inc., is operated through the Bank’s wholly-owned subsidiary, Financial Resources Group, Inc.

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

The significant accounting and reporting policies of the Company and its subsidiary follow:

Principles of Consolidation and Financial Statement Presentation

The consolidated financial statements include the accounts of the Company, the Bank and the Bank’s wholly owned subsidiary, Financial Resources Group, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. Based on the Company’s approach to decision making, it has decided that its business is comprised of a single segment.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

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

Other Investments

Other investments at December 31, 2006 and 2005 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2020. These securities have no readily ascertainable market value and are carried at cost.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

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

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method. The unearned premium on loans purchased related to loans acquired from Chapin State Bank in 2000 and was being amortized over the estimated lives of loan acquired. This premium was fully amortized during 2006.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock recorded at cost is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula. No ready market exists for Federal Home Loan Bank stock and it has no quoted market value. As of December 31, 2006, the Bank has approximately $293,306 in excess Federal Home Loan Bank stock.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

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

Stock Options

At December 31, 2006, the Company has a stock-based employee compensation plan, which is described more fully in Note 16. Prior to 2006, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, in 2005, no stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock at the grant date.

Effective January 1, 2006 the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. The Company selected the modified prospective application. Accordingly, after January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled. The Company recorded compensation expense related to stock options in the amount of $4,710 with a related tax benefit of $1,836 during 2006.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123R on stock-based compensation for the years ended December 31, 2005 and 2004:

	Year Ended December 31
	(In thousands)
	2005	2004
Net income, as reported	$900	$876
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	(4)	(4)

Pro forma net income	$896	$872

Earnings per share:
Basic - as reported	$0.46	$0.45
Basic - pro forma	$0.46	$0.45
Diluted - as reported	$0.45	$0.44
Diluted - pro forma	$0.45	$0.44

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

Diluted earnings per share consider the potential dilutive effects of the exercise of outstanding stock options under the Company’s stock option plans.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company. Fees from trust activities are recorded as revenue over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a quarterly basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered 81 trust accounts with assets totaling approximately $30.5 million at December 31, 2006.

Reclassifications

Certain reclassifications have been made to the 2005 and 2004 financial statements to conform to the 2006 financial statement presentation. These reclassifications had no effect on net income.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2006, was $929,000.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 3:	Securities

The amortized cost and approximate fair values of securities, all of which are classified as available for sale, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

December 31, 2006:
U.S. Treasury	$499,969	$—	$(906)	$499,063
U.S. government agencies	74,251,198	3,921	(1,538,700)	72,716,419
Mortgage-backed securities	8,459,588	—	(249,122)	8,210,466
State and political subdivisions	5,269,737	22,795	(16,450)	5,276,082

	$88,480,492	$26,716	$(1,805,178)	$86,702,030

December 31, 2005:
U.S. Treasury	$499,589	$—	$(6,542)	$493,047
U.S. government agencies	79,759,220	—	(2,169,198)	77,590,022
Mortgage-backed securities	8,873,093	—	(226,686)	8,646,407
State and political subdivisions	819,120	376	(14,458)	805,038

	$89,951,022	$376	$(2,416,884)	$87,534,514

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

The amortized cost and fair value of available-for-sale securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$7,188,058	$7,097,898
One to five years	55,259,022	54,019,837
Five to ten years	16,259,338	16,067,146
After ten years	1,314,486	1,306,683
Mortgage-backed securities	8,459,588	8,210,466

Totals	$88,480,492	$86,702,030

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $49,256,362 at December 31, 2006 and $42,800,863 at December 31, 2005.

The book value of securities sold under agreements to repurchase amounted to $5,034,879 and $3,350,068 at December 31, 2006 and 2005, respectively.

Gross gains of $916, $38,901 and $35,095 and gross losses of $21,733, $22,193 and $7,075 resulting from sales of available-for-sale securities were realized for 2006, 2005 and 2004, respectively. The tax provision (benefit) applicable to these net realized gains (losses) amounted to $(7,078), $6,473 and $10,877, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2006 and 2005, was $82,810,176 and $86,697,071, which is approximately 96% and 99%, respectively, of the Company’s available-for-sale investment portfolio. The declines primarily resulted from recent increases in market interest rates.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006

U.S. Treasury	$—	$—	$499,063	$(906)	$499,063	$(906)
U.S. government agencies	1,242,483	(2,517)	69,770,015	(1,536,183)	71,012,498	(1,538,700)
Mortgage-backed securities	1,796,514	(36,436)	6,413,952	(212,686)	8,210,466	(249,122)
State and political subdivisions	2,300,431	(7,013)	787,718	(9,437)	3,088,149	(16,450)
Total temporarily impaired securities	$5,339,428	$(45,966)	$77,470,748	$(1,759,212)	$82,810,176	$(1,805,178)

December 31, 2005

U.S. Treasury	$493,047	$(6,542)	$—	$—	$493,047	$(6,542)
U.S. government agencies	24,161,653	(505,467)	53,428,370	(1,663,731)	77,590,023	(2,169,198)
Mortgage-backed securities	4,625,879	(130,039)	3,203,860	(96,647)	7,829,739	(226,686)
State and political subdivisions	400,051	(6,902)	384,211	(7,556)	784,262	(14,458)
Total temporarily impaired securities	$29,680,630	$(648,950)	$57,016,441	$(1,767,934)	$86,697,071	$(2,416,884)

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2006	2005

Commercial and agricultural	$32,836,764	$28,678,748
Commercial and agricultural real estate	45,469,561	39,869,420
Residential real estate	40,634,450	40,125,714
Consumer	32,476,508	30,961,843
Other	5,313,450	4,657,431
Total loans	156,730,733	144,293,156

Less
Net deferred loan fees, premiums and discounts	28,537	135,304
Unearned premium on purchased loans	—	39,558
Allowance for loan losses	1,864,497	1,846,150

Net loans	$154,837,699	$142,272,144

Activity in the allowance for loan losses was as follows:

	2006	2005	2004

Balance, beginning of year	$1,846,150	$1,888,073	$2,186,058
Provision charged to expense	60,000	245,000	550,000
Losses charged off, net of recoveries of $176,778 for 2006, $145,655 for 2005, and $225,163 for 2004	(41,653)	(286,923)	(847,985)

Balance, end of year	$1,864,497	$1,846,150	$1,888,073

Impaired loans totaled $1,133,320, $233,453 and $120,964 at December 31, 2006, 2005 and 2004, respectively. An allowance for loan losses of $61,242, $34,350 and $3,200 relates to impaired loans of $659,382, $233,453 and $120,964, at December 31, 2006, 2005 and 2004, respectively.

Interest of approximately $54,426, $22,000 and $41,000 was recognized on average impaired loans of $773,308, $465,236 and $565,000 for 2006, 2005 and 2004, respectively. Interest of $56,811, $3,452 and $43,038 was recognized on impaired loans on a cash basis during 2006, 2005 and 2004, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

At December 31, 2006, 2005 and 2004, accruing loans delinquent 90 days or more totaled $4,049, $21,236 and $297,688, respectively. Non-accruing loans at December 31, 2006, 2005 and 2004 were $1,348,045, $1,156,527 and $1,689,303, respectively.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2006	2005

Land	$983,276	$923,276
Buildings and improvements	7,514,153	7,467,356
Equipment	4,497,203	4,686,186
	12,944,632	13,076,818
Less accumulated depreciation	(6,438,871)	(6,230,696)

Net premises and equipment	$6,555,761	$6,846,122

Note 6:	Intangible Assets

The carrying basis and accumulated amortization of recognized core deposit intangible assets at December 31, 2006 and 2005, were:

	2006		2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangibles	$637,789	$(518,203)	$637,789	$(438,480)

Amortization expense for the years ended December 31, 2006, 2005 and 2004, was $79,723, $79,724 and $79,723, respectively. Estimated amortization expense for each of the following three years is:

2007	$79,724
2008	39,862

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 7:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $140,091,363 and $143,665,406 at December 31, 2006 and 2005, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits on the general ledger, were approximately $291,002 and $306,400 at December 31, 2006 and 2005, respectively.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2006 and 2005 totaled $1,186,160 and $1,144,828, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Activity in the balance of mortgage servicing rights, measured using the amortization method, was as follows:

	2006	2005
Mortgage servicing rights
Balance, beginning of year	$1,059,610	$1,094,261
Servicing rights capitalized	120,375	159,511
Amortization of servicing rights	(140,336)	(194,162)

Balance, end of year	$1,039,649	$1,059,610

Note 8:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $63,487,924 at December 31, 2006 and $77,188,303 at December 31, 2005.

At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$107,645,199
2008	22,367,621
2009	7,482,829
2010	7,097,415
2011	1,376,741
Thereafter	132,655
$146,102,460

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 9:	Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase totaling $5,034,879 and $3,350,068 at December 31, 2006 and 2005, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by investments and such collateral is held by the Company. The maximum amount of outstanding agreements at any month end during 2006 and 2005 totaled $5,034,879 and $3,350,068, respectively, and the monthly average of such agreements totaled $3,498,675 and $2,115,575 for 2006 and 2005, respectively. The agreements at December 31, 2006, are all overnight agreements.

Note 10:	Federal Home Loan Bank Advances

The Federal Home Loan Bank advances are secured by mortgage loans and totaled $49,690,994 at December 31, 2006. The advances, at an interest rate of 4.47%, are subject to restrictions or penalties in the event of prepayment.

Aggregate annual maturities of the advances at December 31, 2006, are:

2007	$2,000,000
2008	2,000,000

$4,000,000

Note 11:	Income Taxes

The provision for income taxes includes these components:

	2006	2005	2004

Taxes currently payable
Federal	$419,818	$331,600	$533,463
State	—	—	(68,140)
Deferred income taxes	(86,323)	80,348	55,423

Income tax expense	$333,495	$411,948	$520,746

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2006	2005	2004

Computed at the statutory rate (34%)	$417,729	$446,051	$474,843
Increase (decrease) resulting from
Tax exempt interest	(37,662)	(18,419)	(19,489)
Graduated tax rates	(12,286)	(13,119)	(13,966)
State income taxes, net	(49,288)	(28,810)	(43,196)
Other	15,002	26,245	122,554

Actual tax expense	$333,495	$411,948	$520,746

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2006	2005
Deferred tax assets
Allowance for loan losses	$590,732	$580,252
Deferred compensation	871,169	839,657
State net operating loss carryforward	269,646	309,515
Unrealized losses on available-for-sale securities	594,726	936,155
Other	—	7,517
	2,326,273	2,673,096

Deferred tax liabilities
Depreciation	417,138	451,677
Federal Home Loan Bank stock dividends	144,809	200,251
Prepaid expenses	72,760	65,871
Mortgage servicing rights	398,412	403,662
Basis in acquired assets	45,827	60,685
Other	11,483	—
	1,090,429	1,182,146

Net deferred tax asset	$1,235,844	$1,490,950

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Retained earnings at December 31, 2006 and 2005, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2006 and 2005.

Note 12:	Other Comprehensive Loss

Other comprehensive income (loss) components and related taxes were as follows:

	2006	2005	2004

Unrealized gains (losses) on available-for-sale securities	$617,229	$(1,969,854)	$11,776
Less reclassification adjustment for realized gains (losses) included in income	(20,817)	16,708	28,020
Other comprehensive income (loss), before tax effect	638,046	(1,986,562)	(16,244)
Tax expense (benefit)	(216,936)	769,594	6,296
Tax expense - change in tax rate from 38.7% to 34% during 2006	(124,493)	—	—

Other comprehensive income (loss)	$296,617	$(1,216,968)	(9,948)

Note 13:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). As of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total risk-based capital (to risk-weighted assets)	$21,032	12.34%	$13,633	8.0%	$17,041	10.0%

Tier I capital (to risk-weighted assets)	19,167	11.25	6,817	4.0	10,225	6.0

Tier I capital (to average assets)	19,167	7.45	10,294	4.0	12,867	5.0

Tangible capital (to adjusted tangible assets)	19,167	7.45	3,860	1.5	—	N/A

As of December 31, 2005
Total risk-based capital (to risk-weighted assets)	$20,214	12.83%	$12,600	8.0%	$15,750	10.0%

Tier I capital (to risk-weighted assets)	18,368	11.66	6,300	4.0	9,450	6.0

Tier I capital (to average assets)	18,368	7.31	10,053	4.0	12,566	5.0

Tangible capital (to adjusted tangible assets)	18,368	7.31	3,770	1.5	—	N/A

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Although the Company’s regulators approved the mutual holding company’s waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company’s retained earnings. The Company’s mutual holding company waived its share of dividends declared by the Company as follows:

Year ended December 31, 2000	$77,905
Year ended December 31, 2001	311,621
Year ended December 31, 2002	311,622
Year ended December 31, 2003	311,621
Year ended December 31, 2004	311,622
Year ended December 31, 2005	311,621
Year ended December 31, 2006	311,621
$1,947,633

Note 14:	Related Party Transactions

At December 31, 2006 and 2005, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties). Changes in loans to executive officers and directors for the year ended December 31, 2006 are summarized as follows:

Balance beginning of year	$583,501
Additions	1,358,754
Repayments	(1,155,907)
Balance, end of year	$786,348

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Note 15:	Employee Benefits

401(k) Plan — The Company maintain a 401(k) savings plan for eligible employees. The Company’s contributions to this plan were $105,904, $97,823 and $91,781 for the years ended December 31, 2006, 2005 and 2004, respectively. The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 5.00% for the year ended December 31, 2006, 4.25% for the year ended December 31, 2005 and 3.5% for the year ended December 31, 2004.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees. Contributions are determined annually by the Company’s Board of Directors. No contributions to this plan were made for the years ended December 31, 2006 or 2005 and a contribution of $26,000 was made for the year ended December 31, 2004. Effective in 1996, the Company changed the funding status of the plan and accrued interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index. Effective in 2005, the Company froze this plan and no future contributions will be made. Compensation expense related to the plan was $155,988, $173,198 and $174,296 for the years ended December 31, 2006, 2005 and 2004, respectively.

Employee Stock Ownership Plan — The ESOP is a noncontributory defined contribution plan which covers substantially all employees. The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors. The Company has made no contributions in 2006, 2005 or 2004.

At December 31, 2006, all 43,373 shares held by the ESOP had been allocated.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

The fair value of each option award is estimated on the date of grant using a binomial option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

2004
Expected volatility	32%
Expected dividends	3.00%
Expected term (in years)	6.2
Risk-free rate	3.96%

A summary of option activity under the Plan as of December 31, 2006, 2005 and 2004, and changes during the years then ended, is presented below:

	2006
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	54,640	$10.12
Granted	—	—
Exercised	(16,493)	9.04
Forfeited or expired	(2)	8.83
Outstanding, end of year	38,145	$10.59	5.44	$87,969
Exercisable, end of year	36,985	$10.48	5.36	$88,286

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2006 excludes 5,600 shares that are exercisable at a price of $14.00 per share and were antidilutive.

	2005
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	63,273	$10.06
Granted	—	—
Exercised	(7,533)	9.66
Forfeited or expired	(1,100)
Outstanding, end of year	54,640	$10.12	5.06	$223,259
Exercisable, end of year	52,361	$9.95	4.89	$222,848

	2004
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, beginning of year	103,225	$9.78
Granted	5,600	14.00
Exercised	(44,452)	9.89
Forfeited or expired	(1,100)
Outstanding, end of year	63,273	$10.06	6.02	$468,979
Exercisable, end of year	60,313	$9.87	5.82	$458,499

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

The weighted-average grant-date fair value of options granted during 2004 was $3.84. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004, was $70,145, $34,245 and $337,035, respectively.

As of December 31, 2006, there was $4,270 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004, was $14,875, $9,674 and $46,126, respectively.

Note 17:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2006
	Income	Weighted-Average Shares	Per Share Amount
Net income	$895,119
Basic earnings per share		1,982,081
Income available to common stockholders			$0.45
Effect of dilutive securities
Stock options	—	7,572
Diluted earnings per share
Income available to common stockholders	$895,119	1,989,653	$0.45

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

The earnings per share calculation for 2006 does not include 5,600 shares that were antidilutive.

	Year Ended December 31, 2005
	Income	Weighted-Average Shares	Per Share Amount
Net income	$899,967
Basic earnings per share		1,967,575
Income available to common stockholders			$0.46
Effect of dilutive securities
Stock options	—	14,595
Diluted earnings per share
Income available to common stockholders	$899,967	1,982,170	$0.45

	Year Ended December 31, 2004
	Income	Weighted-Average Shares	Per Share Amount
Net income	$875,850
Basic earnings per share		1,954,084
Income available to common stockholders			$0.45
Effect of dilutive securities
Stock options	—	25,840
Diluted earnings per share
Income available to common stockholders	$875,850	1,979,924	$0.44

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note18:	Disclosures about Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$9,330,566	$9,330,566	$6,681,207	$6,681,207
Available-for-sale securities	86,702,030	86,702,030	87,534,514	87,534,514
Other investments	378,249	378,249	393,654	393,654
Loans held for sale	425,851	425,851	499,445	499,445
Loans, net of allowance for loan losses	154,837,699	154,330,649	142,272,144	141,691,606
Federal Home Loan Bank stock	1,108,606	1,108,606	1,539,328	1,539,328
Interest receivable	1,943,390	1,943,390	1,489,749	1,489,749

Financial liabilities
Deposits	232,913,290	234,834,409	218,369,774	220,503,988
Short-term borrowings	5,034,879	5,034,879	3,350,068	3,350,068
Federal Home Loan Bank advances	4,000,000	3,975,157	8,000,000	7,973,716
Advances from borrowers for taxes and insurance	388,713	388,713	374,676	374,676
Interest payable	1,082,334	1,082,334	800,446	800,446

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	0	0	0	0
Letters of credit	0	0	0	0
Lines of credit	0	0	0	0

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

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
December 31, 2006 and 2005

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

The Company grants agribusiness, commercial and residential loans to customers in Cass, Morgan, Macoupin, Montgomery and surrounding counties in Illinois. The Company’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions and the agricultural economy in the counties.

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

At December 31, 2006 and 2005, the Company had outstanding commitments to originate loans aggregating approximately $1,929,000 and $2,273,200, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $822,200 and $1,394,210 at December 31, 2006 and 2005, respectively, with the remainder at floating market rates.

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

The Company had total outstanding standby letters of credit amounting to $14,000 and $30,994, at December 31, 2006 and 2005, respectively, with terms ranging from 1 to 5 years. At December 31, 2006 and 2005, the Company’s deferred revenue under standby letters of credit agreements was nominal.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2006, the Company had granted unused lines of credit to borrowers aggregating approximately $15,990,379 and $9,427,274 for commercial lines and open-end consumer lines, respectively. At December 31, 2005, unused lines of credit to borrowers aggregated approximately $12,618,377 for commercial lines and $6,684,123 for open-end consumer lines.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 21:	Future Change in Accounting Principles

In July 2006, the Financial Accounting Standards Board (“FASB”) issues FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. This Interpretation is effective for the first period ending after December 31, 2006. The Company is currently assessing the impact, if any, the adoption of the Interpretation will have on its financial statements.

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. This statement permits, but does not include the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. Adoption of this Statement is required as of the beginning of the first fiscal year after September 15, 2006. The Company is currently assessing the impact, if any, that the adoption of the Interpretation will have on its financial statements.

Note 22:	FDIC One-time Assessment Credit

Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank is an eligible institution and has received notice from the FDIC that its share of the credit is $256,000. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 23:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2006
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,649,035	$3,559,026	$3,440,894	$3,328,724
Interest income	2,031,647	1,874,044	1,653,000	1,472,279
Net interest income	1,617,388	1,684,982	1,787,894	1,856,445
Provision for loan losses	—	—	—	60,000
Net interest income after provision for loan losses	1,617,388	1,684,982	1,787,894	1,796,445
Other income	576,622	514,619	586,223	557,364
Other expense	2,019,900	2,010,771	1,962,197	1,900,055
Income before income taxes	174,110	188,830	411,920	453,754
Income tax expense	62,877	19,933	113,131	137,544
Net income	$111,233	$188,897	$298,789	$316,120

Basic earnings per share	$0.06	$0.08	$0.15	$0.16
Diluted earnings per share	$0.06	$0.08	$0.15	$0.16

	Year Ended December 31, 2005
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,243,142	$3,146,515	$3,093,355	$2,940,311
Interest income	1,394,906	1,309,089	1,191,947	1,090,594
Net interest income	1,848,236	1,837,426	1,901,408	1,849,717
Provision for loan losses	—	35,000	105,000	105,000
Net interest income after provision for loan losses	1,848,236	1,802,426	1,796,408	1,744,717
Other income	541,146	573,433	544,742	514,365
Other expense	2,117,538	1,998,717	1,972,856	1,964,447
Income before income taxes	271,844	377,142	368,294	294,635
Income tax expense	14,365	142,330	147,273	107,980
Net income	$257,479	$234,812	$221,021	$186,655

Basic earnings per share	$0.14	$0.12	$0.11	$0.09
Diluted earnings per share	$0.13	$0.12	$0.11	$0.09

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 24:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2006	2005
Assets
Cash and due from banks	$249,770	$222,580
Investment in common stock of subsidiary	20,829,714	19,813,089
Other assets	155,731	83,235
Total assets	$21,235,215	$20,118,904

Liabilities
Other liabilities	$90,599	$16,300
Total liabilities	90,599	16,300

Stockholders’ Equity	21,144,616	20,102,604
Total liabilities and stockholders’ equity	$21,235,215	$20,118,904

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Condensed Statements of Income

	Year Ending December 31,
	2006	2005	2004
Income
Dividends from subsidiary	$283,199	$528,790	$275,041
Other income	1,557	582	1,150

Total income	284,756	529,372	276,191

Expenses
Other expenses	179,214	224,976	124,101

Total expenses	179,214	224,976	124,101

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	105,542	304,396	152,090

Income Tax Benefit	(69,570)	(87,527)	(48,177)

Income Before Equity in Undistributed Income of Subsidiary	175,112	391,923	200,267

Equity in Undistributed Income of Subsidiary	720,007	508,044	675,583

Net Income	$895,119	$899,967	$875,850

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Condensed Statements of Cash Flows

	Year Ending December 31,
	2006	2005	2004
Operating Activities
Net income	$895,119	$899,967	$875,850
Items not providing cash, net	(715,297)	(429,580)	(843,384)
Change in other assets and liabilities, net	(69,198)	(132,991)	151,638

Net cash provided by operating activities	110,624	337,396	184,104

Financing Activities
Dividends paid	(212,705)	(278,793)	(342,876)
Purchase and retirement of treasury stock	(17,919)	(57,319)	(379,764)
Exercise of stock options	147,190	72,733	439,824

Net cash used in financing activities	(83,434)	(263,379)	(282,816)

Net Change in Cash and Cash Equivalents	27,190	74,017	(98,712)

Cash and Cash Equivalents at Beginning of Year	222,580	148,563	247,275

Cash and Cash Equivalents at End of Year	$249,770	$222,580	$148,563

COMMON STOCK INFORMATION

Our common stock is traded on the Nasdaq Small Cap Market under the symbol “JXSB”. As of December 31, 2006, we had approximately 584 stockholders of record, including our mutual holding company parent and brokers, who held 1,985,417 shares of our outstanding shares of common stock. Our mutual holding company parent owns 1,038,738 shares.

The following table sets forth market price and dividend information for our common stock for the two years in the period ending December 31, 2006.

Fiscal 2005	High	Low	Dividends

First Quarter	$17.00	$14.75	$.075/per share

Second Quarter	$15.26	$11.60	$.075/per share

Third Quarter	$13.75	$12.00	$.075/per share

Fourth Quarter	$15.39	$12.00	$.075/per share

Fiscal 2006

First Quarter	$15.12	$12.50	$.075/per share

Second Quarter	$13.95	$12.50	$.075/per share

Third Quarter	$13.55	$12.00	$.075/per share

Fourth Quarter	$13.27	$11.25	$.075/per share

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 13 to the Consolidated Financial Statements.

The Company did not repurchase any Company stock during the fourth quarter of 2006.

Beginning with our March 31, 2007 quarterly reports, we intend to begin reporting as a small business filer under the rules and regulations of the Securities and Exchange Commission.

PERFORMANCE GRAPH

The following is a performance graph comparing (a) the total return on our common stock for the period beginning on January 1, 2002, through December 31, 2006, (b) the cumulative total return on stocks included in the Nasdaq Composite Index over the same period, and (c) the cumulative total return of publicly traded thrifts or thrift holding companies in the mutual holding company structure over the same period. The cumulative total return on our common stock was computed assuming the reinvestment of cash dividends.

Jacksonville Bancorp, Inc.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Jacksonville Bancorp, Inc.	100.00	101.40	161.34	165.02	151.90	131.86
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL Thrift MHCs	100.00	143.59	242.83	274.86	282.40	386.74

DIRECTORS AND OFFICERS

Directors	Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer

Harmon B. Deal, III Investment Manager Deal Partners, L.P.	Laura A. Marks Senior Vice President - Retail Banking

John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	John D. Eilering Vice President - Operations / Corporate Secretary

Michael R. Goldasich Architect Goldasich-Audo Architects	Diana S. Tone Chief Financial Officer and Compliance Officer

Dean H. Hess Self-employed farmer	Jess D. Karns Senior Loan Administrator

Emily J. Osburn Retired radio station manager

Harvey D. Scott, III Orthopedic Surgeon Orthapaedic Center of Illinois

CORPORATE INFORMATION

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman Pomerenk & Schick, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 400	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

ANNUAL MEETING

The Annual Meeting of the Stockholders will be held April 24, 2007 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

GENERAL INQUIRIES

A copy of our Annual Report to the SEC on Form 10-K may be obtained without charge by written request of stockholders to Diana Tone or by calling us at (217) 245-4111. The Form 10-K is also available on our website at www.jacksonvillesavings.com. Our Code of Ethics, Nominating and Corporate Governance Committee Charter, and Beneficial Ownership reports of our directors and executive officers are also available on our website.

FDIC DISCLAIMER

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the FDIC.