Form 10-K, Exhibit 13
period 2007-12-31
JACKSONVILLE BANCORP INC
filed 2008-03-25
CIK 1172097

Exhibit 13
Report to Stockholders

Jacksonville Bancorp, Inc. 2007 Annual Report

To our shareholders,

The year 2007 will be remembered for the weakness and volatility of the nation’s housing market and the start of the subprime mortgage crisis.  The weakness in the mortgage market and the securities that mortgages were packaged into hurt the financial condition of some of our country’s largest financial institutions.  These institutions incurred substantial losses when they were forced to “write down” the value of their loans and securities.  Jacksonville Savings Bank, along with most community banks, managed to avoid the effects of the subprime debacle by never having participated in it.  Our core business remains loaning money to credit-worthy borrowers to purchase or refinance residential real estate and to adhere to conservative underwriting standards.

In 2007, our local economy was stable, but mixed.  While agriculture and its related industries were very strong, high gasoline prices and the slowing national economy had a negative effect on many businesses.  At Jacksonville Savings, our lending team was able to not only increase our loan portfolio to a new record high, but they were able to manage delinquencies to levels below our peer group.

We achieved solid growth in 2007, with total assets climbing $21.1 million to $288,488,699 at year end.  Deposits rose by $12.8 million and loans outstanding increased $21.0 million to end the year at $175,866,517.  Stockholders’ equity increased by $1.5 million.

During the year, we welcomed two new officers to your bank.  Mary Fergurson joined us as Vice President and Trust Officer.  Mary has 20 years of bank trust officer experience and has already made an impact in growing the department.

Chris Royal assumed the role of Vice President and Chief Lending Officer.  Chris, who has served a combined 29 years with two Springfield banks, brings valuable lending experience, knowledge and limitless energy to our loan department.

Our greatest challenge will be to achieve acceptable results with a shrinking interest rate spread, which is the difference between what we are paying for funds (deposits and borrowings) and what we are able to earn (interest on loans and investments).  Continuing to explore and find new sources of revenue will be critical.

We are grateful to our customers for the confidence they have shown in us by choosing Jacksonville Savings Bank for their financial needs.  Our goal is to provide our customers with real value in the products and services that we offer.  We try to achieve this goal through well-trained, professional staff in each of our markets.  With a strong and experienced management team and dedicated employees, we are confident that Jacksonville Savings Bank is well positioned for continued success.

Sincerely,

Andrew F. Applebee	Richard A. Foss
Chairman of the Board	President and CEO

Table of Contents

Page

Business of the Company	1

Selected Consolidated Financial Information	2-3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4-18

Report of Independent Registered Public Accounting Firm	19

Consolidated Financial Statements	20-23

Notes to Consolidated Financial Statements	24-54

Common Stock Information	55

Directors and Officers	56

Corporate Information	57

Annual Meeting	57

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

On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company (“MHC”), Jacksonville Bancorp, MHC.  As of December 31, 2007, the MHC owned 52.28% of the outstanding shares of the Company.  At December 31, 2007, the Company had consolidated assets of $288.5 million, deposits of $245.7 million and stockholders’ equity of $22.6 million.

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

	At December 31,
	2007	2006	2005	2004	2003
FINANCIAL CONDITION DATA	(In thousands)

Total assets	$288,489	$267,372	$253,946	$253,330	$261,816
Loans (1)	177,728	155,264	142,771	126,058	127,585
Investment securities (2)	66,295	79,978	80,821	86,674	100,914
Mortgage-backed securities	15,415	8,210	8,646	15,171	7,597
Cash and cash equivalents	12,175	9,331	6,681	10,793	9,576
Deposits	245,721	232,913	218,370	225,734	235,173
Other borrowings	14,936	9,035	11,350	3,447	2,889
Stockholders’ equity	22,618	21,145	20,103	20,683	20,032

	Years Ended December 31,
	2007	2006	2005	2004	2003
OPERATING DATA	(In thousands, except per share data)

Interest income	$15,609	$13,978	$12,423	$12,278	$12,946
Interest expense	9,056	7,031	4,986	4,588	5,765

Net interest income	6,553	6,947	7,437	7,690	7,181
Provision for loan losses	155	60	245	550	2,075

Net interest income after provision
for loan losses	6,398	6,887	7,192	7,140	5,106
Other income	2,332	2,235	2,174	2,038	3,532
Other expense	8,101	7,893	8,054	7,781	7,296

Income before income taxes	629	1,229	1,312	1,397	1,342
Income tax expense	10	334	412	521	501

Net income	$619	$895	$900	$876	$841

Earnings per share - basic	$0.31	$0.45	$0.46	$0.45	$0.43

Earnings per share - diluted	$0.31	$0.45	$0.45	$0.44	$0.43
____________

(1) Includes loans held for sale.

(2) Includes investment securities, FHLB stock, and other investments.

(Continued)

	At or for the Years Ended December 31,
KEY OPERATING RATIOS	2007	2006	2005	2004	2003

Return on average assets (net income
divided by average assets)	0.22%	0.35%	0.36%	0.33%	0.33%

Return on average equity (net income
divided by average equity)	2.86%	4.37%	4.44%	4.31%	4.18%

Average equity to average assets	7.79%	7.90%	8.03%	7.77%	7.82%

Interest rate spread (difference between
average yield on interest-earning assets
and average cost of interest-bearing
liabilities)	2.15%	2.48%	2.99%	3.04%	2.82%

Net interest margin (net interest income
as a percentage of average interest-
earning assets)	2.53%	2.85%	3.18%	3.18%	3.00%

Dividend pay-out ratio (1)	45.94%	31.69%	30.98%	31.39%	31.99%

Noninterest expense to average assets	2.92%	3.05%	3.19%	2.97%	2.84%

Average interest-earning assets to
average interest-bearing liabilities	110.69%	112.81%	109.07%	107.35%	107.58%

Allowance for loan losses to gross loans
at end of period (2)	0.98%	1.19%	1.28%	1.48%	1.69%

Allowance for loan losses to
nonperforming loans	161.90%	137.90%	156.75%	95.02%	66.02%

Net loan charge-offs to average
loans during the period	0.15%	0.03%	0.21%	0.66%	1.41%

Nonperforming assets to total assets	0.51%	0.56%	0.65%	1.01%	1.46%

	December 31,
OTHER DATA	2007	2006	2005	2004	2003

Number of offices	7	7	7	7	7

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

Operating Strategy - Overview

Our business consists principally of attracting deposits from the general public and using deposits to purchase and originate consumer loans and mortgage loans secured by one- to four-family residences.  We have also increased our emphasis on commercial and agricultural lending services.  Our net income, like other financial institutions, is primarily dependent on net interest income, which is the difference between the income earned on our interest-earning assets, such as loans and investments, and the cost of our interest-bearing liabilities, primarily deposits and short-term borrowings.  However, our net income is also affected by provisions for loan losses and other operating income and expenses.  General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of our net income.

Management has implemented various strategies designed to enhance its profitability while still maintaining our safety and soundness.  These strategies include reducing our exposure to interest rate risk by selling fixed-rate loans to the secondary market and providing other fee-based services to our customers.  We recognize the need to establish and adhere to strict loan underwriting criteria and guidelines.  We generally limit our investment portfolio to investments in United States Government and government sponsored entities securities, mortgage-backed securities collateralized by U.S. government sponsored entities, and bank-qualified, general obligation municipal issues.

It is management’s intention to remain a retail financial institution dedicated to financing home ownership and other consumer needs, and to provide quality service to our customers in Morgan, Macoupin, Montgomery and the surrounding counties in Illinois.

Critical Accounting Policies

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing our financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ significantly from those estimates under different assumptions and conditions.  Management believes the following discussion, including the allowance for loan losses, addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

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

Financial Condition

Total assets increased $21.1 million to $288.5 million at December 31, 2007, compared to $267.4 million at December 31, 2006.  Net loans increased $21.0 million, or 13.6%, during 2007.  Loan growth has predominantly been provided by residential and commercial real estate loan originations.  During 2007, we retained a portion of fixed-rate real estate loans rather than selling them to the secondary market, which contributed to a $9.8 million, or 24.2%, growth in residential real estate loans.  Commercial and agricultural real estate loans increased $4.5 million, or 11.4%, and commercial loans increased $3.7 million, or 11.3%, during 2007.  Available for sale investment securities decreased $13.6 million, or 17.3%, and mortgage backed securities increased $7.2 million, or 87.8%, during 2007.  The decrease in investment securities reflects sales and maturities, which were used to fund loan growth and the increase in higher-yielding mortgage-backed securities.  Other changes include a $2.8 million increase in cash and cash equivalents and a $2.8 million increase in bank-owned life insurance during 2007.

Asset growth was funded by a $12.8 million, or 5.5%, increase in deposits and a $5.9 million, or 65.3%, increase in borrowed funds during 2007.  The deposit growth reflects an increase of $8.6 million in transaction accounts, primarily due to the introduction of a new money market savings account during 2006, and $4.2 million in time deposits.  The increase in borrowed funds reflects $6.0 million in additional advances from the Federal Home Loan Bank during 2007.

Stockholders’ equity increased $1.5 million to $22.6 million at December 31, 2007.  The increase resulted primarily from net income of $619,000, partially offset by the payment of $284,000 in dividends, and a $1.1 million decrease in unrealized losses, net of tax, on available-for-sale securities.  The change in unrealized gains or losses on securities classified as available-for-sale is affected by market conditions and, therefore, can fluctuate daily.  Stockholders’ equity was also affected by the receipt of $13,000 from the exercise of stock options during 2007.  The $13,000 reflects the $25,000 received from the exercise of stock options, a $1,000 related tax benefit, and a $2,000 compensation expense related to options, which was partially offset by the $15,000 cost to acquire the shares underlying the options in open market purchases.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

General

We had net income for the year ended December 31, 2007, of $619,000, or $0.31 per common share, basic and diluted, compared to net income of $895,000 or $0.45 per common share, basic and diluted, for the year ended December 31, 2006.  The $276,000 decrease in net income reflects a decrease of $393,000 in net interest income and increases of $209,000 in other expense and $95,000 in provision for loan losses, partially offset by an increase of $98,000 in other income and a decrease of $323,000 in income taxes.

Interest Income

Interest income increased to $15.6 million for the year ended December 31, 2007 from $14.0 million for the year ended December 31, 2006.  The $1.6 million increase in interest income resulted from increased income of $1.4 million on loans, $237,000 on mortgage-backed securities, and $46,000 on investment securities, partially offset by decreased income of $7,000 on other interest-earning assets.

The $1.4 million increase in interest income on loans is primarily due to a $16.5 million increase in the average balance of the loan portfolio to $165.7 million during 2007.  The growth in the loan portfolio reflects an increased emphasis on commercial lending and an increase in residential real estate loans.  In order to increase interest income, we retained a portion of fixed-rate residential real estate loans in our portfolio, rather than selling them to the secondary market.  The average yield of the loan portfolio also increased to 7.08% for 2007 from 6.96% for 2006.

The $46,000 increase in interest income on investment securities is primarily due to a 27 basis point increase in the average yield of the investment portfolio to 4.00% during 2007.  The higher average yield reflects a general increase in market rates and an increase in higher-yielding municipal securities.  The increase in the average yield was partially offset by a $4.6 million decrease in the average balance of investment securities to $79.6 million during 2007.  While the average balance of investment securities decreased, the average balance of the municipal securities portion of the portfolio increased $7.0 million during 2007.  The municipal securities are exempt from federal income taxes and will result in higher interest income on a tax equivalent basis.

Interest income on mortgage-backed securities increased $237,000 during 2007.  The average balance of these investments increased $3.9 million to $12.3 million during this same time frame.  Funds from investment securities sales and maturities were reinvested into higher-yielding mortgage-backed securities.  Interest income on mortgage-backed securities also benefited from a 58 basis point increase in the average yield to 4.85% for 2007.

Interest income on other investments, which consist of interest-earning deposit accounts, decreased $7,000 during 2007.  The lower interest income from other investments is primarily due to a $276,000 decrease in the average balance, partially offset by a 28 basis point increase in the average yield, reflecting the rising rate environment of 2007.

Interest Expense

Interest expense increased to $9.0 million for the year ended December 31, 2007 from $7.0 million for the year ended December 31, 2006.  The $2.0 million increase in the cost of funds reflects increases of $1.8 million in interest on deposits and $191,000 in interest on borrowings.

The increase in the cost of deposits is primarily due to an increase in the average rate paid, which increased to 3.81% for 2007 from 3.19% for 2006.  The 62 basis point increase reflects the increase in short-term market interest rates during 2007 and 2006 and the competitive nature of the local markets.  The increase in interest expense was also affected by a $14.6 million increase in the average balance of deposits to $221.4 million for 2007.  The increase in the average balance and average cost during this period reflects growth in higher-cost money market deposit and time deposit accounts.

The $191,000 increase in interest expense on borrowings is due to a higher average balance of borrowed funds of $13.0 million compared to $9.5 million during 2007 and 2006, respectively.  The higher balance of borrowed funds is mostly due to an increase in advances from the Federal Home Loan Bank, which averaged $8.6 million during 2007 and $6.1 million during 2006.  The remainder of borrowed funds consists of securities sold under agreements to repurchase.  In addition, the average cost of borrowings increased to 4.78% during 2007 from 4.53% during 2006.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

We made a provision for loan losses of $155,000 for the year ended December 31, 2007, compared to $60,000 during 2006.  The increase in the provision during 2007 reflects an increase in net charge-offs and an increase in the volume of the loan portfolio.  Net charge-offs increased during 2007 to $253,000 from $42,000 during 2006.  The allowance for loan losses decreased $98,000 to $1.8 million at December 31, 2007.  The provisions in 2007 and 2006 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management.  The following table sets forth the composition of our non-performing assets.

	12/31/07	12/31/06
	(Dollars in Thousands)
Non-accruing loans:
One-to-four family residential	$310	$435
Commerical and agricultural real estate	218	759
Commercial and agricultural business	82	45
Home equity/Home improvement	89	100
Automobile	12	1
Other consumer	12	8
Total	723	1,348

Accruing loans delinquent more than 90 days:
One-to-four family residential	203	-
Commercial and agricultural real estate	156	-
Other consumer	9	4
Total	368	4

Foreclosed assets:
One-to-four family residential	115	37
Commercial and agricultural real estate	249	115
Automobile	23	-
Total	387	152

Total non-performing assets	$1,478	$1,504

Total non-performing assets as a percentage
of total assets	0.51%	0.56%

The decrease in commercial and agricultural real estate non-accruing loans reflects the payoff of a $660,000 non-accruing loan during the second quarter of 2007.  The following table shows the principal amount of potential problem loans on our watch list at December 31, 2007 and December 31, 2006.  All non-accruing loans are automatically placed on the watch list.  The increase in watch list loans is primarily due to the addition of two commercial real estate borrowers with loans totaling $973,000, which are secured by first mortgages.  Loans totaling $449,000 to one of these borrowers has been paid off during the first quarter of 2008.

	12/31/07	12/31/06
	(In thousands)
Special Mention loans	$2,649	$2,439
Substandard loans	3,338	2,724
Total watch list loans	$5,987	$5,163

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

Non-interest Income

Non-interest income increased $98,000 during the year ended December 31, 2007, compared to the year ended December 31, 2006.  The increase in non-interest income is primarily due to increases of $63,000 in commission income, $47,000 in service charges on deposits, and $30,000 in trust income, partially offset by a decrease of $79,000 in net income from mortgage banking operations.  Brokerage commissions have increased due to a continued growth in the number of accounts and favorable market conditions.  Service charges on deposits have increased primarily due to deposit growth and an increase in electronic services.  The increase in trust income is primarily due to a $6.5 million growth in trust accounts.  The decrease in net income from mortgage banking operations is due to a reduction in loan sales and an increase in the amortization of mortgage servicing rights.  Loan sales have decreased as we chose to retain a portion of fixed-rate real estate loans in our portfolio during 2007.  This decrease in sales, as well as regular payments, has decreased the balance of loans serviced for the secondary market and resulted in a higher amortization expense.

Non-interest Expense

Non-interest expense increased $209,000 during the year ended December 31, 2007 compared to the year ended December 31, 2006.  The increase in non-interest expense is primarily due to increases of $239,000 in salaries and employee benefits and $37,000 in postage and office supplies, partially offset by a decrease of $22,000 in other expense.  The decrease in other expense includes a $46,000 decrease in other real estate expense, which reflects higher gains on the sale of other real estate properties.  The increase in salaries and benefits expense reflects annual wage and cost increases, higher commissions, and additional staffing.  In order to grow the trust department and fee income, we hired an additional, experienced trust officer during the first quarter of 2007.

Income Taxes

The provision for income taxes decreased $323,000 during 2007 compared to 2006, due to a decrease in taxable income.  Our tax position has benefited from an increase in tax-exempt, municipal securities and the effect of state income tax benefits during this same time frame.

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

Interest Expense

Interest expense increased to $7.0 million for the year ended December 31, 2006 from $5.0 million for the year ended December 31, 2005.  The $2.0 million increase in the cost of funds reflects increases of $2.0 million in interest paid on deposits and $50,000 in interest paid on borrowings.

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

The $50,000 increase in interest expense on borrowings is due to an increase in the average cost to 4.53% for 2006 from 3.77% for 2005.  The higher average cost was partially offset by a decrease of $623,000 in the average balance of borrowed funds to $9.5 million during 2006.  Advances from the Federal Home Loan Bank averaged $6.1 million for 2006 compared to $8.0 million for 2005.  The remainder of borrowed funds consists of securities sold under agreement to repurchase.

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

Non-interest Income

Non-interest income increased $61,000 during the year ended December 31, 2006, compared to the year ended December 31, 2005.  The increase in non-interest income is primarily due to increases of $99,000 in commission income and $38,000 in service charges on deposits, partially offset by decreases of $38,000 in gains on the sale of securities and $25,000 in net income from mortgage banking operations.  Brokerage commissions have increased due to a continued growth in the number of accounts and favorable market conditions.  Service charges on deposits have increased primarily due to deposit growth and an increase in electronic services.  The decrease in gains on securities sales is due to the $21,000 in securities losses recognized during 2006.  These securities were sold in order to reinvest into higher-yielding investments.  The decrease in gains on loan sales is due to a lower volume of sales to the secondary market, reflecting the rising rate environment of 2006.

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

	Years Ended December 31,
	2007			2006			2005
	Average	Interest/	Yield/	Average	Interest/	Yield/	Average	Interest/	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$165,715	$11,737	7.08%	$149,238	$10,380	6.96%	$137,740	$8,930	6.48%
Investment securities (2)	79,630	3,188	4.00%	84,251	3,143	3.73%	84,001	3,023	3.60%
Mortgage-backed securities	12,282	596	4.85%	8,411	359	4.27%	10,514	413	3.93%
Other	1,838	89	4.83%	2,114	96	4.55%	1,900	57	3.03%
Total interest-earning assets	259,465	15,610	6.02%	244,014	13,978	5.73%	234,155	12,423	5.31%

Non-interest-earning assets	18,169			14,848			18,175
Total assets	$277,634			$258,862			$252,330

Interest-bearing liabilities:
Deposits	$221,378	8,434	3.81%	$206,777	6,599	3.19%	$204,548	4,604	2.25%
Short-term borrowings	13,036	623	4.78%	9,519	432	4.53%	10,142	382	3.77%
Total interest-bearing liabilities	234,414	9,057	3.86%	216,296	7,031	3.25%	214,690	4,986	2.32%

Non-interest-bearing liabilities	21,586			22,105			17,374
Stockholders' equity	21,634			20,461			20,266

Total liabilities and stockholders' equity	$277,634			$258,862			$252,330

Net interest income		$6,553			$6,947			$7,437

Interest rate spread (3)			2.15%			2.48%			2.99%

Net interest margin (4)			2.53%			2.85%			3.18%

Ratio of average interest-earning assets to average interest-bearing liabilities
			110.69%			112.81%			109.07%

(1) Includes non-accrual loans and loans held for sale, and fees of $93,000 for 2007, $108,000 for 2006, and $101,000 for 2005.
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

	2007 Compared to 2006			2006 Compared to 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Net	Rate	Volume	Net
	(In thousands)

Interest-earning assets:
Loans	$193	$1,164	$1,357	$676	$774	$1,450
Investment securities	224	(178)	46	111	9	120
Mortgage-backed securities	54	183	237	33	(87)	(54)
Other	6	(13)	(7)	32	7	39

Total net change in income on interest-earning assets	477	1,156	1,633	852	703	1,555

Interest-bearing liabilities:
Deposits	1,345	490	1,835	1,944	51	1,995
Other borrowings	24	167	191	75	(25)	50

Total net change in expense on interest-bearing liabilities	1,369	657	2,026	2,019	26	2,045

Net change in net interest income	$(892)	$499	$(393)	$(1,167)	$677	$(490)

Asset and Liability Management

Our policy in recent years has been to reduce our interest rate risk by better matching the maturities of our interest rate sensitive assets and liabilities, selling our long-term fixed-rate residential mortgage loans with terms of 15 years or more to the secondary market, originating adjustable rate loans, balloon loans with terms ranging from three to five years and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one-to-four family loans.  During 2007, we chose to retain a portion of fixed-rate, residential real estate loans, which are reflected in our interest rate risk analyses.  We also maintain a portfolio of mortgage-backed securities, which provides monthly cash flow.  The remaining investment portfolio has been laddered to better match the interest-bearing liabilities.  With respect to liabilities, we have attempted to increase our savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than certificate accounts.  The Board of Directors appoints the Asset-Liability Management Committee (ALCO), which is responsible for reviewing our asset and liability policies.  The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratio requirements.

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

The following table shows projected results at December 31, 2007 and 2006, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO.  The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	(Dollars in thousands)
	12/31/07		12/31/06		ALCO
Rate Shock	$ Change	% Change	$ Change	% Change	Benchmark
+300 basis points	1	0.01%	(845)	(12.26)%	>(20.00)%
+200 basis points	108	1.62%	(636)	(9.23)%	>(20.00)%
+100 basis points	224	3.36%	(425)	(6.17)%	>(12.50)%
-100 basis points	326	4.90%	(69)	(1.00)%	>(12.50)%
-200 basis points	352	5.29%	21	0.31%	>(20.00)%
-300 basis points	376	5.66%	80	1.16%	>(20.00)%

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

Liquidity and Capital Resources

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, and investing activities.  At December 31, 2007 and 2006, cash and cash equivalents totaled $12.2 million and $9.3 million, respectively.  Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments).  During the years ended December 31, 2007 and 2006, the most significant sources of funds have been deposit growth, investment sales, calls, and principal payments, and advances from the FHLB.  These funds have been used for new loan originations.

Our cash and cash equivalents increased $2.8 million during the year ended December 31, 2007, compared to an increase of $2.6 million during the year ended December 31, 2006.  Net cash provided by operating activities decreased to $497,000 during 2007 from $1.1 million during 2006.  Net cash used by investing activities increased to $16.1 million during 2007 from the $10.6 million cash used during 2006.  Cash used to fund net loan originations increased to $21.6 million during 2007 from the net cash used of $12.7 million during 2006.  The cash used for loan originations during 2007 was funded by financing activities.  Cash provided by financing activities increased to $18.5 million during 2007 from the $12.1 million cash provided during 2006.  The increase is primarily due to the net increase in deposits of $12.8 million and FHLB advances of $6.0 million during 2007.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition.  We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits and other short-term U.S. agency obligations.  We use securities sold under agreement to repurchase as an additional funding source.  The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral.  At December 31, 2007, we had $4.9 million in outstanding agreements, which were all overnight agreements.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the FHLB.  We may borrow from the FHLB under a blanket agreement which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying 1-4 family residential loans, or twenty times the balance of FHLB stock held by us.  At December 31, 2007, we had $10.0 million in outstanding advances and additional borrowing capacity of approximately $12.2 million.

We maintain levels of liquid assets as established by the Board of Directors.  Our liquidity ratio, adjusted for pledged assets, at December 31, 2007 and 2006 was 26.1% and 31.0%, respectively.  This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above.  The following table summarizes our outstanding loan commitments at December 31, 2007 and 2006.

	12/31/07	12/31/06
	(In thousands)
Commitments to fund loans	$41,587	$27,347
Standby letters of credit	37	14

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined).  At December 31, 2007, the Bank meets all capital adequacy requirements to which it is subject.

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%.  The Director of the Illinois Department of Financial and Professional Regulation (the “Director”) is authorized to require a savings bank to maintain a higher minimum capital level if the Director determines that the savings bank’s financial condition or history, management or earnings prospects are not adequate.  If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors.  At December 31, 2007, the Bank’s core capital ratio was 7.02% of total adjusted average assets, which exceeded the required amount.

As of December 31, 2007, the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  The well-capitalized category requires higher minimum ratios of 5% for the Tier 1 leverage, 6% for the Tier 1 risk-based, and 10% for the total risk-based capital ratios.  There are no conditions or events since that notification that management believes have changed the Bank’s category.  The Bank’s actual capital ratios are presented in the table below:

	Minimum	12/31/07	12/31/06
	Required	Actual	Actual

Tier 1 Capital to Average Assets	4.00%	7.02%	7.45%
Tier 1 Capital to Risk-Weighted Assets	4.00%	10.38%	11.25%
Total Capital to Risk-Weighted Assets	8.00%	11.32%	12.34%

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

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois
March 5, 2008

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2007 and 2006

Assets

	2007	2006

Cash and due from banks	$7,045,870	$6,203,655
Interest-earning demand deposits	5,129,594	3,126,911

Cash and cash equivalents	12,175,464	9,330,566

Available-for-sale securities:
Investment securities	64,894,960	78,491,564
Mortgage-backed securities	15,415,191	8,210,466
Other investments	291,004	378,249
Loans held for sale	1,861,415	425,851
Loans, net of allowance for loan losses of $1,766,229 and $1,864,497 at December 31, 2007 and 2006	175,866,517	154,837,699
Premises and equipment	6,268,893	6,555,761
Federal Home Loan Bank stock	1,108,606	1,108,606
Foreclosed assets held for sale, net	363,918	152,058
Cash surrender value of life insurance	3,186,228	333,562
Interest receivable	2,105,094	1,943,390
Deferred income taxes	805,067	1,235,844
Mortgage servicing rights	965,679	1,039,649
Goodwill	2,726,567	2,726,567
Core deposit intangibles	39,862	119,586
Other assets	414,234	482,416

Total assets	$288,488,699	$267,371,834

Liabilities and Stockholders’ Equity

	2007	2006
Liabilities
Deposits
Demand	$18,059,861	$15,113,121
Savings, NOW and money market	77,327,856	71,697,709
Time	150,333,034	146,102,460

Total deposits	245,720,751	232,913,290

Short-term borrowings	4,936,034	5,034,879
Federal Home Loan Bank advances	10,000,000	4,000,000
Deferred compensation	2,346,422	2,273,301
Advances from borrowers for taxes and insurance	421,489	388,713
Interest payable	1,248,346	1,082,334
Other liabilities	1,197,766	534,701

Total liabilities	265,870,808	246,227,218

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 2007 – 1,986,804 shares; 2006 – 1,985,417 shares	19,868	19,854
Additional paid-in capital	6,621,359	6,608,342
Retained earnings – substantially restricted	16,034,800	15,700,156
Accumulated other comprehensive loss	(58,136)	(1,183,736)

Total stockholders’ equity	22,617,891	21,144,616

Total liabilities and stockholders’ equity	$288,488,699	$267,371,834

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest and Dividend Income
Loans	$11,736,631	$10,379,986	$8,930,243
Securities
Taxable	2,794,800	3,012,577	2,968,151
Tax-exempt	393,490	129,902	54,174
Mortgage-backed securities	596,094	359,080	413,275
Other	88,692	96,134	57,480

Total interest and dividend income	15,609,707	13,977,679	12,423,323

Interest Expense
Deposits	8,433,900	6,599,442	4,604,190
Short-term borrowings	189,086	155,029	66,444
Federal Home Loan Bank advances	433,419	276,499	315,902

Total interest expense	9,056,405	7,030,970	4,986,536

Net Interest Income	6,553,302	6,946,709	7,436,787

Provision for Loan Losses	155,000	60,000	245,000

Net Interest Income After Provision for Loan Losses	6,398,302	6,886,709	7,191,787

Noninterest Income
Fiduciary activities	104,208	74,520	74,694
Commission income	846,280	782,842	683,592
Service charges on deposit accounts	947,409	900,438	862,558
Mortgage banking operations, net	(5,349)	73,563	98,317
Net realized gains (losses) on sales of available-for-sale securities	5,318	(20,817)	16,708
Loan servicing fees	336,467	357,544	363,838
Other	97,999	66,738	73,979

Total noninterest income	2,332,332	2,234,828	2,173,686

	2007	2006	2005
Noninterest Expense
Salaries and employee benefits	$5,078,201	$4,839,560	$4,702,992
Net occupancy and equipment expense	1,090,596	1,096,531	1,277,100
Data processing fees	432,403	440,368	405,093
Professional fees	154,536	175,086	221,286
Marketing expense	113,499	123,800	116,948
Postage and office supplies	288,645	252,128	292,407
Deposit insurance premium	27,549	27,537	30,416
Other	916,053	937,913	1,007,316

Total noninterest expense	8,101,482	7,892,923	8,053,558

Income Before Income Tax	629,152	1,228,614	1,311,915

Provision for Income Taxes	10,083	333,495	411,948

Net Income	$619,069	$895,119	$899,967

Basic Earnings Per Share	$0.31	$0.45	$0.46

Diluted Earnings Per Share	$0.31	$0.45	$0.45

Cash Dividends Per Share	$0.30	$0.30	$0.30

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2007, 2006 and 2005

					Accumulated
			Additional		Other
	Common Stock		Paid-in		Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance, January 1, 2005	1,966,343	$19,663	$6,459,138	$14,467,568	$(263,385)	$20,682,984

Comprehensive income
Net income	—	—	—	899,967	—	899,967
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—	(1,216,968)	(1,216,968)

Total comprehensive income (loss)						(317,001)

Dividends on common stock, $.30 per share	—	—	—	(278,793)	—	(278,793)
Purchase and retirement of stock	(3,660)	(37)	(57,282)	—	—	(57,319)
Stock options exercised	7,533	76	69,023	—	—	69,099
Tax benefit related to stock options exercised	—	—	3,634	—	—	3,634

Balance, December 31, 2005	1,970,216	19,702	6,474,513	15,088,742	(1,480,353)	20,102,604

Comprehensive income
Net income	—	—	—	895,119	—	895,119
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—	296,617	296,617

Total comprehensive income (loss)						1,191,736

Stock option compensation expense	—	—	4,710	—	—	4,710
Dividends on common stock, $.30 per share	—	—	—	(283,705)	—	(283,705)
Purchase and retirement of stock	(1,292)	(13)	(17,906)	—	—	(17,919)
Stock options exercised	16,493	165	130,428	—	—	130,593
Tax benefit related to stock options exercised	—	—	16,597	—	—	16,597

Balance, December 31, 2006	1,985,417	19,854	6,608,342	15,700,156	(1,183,736)	21,144,616

Comprehensive income
Net income	—	—	—	619,069	—	619,069
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—	1,125,600	1,125,600

Total comprehensive income (loss)						1,744,669

Stock option compensation expense	—	—	2,025	—	—	2,025
Dividends on common stock, $.30 per share	—	—	—	(284,425)	—	(284,425)
Purchase and retirement of stock	(1,213)	(12)	(14,982)	—	—	(14,994)
Stock options exercised	2,600	26	24,599	—	—	24,625
Tax benefit related to stock options exercised	—	—	1,375	—	—	1,375

Balance, December 31, 2007	1,986,804	$19,868	$6,621,359	$16,034,800	$(58,136)	$22,617,891

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004

	2007	2006	2005
Operating Activities
Net income	$619,069	$895,119	$899,967
Items not requiring (providing) cash
Depreciation and amortization	433,601	455,601	567,612
Provision for loan losses	155,000	60,000	245,000
Amortization of premiums and discounts on securities	(8,657)	14,903	148,389
Amortization of loan purchased premium	—	(39,559)	(59,340)
Amortization of core deposit intangibles	79,724	79,723	79,724
Deferred income taxes	(134,000)	(86,323)	80,348
Net realized (gains) losses on available-for-sale securities	(5,318)	20,817	(16,708)
Net (income) loss on mortgage banking operations	5,349	(73,563)	(98,317)
Federal Home Loan Bank stock dividend	—	—	(73,028)
Increase in cash surrender value of life insurance	(14,493)	—	—
(Gains) losses on sales of foreclosed assets	(33,364)	13,115	15,683
Stock option compensation expense	2,025	4,710	—
Tax benefit relating to stock options exercised	1,375	16,597	3,634
Origination of loans held for sale	(11,568,657)	(16,394,351)	(21,370,056)
Proceeds from sales of loans held for sale	10,156,400	16,561,469	21,268,179
Changes in
Interest receivable	(161,704)	(453,641)	(189,008)
Other assets	68,182	(58,803)	(36,783)
Interest payable	166,012	281,888	160,386
Other liabilities	736,186	(211,222)	451,412

Net cash provided by operating activities	496,730	1,086,480	2,077,094

Investing Activities
Purchases of available-for-sale securities	(19,753,071)	(9,550,126)	(5,943,592)
Proceeds from maturities of available-for-sale securities	10,413,335	5,059,946	9,979,084
Proceeds from the sales of available-for-sale and other securities	17,523,212	5,940,395	6,296,986
Proceeds from sale of Federal Home Loan Bank stock	—	430,722	—
Net change in loans	(21,603,784)	(12,686,783)	(17,195,370)
Purchase of premises and equipment	(146,733)	(165,240)	(269,747)
Proceeds from sales of premises and equipment	—	—	2,100
Proceeds from the sale of foreclosed assets	286,784	391,631	623,900
Purchase of bank-owned life insurance	(2,838,173)	—	—

Net cash used in investing activities	(16,118,430)	(10,579,455)	(6,506,639)

	2007	2006	2005

Financing Activities
Net increase (decrease) in demand deposits, money market, NOW and savings accounts	$8,576,887	$7,254,252	$(1,247,457)
Net increase (decrease) in certificates of deposit	4,230,574	7,289,264	(6,117,277)
Net increase (decrease) in short-term borrowings	(98,845)	1,684,811	(96,638)
Proceeds from Federal Home Loan Bank advances	8,000,000	—	8,000,000
Repayment of Federal Home Loan Bank advances	(2,000,000)	(4,000,000)	—
Net increase in advances from borrowers for taxes and insurance	32,776	14,037	46,232
Proceeds from stock options exercised	24,625	130,593	69,099
Purchase and retirement of common stock	(14,994)	(17,919)	(57,319)
Dividends paid	(284,425)	(212,704)	(278,793)

Net cash provided by financing activities	18,466,598	12,142,334	317,847

Increase (Decrease) in Cash and Cash Equivalents	2,844,898	2,649,359	(4,111,698)

Cash and Cash Equivalents, Beginning of Year	9,330,566	6,681,207	10,792,905

Cash and Cash Equivalents, End of Year	$12,175,464	$9,330,566	$6,681,207

Supplemental Cash Flows Information

Interest paid	$8,890,393	$6,749,082	$4,826,150

Income taxes paid	$137,000	$548,600	$206,900

Sale and financing of foreclosed assets	$353,400	$228,500	$402,530

Real estate acquired in settlement of loans	$818,680	$329,287	$933,183

Dividends declared not paid	$71,105	$71,001	$—

Loans held for sale transferred to loans	$45,314	$—	$—

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

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
December 31, 2007 and 2006

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

Other Investments

Other investments at December 31, 2007 and 2006 include local municipal bonds and equity investments in local community development organizations.  The municipal bonds mature ratably through the year 2020.  These securities have no readily ascertainable market value and are carried at cost.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

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
December 31, 2007 and 2006

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

The Company owns $1,108,606 of Federal Home Loan Bank stock as of December 31, 2007.  During the third quarter of 2007, the Federal Home Loan Bank of Chicago (FHLB) received a Cease and Desist Order from their regulator, the Federal Housing Finance Board.  The order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board.  The FHLB will continue to provide liquidity and funding through advances and purchased loans through the MPF program.  With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and make appropriate request for approval.  The FHLB did not pay a dividend during the fourth quarter of 2007, and the stock is considered a non-performing asset as of December 31, 2007.  Management performed an analysis and deemed the investment in FHLB stock was not impaired.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Mortgage Servicing Rights

Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value.  Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.  Impairment of mortgage-servicing rights is assessed based on the fair value of those rights.  Fair values are estimated using discounted cash flows based on a current market interest rate.  For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans.  The predominant characteristic currently used for stratification is type of loan.  The amount of impairment recognized is the amount, if any, by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Stock Options

At December 31, 2007, the Company has a stock-based employee compensation plan, which is described more fully in Note 16.  Prior to 2006, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.  Accordingly, in 2005, no stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock at the grant date.

Effective January 1, 2006 the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment.  The Company selected the modified prospective application.  Accordingly, after January 1, 2006, the Company began expensing the fair value of stock options granted, modified, repurchased or cancelled.

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123R on stock-based compensation for the years ended December 31, 2005:

Year Ended December 31
(In thousands)
2005

Net income, as reported	$900
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	(4)

Pro forma net income	$896

Earnings per share:
Basic – as reported	$0.46
Basic – pro forma	$0.46
Diluted – as reported	$0.45
Diluted – pro forma	$0.45

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

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

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company.  Fees from trust activities are recorded as revenue over the period in which the service is provided.  Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department.  This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.  Generally, the actual trust fee is charged to each account on a quarterly basis.  Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered 103 trust accounts with assets totaling approximately $37.0 million at December 31, 2007.

Reclassifications

Certain reclassifications have been made to the 2006 and 2005 financial statements to conform to the 2007 financial statement presentation.  These reclassifications had no effect on net income or stockholders’ equity.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2007, was $908,000.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Note 3:	Securities

The amortized cost and approximate fair values of securities, all of which are classified as available for sale, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

December 31, 2007:
U.S. government agencies	$50,107,356	$4,611	$(150,312)	$49,961,655
Mortgage-backed securities	15,494,925	35,989	(115,723)	15,415,191
State and political subdivisions	14,795,956	142,875	(5,526)	14,933,305

	$80,398,237	$183,475	$(271,561)	$80,310,151

December 31, 2006:
U.S. Treasury	$499,969	$—	$(906)	$499,063
U.S. government agencies	74,251,198	3,921	(1,538,700)	72,716,419
Mortgage-backed securities	8,459,588	—	(249,122)	8,210,466
State and political subdivisions	5,269,737	22,795	(16,450)	5,276,082

	$88,480,492	$26,716	$(1,805,178)	$86,702,030

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

The amortized cost and fair value of available-for-sale securities at December 31, 2007, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$18,140,194	$18,066,904
One to five years	28,977,819	28,942,893
Five to ten years	13,733,699	13,808,691
After ten years	4,051,600	4,076,472
Mortgage-backed securities	15,494,925	15,415,191

Totals	$80,398,237	$80,310,151

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $51,396,445 at December 31, 2007 and $49,256,362 at December 31, 2006.

The book value of securities sold under agreements to repurchase amounted to $4,936,034 and $5,034,879 at December 31, 2007 and 2006, respectively.

Gross gains of $5,876, $916 and $38,901 and gross losses of $558, $21,733 and $22,193 resulting from sales of available-for-sale securities were realized for 2007, 2006 and 2005, respectively.  The tax provision (benefit) applicable to these net realized gains (losses) amounted to $1,808, $(7,078) and $6,473, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2007 and 2006, was $52,716,777 and $82,810,176, which is approximately 66% and 96%, respectively, of the Company’s available-for-sale investment portfolio.  The declines primarily resulted from recent increases in market interest rates.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2007

U.S. government agencies	$1,245,905	$(280)	$42,973,499	$(150,032)	$44,219,404	$(150,312)
Mortgage-backed securities	910,049	(2,954)	6,014,125	(112,769)	6,924,174	(115,723)
State and political subdivisions	1,258,503	(4,593)	314,696	(933)	1,573,199	(5,526)

Total temporarily impaired securities	$3,414,457	$(7,827)	$49,302,320	$(263,734)	$52,716,777	$(271,561)

December 31, 2006

U.S. Treasury	$—	$—	$499,063	$(906)	$499,063	$(906)
U.S. government agencies	1,242,483	(2,517)	69,770,015	(1,536,183)	71,012,498	(1,538,700)
Mortgage-backed securities	1,796,514	(36,436)	6,413,952	(212,686)	8,210,466	(249,122)
State and political subdivisions	2,300,431	(7,013)	787,718	(9,437)	3,088,149	(16,450)

Total temporarily impaired securities	$5,339,428	$(45,966)	$77,470,748	$(1,759,212)	$82,810,176	$(1,805,178)

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2007	2006

Commercial and agricultural	$36,539,160	$32,836,764
Commercial and agricultural real estate	48,841,129	45,469,561
Residential real estate	50,459,155	40,634,450
Consumer	35,420,600	32,476,508
Other	6,402,318	5,313,450
Total loans	177,662,362	156,730,733

Less
Net deferred loan fees, premiums and discounts	29,616	28,537
Allowance for loan losses	1,766,229	1,864,497

Net loans	$175,866,517	$154,837,699

Activity in the allowance for loan losses was as follows:

	2007	2006	2005

Balance, beginning of year	$1,864,497	$1,846,150	$1,888,073
Provision charged to expense	155,000	60,000	245,000
Losses charged off, net of recoveries of $47,573 for 2007, $176,778 for 2006 and $145,655 for 2005	(253,268)	(41,653)	(286,923)

Balance, end of year	$1,766,229	$1,864,497	$1,846,150

Impaired loans totaled $1,071,922, $1,133,320 and $233,453 at December 31, 2007, 2006 and 2005, respectively.  An allowance for loan losses of $10,719, $61,242 and $34,350 relates to impaired loans of $1,071,922, $1,133,320 and $233,453, at December 31, 2007, 2006 and 2005, respectively.

Interest of approximately $95,052, $54,426 and $22,000 was recognized on average impaired loans of $724,103, $773,308 and $465,236 for 2007, 2006 and 2005, respectively.  Interest of $102,601, $56,811 and $3,452 was recognized on impaired loans on a cash basis during 2007, 2006 and 2005, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

At December 31, 2007, 2006 and 2005, accruing loans delinquent 90 days or more totaled $368,011, $4,049 and $21,236, respectively.  Non-accruing loans at December 31, 2007, 2006 and 2005 were $722,931, $1,348,045 and $1,156,527, respectively.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2007	2006

Land	$983,276	$983,276
Buildings and improvements	7,513,876	7,514,153
Equipment	4,170,078	4,497,203
	12,667,230	12,944,632
Less accumulated depreciation	(6,398,337)	(6,438,871)

Net premises and equipment	$6,268,893	$6,555,761

Note 6:	Intangible Assets

The carrying basis and accumulated amortization of recognized core deposit intangible assets at December 31, 2007 and 2006, were:

	2007		2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangibles	$637,789	$(597,927)	$637,789	$(518,203)

Amortization expense for the years ended December 31, 2007, 2006 and 2005, was $79,724, $79,723 and $79,724, respectively.  Estimated amortization expense for 2008 is $39,862 at which point the intangible will be fully amortized.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Note 7:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others was $129,935,669 and $140,091,363 at December 31, 2007 and 2006, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits on the general ledger, were $288,098 and $291,002 at December 31, 2007 and 2006, respectively.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2007 and 2006 totaled $1,040,899 and $1,186,160, respectively.  Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Activity in the balance of mortgage servicing rights, measured using the amortization method, was as follows:

	2007	2006
Mortgage servicing rights
Balance, beginning of year	$1,039,649	$1,059,610
Servicing rights capitalized	74,701	120,375
Amortization of servicing rights	(148,671)	(140,336)

Balance, end of year	$965,679	$1,039,649

Note 8:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $65,127,764 at December 31, 2007 and $63,487,924 at December 31, 2006.

At December 31, 2007, the scheduled maturities of time deposits are as follows:

2008	$118,275,104
2009	17,884,135
2010	9,831,230
2011	2,974,322
2012	1,328,243
Thereafter	40,000

$150,333,034

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Note 9:	Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase totaling $4,936,034 and $5,034,879 at December 31, 2007 and 2006, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company.  The maximum amount of outstanding agreements at any month end during 2007 and 2006 totaled $5,838,407 and $5,034,879, respectively, and the monthly average of such agreements totaled $4,664,659 and $3,498,675 for 2007 and 2006, respectively.  The agreements at December 31, 2007, are all overnight agreements.

Note 10:	Federal Home Loan Bank Advances

The Federal Home Loan Bank advances are secured by mortgage loans totaling $51,230,000 at December 31, 2007.  The advances, at interest rates of 4.47% to 5.15%, are subject to restrictions or penalties in the event of prepayment.

Aggregate annual maturities of the advances at December 31, 2007, are:

2008	$5,000,000
2009	5,000,000

$10,000,000

Note 11:	Income Taxes

The provision for income taxes includes these components:

	2007	2006	2005

Taxes currently payable
Federal	$144,083	$419,818	$331,600
State	—	—	—
Deferred income taxes	(134,000)	(86,323)	80,348

Income tax expense	$10,083	$333,495	$411,948

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2007	2006	2005

Computed at the statutory rate (34%)	$213,912	$417,729	$446,051
Increase (decrease) resulting from
Tax exempt interest	(110,139)	(37,662)	(18,419)
Graduated tax rates	(6,292)	(12,286)	(13,119)
State income taxes, net	(64,575)	(49,288)	(28,810)
Other	(22,823)	15,002	26,245

Actual tax expense	$10,083	$333,495	$411,948

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2007	2006
Deferred tax assets
Allowance for loan losses	$553,074	$590,732
Deferred compensation	899,190	871,169
State net operating loss carryforward	268,496	269,646
Unrealized losses on available-for-sale securities	29,949	594,726
Other	7,363	—
	1,758,072	2,326,273

Deferred tax liabilities
Depreciation	358,491	417,138
Federal Home Loan Bank stock dividends	144,860	144,809
Prepaid expenses	64,313	72,760
Mortgage servicing rights	370,065	398,412
Basis in acquired assets	15,276	45,827
Other	—	11,483
	953,005	1,090,429

Net deferred tax asset	$805,067	$1,235,844

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Retained earnings at December 31, 2007 and 2006, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized.  These amounts represent an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.  The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2007 and 2006.

Note 12:	Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2007	2006	2005

Unrealized gains (losses) on available-for-sale securities	$1,695,695	$617,229	$(1,969,854)
Less reclassification adjustment for realized gains (losses) included in income	5,318	(20,817)	16,708
Other comprehensive income (loss), before tax effect	1,690,377	638,046	(1,986,562)
Tax expense (benefit)	(564,777)	(216,936)	769,594
Tax expense – change in tax rate from 38.7% to 34% during 2006	—	(124,493)	—

Other comprehensive income (loss)	$1,125,600	$296,617	$(1,216,968)

Note 13:	Regulatory Matters

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below).  As of December 31, 2007 and 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total risk-based capital (to risk-weighted assets)	$21,438	11.32%	$15,155	8.0%	$18,943	10.0%

Tier I capital (to risk-weighted assets)	19,672	10.38	7,577	4.0	11,366	6.0

Tier I capital (to average assets)	19,672	7.02	11,205	4.0	14,006	5.0

Tangible capital (to adjusted tangible assets)	19,672	7.02	4,202	1.5	—	N/A

As of December 31, 2006
Total risk-based capital (to risk-weighted assets)	$21,032	12.34%	$13,633	8.0%	$17,041	10.0%

Tier I capital (to risk-weighted assets)	19,167	11.25	6,817	4.0	10,225	6.0

Tier I capital (to average assets)	19,167	7.45	10,294	4.0	12,867	5.0

Tangible capital (to adjusted tangible assets)	19,167	7.45	3,860	1.5	—	N/A

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Although the Company’s regulators approved the mutual holding company’s waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company’s retained earnings.  The Company’s mutual holding company waived its share of dividends declared by the Company as follows:

Year ended December 31, 2000	$77,905
Year ended December 31, 2001	311,621
Year ended December 31, 2002	311,622
Year ended December 31, 2003	311,621
Year ended December 31, 2004	311,622
Year ended December 31, 2005	311,621
Year ended December 31, 2006	311,622
Year ended December 31, 2007	311,621

$2,259,255

Note 14:	Related Party Transactions

At December 31, 2007 and 2006, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties).  Changes in loans to executive officers and directors for the year ended December 31, 2007 are summarized as follows:

Balance beginning of year	$786,348
Additions	1,899,211
Repayments	(1,740,990)

Balance, end of year	$944,569

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Note 15:	Employee Benefits

401(k) Plan — The Company maintain a 401(k) savings plan for eligible employees.  The Company’s contributions to this plan were $110,749, $105,904 and $97,823 for the years ended December 31, 2007, 2006 and 2005, respectively.  The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 5.00% for the year ended December 31, 2007 and 2006 and 4.25% for the year ended December 31, 2005.

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees.  Contributions are determined annually by the Company’s Board of Directors.  No contributions to this plan were made for the years ended December 31, 2007, 2006 or 2005.  Effective in 1996, the Company changed the funding status of the plan and accrued interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index.  Effective in 2005, the Company froze this plan and no future contributions will be made.  The amount recorded on the balance sheets as deferred compensation was $2,346,422 and $2,273,301 as of December 31, 2007 and 2006, respectively.  Compensation expense related to the plan was $182,506, $155,988 and $173,198 for the years ended December 31, 2007, 2006 and 2005, respectively.

Employee Stock Ownership Plan — The ESOP is a noncontributory defined contribution plan which covers substantially all employees.  The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors.  The Company has made no contributions in 2007, 2006 or 2005.

At December 31, 2007, all 39,593 shares held by the ESOP had been allocated.

In the event a terminated Plan participant desires to sell his or her shares of the Company’s stock, the Company’s stock includes a put option, which is a right to demand that the Company buy any shares of its stock distributed to participants at fair market value.

Note 16:	Stock Options Plan

The Jacksonville Savings Bank and Jacksonville Bancorp, MHC 1996 Stock Option Plan was adopted on April 23, 1996 and is administered by the Board of Directors.  A total of 83,625 shares of common stock were reserved and awarded under the Plan.  Awards expire ten years after the grant date and are exercisable at a price of $8.83 per share.  The Jacksonville Savings Bank 2001 Stock Option Plan was adopted on April 30, 2001 and is administered by the Stock Benefits Committee.  A total of 87,100 shares of common stock were reserved and awarded under the Plan during 2001.  Awards expire ten years after the grant date and are exercisable at a price of $10.00 per share.  No shares were granted during 2007, 2006 or 2005.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

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

A summary of option activity under the Plan as of December 31, 2007, 2006 and 2005, and changes during the years then ended, is presented below:

	2007
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	38,145	$10.59
Granted	—	—
Exercised	2,600	10.00
Forfeited or expired	—	—

Outstanding, end of year	35,545	$10.63	4.47	$48,511

Exercisable, end of year	34,845	$10.56	4.42	$49,424

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2007 excludes 5,600 shares that are exercisable at a price of $14.00 per share and were antidilutive.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

	2006
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	54,640	$10.12
Granted	—	—
Exercised	(16,493)	9.04
Forfeited or expired	(2)	8.83

Outstanding, end of year	38,145	$10.59	5.44	$76,481

Exercisable, end of year	36,985	$10.48	5.36	$77,207

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2006 excludes 5,600 shares that are exercisable at a price of $14.00 per share and were antidilutive.

	2005
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	63,273	$10.06
Granted	—	—
Exercised	(7,533)	9.66
Forfeited or expired	(1,100)

Outstanding, end of year	54,640	$10.12	5.06	$280,303

Exercisable, end of year	52,361	$9.95	4.89	$277,513

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005, was $6,786, $70,145 and $34,245, respectively.

As of December 31, 2007, there was $2,243 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 2.5 years.  The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005, was $1,863, $3,517 and $3,517, respectively.

Note 17:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2007
	Income	Weighted- Average Shares	Per Share Amount

Net income	$619,069

Basic earnings per share		1,986,556
Income available to common stockholders			$0.31

Effect of dilutive securities
Stock options	—	5,788

Diluted earnings per share
Income available to common stockholders	$619,069	1,992,344	$0.31

The earnings per share calculation for 2007 does not include 5,600 shares that were antidilutive.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

	Year Ended December 31, 2006
	Income	Weighted- Average Shares	Per Share Amount

Net income	$895,119

Basic earnings per share		1,982,081
Income available to common stockholders			$0.45

Effect of dilutive securities
Stock options	—	7,572

Diluted earnings per share
Income available to common stockholders	$895,119	1,989,653	$0.45

The earnings per share calculation for 2006 does not include 5,600 shares that were antidilutive.

	Year Ended December 31, 2005
	Income	Weighted- Average Shares	Per Share Amount

Net income	$899,967

Basic earnings per share		1,967,575
Income available to common stockholders			$0.46

Effect of dilutive securities
Stock options	—	14,595

Diluted earnings per share
Income available to common stockholders	$899,967	1,982,170	$0.45

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Note 18:	Disclosures about Fair Value of Financial Instruments

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

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$12,175,464	$12,175,464	$9,330,566	$9,330,566
Available-for-sale securities	80,310,151	80,310,151	86,702,030	86,702,030
Other investments	291,004	291,004	378,249	378,249
Loans held for sale	1,861,415	1,861,415	425,851	425,851
Loans, net of allowance for loan losses	175,866,517	175,424,820	154,837,699	154,330,649
Federal Home Loan Bank stock	1,108,606	1,108,606	1,108,606	1,108,606
Interest receivable	2,105,094	2,105,094	1,943,390	1,943,390

Financial liabilities
Deposits	245,720,751	247,151,775	232,913,290	234,834,409
Short-term borrowings	4,936,034	4,936,034	5,034,879	5,034,879
Federal Home Loan Bank advances	10,000,000	10,020,842	4,000,000	3,975,157
Advances from borrowers for taxes and insurance	421,489	421,489	388,713	388,713
Interest payable	1,248,346	1,248,346	1,082,334	1,082,334

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	0	0	0	0
Letters of credit	0	0	0	0
Lines of credit	0	0	0	0

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

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
December 31, 2007 and 2006

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

At December 31, 2007 and 2006, the Company had outstanding commitments to originate loans aggregating approximately $12,680,090 and $1,929,000, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $9,605,090 and $822,200 at December 31, 2007 and 2006, respectively, with the remainder at floating market rates.

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

The Company had total outstanding standby letters of credit amounting to $37,000 and $14,000, at December 31, 2007 and 2006, respectively, with terms of one year or less.  At December 31, 2007 and 2006, the Company’s deferred revenue under standby letters of credit agreements was nominal.

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

At December 31, 2007, the Company had granted unused lines of credit to borrowers aggregating approximately $23,149,437 and $5,757,627 for commercial lines and open-end consumer lines, respectively.  At December 31, 2006, unused lines of credit to borrowers aggregated approximately $15,990,379 for commercial lines and $9,427,274 for open-end consumer lines.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Note 21:	FDIC One-time Assessment Credit

Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions.  The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund.  The Bank is an eligible institution and has received notice from the FDIC that its share of the credit was $256,000 of which $145,315 remains as of December 31, 2007.  This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments.  As such, the timing and ultimate recoverability of the one-time credit may change.

Note 22:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2007
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$4,046,172	$4,018,989	$3,854,638	$3,689,908
Interest expense	2,315,675	2,380,648	2,230,790	2,129,292
Net interest income	1,730,497	1,638,341	1,623,848	1,560,616
Provision for loan losses	105,000	20,000	—	30,000
Net interest income after provision for loan losses	1,625,497	1,618,341	1,623,848	1,530,616
Other income	601,797	567,868	625,453	537,214
Other expense	2,076,067	2,030,431	2,013,755	1,981,229
Income before income taxes	151,227	155,778	235,546	86,601
Income tax expense (benefit)	(23,826)	18,042	33,223	(17,356)

Net income	$175,053	$137,736	$202,323	$103,957

Basic earnings per share	$0.09	$0.07	$0.10	$0.05
Diluted earnings per share	$0.09	$0.07	$0.10	$0.05

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

	Year Ended December 31, 2006
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,649,035	$3,559,026	$3,440,894	$3,328,724
Interest expense	2,031,647	1,874,044	1,653,000	1,472,279
Net interest income	1,617,388	1,684,982	1,787,894	1,856,445
Provision for loan losses	—	—	—	60,000
Net interest income after provision for loan losses	1,617,388	1,684,982	1,787,894	1,796,445
Other income	576,622	514,619	586,223	557,364
Other expense	2,019,900	2,010,771	1,962,197	1,900,055
Income before income taxes	174,110	188,830	411,920	453,754
Income tax expense	62,887	19,933	113,131	137,544

Net income	$111,223	$168,897	$298,789	$316,210

Basic earnings per share	$0.06	$0.08	$0.15	$0.16
Diluted earnings per share	$0.06	$0.08	$0.15	$0.16

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Note 23:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2007	2006
Assets
Cash and due from banks	$189,694	$249,770
Investment in common stock of subsidiary	22,379,835	20,829,714
Other assets	139,201	155,731

Total assets	$22,708,730	$21,235,215

Liabilities
Other liabilities	$90,839	$90,599

Total liabilities	90,839	90,599

Stockholders' Equity	22,617,891	21,144,616

Total liabilities and stockholders' equity	$22,708,730	$21,235,215

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Condensed Statements of Income

	Year Ending December 31,
	2007	2006	2005
Income
Dividends from subsidiary	$284,398	$283,199	$528,790
Other income	1,190	1,557	582

Total income	285,588	284,756	529,372

Expenses
Other expenses	148,306	179,214	224,976

Total expenses	148,306	179,214	224,976

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	137,282	105,542	304,396

Income Tax Benefit	(57,265)	(69,570)	(87,527)

Income Before Equity in Undistributed Income of Subsidiary	194,547	175,112	391,923

Equity in Undistributed Income of Subsidiary	424,522	720,007	508,044

Net Income	$619,069	$895,119	$899,967

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2007 and 2006

Condensed Statements of Cash Flows

	Year Ending December 31,
	2007	2006	2005
Operating Activities
Net income	$619,069	$895,119	$899,967
Items not providing cash, net	(422,497)	(715,297)	(429,580)
Change in other assets and liabilities, net	16,771	(69,198)	(132,991)

Net cash provided by operating activities	213,343	110,624	337,396

Financing Activities
Dividends paid	(284,425)	(212,705)	(278,793)
Purchase and retirement of treasury stock	(14,994)	(17,919)	(57,319)
Exercise of stock options	26,000	147,190	72,733

Net cash used in financing activities	(273,419)	(83,434)	(263,379)

Net Change in Cash and Cash Equivalents	(60,076)	27,190	74,017

Cash and Cash Equivalents at Beginning of Year	249,770	222,580	148,563

Cash and Cash Equivalents at End of Year	$189,694	$249,770	$222,580

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”.  As of December 31, 2007, we had approximately 562 stockholders of record, including our mutual holding company parent and brokers, who held 1,986,804 shares of our outstanding shares of common stock.  Our mutual holding company parent owns 1,038,738 shares.

The following table sets forth market price and dividend information for our common stock for the two years in the period ending December 31, 2007.

Fiscal 2006	High	Low	Dividends

First Quarter	$15.12	$12.50	$.075/per share

Second Quarter	$13.95	$12.50	$.075/per share

Third Quarter	$13.55	$12.00	$.075/per share

Fourth Quarter	$13.27	$11.25	$.075/per share

Fiscal 2007

First Quarter	$13.60	$11.00	$.075/per share

Second Quarter	$13.25	$10.66	$.075/per share

Third Quarter	$13.00	$10.90	$.075/per share

Fourth Quarter	$12.59	$9.25	$.075/per share

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 13 to the Consolidated Financial Statements.

The Company did not repurchase any Company stock during the fourth quarter of 2007.

Directors and Officers

Directors	Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer

Harmon B. Deal, III Investment Manager Deal Partners, L.P.	Laura A. Marks Senior Vice President – Retail Banking

John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	John D. Eilering Vice President – Operations / Corporate Secretary

Michael R. Goldasich Architect Goldasich-Audo Architects	Diana S. Tone Chief Financial Officer and Compliance Officer

Dean H. Hess Self-employed farmer	Chris A. Royal Vice President and Chief Lending Officer

Emily J. Osburn Retired radio station manager

Harvey D. Scott, III Orthopedic Surgeon Orthapaedic Center of Illinois

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman Pomerenk & Schick, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 400	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 29, 2008 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

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