Form 10-K, Exhibit 13
period 2008-12-31
JACKSONVILLE BANCORP INC
filed 2009-03-20
CIK 1172097

Exhibit 13

Jacksonville Bancorp, Inc. 2008 Annual Report

To our shareholders,

One year ago, in our shareholder letter, we mentioned the weakness and volatility of our nation’s housing market and the emergence of the subprime lending crisis.  Unfortunately, the depth of that crisis was more severe than anyone anticipated.  Consequently, the economy has gone into recession, national unemployment has increased and some of our most storied companies have either failed or have required government assistance to survive.

Locally, the effects of the recession have been less severe.  We have neither totally escaped the effects of this economic slowdown nor suffered to the same extent as some geographic regions.  While a few of our manufacturing and service businesses have been adversely affected, the agriculture industry has performed relatively well.  Given the national economic environment, we are gratified to report 2008 was a year of solid performance for Jacksonville Savings Bank.

We, along with many financial institutions, benefited from lower short-term interest rates reducing our cost of funds.  In addition, we were able to grow our loan portfolio while maintaining favorable asset quality.  The result of our efforts was a significant improvement in our interest rate spread and overall profitability.  At year-end, loans outstanding increased to $184.3 million, deposits were at $238.2 million and stockholders’ equity increased by $1.6 million to $24.3 million.

In a major undertaking, we converted to a new core data processing system in September 2008.  While no transition of this magnitude occurs as smoothly as desired, our conversion team of staff members excelled in the planning, employee training and implementation of the new system.  The result is an operating environment that is faster and more efficient for our staff which translates into better service for our customers.

Our efforts to increase non-interest income resulted in our trust department and our investment subsidiary, Financial Resources Group, Inc., increasing their customer bases and contributing substantial revenue to the company.  Non-interest income plays an increasingly important role in our earnings and we will continue to emphasize developing these areas.

2009 will be a challenging year for the banking industry.  The banking system works because of the trust and confidence of its depositors.  There are over 8,300 financial institutions nationally and most of us did not participate in subprime loan programs.  Credit default swaps, collateralized debt obligations and other exotic investments won’t be found in our investment portfolios.  We are community banks, not the banks that you hear about on the nightly news or whose executives testify before Congress.  For the most part, we operate in smaller geographic areas and are conservatively run.  But we don’t get the press.

While no community or bank is likely to escape completely unscathed from today’s severe recession, at Jacksonville Savings Bank we are privileged to have the continued trust and confidence of our customers.  With that trust and confidence in place, we are well-positioned for 2009 and beyond.  As always, your support is deeply appreciated.

Sincerely,

Andrew F. Applebee	Richard A. Foss
Chairman of the Board	President and CEO

Table of Contents

Page

Business of the Company	1

Selected Consolidated Financial Information	2-3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4-22

Report of Independent Registered Public Accounting Firm	23

Consolidated Financial Statements	24-31

Notes to Consolidated Financial Statements	32-67

Common Stock Information	68

Directors and Officers	69

Corporate Information	70

Annual Meeting	70

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

On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company (“MHC”), Jacksonville Bancorp, MHC.  As of December 31, 2008, the MHC owned 52.25% of the outstanding shares of the Company.  At December 31, 2008, the Company had consolidated assets of $288.3 million, deposits of $238.2 million and stockholders’ equity of $24.3 million.

The Bank is a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in the Bank’s market area and using such funds together with borrowings and funds from other sources to originate mortgage loans secured by one-to-four family residential real estate, commercial real estate loans, and consumer loans.  The Bank also originates agricultural loans, commercial business loans, and multi-family real estate loans.  The Bank also offers trust and investment services.  The investment center, Berthel Fisher and Company Financial Services, Inc., is operated through the Bank’s wholly-owned subsidiary, Financial Resources Group, Inc.

Selected Consolidated Financial Information

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated.  Selected quarterly financial data for each of the last two years is set forth at Note 21 to the Consolidated Financial Statements.

	At December 31,
	2008	2007	2006	2005	2004
FINANCIAL CONDITION DATA	(In thousands)

Total assets	$288,275	$288,489	$267,372	$253,946	$253,330
Loans (1)	184,337	177,728	155,264	142,771	126,058
Investment securities (2)	50,988	66,295	79,978	80,821	86,674
Mortgage-backed securities	27,795	15,415	8,210	8,646	15,171
Cash and cash equivalents	7,145	12,175	9,331	6,681	10,793
Deposits	238,151	245,721	232,913	218,370	225,734
Other borrowings	21,133	14,936	9,035	11,350	3,447
Stockholders’ equity	24,259	22,618	21,145	20,103	20,683

	Years Ended December 31,
	2008	2007	2006	2005	2004
OPERATING DATA	(In thousands, except per share data)

Interest income	$15,908	$15,609	$13,978	$12,423	$12,278
Interest expense	7,716	9,056	7,031	4,986	4,588

Net interest income	8,192	6,553	6,947	7,437	7,690
Provision for loan losses	310	155	60	245	550

Net interest income after provision
for loan losses	7,882	6,398	6,887	7,192	7,140
Other income	2,959	2,332	2,235	2,174	2,038
Other expense	9,019	8,101	7,893	8,054	7,781

Income before income taxes	1,822	629	1,229	1,312	1,397
Income tax expense	304	10	334	412	521

Net income	$1,518	$619	$895	$900	$876

Earnings per share - basic	$0.76	$0.31	$0.45	$0.46	$0.45

Earnings per share - diluted	$0.76	$0.31	$0.45	$0.45	$0.44
____________

(1) Includes loans held for sale.

(2) Includes investment securities, FHLB stock, and other investments.

					(Continued)

	At or for the Years Ended December 31,
KEY OPERATING RATIOS	2008	2007	2006	2005	2004

Return on average assets (net income
divided by average assets)	0.52%	0.22%	0.35%	0.36%	0.33%

Return on average equity (net income
divided by average equity)	6.59%	2.86%	4.37%	4.44%	4.31%

Average equity to average assets	7.85%	7.79%	7.90%	8.03%	7.77%

Interest rate spread (difference between
average yield on interest-earning assets
and average cost of interest-bearing
liabilities)	2.70%	2.15%	2.48%	2.99%	3.04%

Net interest margin (net interest income
as a percentage of average interest-
earning assets)	3.01%	2.53%	2.85%	3.18%	3.18%

Dividend pay-out ratio (1)	18.75%	45.94%	31.69%	30.98%	31.39%

Noninterest expense to average assets	2.93%	2.92%	3.05%	3.19%	2.97%

Average interest-earning assets to
average interest-bearing liabilities	110.66%	110.69%	112.81%	109.07%	107.35%

Allowance for loan losses to gross loans
at end of period (2)	1.04%	0.98%	1.19%	1.28%	1.48%

Allowance for loan losses to
nonperforming loans	162.47%	161.90%	137.90%	156.75%	95.02%

Net loan charge-offs to average
loans during the period	0.08%	0.15%	0.03%	0.21%	0.66%

Nonperforming assets to total assets	0.68%	0.51%	0.56%	0.65%	1.01%

	December 31,
OTHER DATA	2008	2007	2006	2005	2004

Number of offices	7	7	7	7	7

(1) Reflects the impact of dividends waived by the mutual holding company.
(2) Gross loans includes loans held for sale.

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

Operating Strategy - Overview

Our business consists principally of attracting deposits from the general public and using deposits to purchase and originate mortgage loans secured by one-to-four family residences, commercial and agricultural loans, and consumer loans.  Our net income, like other financial institutions, is primarily dependent on net interest income, which is the difference between the income earned on our interest-earning assets, such as loans and investments, and the cost of our interest-bearing liabilities, primarily deposits and short-term borrowings.  However, our net income is also affected by provisions for loan losses and other operating income and expenses.  General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of our net income.

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

During 2008, we have seen a decline in the national economy.  While the effects have not been as dramatic locally, our industry has been affected.  The Federal Home Loan Bank discontinued its Mortgage Partnership Program as of October 31, 2008; however, we continue to sell loans to Freddie Mac.  Our originations of fixed-rate residential loans for sale to the secondary market increased during 2008.  Current market conditions and decreased market rates have resulted in an impairment of our mortgage servicing rights asset as of December 31, 2008.  We are not involved in the origination of subprime mortgage products, so we have not experienced any such losses in our loan portfolio.  Our investment portfolio has not been impacted by the current mortgage crisis, as the mortgage-backed securities held by the Company have all been issued by U.S. government agencies and sponsored entities.  Our local real estate market did not realize the significant growth in market values over the past decade as experienced nationally in larger metropolitan areas.  We have therefore not seen a material decline in housing prices.  While our level of nonperforming assets increased during 2008, we attribute the increase more to unique borrower circumstances, rather than the economy in general.  We continue to service our existing borrowers and originate new loans to credit worthy borrowers in an effort to meet the credit needs of our community.

It is management’s intention to remain a retail financial institution dedicated to financing home ownership and other consumer needs, and to provide quality service to our customers in Morgan, Macoupin, Montgomery and the surrounding counties in Illinois.

Critical Accounting Policies and Use of Significant Estimates

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing our financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ significantly from those estimates under different assumptions and conditions.  Management believes the following discussion addresses our most critical accounting policies and significant estimates, which are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Allowance for Loan Losses - The Company believes the allowance for loan losses is the critical accounting policy that requires the most significant judgments and assumptions used in the preparation of the consolidated financial statements.  The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses.  The allowance is based upon past loan experience and other factors which, in management’s judgement, deserve current recognition in estimating loan losses.  The evaluation includes a review of all loans on which full collectibility may not be reasonably assured.  Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category.  In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans.  Management uses the available information to make such determinations.  If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected.  While we believe we have established our existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request an increase in the allowance for loan losses.  Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

Other Real Estate Owned - Other real estate owned acquired through loan foreclosures are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  The adjustment at the time of foreclosure is recorded through the allowance for loan losses.  Due to the subjective nature of establishing fair value when the asset is acquired, the actual fair value of the other real estate owned could differ from the original estimate.  If it is determined that fair value declines subsequent to foreclosure, the asset is written down through a charge to non-interest expense.  Operating costs associated with the assets after acquisition are also recorded as non-interest expense.  Gains and losses on the disposition of other real estate owned are netted and posted to non-interest expense.

Deferred Income Tax Assets/Liabilities – Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income.  Deferred tax assets and liabilities are established for these items as they arise.  From an accounting standpoint, deferred tax assets are reviewed to determine that they are realizable based upon the historical level of our taxable income, estimates of our future taxable income and the reversals of deferred tax liabilities.  In most cases, the realization of the deferred tax asset is based on our future profitability.  If we were to experience net operating losses for tax purposes in a future period, the realization of our deferred tax assets would be evaluated for a potential valuation reserve.

Impairment of Goodwill - Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity.  Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently.

Mortgage Servicing Rights - Mortgage servicing rights are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments.  Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise.

Fair Value Measurements – The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  The Company estimates the fair value of financial instruments using a variety of valuation methods.  Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value.  When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value.  When observable market prices do not exist, the Company estimates fair value.  Other factors such as model assumptions and market dislocations can affect estimates of fair value.  Imprecision in estimating these factors can impact the amount of revenue or loss recorded.

FASB Statement No. 157, Fair Value Measurements, establishes a framework for measuring the fair value of financial instruments that considers the attributes specific to particular assets or liabilities and establishes a three-level hierarchy for determining fair value based upon transparency of inputs to each valuation as of the fair value measurement date.  The three levels are defined as follows:

●	Level 1 – quoted prices (unadjusted) for identical assets or liabilities in active markets
●
Level 2 – inputs include quoted prices for similar assets and liabilities in active markets, quoted prices of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 – inputs that are unobservable and significant to the fair value measurement.

At the end of each quarter, the Company assesses the valuation hierarchy for each asset or liability measured.  From time to time, assets or liabilities may be transferred within hierarchy levels due to changes in availability of observable market inputs to measure fair value at the measurement date.  Transfers into or out of a hierarchy are based upon the fair value at the beginning of the reporting period.  A more detailed description of the fair values measured at each level of the fair value hierarchy can be found in Note 18 – Disclosures about Fair Value of Assets and Liabilities.

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

Recent Accounting Pronouncements

Statement of Financial Accounting No. 141R (“FAS 141R”), “Business Combinations” - In December 2007, the FASB issued FAS 141R, which establishes principles for how an acquirer recognizes and measures the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  FAS 141R became effective for acquisitions in fiscal years beginning after December 15, 2008.  The Company does not expect the implementation of FAS 141R to have a material impact on its consolidated financial statements.

Statement of Financial Accounting No. 157 (“FAS 157”), “Fair Value Measurements” – This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.  FAS 157 became effective for fiscal years beginning after November 15, 2007.  The Company adopted FAS 157 effective January 1, 2008.  The application of FAS 157 did not have a material impact on the Company’s consolidated financial statements.

In October 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-3 (“FSP 157-3”), “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.”  FSP 157-3 clarifies the application of FAS 157 in a market that is not active and provides an example to illustrate key considerations in determining fair value of financial assets when the market for that financial asset is not active.  FSP 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with FAS 157. FSP 157-3 was effective upon issuance and included prior periods for which financial statements had not been issued. The application of FSP 157-3 did not have a material impact on the Company’s consolidated financial statements.

Statement of Financial Accounting No. 159 (“FAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” - In February 2007, the FASB issued FAS 159.  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments.  FAS 159 became effective for fiscal years beginning after November 15, 2007.  The Company has not elected the fair value option for any financial assets or liabilities as of December 31, 2008.

Statement of Financial Accounting No. 160 (“FAS 160”), “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” - The FASB issued FAS 160 in December 2007.  The Statement requires that a noncontrolling interest in a subsidiary be reported separately within equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements.  It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in deconsolidation.  FAS 160 became effective for fiscal years beginning after December 15, 2008.  The Company does not expect the implementation of FAS 160 to have a material impact on its consolidated financial statements.

Statement of Financial Accounting No. 161 (“FAS 161”), “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.” – In March 2008, the FASB issued FAS 161.  This Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements.  FAS 161 became effective for fiscal years beginning after November 15, 2008.  The Company does not expect the implementation of FAS 161 to have a material impact on its consolidated financial statements.

Statement of Financial Accounting No. 162 (“FAS 162”), “The Hierarchy of Generally Accepted Accounting Principles” - The FASB issued FAS 162 in May 2008.  This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  This Statement became effective on November 15, 2008.  The application of FAS 162 did not have a material impact on the Company’s consolidated financial statements.

FASB Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities” – In December 2008, the FASB issued this FSP to amend disclosure guidance in FAS 140 and FIN 46 (revised December 2003).  The FSP requires public entities to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities.  The FSP became effective December 31, 2008.  The application of this FSP did not have a material impact on the Company’s consolidated financial statements.

FSP EITF 99-20-1, “Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue 99-20” – In January 2009, the FASB issued FSP EITF 99-20-1 to amend the impairment guidance in EITF Issue No. 99-20 in order to achieve more consistent determination of whether an other-than-temporary impairment (‘OTTI”) has occurred.  Prior to this FSP, the impairment model in EITF 99-20 was different from FASB Statement No. 115 (“FAS 115”), “Accounting for Certain Investments in Debt and Equity Securities.”  This FSP amended EITF 99-20 to more closely align the OTTI guidance therein to the guidance in FAS 115.  Retrospective application to a prior interim or annual period is prohibited.  The Company does not expect the implementation of this FSP to have a material impact on its consolidated financial statements.

Federal Deposit Insurance Corporation Insurance Coverage

As with all banks insured by the FDIC, the Company’s depositors are protected against the loss of their insured deposits by the FDIC.  The FDIC recently made two changes to the rules that broadened the FDIC insurance.  On October 3, 2008, the FDIC temporarily increased basic FDIC insurance coverage from $100,000 to $250,000 per depositor until December 31, 2009.  Congress is expected to make the $250,000 limit permanent.  In addition, on October 14, 2008, the FDIC instituted a Temporary Liquidity Guaranty Program (“TLGP”) which provides full deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount.  The FDIC defines a “non-interest bearing transaction account” as a transaction account on which the insured depository institution pays no interest and does not reserve the right to require advance notice of intended withdrawals.  This coverage is over and above the $250,000 in deposit insurance otherwise provided to a customer.

The Company opted into the TLGP.  The additional cost of this program, assessed on a quarterly basis, is a 10 basis point annualized surcharge on balances in non-interest bearing transaction accounts that exceed $250,000.  The Company does not believe this amount will have a material effect on its consolidated financial statements.

Financial Condition

Total assets were $288.3 million at December 31, 2008, compared to $288.5 million at December 31, 2007.  Net loans increased $7.1 million, or 4.0%, to $182.9 million as of December 31, 2008.  The loan growth is due to an increase of $12.2 million in commercial and agricultural real estate, partially offset by a decrease of $3.7 million in one-to-four family real estate loans at December 31, 2008.  However, during 2008, approximately $30.1 million of one-to-four family residential real estate loans were originated and sold to the secondary market.  The growth in loans was funded by a decrease of $5.0 million in cash and cash equivalents and a decrease in investment securities.  Available for sale investment securities decreased $15.3 million, or 23.5%, primarily due to $46.6 million in calls and $10.6 million in sales of U.S. agency bonds, partially offset by purchases of $25.3 million of U.S. agency bonds and $16.5 million of tax-free municipal bonds.  The remaining funds were invested in higher-yielding mortgage-backed securities, which increased $12.4 million, or 80.3%, during 2008.

At December 31, 2008, the Company owned $1.1 million of Federal Home Loan Bank stock.  Management reviews this investment, in light of the Federal Home Loan Bank’s performance, for impairment quarterly.  At this time, management deemed that the stock investment is not impaired.  The Company also holds $2.7 million in goodwill associated with a prior acquisition.  Management reviews this intangible asset for impairment at least annually.  Given the current market conditions and the fact that our stock was trading below our book value, we performed an updated analysis as of December 31, 2008.  This analysis, which considered recent market data for bank and thrift transactions, resulted in management’s conclusion that no impairment be taken in 2008.

At December 31, 2008, the Company held $974,000 in mortgage servicing rights.  Our mortgage servicing rights asset represents approximately 74 basis points of the $132.1 million in loans serviced for the secondary market.  We obtain an independent valuation of the servicing asset at least annually.  Our updated valuation as of December 31, 2008, showed a significantly reduced value of approximately 41 basis points due to current market conditions and decreased market rates of interest.  Applying the updated values to our current portfolio resulted in an impairment charge of $428,000 to establish a valuation allowance.  This impairment charge is potentially recoverable in future periods should the value of the mortgage servicing rights increase.

Total deposits decreased $7.6 million, or 3.1%, to $238.2 million as of December 31, 2008, primarily due to a decrease of $9.8 million in time deposits.  The decrease in deposits was offset by an increase of $6.2 million in borrowed funds.  The Company determined that in the low, short-term interest rate environment of 2008, that borrowed funds were a stable, lower cost source of funds than time deposits.  The increase in borrowed funds consists of $3.5 million in advances from the Federal Home Loan Bank and $2.7 million in overnight repurchase agreements.

Stockholders’ equity increased $1.6 million to $24.3 million at December 31, 2008.  The increase resulted primarily from net income of $1,518,000, partially offset by the payment of $285,000 in dividends, and a $396,000 increase in unrealized gains, net of tax, on available-for-sale securities.  The change in unrealized gains or losses on securities classified as available-for-sale is affected by market conditions and, therefore, can fluctuate daily.  Stockholders’ equity was also affected by the receipt of $13,000 from the exercise of stock options during 2008.  The $13,000 reflects $11,000 received from the exercise of stock options and a $2,000 compensation expense related to options.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

General

We had net income for the year ended December 31, 2008, of $1,518,000, or $0.76 per common share, basic and diluted, compared to net income of $619,000 or $0.31 per common share, basic and diluted, for the year ended December 31, 2007.  The $899,000 increase in net income reflects increases of $1.6 million in net interest income (primarily reflecting decreases in our interest expense) and $627,000 in non-interest income, partially offset by increases of $918,000 in non-interest expense, $155,000 in provision for loan losses, and $294,000 in income taxes.  Our operations have benefited from the steepening of the yield curve, which occurred as the Federal Reserve aggressively lowered short-term rates during 2008.  Our deposits have repriced downward faster than our loans, which have yields tied to longer-term rates.

Interest Income

Interest income increased to $15.9 million for the year ended December 31, 2008 from $15.6 million for the year ended December 31, 2007.  The $299,000 increase in interest income resulted from increased income of $290,000 on loans, $984,000 on mortgage-backed securities, and $142,000 on other interest-earning assets, partially offset by decreased income of $1.1 million on investment securities.

The $290,000 increase in interest income on loans is primarily due to a $12.2 million increase in the average balance of the loan portfolio to $178.0 million during 2008.  The growth in the loan portfolio reflects an increase in commercial real estate lending, which is mostly due to the origination of two large loans to local, well-established businesses expanding their operations, as well as advances on previously approved commitments.  The average yield of the loan portfolio decreased 32 basis points to 6.76% for 2008 from 7.08% for 2007.

The $1.1 million decrease in interest income on investment securities is primarily due to a $26.2 million decrease in the average balance of investment securities.  The average yield of investment securities also decreased 12 basis points to 3.88% during 2008.  The average balance of investment securities decreased reflecting calls on U.S. agency securities.  The reinvestment of these funds resulted in an increase of $16.4 million in the average balance of municipal securities during 2008.  The municipal securities are exempt from federal income taxes and will result in higher interest income on a tax equivalent basis.

Interest income on mortgage-backed securities increased $984,000 during 2008.  The average balance of mortgage-backed securities increased $19.6 million to $31.9 million during this same time frame.  Funds from investment securities sales and calls were partially reinvested into higher-yielding mortgage-backed securities.  Interest income on mortgage-backed securities also benefited from an increase in the average yield to 4.95% for 2008 from 4.85% for 2007.

Interest income from other interest-earning assets, consisting of interest-earning deposit accounts and federal funds sold, increased $142,000 during 2008.  The higher interest income from other interest-earning assets is primarily due to a $7.5 million increase in the average balance, partially offset by a 236 basis point decrease in the average yield, reflecting the decreasing interest rate environment during 2008.

Interest Expense

Interest expense decreased to $7.7 million for the year ended December 31, 2008 from $9.0 million for the year ended December 31, 2007.  The $1.3 million decrease in the cost of funds reflects decreases of $1.3 million in interest on deposits and $75,000 in interest on borrowings.

The decrease in the cost of deposits is primarily due to a decrease in the average rate paid, which decreased to 3.14% for 2008 from 3.81% for 2007.  The 67 basis point decrease reflects the decrease in short-term market interest rates during 2008.  The decrease in interest expense was partially offset by an increase of $6.9 million in the average balance of deposits to $228.3 million for 2008.  The increase in the average balance during this period reflects growth of $4.3 million in lower-cost transaction accounts and $2.6 million in time deposit accounts.

The $75,000 decrease in interest expense on borrowings is mostly due to a 174 basis point decrease in the average cost of borrowed funds to 3.04% during 2008.  The decreased cost was partially offset by a higher average balance of borrowed funds of $18.0 million compared to $13.0 million during 2008 and 2007, respectively.  The higher balance of borrowed funds is mostly due to an increase in advances from the Federal Home Loan Bank, which averaged $12.0 million during 2008 and $8.6 million during 2007.  The remainder of borrowed funds consists of securities sold under agreements to repurchase.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

We made a provision for loan losses of $310,000 for the year ended December 31, 2008, compared to $155,000 during 2007.  The increase in the provision during 2008 reflects an increase in the average balance of the loan portfolio, primarily commercial real estate which generally has a higher risk of loss than one-to-four family real estate loans, and an increase in watch list credits.  Net charge-offs decreased during 2008 to $142,000 from $253,000 during 2007.  The allowance for loan losses increased $168,000 to $1.9 million at December 31, 2008.  The provisions in 2008 and 2007 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem credit identified by management.  The review also considered the local economy and the level of bankruptcies and foreclosures in the Company’s market area.  The following table sets forth the composition of our non-performing assets.

	12/31/08	12/31/07
	(Dollars in Thousands)
Non-accruing loans:
One-to-four family residential	$445	$310
Commerical and agricultural real estate	34	218
Multifamily residential	152	-
Commercial and agricultural business	48	82
Home equity/Home improvement	318	89
Automobile	3	12
Other consumer	5	12
Total	1,005	723

Accruing loans delinquent more than 90 days:
One-to-four family residential	163	203
Commercial and agricultural real estate	-	156
Automobile	18	-
Other consumer	5	9
Total	186	368

Foreclosed assets:
One-to-four family residential	565	115
Commercial and agricultural real estate	204	249
Automobile	9	23
Total	778	387

Total non-performing assets	$1,969	$1,478

Total non-performing assets to total assets	0.68%	0.51%

The increase in non-accruing one-to-four family residential and home equity loans reflects the delinquency of several smaller credits, which are in the process of collection or foreclosure.  Commercial and agricultural real estate non-accruing loans decreased during 2008 due to the payoff of three non-accruing loans totaling $195,000.  The increase in one-to-four family residential foreclosed assets is primarily due to the recent repossession of two properties totaling $413,000, on which no loss is expected.

The following table shows the principal amount of potential problem loans on our watch list at December 31, 2008 and December 31, 2007.  All non-accruing loans are automatically placed on the watch list.  The increase in Special Mention credits reflects the addition of four large commercial and commercial real estate borrowers, each of which is current and well secured.  Management does not believe the increase in non-performing assets and watch list credits is indicative of a trend in asset quality.

	12/31/08	12/31/07
	(In thousands)
Special Mention loans	$7,369	$2,649
Substandard loans	2,388	3,338
Total watch list loans	$9,757	$5,987

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

Non-interest Income

Non-interest income increased $627,000 during the year ended December 31, 2008, compared to the year ended December 31, 2007.  The increase in non-interest income is primarily due to increases of $201,000 in net income from mortgage banking operations, $175,000 in commission income, $150,000 in earnings on cash surrender value of bank-owned life insurance policies, and $116,000 in trust income.  The increase in net income from mortgage banking operations reflects a higher volume of loan sales of $30.1 million to the secondary market during 2008, compared to sales of $10.2 million during 2007.  The increase in brokerage commissions and trust income reflect a continued growth in the number of customer accounts.  The higher earnings on cash surrender value reflect the purchase of $3.4 million in bank-owned life insurance, which was purchased to fund new benefit plans, during the past fifteen months.

Non-interest Expense

Non-interest expense increased $918,000 during the year ended December 31, 2008 compared to the year ended December 31, 2007.  The increase in non-interest expense primarily reflects increases of $447,000 in salaries and employee benefits and $59,000 in other real estate expense, as well as a $428,000 impairment charge on mortgage servicing rights during 2008.  The increase in salaries and benefits expense reflects annual wage and cost increases and higher commissions, as well as expenses associated with new benefit plans.  The increase in other real estate expense is mostly attributed to $51,000 in write-downs on properties held during 2008.

Our non-interest expense also included a $19,000, or 70.4%, increase in deposit insurance premiums for the year ended December 31, 2008. During 2009, our non-interest expense will be affected by higher deposit insurance premium assessments from the FDIC.  Based upon the final rules approved by the FDIC on February 27, 2009, we expect our assessments to increase by approximately $300,000.  In addition, a proposed 20 basis point special assessment, if implemented, would result in an additional deposit insurance premium assessment of approximately $480,000.  The FDIC has indicated that it would reduce the level of the special assessment to 10 basis points, or approximately $240,000, if Congress approves legislation to expand the FDIC’s borrowing capacity.

Income Taxes

The provision for income taxes increased $294,000 during 2008 compared to 2007.  The provision reflects an increase in taxable income due to higher income, net of an increase in the benefit of tax-exempt investment securities.

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

Interest Income

Interest income increased to $15.6 million for the year ended December 31, 2007 from $14.0 million for the year ended December 31, 2006.  The $1.6 million increase in interest income resulted from higher interest income of $1.4 million on loans, $237,000 on mortgage-backed securities, and $46,000 on investment securities, partially offset by decreased income of $8,000 on other interest-earning assets.

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

Interest income on other investments, which consist of interest-earning deposit accounts, decreased $8,000 during 2007.  The lower interest income from other investments is primarily due to a $276,000 decrease in the average balance, partially offset by a 28 basis point increase in the average yield, reflecting the rising rate environment of 2007.

Interest Expense

Interest expense increased to $9.0 million for the year ended December 31, 2007 from $7.0 million for the year ended December 31, 2006.  The $2.0 million increase in the cost of funds reflects increases of $1.8 million in interest on deposits and $190,000 in interest on borrowings.

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

The $190,000 increase in interest expense on borrowings is due to a higher average balance of borrowed funds of $13.0 million compared to $9.5 million during 2007 and 2006, respectively.  The higher balance of borrowed funds is mostly due to an increase in advances from the Federal Home Loan Bank, which averaged $8.6 million during 2007 and $6.1 million during 2006.  The remainder of borrowed funds consists of securities sold under agreements to repurchase.  In addition, the average cost of borrowings increased to 4.78% during 2007 from 4.53% during 2006.

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

	Years Ended December 31,
	2008			2007			2006
	Average	Interest/	Yield/	Average	Interest/	Yield/	Average	Interest/	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$177,963	$12,026	6.76%	$165,715	$11,736	7.08%	$149,238	$10,379	6.96%
Investment securities (2)	53,392	2,072	3.88%	79,630	3,189	4.00%	84,251	3,143	3.73%
Mortgage-backed securities	31,921	1,580	4.95%	12,282	596	4.85%	8,411	359	4.27%
Other	9,313	230	2.47%	1,838	88	4.83%	2,114	96	4.55%
Total interest-earning assets	272,589	15,908	5.84%	259,465	15,609	6.02%	244,014	13,977	5.73%

Non-interest-earning assets	20,642			18,169			14,848
Total assets	$293,231			$277,634			$258,862

Interest-bearing liabilities:
Deposits	$228,282	7,169	3.14%	$221,378	8,434	3.81%	$206,777	6,599	3.19%
Short-term borrowings	18,046	547	3.04%	13,036	622	4.78%	9,519	432	4.53%
Total interest-bearing liabilities	246,328	7,716	3.13%	234,414	9,056	3.86%	216,296	7,031	3.25%

Non-interest-bearing liabilities	23,881			21,586			22,105
Stockholders' equity	23,022			21,634			20,461

Total liabilities and stockholders' equity	$293,231			$277,634			$258,862

Net interest income		$8,192			$6,553			$6,946

Interest rate spread (3)			2.70%			2.15%			2.48%

Net interest margin (4)			3.01%			2.53%			2.85%

Ratio of average interest-earning assets to
average interest-bearing liabilities			110.66%			110.69%			112.81%

(1) Includes non-accrual loans and loans held for sale, and fees of $54,000 for 2008, $93,000 for 2007, and $108,000 for 2006.
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

	2008 Compared to 2007			2007 Compared to 2006
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Net	Rate	Volume	Net
	(In thousands)

Interest-earning assets:
Loans	$(553)	$843	$290	$193	$1,164	$1,357
Investment securities	(96)	(1,021)	(1,117)	224	(178)	46
Mortgage-backed securities	12	972	984	54	183	237
Other	(62)	204	142	6	(14)	(8)

Total net change in income on interest-earning assets	(699)	998	299	477	1,155	1,632

Interest-bearing liabilities:
Deposits	(1,521)	256	(1,265)	1,345	490	1,835
Other borrowings	(270)	195	(75)	24	166	190

Total net change in expense on interest-bearing liabilities	(1,791)	451	(1,340)	1,369	656	2,025

Net change in net interest income	$1,092	$547	$1,639	$(892)	$499	$(393)

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

The following table shows projected results at December 31, 2008 and 2007, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO.  The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	(Dollars in thousands)
	12/31/08		12/31/07		ALCO
Rate Shock	$ Change	% Change	$ Change	% Change	Benchmark
+300 basis points	(143)	-1.46%	1	0.01%	>(20.00)%
+200 basis points	(68)	-0.69%	108	1.62%	>(20.00)%
+100 basis points	33	0.34%	224	3.36%	>(12.50)%
-100 basis points	95	0.97%	326	4.90%	>(12.50)%
-200 basis points	(12)	-0.12%	352	5.29%	>(20.00)%
-300 basis points	(205)	-2.10%	376	5.66%	>(20.00)%

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

Liquidity and Capital Resources

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, and investing activities.  At December 31, 2008 and 2007, cash and cash equivalents totaled $7.1 million and $12.2 million, respectively.  Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments).  During the years ended December 31, 2008 and 2007, the most significant sources of funds have been investment calls, sales, and principal payments, and advances from the FHLB.  These funds have been used for new loan originations.

Our cash and cash equivalents decreased $5.0 million during the year ended December 31, 2008, compared to an increase of $2.8 million during the year ended December 31, 2007.  Net cash provided by operating activities increased to $1.6 million during 2008 from $497,000 during 2007.  Net cash used by investing activities decreased to $5.0 million during 2008 from the $16.1 million cash used during 2007.  Cash used to fund net loan originations decreased to $7.9 million during 2008 from the net cash used of $21.6 million during 2007.  Cash used in financing activities increased to $1.6 million during 2008 from the $18.5 million in cash provided during 2007.  The increase is primarily due to the decrease in deposits of $7.6 million partially offset by the increase in FHLB advances of $3.5 million during 2008.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition.  We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations.  We use securities sold under agreement to repurchase as an additional funding source.  The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral.  At December 31, 2008, we had $7.6 million in outstanding agreements, which were for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the FHLB.  We may borrow from the FHLB under a blanket agreement which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying 1-4 family residential loans, or twenty times the balance of FHLB stock held by us.  At December 31, 2008, we had $13.5 million in outstanding advances and additional borrowing capacity of approximately $8.7 million.

We maintain levels of liquid assets as established by the Board of Directors.  Our liquidity ratio, adjusted for pledged assets, at December 31, 2008 and 2007 was 24.1% and 26.1%, respectively.  This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above.  The following table summarizes our outstanding loan commitments at December 31, 2008 and 2007.  The commitments listed below include loans committed for sale to the secondary market of $12.4 million and $2.1 million as of December 31, 2008 and 2007, respectively.

	12/31/08	12/31/07
	(In thousands)
Commitments to fund loans	$50,723	$41,587
Standby letters of credit	774	37

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined).  At December 31, 2008, the Bank meets all capital adequacy requirements to which it is subject.

Under Illinois law, Illinois-chartered savings banks are required to maintain a minimum core capital to total assets ratio of 3%.  The Director of the Illinois Department of Financial and Professional Regulation (the “Director”) is authorized to require a savings bank to maintain a higher minimum capital level if the Director determines that the savings bank’s financial condition or history, management or earnings prospects are not adequate.  If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors.  At December 31, 2008, the Bank’s core capital ratio was 7.30% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2008, the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  The well-capitalized category requires higher minimum ratios of 5% for the Tier 1 leverage, 6% for the Tier 1 risk-based, and 10% for the total risk-based capital ratios.  There are no conditions or events since that notification that management believes have changed the Bank’s category.  The Bank’s actual capital ratios at December 31, 2008 and 2007 are presented in the table below:

	Minimum	12/31/08	12/31/07
	Required	Actual	Actual

Tier 1 Capital to Average Assets	4.00%	7.30%	7.02%
Tier 1 Capital to Risk-Weighted Assets	4.00%	10.02%	10.38%
Total Capital to Risk-Weighted Assets	8.00%	10.94%	11.32%

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

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 18, in 2008 the Company changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.

/sig/ BKD, LLP

Decatur, Illinois
March 11, 2009

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2008 and 2007

Assets

	2008	2007

Cash and due from banks	$6,292,590	$7,045,870
Federal funds sold	460,194	—
Interest-earning demand deposits	392,504	5,129,594

Cash and cash equivalents	7,145,288	12,175,464

Available-for-sale securities:
Investment securities	49,638,933	64,894,960
Mortgage-backed securities	27,795,119	15,415,191
Other investments	240,321	291,004
Loans held for sale	1,388,284	1,861,415
Loans, net of allowance for loan losses of $1,934,072 and $1,766,229 at December 31, 2008 and 2007	182,948,292	175,866,517
Premises and equipment	6,106,746	6,268,893
Federal Home Loan Bank stock	1,108,606	1,108,606
Foreclosed assets held for sale, net	769,467	363,918
Cash surrender value of life insurance	3,907,339	3,186,228
Interest receivable	2,344,502	2,105,094
Deferred income taxes	891,731	805,067
Mortgage servicing rights, net of valuation allowance of $428,030 as of December 31, 2008	545,494	965,679
Goodwill	2,726,567	2,726,567
Core deposit intangibles	—	39,862
Other assets	718,645	414,234

Total assets	$288,275,334	$288,488,699

Liabilities and Stockholders’ Equity

	2008	2007
Liabilities
Deposits
Demand	$19,526,137	$18,059,861
Savings, NOW and money market	78,129,554	77,327,856
Time	140,495,537	150,333,034

Total deposits	238,151,228	245,720,751

Short-term borrowings	7,633,079	4,936,034
Federal Home Loan Bank advances	13,500,000	10,000,000
Deferred compensation	2,576,290	2,346,422
Advances from borrowers for taxes and insurance	445,077	421,489
Interest payable	925,661	1,248,346
Other liabilities	784,559	1,197,766

Total liabilities	264,015,894	265,870,808

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 2008 – 1,987,904 shares; 2007 – 1,986,804 shares	19,879	19,868
Additional paid-in capital	6,634,108	6,621,359
Retained earnings – substantially restricted	17,268,043	16,034,800
Accumulated other comprehensive income (loss)	337,410	(58,136)

Total stockholders’ equity	24,259,440	22,617,891

Total liabilities and stockholders’ equity	$288,275,334	$288,488,699

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Interest and Dividend Income
Loans	$12,026,500	$11,736,631	$10,379,986
Securities
Taxable	1,094,248	2,794,800	3,012,577
Tax-exempt	977,332	393,490	129,902
Mortgage-backed securities	1,579,923	596,094	359,080
Other	230,333	88,692	96,134

Total interest and dividend income	15,908,336	15,609,707	13,977,679

Interest Expense
Deposits	7,168,601	8,433,900	6,599,442
Short-term borrowings	78,045	189,086	155,029
Federal Home Loan Bank advances	469,771	433,419	276,499

Total interest expense	7,716,417	9,056,405	7,030,970

Net Interest Income	8,191,919	6,553,302	6,946,709

Provision for Loan Losses	310,000	155,000	60,000

Net Interest Income After Provision for Loan Losses	7,881,919	6,398,302	6,886,709

Noninterest Income
Fiduciary activities	220,542	104,208	74,520
Commission income	1,021,228	846,280	782,842
Service charges on deposit accounts	889,687	947,409	900,438
Mortgage banking operations, net	195,743	(5,349)	73,563
Net realized gains (losses) on sales of available-for-sale securities	33,324	5,318	(20,817)
Loan servicing fees	352,477	336,467	357,544
Increase in cash surrender value of life insurance	162,827	13,314	14,024
Other	83,461	84,685	52,714

Total noninterest income	2,959,289	2,332,332	2,234,828

See Notes to Consolidated Financial Statements

	2008	2007	2006
Noninterest Expense
Salaries and employee benefits	$5,525,628	$5,078,201	$4,839,560
Net occupancy and equipment expense	1,101,671	1,090,596	1,096,531
Data processing fees	427,838	432,403	440,368
Professional fees	179,517	154,536	175,086
Marketing expense	124,321	113,499	123,800
Postage and office supplies	310,119	288,645	252,128
Deposit insurance premium	46,943	27,549	27,537
Impairment on mortgage servicing rights asset	428,030	—	—
Other	875,036	916,053	937,913

Total noninterest expense	9,019,103	8,101,482	7,892,923

Income Before Income Tax	1,822,105	629,152	1,228,614

Provision for Income Taxes	304,183	10,083	333,495

Net Income	$1,517,922	$619,069	$895,119

Basic Earnings Per Share	$0.76	$0.31	$0.45

Diluted Earnings Per Share	$0.76	$0.31	$0.45

Cash Dividends Per Share	$0.30	$0.30	$0.30

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2008, 2007 and 2006

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital

Balance, January 1, 2006	1,970,216	$19,702	$6,474,513

Comprehensive income
Net income	—	—	—
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—

Total comprehensive income (loss)

Stock option compensation expense	—	—	4,710
Dividends on common stock, $.30 per share	—	—	—
Purchase and retirement of stock	(1,292)	(13)	(17,906)
Stock options exercised	16,493	165	130,428
Tax benefit related to stock options exercised	—	—	16,597

Balance, December 31, 2006	1,985,417	19,854	6,608,342

Comprehensive income
Net income	—	—	—
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—

Total comprehensive income (loss)

Stock option compensation expense	—	—	2,025
Dividends on common stock, $.30 per share	—	—	—
Purchase and retirement of stock	(1,213)	(12)	(14,982)
Stock options exercised	2,600	26	24,599
Tax benefit related to stock options exercised	—	—	1,375

Balance, December 31, 2007	1,986,804	19,868	6,621,359

Comprehensive income
Net income	—	—	—
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—

Total comprehensive income (loss)

Stock option compensation expense	—	—	1,760
Dividends on common stock, $.30 per share	—	—	—
Stock options exercised	1,100	11	10,989

Balance, December 31, 2008	1,987,904	$19,879	$6,634,108

See Notes to Consolidated Financial Statements

	Accumulated
	Other
Retained	Comprehensive
Earnings	Income (Loss)	Total

15,088,742	(1,480,353)	20,102,604

895,119	—	895,119
—	296,617	296,617

		1,191,736

—	—	4,710
(283,705)	—	(283,705)
—	—	(17,919)
—	—	130,593
—	—	16,597

15,700,156	(1,183,736)	21,144,616

619,069	—	619,069
—	1,125,600	1,125,600

		1,744,669

—	—	2,025
(284,425)	—	(284,425)
—	—	(14,994)
—	—	24,625
—	—	1,375

16,034,800	(58,136)	22,617,891

1,517,922	—	1,517,922
—	395,546	395,546

		1,913,468

—	—	1,760
(284,679)	—	(284,679)
—	—	11,000

$17,268,043	$337,410	$24,259,440

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Operating Activities
Net income	$1,517,922	$619,069	$895,119
Items not requiring (providing) cash
Depreciation and amortization	431,697	433,601	455,601
Provision for loan losses	310,000	155,000	60,000
Amortization of premiums and discounts on securities	83,720	(8,657)	14,903
Amortization of loan purchased premium	—	—	(39,559)
Amortization of core deposit intangibles	39,862	79,724	79,723
Deferred income taxes	(290,430)	(134,000)	(86,323)
Net realized (gains) losses on available-for-sale securities	(33,324)	(5,318)	20,817
Net (income) loss on mortgage banking operations	(195,743)	5,349	(73,563)
Impairment of mortgage servicing rights asset	428,030	—	—
Increase in cash surrender value of life insurance	(171,476)	(14,493)	(22,672)
(Gains) losses on sales of foreclosed assets	(18,242)	(33,364)	13,115
Gain on sale of premises and equipment	(6,517)	—	—
Stock option compensation expense	1,760	2,025	4,710
Tax benefit relating to stock options exercised	—	1,375	16,597
Changes in
Interest receivable	(239,408)	(161,704)	(453,641)
Other assets	(354,574)	68,182	(36,131)
Interest payable	(322,685)	166,012	281,888
Other liabilities	(212,431)	736,186	(211,222)
Origination of loans held for sale	(29,415,840)	(11,568,657)	(16,394,351)
Proceeds from sales of loans held for sale	30,076,869	10,156,400	16,561,469

Net cash provided by operating activities	1,629,190	496,730	1,086,480

Investing Activities
Purchases of available-for-sale securities	(69,456,634)	(19,753,071)	(9,550,126)
Proceeds from maturities of available-for-sale securities	50,922,663	10,413,335	5,059,946
Proceeds from the sales of available-for-sale and other securities	22,009,669	17,523,212	5,940,395
Proceeds from sale of Federal Home Loan Bank stock	—	—	430,722
Net change in loans	(7,901,707)	(21,603,784)	(12,686,783)
Purchase of premises and equipment	(295,828)	(146,733)	(165,240)
Proceeds from sales of premises and equipment	32,795	—	—
Proceeds from the sale of foreclosed assets	201,880	286,784	391,631
Purchase of bank-owned life insurance	(549,635)	(2,838,173)	—

Net cash used in investing activities	(5,036,797)	(16,118,430)	(10,579,455)

See Notes to Consolidated Financial Statements

	2008	2007	2006

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$2,267,974	$8,576,887	$7,254,252
Net increase (decrease) in certificates of deposit	(9,837,497)	4,230,574	7,289,264
Net increase (decrease) in short-term borrowings	2,697,045	(98,845)	1,684,811
Proceeds from Federal Home Loan Bank advances	8,500,000	8,000,000	—
Repayment of Federal Home Loan Bank advances	(5,000,000)	(2,000,000)	(4,000,000)
Net increase in advances from borrowers for taxes and insurance	23,588	32,776	14,037
Proceeds from stock options exercised	11,000	24,625	130,593
Purchase and retirement of common stock	—	(14,994)	(17,919)
Dividends paid	(284,679)	(284,425)	(212,704)

Net cash provided by (used in) financing activities	(1,622,569)	18,466,598	12,142,334

Increase (Decrease) in Cash and Cash Equivalents	(5,030,176)	2,844,898	2,649,359

Cash and Cash Equivalents, Beginning of Year	12,175,464	9,330,566	6,681,207

Cash and Cash Equivalents, End of Year	$7,145,288	$12,175,464	$9,330,566

Supplemental Cash Flows Information

Interest paid	$8,039,102	$8,890,393	$6,749,082

Income taxes paid	$551,600	$137,000	$548,600

Sale and financing of foreclosed assets	$156,890	$353,400	$228,500

Real estate acquired in settlement of loans	$666,822	$818,680	$329,287

Dividends declared not paid	$71,113	$71,105	$71,001

Loans held for sale transferred to loans	$—	$45,314	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

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
December 31, 2008 and 2007

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, Federal Home Loan Bank stock impairment, valuation of foreclosed assets held for sale, goodwill impairment, and the valuation of mortgage servicing rights.  In connection with the determination of the allowance for loan losses and valuation of foreclosed assets held for sale, management obtained independent appraisals for significant properties.  In connection with the determination of Federal Home Loan Bank stock impairment, management performed an analysis based on the Federal Home Loan Bank’s current activities.  Management performed an analysis to evaluate goodwill impairment based on current market data provided by an investment banker.  The Company obtained a third-party valuation to perform the impairment analysis of the mortgage servicing rights asset.

Fair Value Measurements

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  The Company estimates the fair value of a financial instrument using a variety of valuation methods.  Where financial instrument are actively traded and have quoted market prices, quoted market prices are used for fair value.  When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value.  When the observable market prices do not exist, the Company estimates fair value.  The Company’s valuation methods consider factors such as liquidity and concentration concerns.  Other factors such as model assumptions, market dislocations, and unexpected correlations can affect estimates of fair value.  Imprecision in estimating these factors can impact the amount of revenue or loss recorded.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

FASB Statement No. 157, Fair Value Measurements, establishes a framework for measuring the fair value of financial instruments that considers the attributes specific to particular assets or liabilities and establishes a three-level hierarchy for determining fair value based on the transparency of inputs to each valuation as of the fair value measurement date.  The three levels are defined as follows:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2
Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	Inputs that are unobservable and significant to the fair value measurement.

At the end of each quarter, the Company assesses the valuation hierarchy for each asset or liability measured.  From time to time, assets or liabilities may be transferred within hierarchy levels due to changes in availability of observable market inputs to measure fair value at the measurement date.  Transfers into or out of hierarchy levels are based upon the fair value at the beginning of the reporting period.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2008 and 2007, cash equivalents consisted primarily of federal funds sold and interest-earning demand deposits.

The financial institutions holding the Company’s cash accounts is participating in the FDIC’s Transaction Account Guarantee Program.  Under that program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

Effective October 3, 2008, the FDIC’s insurance limits increased to $250,000.  The increase in federally insured limits is currently set to expire December 31, 2009, at which time deposit insurance limits will be reduced to $100,000.  At December 31, 2008, the Company’s interest-bearing cash accounts did not exceed federally insured limits.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value.  Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Amortization of premiums and accretion of discounts are recorded as interest income from securities.  Realized gains and losses are recorded as net security gains (losses).  Gains and losses on sales of securities are determined on the specific-identification method.

Other Investments

Other investments at December 31, 2008 and 2007 include local municipal bonds and equity investments in local community development organizations.  The municipal bonds mature ratably through the year 2020.  These securities have no readily ascertainable market value and are carried at cost.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

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

Groups of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

The Company owns $1,108,606 of Federal Home Loan Bank stock as of December 31, 2008 and 2007.  During the third quarter of 2007, the Federal Home Loan Bank of Chicago (FHLB) received a Cease and Desist Order from their regulator, the Federal Housing Finance Board.  The order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board.  The FHLB will continue to provide liquidity and funding through advances.  With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and make appropriate request for approval.  The FHLB did not pay a dividend during 2008, and the stock is considered a non-performing asset as of December 31, 2008 and 2007.  Management performed an analysis as of December 31, 2008 and deemed the investment in FHLB stock was not impaired.

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

Goodwill

Goodwill is tested annually for impairment.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the financial statements.  The goodwill was not deemed impaired as of December 31, 2008 or 2007.

Intangible Assets

Intangible assets are being amortized on the straight-line basis over periods up to eight years.  Such assets are periodically evaluated as to the recoverability of their carrying value.

Mortgage Servicing Rights

Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value.  Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.  Impairment of mortgage-servicing rights is assessed based on the fair value of those rights.  Fair values are estimated using discounted cash flows based on a current market interest rate.  For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans.  The predominant characteristic currently used for stratification is type of loan.  The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Stock Options

At December 31, 2008 and 2007, the Company has a stock-based employee compensation plan, which is described more fully in Note 16.  The Company accounts for this plan under the recognition and measurement principles of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment.

Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities.  A valuation allowance, if any, is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.  The Company files consolidated income tax returns with its subsidiary.

Earnings Per Share

Earnings per share have been computed based upon the weighted-average common shares outstanding during each year.

Diluted earnings per share consider the potential dilutive effects of the exercise of outstanding stock options under the Company’s stock option plans.  Anti-dilutive options are excluded from the calculation.

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company.  Fees from trust activities are recorded as revenue over the period in which the service is provided.  Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department.  This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.  Generally, the actual trust fee is charged to each account on a quarterly basis.  Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered 106 and 103 trust accounts with assets totaling approximately $48.9 million and $37.0 million at December 31, 2008 and 2007, respectively

Reclassifications

Certain reclassifications have been made to the 2007 and 2006 financial statements to conform to the 2008 financial statement presentation.  These reclassifications had no effect on net income or stockholders’ equity.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2008 and 2007, was $1,054,000 and $908,000, respectively.

Note 3:	Securities

The amortized cost and approximate fair values of securities, all of which are classified as available for sale, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value

December 31, 2008:
U.S. government agencies	$19,472,065	$361,545	$—	$19,833,610
Mortgage-backed securities	27,384,188	410,931	—	27,795,119
State and political subdivisions	30,066,572	283,150	(544,399)	29,805,323

	$76,922,825	$1,055,626	$(544,399)	$77,434,052

December 31, 2007:
U.S. government agencies	$50,107,356	$4,611	$(150,312)	$49,961,655
Mortgage-backed securities	15,494,925	35,989	(115,723)	15,415,191
State and political subdivisions	14,795,956	142,875	(5,526)	14,933,305

	$80,398,237	$183,475	$(271,561)	$80,310,151

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

The amortized cost and fair value of available-for-sale securities at December 31, 2008, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$80,000	$80,009
One to five years	11,320,276	11,477,786
Five to ten years	28,787,960	29,101,904
After ten years	9,350,401	8,979,234
Mortgage-backed securities	27,384,188	27,795,119

Totals	$76,922,825	$77,434,052

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $43,048,336 at December 31, 2008 and $51,396,445 at December 31, 2007.

The book value of securities sold under agreements to repurchase amounted to $7,633,079 and $4,936,034 at December 31, 2008 and 2007, respectively.

Gross gains of $48,226, $5,876, and $916 and gross losses of $14,902, $558, and $21,733 resulting from sales of available-for-sale securities were realized for 2008, 2007 and 2006, respectively.  The tax provision (benefit) applicable to these net realized gains (losses) amounted to $11,330, $1,808, and $(7,078), respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2008 and 2007, was $13,971,751 and $52,716,777, which is approximately 18% and 66%, respectively, of the Company’s available-for-sale investment portfolio.  The declines primarily resulted from recent changes in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.  There was no other-than-temporary impairment recorded during 2008, 2007, or 2006.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2008

U.S. government agencies	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	—	—	—	—	—	—
State and political subdivisions	13,971,751	(544,399)	—	—	13,971,751	(544,399)

Total temporarily impaired securities	$13,971,751	$(544,399)	$ __—	$__—	$13,971,751	$(544,399)

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2007

U.S. government agencies	$1,245,905	$(280)	$42,973,499	$(150,032)	$44,219,404	$(150,312)
Mortgage-backed securities	910,049	(2,954)	6,014,125	(112,769)	6,924,174	(115,723)
State and political subdivisions	1,258,503	(4,593)	314,696	(933)	1,573,199	(5,526)

Total temporarily impaired securities	$3,414,457	$(7,827)	$49,302,320	$(263,734)	$52,716,777	$(271,561)

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2008	2007

Commercial and agricultural	$35,356,098	$36,539,160
Commercial and agricultural real estate	61,034,538	48,841,129
Residential real estate	46,806,391	50,459,155
Consumer	35,843,434	35,420,600
Other	5,950,390	6,402,318
Total loans	184,990,851	177,662,362

Less
Net deferred loan fees, premiums and discounts	108,487	29,616
Allowance for loan losses	1,934,072	1,766,229

Net loans	$182,948,292	$175,866,517

Activity in the allowance for loan losses was as follows:

	2008	2007	2006

Balance, beginning of year	$1,766,229	$1,864,497	$1,846,150
Provision charged to expense	310,000	155,000	60,000
Losses charged off, net of recoveries of $64,025 for 2008, $47,573 for 2007, and $176,778 for 2006	(142,157)	(253,268)	(41,653)

Balance, end of year	$1,934,072	$1,766,229	$1,864,497

Impaired loans totaled $1,354,148, $1,071,922, and $1,133,320 at December 31, 2008, 2007 and 2006, respectively.  An allowance for loan losses of $174,905, $10,719, and $61,242 relates to impaired loans of $1,147,702, $1,071,922, and $1,133,320, at December 31, 2008, 2007 and 2006, respectively.  At December 31, 2008, impaired loans of 206,446 had no related allowance for loan losses.

Interest of approximately $114,520, $95,052, and $54,426 was recognized on average impaired loans of $489,211, $724,103, and $773,308 for 2008, 2007 and 2006, respectively.  Interest of $96,459, $102,601, and $56,811 was recognized on impaired loans on a cash basis during 2008, 2007 and 2006, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

At December 31, 2008, 2007 and 2006, accruing loans delinquent 90 days or more totaled $185,502, $368,011, and $4,049, respectively.  Non-accruing loans at December 31, 2008, 2007 and 2006 were $1,004,881, $722,931, and $1,348,045, respectively.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2008	2007

Land	$983,276	$983,276
Buildings and improvements	7,522,011	7,513,876
Equipment	4,401,113	4,170,078
	12,906,400	12,667,230
Less accumulated depreciation	(6,799,654)	(6,398,337)

Net premises and equipment	$6,106,746	$6,268,893

Note 6:	Intangible Assets

The carrying basis and accumulated amortization of recognized core deposit intangible assets at December 31, 2008 and 2007 were:

	2008		2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangibles	$637,789	$(637,789)	$637,789	$(597,927)

Amortization expense for the years ended December 31, 2008, 2007 and 2006, was $39,862, $79,724, and $79,723, respectively.  The intangible was fully amortized during 2008.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 7:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans serviced for others was $132,100,020 and $129,935,669 at December 31, 2008 and 2007, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits on the general ledger, were $303,797 and $288,098 at December 31, 2008 and 2007, respectively.

The aggregate fair value of capitalized mortgage servicing rights at December 31, 2008, 2007 and 2006 totaled $545,494, $1,040,899 and $1,186,160, respectively.  Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Activity in the balance of mortgage servicing rights, measured using the amortization method, was as follows:

	2008	2007
Mortgage servicing rights
Balance, beginning of year	$965,679	$1,039,649
Servicing rights capitalized	204,248	74,701
Amortization of servicing rights	(196,403)	(148,671)
Valuation allowance	(428,030)	—

Balance, end of year	$545,494	$965,679

For purposes of measuring impairment, risk characteristics (including product type, investor type and interest rates) were used to stratify the originated mortgage servicing rights.  Activity in the valuation allowance was as follows:

	2008	2007

Balance, beginning of year	$—	$—
Additions	428,030	—

Balance, end of year	$428,030	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
Note 8:	Interest-bearing Deposits

Time deposits in denominations of $100,000 or more totaled $59,263,188 at December 31, 2008 and $65,127,764 at December 31, 2007.

At December 31, 2008, the scheduled maturities of time deposits are as follows:

2009	$106,479,880
2010	23,847,765
2011	6,107,503
2012	2,220,024
2013	1,840,365
Thereafter	—

$140,495,537

Note 9:	Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase totaling $7,633,079 and $4,936,034 at December 31, 2008 and 2007, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company.  The maximum amount of outstanding agreements at any month end during 2008 and 2007 totaled $7,633,079 and $5,838,407, respectively, and the monthly average of such agreements totaled $6,031,389 and $4,664,659 for 2008 and 2007, respectively.  The agreements at December 31, 2008, are all overnight agreements.

Note 10:	Federal Home Loan Bank Advances

The Federal Home Loan Bank advances total $13,500,000 and $10,000,000 as of December 31, 2008 and 2007, respectively.  The advances are secured by mortgage loans totaling $44,039,000 at December 31, 2008.  The advances, at interest rates of 0.52% to 5.09%, are subject to restrictions or penalties in the event of prepayment.  The Federal Home Loan Bank advances mature in 2009.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 11:	Income Taxes

The provision for income taxes includes these components:

	2008	2007	2006

Taxes currently payable
Federal	$594,613	$144,083	$419,818
State	—	—	—
Deferred income taxes	(290,430)	(134,000)	(86,323)

Income tax expense	$304,183	$10,083	$333,495

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2008	2007	2006

Computed at the statutory rate (34%)	$619,515	$213,912	$417,729
Increase (decrease) resulting from
Tax exempt interest	(283,936)	(110,139)	(37,662)
Graduated tax rates	(18,221)	(6,292)	(12,286)
State income taxes, net	58,144	(64,575)	(49,288)
Other	(71,319)	(22,823)	15,002

Actual tax expense	$304,183	$10,083	$333,495

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2008	2007
Deferred tax assets
Allowance for loan losses	$625,389	$553,074
Deferred compensation	1,000,064	899,190
State net operating loss carryforward	220,325	268,496
Unrealized losses on available-for-sale securities	—	29,949
Other	—	7,363
	1,845,778	1,758,072

Deferred tax liabilities
Unrealized gains on available-for-sale securities	173,817	—
Depreciation	337,862	358,491
Federal Home Loan Bank stock dividends	146,736	144,860
Prepaid expenses	46,695	64,313
Mortgage servicing rights	211,750	370,065
Basis in acquired assets	—	15,276
Other	37,187	—
	954,047	953,005

Net deferred tax asset	$891,731	$805,067

Retained earnings at December 31, 2008 and 2007, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized.  These amounts represent an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.  The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2008 and 2007.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 12:	Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2008	2007	2006

Unrealized gains on available-for-sale securities	$632,636	$1,695,695	$617,229
Less reclassification adjustment for realized gains (losses) included in income	33,324	5,318	(20,817)
Other comprehensive income, before tax effect	599,312	1,690,377	638,046
Tax expense (benefit)	203,766	(564,777)	(216,936)
Tax expense – change in tax rate from 38.7% to 34% during 2006	—	—	(124,493)

Other comprehensive income	$395,546	$1,125,600	$296,617

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2008	2007	2006

Net unrealized gain (loss) on securities available-for-sale	$511,227	$(88,085)	$(1,778,462)

Tax effect	(173,817)	29,949	594,726

Net-of-tax amount	$337,410	$(58,136)	$(1,183,736)

Note 13:	Regulatory Matters

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below).  As of December 31, 2008 and 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total risk-based capital (to risk-weighted assets)	$22,816	10.94%	$16,677	8.0%	$20,846	10.0%

Tier I capital (to risk-weighted assets)	20,882	10.02	8,338	4.0	12,508	6.0

Tier I capital (to average assets)	20,882	7.30	11,436	4.0	14,295	5.0

Tangible capital (to adjusted tangible assets)	20,882	7.30	4,289	1.5	—	N/A

As of December 31, 2007
Total risk-based capital (to risk-weighted assets)	$21,438	11.32%	$15,155	8.0%	$18,943	10.0%

Tier I capital (to risk-weighted assets)	19,672	10.38	7,577	4.0	11,366	6.0

Tier I capital (to average assets)	19,672	7.02	11,205	4.0	14,006	5.0

Tangible capital (to adjusted tangible assets)	19,672	7.02	4,202	1.5	—	N/A

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Although the Company’s regulators approved the mutual holding company’s waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company’s retained earnings.  The Company’s mutual holding company waived its share of dividends declared by the Company as follows:

Year ended December 31, 2000	$77,905
Year ended December 31, 2001	311,621
Year ended December 31, 2002	311,622
Year ended December 31, 2003	311,621
Year ended December 31, 2004	311,622
Year ended December 31, 2005	311,621
Year ended December 31, 2006	311,622
Year ended December 31, 2007	311,621
Year ended December 31, 2008	311,622

$2,570,877

Note 14:	Related Party Transactions

At December 31, 2008 and 2007, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties).  Changes in loans to executive officers and directors for the year ended December 31, 2008 are summarized as follows:

Balance beginning of year	$944,569
Additions	2,402,371
Repayments	(2,311,845)
Change in related parties	(55,319)

Balance, end of year	$979,776

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 15:	Employee Benefits

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees.  The Company’s contributions to this plan were $140,087, $110,749, and $105,904 for the years ended December 31, 2008, 2007 and 2006, respectively.  The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 4.00% to 4.5% for the year ended December 31, 2008 and 5.00% for the year ended December 31, 2007 and 2006.

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees.  Contributions are determined annually by the Company’s Board of Directors.  Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2008, 2007 or 2006. The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index.  The amount recorded on the balance sheets as deferred compensation was $2,091,900 and $2,026,990 as of December 31, 2008 and 2007, respectively.  Compensation expense related to the plan was $167,079, $158,025 and $133,383 for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company has also entered into deferred compensation agreements with certain key officers and employees.  The agreements provide for monthly payments at retirement or death.  The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 6 to 8% discount rate.  The amount recorded on the balance sheets as deferred compensation was $484,390 and $319,432 as of December 31, 2008 and 2007, respectively.  Compensation expense related to the plans was $164,956, $24,481, and $22,605 for the years ended December 31, 2008, 2007 and 2006, respectively.

Employee Stock Ownership Plan — The ESOP is a noncontributory defined contribution plan which covers substantially all employees.  The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors.  The Company has made no contributions in 2008, 2007 or 2006.

At December 31, 2008 and 2007, all 38,128 shares held by the ESOP had been allocated.

In the event a terminated Plan participant desires to sell his or her shares of the Company’s stock, the Company’s stock includes a put option, which is a right to demand that the Company buy any shares of its stock distributed to participants at fair market value.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 16:	Stock Options Plan

The Jacksonville Savings Bank and Jacksonville Bancorp, MHC 1996 Stock Option Plan was adopted on April 23, 1996 and is administered by the Board of Directors.  A total of 83,625 shares of common stock were reserved and awarded under the Plan.  Awards expire ten years after the grant date and are exercisable at a price of $8.83 per share.  In 2004, 5000 shares related to this plan were reissued.  The Jacksonville Savings Bank 2001 Stock Option Plan was adopted on April 30, 2001 and is administered by the Stock Benefits Committee.  A total of 87,100 shares of common stock were reserved and awarded under the Plan during 2001.  Awards expire ten years after the grant date and are exercisable at a price of $10.00 per share.  No shares were granted during 2008, 2007 or 2006.

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

A summary of option activity under the Plan as of December 31, 2008, 2007 and 2006, and changes during the years then ended, is presented below:

	2008
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	35,545	$10.63
Granted	—	—
Exercised	(1,100)	10.00
Forfeited or expired	—	—

Outstanding, end of year	34,445	$10.65	3.15	$0

Exercisable, end of year	34,205	$10.63	3.30	$0

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2008 excludes 28,845 and 5,600 shares that are exercisable at prices of $10.00 and $14.00 per share and were antidilutive.

	2007
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	38,145	$10.59
Granted	—	—
Exercised	2,600	10.00
Forfeited or expired	—	—

Outstanding, end of year	35,545	$10.63	4.17	$48,511

Exercisable, end of year	34,845	$10.56	4.17	$50,607

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2007 excludes 5,600 shares that are exercisable at a price of $14.00 per share and were antidilutive.

	2006
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	54,640	$10.12
Granted	—	—
Exercised	(16,493)	9.04
Forfeited or expired	(2)	8.83

Outstanding, end of year	38,145	$10.59	5.44	$76,481

Exercisable, end of year	36,985	$10.48	5.36	$80,061

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2006 excludes 5,600 shares that are exercisable at a price of $14.00 per share and were antidilutive.

The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $0, $6,786, and $70,145, respectively.

As of December 31, 2008, there was $483 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 0.5 years.  The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006, was $1,863, $1,863, and $3,517, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 17:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2008
	Income	Weighted- Average Shares	Per Share Amount

Net income	$1,517,922

Basic earnings per share		1,987,712
Income available to common stockholders			$.76

Effect of dilutive securities
Stock options	—	—

Diluted earnings per share
Income available to common stockholders	$1,517,922	1,987,712	$.76

The earnings per share calculation for 2008 does not include 34,445 shares that were antidilutive.

	Year Ended December 31, 2007
	Income	Weighted- Average Shares	Per Share Amount

Net income	$619,069

Basic earnings per share		1,986,556
Income available to common stockholders			$0.31

Effect of dilutive securities
Stock options	—	5,788

Diluted earnings per share
Income available to common stockholders	$619,069	1,992,344	$0.31

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

The earnings per share calculation for 2007 does not include 5,600 shares that were antidilutive.

	Year Ended December 31, 2006
	Income	Weighted- Average Shares	Per Share Amount

Net income	$895,119

Basic earnings per share		1,982,081
Income available to common stockholders			$0.45

Effect of dilutive securities
Stock options	—	7,572

Diluted earnings per share
Income available to common stockholders	$895,119	1,989,653	$0.45

Note 18:	Disclosures about Fair Value of Assets and Liabilities

Effective January 1, 2008, the Bank adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157).  FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  FAS 157 has been applied prospectively as of the beginning of the year.

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  The Company has no Level 1 securities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. government agencies, mortgage-backed securities and municipal securities.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company did not have securities considered Level 3 as of December 31, 2008.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:

		Fair Value Measurements Using
	Fair Value	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available-for-sale securities	$77,434,052	$—	$77,434,052	$—

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Impaired Loans

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment in accordance with the provisions of Financial Accounting Standard No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan.  Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using the discounted cash flow method.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized.  This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

If the impaired loan is determined not to be collateral dependent, then the discounted cash flow method is used.  This method requires the impaired loan to be recorded at the present value of expected future cash flows discounted at the loan’s effective interest rate.  The effective interest rate of a loan is the contractual interest rate adjusted for any net deferred loan fees or costs, premiums or discount existing at origination or acquisition of the loan.

Impaired loans are classified within Level 3 of the fair value hierarchy.

Mortgage Servicing Rights

The fair value used to determine the valuation allowance is estimated using discounted cash flow models.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$972,797	$—	$—	$972,797
Mortgage servicing rights	545,494	—	—	545,494

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Cash Equivalents and Federal Home Loan Bank Stock

The carrying amount approximates fair value.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Securities

Fair values equal quoted market prices, if available.  If quoted market prices are not available, fair value is estimated base don quoted market prices of similar securities.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

The following table presents estimated fair values of the Company’s financial instruments in accordance with FAS 107 not previously disclosed at December 31, 2008 and 2007.

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$7,145,288	$7,145,288	$12,175,464	$12,175,464
Available-for-sale securities	77,434,052	77,434,052	80,310,151	80,310,151
Other investments	240,321	240,321	291,004	291,004
Loans held for sale	1,388,284	1,388,284	1,861,415	1,861,415
Loans, net of allowance for loan losses	182,948,292	181,308,061	175,866,517	175,424,820
Federal Home Loan Bank stock	1,108,606	1,108,606	1,108,606	1,108,606
Interest receivable	2,344,502	2,344,502	2,105,094	2,105,094

Financial liabilities
Deposits	238,151,228	240,721,801	245,720,751	247,151,775
Short-term borrowings	7,633,079	7,633,079	4,936,034	4,936,034
Federal Home Loan Bank advances	13,500,000	13,593,469	10,000,000	10,020,842
Advances from borrowers for taxes and insurance	445,077	445,077	421,489	421,489
Interest payable	925,661	925,661	1,248,346	1,248,346

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 19:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the allowance for loan losses are reflected in the footnote regarding loans.  Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.  Estimates related to the goodwill and Federal Home Loan Bank stock impairments and foreclosed assets held for sale are described in Note 1.  Other significant estimates and concentrations not discussed in those footnotes include:

Current Economic Conditions

The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.  The financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

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

At December 31, 2008 and 2007, the Company had outstanding commitments to originate loans aggregating approximately $15,869,326 and $12,680,090, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $14,869,326 and $9,605,090 at December 31, 2008 and 2007, respectively, with the remainder at floating market rates.

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

The Company had total outstanding standby letters of credit amounting to $773,700 and $37,000 at December 31, 2008 and 2007, respectively, with terms of one year or less.  At December 31, 2008 and 2007, the Company’s deferred revenue under standby letters of credit agreements was nominal.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

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

At December 31, 2008, the Company had granted unused lines of credit to borrowers aggregating approximately $23,531,125 and $11,322,483 for commercial lines and open-end consumer lines, respectively.  At December 31, 2007, unused lines of credit to borrowers aggregated approximately $23,149,437 for commercial lines and $5,757,627 for open-end consumer lines.

Note 21:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2008
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,946,895	$3,972,057	$3,933,463	$4,055,921
Interest expense	1,615,858	1,856,923	2,023,898	2,219,738
Net interest income	2,331,037	2,115,134	1,909,565	1,836,183
Provision for loan losses	145,000	105,000	30,000	30,000
Net interest income after provision for loan losses	2,186,037	2,010,134	1,879,565	1,806,183
Other income	662,604	797,098	752,178	747,409
Other expense	2,657,479	2,158,834	2,113,006	2,089,784
Income before income taxes	191,162	648,398	518,737	463,808
Income tax expense (benefit)	(40,813)	149,601	94,956	100,439

Net income	$231,975	$498,797	$423,781	$363,369

Basic earnings per share	$0.12	$0.25	$0.21	$0.18
Diluted earnings per share	$0.12	$0.25	$0.21	$0.18

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

	Year Ended December 31, 2007
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$4,046,172	$4,018,989	$3,854,638	$3,689,908
Interest expense	2,315,675	2,380,648	2,230,790	2,129,292
Net interest income	1,730,497	1,638,341	1,623,848	1,560,616
Provision for loan losses	105,000	20,000	—	30,000
Net interest income after provision for loan losses	1,625,497	1,618,341	1,623,848	1,530,616
Other income	601,797	567,868	625,453	537,214
Other expense	2,076,067	2,030,431	2,013,755	1,981,229
Income before income taxes	151,227	155,778	235,546	86,601
Income tax expense (benefit)	(23,826)	18,042	33,223	(17,356)

Net income	$175,053	$137,736	$202,323	$103,957

Basic earnings per share	$0.09	$0.07	$0.10	$0.05
Diluted earnings per share	$0.09	$0.07	$0.10	$0.05

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Note 22:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2008	2007
Assets
Cash and due from banks	$203,417	$189,694
Investment in common stock of subsidiary	24,000,219	22,379,835
Other assets	149,388	139,201

Total assets	$24,353,024	$22,708,730

Liabilities
Other liabilities	$93,584	$90,839

Total liabilities	93,584	90,839

Stockholders' Equity	24,259,440	22,617,891

Total liabilities and stockholders' equity	$24,353,024	$22,708,730

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Condensed Statements of Income

	Year Ending December 31,
	2008	2007	2006
Income
Dividends from subsidiary	$384,749	$284,398	$283,199
Other income	854	1,190	1,557

Total income	385,603	285,588	284,756

Expenses
Other expenses	151,222	148,306	179,214

Total expenses	151,222	148,306	179,214

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	234,381	137,282	105,542

Income Tax Benefit	(58,702)	(57,265)	(69,570)

Income Before Equity in Undistributed Income of Subsidiary	293,083	194,547	175,112

Equity in Undistributed Income of Subsidiary	1,224,839	424,522	720,007

Net Income	$1,517,922	$619,069	$895,119

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007

Condensed Statements of Cash Flows

	Year Ending December 31,
	2008	2007	2006
Operating Activities
Net income	$1,517,922	$619,069	$895,119
Items not providing cash, net	(1,223,081)	(422,497)	(715,297)
Change in other assets and liabilities, net	(7,439)	16,771	(69,199)

Net cash provided by operating activities	287,402	213,343	110,623

Financing Activities
Dividends paid	(284,679)	(284,425)	(212,704)
Purchase and retirement of common stock	—	(14,994)	(17,919)
Exercise of stock options	11,000	26,000	147,190

Net cash used in financing activities	(273,679)	(273,419)	(83,433)

Net Change in Cash and Cash Equivalents	13,723	(60,076)	27,190

Cash and Cash Equivalents at Beginning of Year	189,694	249,770	222,580

Cash and Cash Equivalents at End of Year	$203,417	$189,694	$249,770

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”.  As of December 31, 2008, we had approximately 549 stockholders of record, including our mutual holding company parent and brokers, who held 1,987,904 shares of our outstanding shares of common stock.  Our mutual holding company parent owns 1,038,738 shares.

The following table sets forth market price and dividend information for our common stock for the two years in the period ending December 31, 2008.

Fiscal 2007	High	Low	Dividends

First Quarter	$13.70	$12.07	$.075/per share

Second Quarter	$13.66	$11.18	$.075/per share

Third Quarter	$13.50	$11.18	$.075/per share

Fourth Quarter	$13.38	$10.21	$.075/per share

Fiscal 2008

First Quarter	$13.25	$ 9.00	$.075/per share

Second Quarter	$12.60	$10.15	$.075/per share

Third Quarter	$10.15	$ 9.03	$.075/per share

Fourth Quarter	$10.00	$ 7.80	$.075/per share

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 13 to the Consolidated Financial Statements.

The Company did not repurchase any Company stock during the fourth quarter of 2008.

Directors and Officers

Directors	Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary

Harmon B. Deal, III Investment Manager Deal Partners, L.P.	Laura A. Marks Senior Vice President – Retail Banking

John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	Chris A. Royal Vice President and Chief Lending Officer

Dean H. Hess Self-employed farmer	Diana S. Tone Chief Financial Officer and Compliance Officer

Emily J. Osburn Retired radio station manager

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman Pomerenk & Schick, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 400	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 28, 2009 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

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