Form 10-K, Exhibit 13
period 2009-12-31
JACKSONVILLE BANCORP INC
filed 2010-03-15
CIK 1172097

Exhibit 13

Jacksonville Bancorp, Inc. 2009 Annual Report

To Our Shareholders:

2009 was one of the most difficult years on record for the U.S. economy and for many institutions in the banking industry.  At year end, nationwide foreclosure filings totaled more than 3.1 million, unemployment stood at 10.0 percent and five of the preceding seven quarters showed a decline in real GDP.  Many banks were closed and more closures are forecasted.  Despite the severity of the nationwide recession, your bank was able to achieve significant core deposit growth, maintain a low number of nonperforming loans and enjoy a profitable year.

At year end, total deposits had increased $16.5 million with most of the growth occurring in checking and savings accounts.  We believe this type of core deposit growth is a reflection of consumer confidence and preference for a community bank staffed by people they know.  The combination of growth in lower cost deposits and lower market interest rates resulted in an expansion of our net interest margin.

While we were able to achieve a number of operating efficiencies, we also experienced increases in two major expense areas.  In 2009, the FDIC required all financial institutions to pay substantially higher insurance premiums.  For Jacksonville Savings Bank, the increase amounted to more than $500,000.  Also, in recognition of the economic hardship occurring in our market area and its impact on our analysis, we recorded a significant increase in our provision for loan losses.  Although we remain committed to lending in our local markets, we will also be vigilant in evaluating the quality of our loans.  In spite of these additional expenses, net income for 2009 was $1,396,167.

In an effort to position ourselves for future growth, we announced in January, 2010 that we would be converting from a mutual holding company (MHC) form of ownership to a 100% stock company.  We hope to have the transaction completed during the third calendar quarter of 2010.  The additional capital raised in the conversion will allow us to increase our lending limit as well as to respond to strategic growth opportunities that may arise.

With the continued loyalty of our customers, the support of our shareholders and the dedication of our employees, we look forward to another year of positive results.

Sincerely,

Andrew F. Applebee                                                               Richard A. Foss
Chairman                                                                                   President and CEO

Table of Contents

Page

Business of the Company	1

Selected Consolidated Financial Information	2-3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4-20

Report of Independent Registered Public Accounting Firm	21

Consolidated Financial Statements	22-29

Notes to Consolidated Financial Statements	30-71

Common Stock Information	72

Directors and Officers	73

Corporate Information	74

Annual Meeting	74

Business of the Company

Jacksonville Bancorp, Inc. (the “Company”) was incorporated under Federal law on May 3, 2002.  We are a savings and loan holding company whose sole business activity is the 100% ownership of Jacksonville Savings Bank (the “Bank”).  We are majority owned by Jacksonville Bancorp, MHC, a Federally-chartered mutual holding company.

Jacksonville Savings Bank is an Illinois-chartered savings bank headquartered in Jacksonville, Illinois.  We conduct our business from our main office and six branches, two of which are located in Jacksonville and one of which is located in each of the following Illinois communities: Virden, Litchfield, Chapin, and Concord.  We were originally chartered in 1916 as an Illinois-chartered mutual savings and loan association and converted to a mutual savings bank in 1992.  In 1995, Jacksonville Savings Bank converted to an Illinois chartered stock savings bank and reorganized from the mutual to the mutual holding company form of organization. In 1997 and 2000, Jacksonville Savings Bank acquired Litchfield Community Savings, S.B. and Chapin State Bank, respectively. In 2002, Jacksonville Savings Bank reorganized into the two-tiered mutual holding company form of organization.  We have been a member of the Federal Home Loan Bank System since 1932.  Our deposits are insured by the Federal Deposit Insurance Corporation.

We are a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in our market area and using such funds, together with borrowings and funds from other sources, to originate mortgage loans secured by one- to four-family residential real estate, commercial and agricultural real estate and consumer loans. We also originate commercial and agricultural business loans and multi-family real estate loans.  Additionally, we invest in United States Government agency securities, bank-qualified, general obligation municipal issues, and mortgage-backed securities issued or guaranteed by the United States Government or agencies thereof.  We maintain a portion of our assets in liquid investments, such as overnight funds at the Federal Home Loan Bank.

Our principal sources of funds are customer deposits, proceeds from the sale of loans, funds received from the repayment and prepayment of loans and mortgage-backed securities, and the sale, call, or maturity of investment securities.  Principal sources of income are interest income on loans and investments, sales of loans and securities, service charges, commissions, loan servicing fees and other fees.  Our principal expenses are interest paid on deposits, employee compensation and benefits, occupancy and equipment expense and Federal Deposit Insurance Corporation insurance premiums.

We operate a full service trust department and an investment center.  The investment center is operated through Financial Resources Group, Inc., Jacksonville Savings Bank’s wholly-owned subsidiary.

Selected Consolidated Financial Information

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated.  Selected quarterly financial data for each of the last two years is set forth at Note 21 to the Consolidated Financial Statements.

	At December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Selected Financial Condition Data:

Total assets	$288,846	$288,275	$288,489	$267,372	$253,946
Cash and cash equivalents	15,696	7,145	12,175	9,331	6,681
Investment securities	38,455	50,988	66,295	79,978	80,821
Mortgage-backed securities	40,984	27,795	15,415	8,210	8,646
Loans, net(1)	174,497	184,337	177,728	155,264	142,771
Federal Home Loan Bank of Chicago stock, at cost	1,109	1,109	1,109	1,109	1,539
Foreclosed assets, net	383	769	364	152	456
Bank owned life insurance	4,095	3,907	3,186	334	311
Deposits	254,700	238,151	245,721	232,913	218,370
Federal Home Loan Bank of Chicago advances	—	13,500	10,000	4,000	8,000
Short-term borrowings	3,789	7,633	4,936	5,035	3,350
Stockholders’ equity	25,263	24,259	22,618	21,145	20,103

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$14,420	$15,908	$15,609	$13,978	$12,423
Interest expense	5,432	7,716	9,056	7,031	4,986
Net interest income	8,988	8,192	6,553	6,947	7,437
Provision for loan losses	2,575	310	155	60	245
Net interest income after provision for loan losses	6,413	7,882	6,398	6,887	7,192
Noninterest income	4,209	3,161	2,492	2,235	2,174
Noninterest expense	9,126	9,221	8,261	7,893	8,054
Income before income tax	1,497	1,822	629	1,229	1,312
Provision for income taxes	101	304	10	334	412
Net income	$1,396	$1,518	$619	$895	$900
Earnings per share:
Basic	$0.72	$0.76	$0.31	$0.45	$0.46
Diluted	$0.72	$0.76	$0.31	$0.45	$0.45
Dividends per share	$0.30	$0.30	$0.30	$0.30	$0.30

(1)	Includes loans held for sale of $814,000, $1.4 million, $1.9 million, $426,000 and $499,000 at December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

	At or For the Years Ended December 31,
	2009	2008	2007	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.47%	0.52%	0.22%	0.35%	0.36%
Return on average equity (ratio of net income to average equity)	5.69%	6.59%	2.86%	4.37%	4.44%
Interest rate spread(1)	3.08%	2.70%	2.15%	2.48%	2.99%
Net interest margin(2)	3.30%	3.01%	2.53%	2.85%	3.18%
Efficiency ratio(3)	69.15%	81.22%	91.33%	85.97%	83.80%
Dividend pay-out ratio(4)	18.96%	18.75%	45.94%	31.69%	30.98%
Non-interest expense to average total assets	3.10%	3.14%	2.95%	3.05%	3.19%
Average interest-earning assets to average interest-bearing liabilities	111.14%	110.66%	110.69%	112.81%	109.07%
Average equity to average total assets	8.33%	7.85%	7.79%	7.90%	8.03%

Asset Quality Ratios:
Non-performing assets to total assets	0.81%	0.68%	0.51%	0.56%	0.65%
Non-performing loans to total loans	1.11%	0.64%	0.61%	0.86%	0.82%
Allowance for loan losses to non-performing loans	117.20%	162.47%	161.90%	137.90%	156.75%
Allowance for loan losses to gross loans(5)	1.29%	1.04%	0.98%	1.19%	1.28%

Capital Ratios:
Total capital (to risk-weighted assets)	11.83%	10.94%	11.32%	12.34%	12.83%
Tier I capital (to risk-weighted assets)	10.70%	10.02%	10.38%	11.25%	11.66%
Tier I capital (to total assets)	7.44%	7.30%	7.02%	7.45%	7.31%

Other Data:
Number of full service offices	7	7	7	7	7
Full time equivalent employees	110	110	114	115	116

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	The dividend payout ratio represents dividends declared per share divided by net income per share.
(5)	Gross loans includes loans held for sale.

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

Operating Strategy – Overview

Our business consists principally of attracting deposits from the general public and using deposits and borrowings to originate mortgage loans secured by one- to four-family residences, commercial real estate and agricultural real estate. In addition, we originate commercial and agricultural business loans and consumer loans.  Our net income, like other financial institutions, is primarily dependent on our net interest income, which is the difference between the income earned on our interest-earning assets, such as loans and investments, and the cost of our interest-bearing liabilities, primarily deposits and borrowings.  Our net income is also affected by provisions for loan losses and other operating income and expenses. An important source of income is income from servicing loans which we have originated but sold into the secondary market.  General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of our net income.

Management has implemented various strategies designed to enhance our profitability.  These strategies include reducing our exposure to interest rate risk by selling fixed-rate loans and offering other fee-based services to our customers.  We recognize the need to establish and adhere to strict loan underwriting criteria and guidelines.  We generally limit our investment portfolio to securities issued by the United States Government and Government sponsored entities, mortgage-backed securities collateralized by United States Government sponsored entities, and bank-qualified general obligation municipal issues.

The 2008 and 2009 recession had a severe impact on the entire banking industry which caused increased bank failures nationwide and resulted in a decline in market interest rates. The low interest rate environment resulted in increased originations of our fixed-rate residential loans for sale to the secondary market during 2009. The Federal Home Loan Bank discontinued its Mortgage Partnership Program as of October 31, 2008. However, we continue to sell loans to Freddie Mac. During the year ended December 31, 2009, we sold $66.7 million of fixed-rate residential mortgage loans.  Market conditions and lower market interest rates resulted in our recognizing an impairment charge on our mortgage servicing rights during 2008.  Improved market conditions and higher long-term market interest rates during 2009 resulted in our recognition of a partial recovery of the impairment charge during 2009.  We do not have a subprime mortgage loan product.  Our investment portfolio has not been affected by the recession and financial crisis, since all our mortgage-backed securities are issued by United States Government or United States Government sponsored entities.  Since the real estate values in our market area did not increase as dramatically as they did in other parts of the nation prior to 2008, we have not experienced dramatic decreases in home values during the current recession.  While our level of non-performing assets increased during 2009, we attribute the increase more to specific borrower circumstances, rather than the economy in general.

We continue to service our existing borrowers and originate new loans to credit worthy borrowers in an effort to meet the credit needs of our community.  We intend to remain a community-oriented financial institution dedicated to meeting the credit and financial services needs of our customers in our market area.

Critical Accounting Policies and Use of Significant Estimates

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing our financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ significantly from those estimates under different assumptions and conditions.  Management believes the following discussion addresses our most critical accounting policies and significant estimates, which are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.  For a discussion of recent accounting pronouncements, see Note 1 of the Notes to Financial Statements.

Allowance for Loan Losses. We believe the allowance for loan losses is the critical accounting policy that requires the most significant judgments and assumptions used in the preparation of the consolidated financial statements.  The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses.  The allowance is based upon past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses.  The evaluation includes a review of all loans on which full collectability may not be reasonably assured.  Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category.  In connection with the determination of the allowance for loan losses, management uses independent appraisals for significant properties, which collateralize loans.  Management uses the available information to make such determinations.  If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected.  While we believe we have established our existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request an increase in the allowance for loan losses.  Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

Other Real Estate Owned. Other real estate owned acquired through loan foreclosures are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  The adjustment at the time of foreclosure is recorded through the allowance for loan losses.  Due to the subjective nature of establishing fair value when the asset is acquired, the actual fair value of the other real estate owned could differ from the original estimate.  If it is determined that fair value declines subsequent to foreclosure, the asset is written down through a charge to non-interest expense.  Operating costs associated with the assets after acquisition are also recorded as non-interest expense.  Gains and losses on the disposition of other real estate owned are netted and posted to non-interest expense.

Deferred Income Tax Assets/Liabilities. Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income.  Deferred tax assets and liabilities are established for these items as they arise.  From an accounting standpoint, deferred tax assets are reviewed to determine that they are realizable based upon the historical level of our taxable income, estimates of our future taxable income and the reversals of deferred tax liabilities.  In most cases, the realization of the deferred tax asset is based on our future profitability.  If we were to experience net operating losses for tax purposes in a future period, the realization of our deferred tax assets would be evaluated for a potential valuation reserve.

Impairment of Goodwill. Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity.  Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently.  During 2009, goodwill was evaluated quarterly due to market conditions.

Mortgage Servicing Rights. Mortgage servicing rights are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments.  Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  We estimate the fair value of financial instruments using a variety of valuation methods.  Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value.  When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value.  When observable market prices do not exist, we estimate fair value.  Other factors such as model assumptions and market dislocations can affect estimates of fair value.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.”  Effective for financial statements issued for interim and annual periods ending after September 15, 2009, the FASB Accounting Standards Codification TM (“ASC”) is now the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission under the authority of federal securities laws are also sources of authoritative GAAP for Securities and Exchange Commission registrants.  The ASC superseded all then-existing non Securities and Exchange Commission accounting and reporting standards.  All other non-grandfathered non Securities and Exchange Commission accounting literature not included in the ASC became non-authoritative. Following this Statement, the FASB will no longer issue new standards in the form of Statements, FASB Staff Positions (“FSP”) or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates.  The FASB will not consider Accounting Standards Updates as authoritative in their own right.  Accounting Standards Updates will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC.  This SFAS was codified within ASC 105.  The impact of adoption was not material on us.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or  Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” which was codified into ASC 820.  This FSP provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased.  This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly.

In April 2009, the FASB issued FSP FAS 115-2 and FSP FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which were codified into ASC 320.  This FSP amends the other-than-temporary-impairment (“OTTI”) guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of OTTI on debt and equity securities in the financial statements.  This FSP does not amend existing recognition and measurement guidance related to OTTI of equity securities.  FSP FAS 115-2 and 124-2 was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 if FSP FAS 157-4 was adopted early as well.  We adopted FSP FAS 115-2 and 124-2 and FSP FAS 157-4 during 2009 and there was no material impact to our financial statements.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” which was codified into ASC 805.  This FSP amends and clarifies SFAS No. 141(R), “Business Combinations,” to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  This FSP was effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  There has been no impact during 2009 from adoption of FSP FAS 141(R)-1 on January 1, 2009.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” which was codified into ASC Topic 860.  Topic 860 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  Topic 860 addresses (1) practices that have developed since the issuance of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors.  This standard must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This standard must be applied to transfers occurring on or after the effective date.  The impact of adoption is not expected to be material to us.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” which was codified into ASC Topic 810.  Topic 810 seeks to improve financial reporting by enterprises involved with variable interest entities by addressing (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166, and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The impact of adoption is not expected to be material to us.

Federal Deposit Insurance Corporation Insurance Coverage

As with all banks insured by the FDIC, the Company’s depositors are protected against the loss of their insured deposits by the FDIC.  The FDIC recently made two changes to the rules that broadened the FDIC insurance.  The FDIC has temporarily increased basic FDIC insurance coverage from $100,000 to $250,000 per depositor until December 31, 2013.  In addition, the FDIC has instituted a Temporary Liquidity Guaranty Program (“TLGP”) which provides full deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until June 30, 2010.  The FDIC defines a “non-interest bearing transaction account” as a transaction account on which the insured depository institution pays no interest and does not reserve the right to require advance notice of intended withdrawals.  This coverage is over and above the $250,000 in deposit insurance otherwise provided to a customer.  The Company opted into the TLGP.  The additional cost of this program, assessed on a quarterly basis, is a 10 basis point annualized surcharge on balances in non-interest bearing transaction accounts that exceed $250,000.

Financial Condition

Total assets increased to $288.8 million at December 31, 2009, from $288.3 million at December 31, 2008.  Net loans decreased $9.3 million, or 5.1%, to $173.7 million as of December 31, 2009.  The decrease in net loans reflected an $8.2 million decrease in one- to four-family residential mortgage loans, primarily refinanced loans which were sold in the secondary market during 2009 with servicing retained.  Cash and cash equivalents increased $8.6 million to $15.7 million at December 31, 2009 from $7.1 million at December 31, 2008.  Available for sale investment securities decreased $12.4 million, or 25.1%, to $37.2 million at December 31, 2009 from $49.6 million at December 31, 2008, primarily due to $16.1 million in calls and $19.9 million in sales of U.S. Government securities and municipal bonds, partially offset by purchases of $23.3 million of U.S. Government securities and tax-free municipal bonds.  Mortgage-backed securities increased $13.2 million, or 47.5%, to $41.0 million at December 31, 2009 from $27.8 million at December 31, 2008.

At December 31, 2009, we owned $1.1 million of Federal Home Loan Bank of Chicago stock.  Management reviews this investment on a quarterly basis, in light of the Federal Home Loan Bank’s financial performance.  At December 31, 2009, management deemed that the cost method investment in Federal Home Loan Bank of Chicago stock was ultimately recoverable and therefore not impaired.  We also hold $2.7 million in goodwill associated with our prior acquisition of Chapin State Bank.  In 2009, management reviewed goodwill for impairment quarterly.  Given the current market conditions and the fact that our common stock was trading below our book value, we performed our most recent analysis as of December 31, 2009.  This analysis, which considered recent market data for bank and thrift transactions, resulted in management’s conclusion to not take an impairment in 2009.

At December 31, 2009, we had $850,000 in mortgage servicing rights.  Our mortgage servicing rights asset represents approximately 57 basis points of the $148.0 million in loans that we serviced.  We obtain an independent valuation of the mortgage servicing rights at least annually.  Our updated valuation as of December 31, 2009, resulted in a higher value due to the increased value of the mortgage servicing rights originated prior to 2009.  Consequently, we recognized a recovery of $123,000 of an impairment charge of $428,000 that we recognized during 2008.

Total deposits increased $16.5 million, or 7.0%, to $254.7 million as of December 31, 2009, primarily due to increases of $11.4 million in transaction accounts and $5.1 million in time deposits. Management believes the increase in deposits reflected customers preferring to have their assets in FDIC insured deposits during the recession, as well as the effect of recent bank failures in our market area.  As a result of our increase in deposits, we were able to decrease our borrowings by $17.3 million to $3.8 million at December 31, 2009.

Stockholders’ equity increased $1.0 million to $25.3 million at December 31, 2009.  The increase resulted primarily from net income of $1.4 million and a $358,000 increase in unrealized gains, net of tax, on available-for-sale securities, partially offset by the payment of $265,000 in dividends.  The change in unrealized gains or losses on securities classified as available-for-sale is affected by market conditions and, therefore, can fluctuate daily.  Stockholders’ equity was also affected by the repurchase of $486,000 of our common stock during the first quarter of 2009.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

General

Net income for the year ended December 31, 2009 totaled $1.4 million, or $0.72 per common share, basic and diluted, compared to net income for the year ended December 31, 2008 of $1.5 million, or $0.76 per common share, basic and diluted.  The decrease of $122,000 in net income reflected a $2.3 million increase in the provision for loan losses, which primarily related to the deterioration of two commercial business relationships during 2009.  The increase in the provision for loan losses was partially offset by increases of $1.0 million in non-interest income and $796,000 in net interest income and decreases of $204,000 in income taxes and $95,000 in non-interest expense.  Our operations have benefited from the steepening yield curve in 2008 and 2009 as lower short-term interest rates resulted in our deposits repricing downward faster than our loans, which have yields tied to longer-term interest rates.

Interest Income

Interest income decreased to $14.4 million for the year ended December 31, 2009 from $15.9 million for the year ended December 31, 2008.  The $1.5 million decrease in interest income resulted from decreased income of $434,000 on loans, $518,000 on investment securities, $318,000 on mortgage-backed securities, and $218,000 on other interest-earning assets.

Interest income on loans decreased $434,000 to $11.6 million for 2009 from $12.0 million for 2008 due primarily to a decrease in the average yield of the loan portfolio, partially offset by an increase in the average balance of the loan portfolio.  The average yield of the loan portfolio decreased 42 basis points to 6.34% for 2009 from 6.76% for 2008. The decrease in the average yield reflected lower market interest rates in 2009.  The average balance of loans increased $4.9 million to $182.8 million during 2009.  The increase in the average balance of loans was primarily due to an increase in the average balance of commercial real estate loans, including participations purchased from other institutions.

Interest income on investment securities decreased $518,000 to $1.6 million in 2009 from $2.1 million for 2008, reflecting a $12.7 million decrease in the average balance of the investment securities portfolio to $40.7 million during 2009 from $53.4 million during 2008 and a slight decrease in the average yield.  The decrease in the average balance reflected an increase in calls and sales, a portion of which were reinvested in tax-free municipal bonds and mortgage-backed securities.  The average yield of investment securities decreased to 3.81% for 2009 from 3.88% for 2008.  This average yield does not reflect the benefit of the higher tax-equivalent yield of our municipal bonds, which was reflected as a reduction in income tax expense.

Interest income on mortgage-backed securities decreased $318,000 to $1.3 million in 2009 from $1.6 million in 2008, reflecting a 182 basis point decrease in the average yield of these securities to 3.13% for 2009 from 4.44% for 2008.  The decrease in the average yield was primarily due to accelerated premium amortization resulting from higher prepayments on mortgage-backed securities.  The decrease in the average yield was partially offset by a $8.5 million increase in the average balance of mortgage-backed securities to $40.4 million in 2009 from $31.9 million in 2008.

Interest income from other interest-earning assets, which consisted of interest-earning deposit accounts and federal funds sold, decreased $218,000 to $12,000 during 2009 primarily due to a 232 basis point decrease in the average yield.  The average yield of these other interest-earning assets decreased to 0.15% for 2009 from 2.47% for 2008, reflecting the decrease in short-term market interest rates.  The average balance of these assets decreased $1.1 million to $8.2 million during 2009 compared to 2008.

Interest Expense

Total interest expense decreased $2.3 million to $5.4 million during 2009 from $7.7 million during 2008.  The decrease in interest expense was due to decreases of $1.9 million in the cost of deposits and $432,000 in the cost of borrowings.

The cost of deposits decreased $1.9 million to $5.3 million in 2009 from $7.2 million in 2008 due primarily to a decrease in the average rate paid on deposits.  The average rate paid decreased 87 basis points to 2.27% during 2009 from 3.14% during 2008, reflecting a decrease in market interest rates as short-term interest rates decreased significantly at the end of 2008 and throughout 2009.  The average balance of deposits increased $6.1 million during 2009 to $234.3 million from $228.3 million during 2008.

The cost of borrowed funds decreased $432,000 to $116,000 in 2009 from $548,000 in 2008, primarily due to a 194 basis point decrease in the average rate paid on borrowed funds as well as a lower average balance of borrowed funds. The average rate paid decreased to 1.10% for 2009 from 3.04% for 2008, reflecting the decrease in market interest rates.  The average balance of borrowed funds also decreased $7.5 million to $10.5 million during 2009, primarily due to a $6.7 million decrease in the average balance of advances from the Federal Home Loan Bank.  The remainder of the balance consisted of securities sold under agreements to repurchase.

Net Interest Income

Net interest income increased by $796,000, or 9.7%, to $8.9 million for the year ended December 31, 2009 from $8.2 million for the year ended December 31, 2008, primarily due to the improvement in our net interest rate spread and net interest margin.  Our interest rate spread increased by 38 basis points to 3.08% during 2009 from 2.70% during 2008.  Our net interest margin improved 29 basis points to 3.30% for the year ended December 31, 2009 from 3.01% for the year ended December 31, 2008.  The improvement in our net interest rate spread and net interest margin reflected the steepening yield curve as short-term market interest rates used to price our deposits declined significantly in 2008 and 2009, and the resulting decrease in the cost of our deposits and other liabilities was greater than the decrease in the yield on our loans and investments.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

We recorded a provision for loan losses of $2.6 million for the year ended December 31, 2009, compared to $310,000 during 2008.  The increase in the provision reflected charges to the allowance for loan losses due to the deterioration of two commercial business loan relationships during 2009. For a further discussion of the details of these two commercial business loan relationships, please see “Business of Jacksonville Savings Bank—Delinquencies and Classified Assets—Non-Performing Assets and Delinquent Loans.”  Charge-offs totaling $1.9 million were recognized during 2009 and additional specific provisions of $380,000 have been added to the allowance to absorb potential estimated losses related to these two loans.  The remainder of the increase in the provision for loan losses reflected an increase in the average balance of the loan portfolio and an increase in classified and special mention assets.  Net charge-offs increased during 2009 to $2.2 million from $142,000 during 2008.  The allowance for loan losses increased $356,000 to $2.3 million at December 31, 2009.

The provisions in 2009 and 2008 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management.  The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2009 and 2008, respectively.

	12/31/09	12/31/08
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$484	$445
Commercial and agricultural	98	34
Multi-family residential	132	152
Commercial and agricultural business loans	416	48
Consumer loans:
Home equity/home improvement	407	318
Automobile	8	3
Other	52	5

Total non-accrual loans	1,597	1,005

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	349	163
Commercial and agricultural	—	—
Multi-family residential	—	—
Commercial and agricultural business loans	—	—
Consumer loans:
Home equity/home improvement	—	—
Automobile	3	18
Other	5	5

Total loans delinquent 90 days or greater and still accruing	357	186

Total non-performing loans	1,954	1,191

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	324	565
Commercial and agricultural	59	204
Multi-family residential	—	—
Commercial and agricultural business loans	—	—
Consumer loans:
Home equity/home improvement	—	—
Automobile	—	9
Other	—	—

Total other real estate owned and foreclosed assets	383	778

Total non-performing assets	$2,337	$1,969

Ratios:
Non-performing loans to total loans	1.11%	0.64%
Non-performing assets to total assets	0.81	0.68

Management monitors all past due loans and non-performing assets.  Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and (if appropriate) partial or full charge-off.  At December 31, 2009, we had $357,000 of loans 90 days or more delinquent that were still accruing interest. Non-performing assets increased by $368,000 to $2.3 million at December 31, 2009 as compared to $2.0 million at December 31, 2008.  The increase in the level of non-performing assets primarily reflected the delinquency of three impaired commercial borrowers totaling $719,000 as of December 31, 2009.

The first borrower had loans with an aggregate principal balance of $2.6 million at December 31, 2008 secured by commercial trailers and, to a lesser extent, commercial real estate. During 2009, the borrower’s business experienced a significant decline in financial condition and management determined that the value of the remaining collateral was not sufficient to secure the balance of the loans. We recognized charge-offs totaling $1.7 million on loans to this borrower during 2009.  Principal reductions of approximately $545,000 were received from this borrower during 2009, which reduced the outstanding principal balance to $400,000 at December 31, 2009.  The non-performing portion of this lending relationship was $144,000 at December 31, 2009. We have provided an additional $138,000 to the allowance for loan losses during 2009 after the charge-offs noted above for any further potential losses on this lending relationship.

The second borrower had loans with an aggregate principal balance of $1.3 million at December 31, 2008 secured primarily by mobile homes. During 2009, the borrower’s business experienced a significant decline in financial condition and management determined that the value of the remaining collateral was not sufficient to secure the balance of the loans.  We recognized charge-offs totaling $224,000 on loans to this borrower during 2009.  Principal reductions of approximately $211,000 were received from this borrower during 2009, which reduced the outstanding principal balance to $901,000 as of December 31, 2009.  The non-performing portion of this lending relationship was $99,000 at December 31, 2009. We have provided an additional $242,000 to the allowance for loan losses during 2009 after the charge-offs noted above for any further potential losses on this lending relationship.

The third borrower had loans with an aggregate balance of $526,000 at December 31, 2008 secured by the borrower’s personal residence and commercial real estate. Principal reductions of approximately $50,000 were received from this borrower during 2009, which reduced the outstanding principal balance to $476,000 as of December 31, 2009. The loans became non-performing in 2009.  The borrower has been involved in a business-related dispute with his former partner and has been forced to file for bankruptcy.  He is attempting to sell his personal residence and all of the commercial properties in order to cure this delinquency.  We have provided $29,000 during 2009 to the allowance for loan losses for potential losses related to this lending relationship.

Management believes the increase in non-performing assets can be partially attributed to unique borrower circumstances as well as the economy in general. We have an experienced chief lending officer and collections and loan review departments which monitor the loan portfolio and actively seek to prevent any deterioration of asset quality.

The following table shows the principal amount of potential problem loans at December 31, 2009 and December 31, 2008.

	12/31/09	12/31/08
	(In thousands)
Special Mention loans	$6,489	$7,369
Substandard loans	4,865	2,388
Total Special Mention and Substandard loans	$11,354	$9,757

The total amount of classified and special mention assets increased $1.6 million, or 16.4%, to $11.4 million at December 31, 2009 from $9.8 million at December 31, 2008.  The increase in classified and special mention assets during 2009 was primarily due to an increase of $2.5 million in substandard loans, partially offset by a decrease of $880,000 in special mention loans.  The decrease in special mention loans was primarily due to $2.4 million in loans that were downgraded to a substandard rating and $500,000 in principal reductions on these loans, partially offset by $2.1 million in additional loans rated as special mention during 2009.  The $2.5 million increase in substandard loans was primarily related to the downgrade of $2.4 million of loans from the special mention rating and $847,000 of additional loans rated as substandard during 2009, partially offset by charge-offs of $427,000 and principal reductions of $164,000.

Non-interest Income

Non-interest income increased $1.0 million to $4.2 million for the year ended December 31, 2009 from $3.2 million for the year ended December 31, 2008.  The increase in non-interest income resulted primarily from increases of $541,000 in net income from mortgage banking operations, $556,000 in gains on sales of securities, and $102,000 in service charges on deposit accounts, which were partially offset by a decrease of $152,000 in commission income.  The increase in gains on sales of securities reflected the sale of $57.4 million in securities during 2009 in order to realize gains on the securities, and to restructure a portion of the portfolio into lower risk-weighted investments.  The increase in mortgage banking income was due to secondary market sales totaling $66.7 million in 2009 as compared to sales of $30.1 million in 2008, and an increase in the net capitalization of mortgage servicing rights. We expect the level of mortgage banking activity to moderate in 2010.  The increase in service charges on deposits reflected an increase in non-sufficient fund fees in 2009.  The decrease in commission income was due to reduced brokerage activity, which reflected current market conditions.

Non-interest Expense

Non-interest expense decreased $95,000 to $9.1 million during the year ended December 31, 2009, compared to the year ended December 31, 2008.  The decrease in non-interest expense reflected a $123,000 recovery in the impairment of mortgage servicing rights during 2009, compared to an impairment charge of $428,000 during 2008.  The recovery reflected an increase in the value of mortgage servicing rights due to improved market conditions and reduced prepayment speeds as of December 31, 2009.  The lower level of non-interest expense also reflected a $71,000 decrease in data processing expense following the conversion of our core processing system during the third quarter of 2008. The decrease in non-interest expense was partially offset by a $508,000 increase in FDIC deposit insurance premiums.  The increase in FDIC premiums reflected the higher assessment rates for 2009 and approximately $137,000 related to the second quarter FDIC special assessment.  The increase compared to 2008 also reflected the remainder of a one-time FDIC credit for past contributions to the insurance fund of $107,000 that was used in 2008.

Income Taxes

The provision for income taxes decreased $204,000 to $101,000 during 2009 compared to 2008. The provision reflected a decrease in taxable income due to lower income and an increase in the benefit of tax-exempt investment securities.  Our effective tax rate was 6.7% for 2009 as compared to 16.7% for 2008 due to the increase in our tax-exempt investment securities and lower income levels.

Average Balances and Yields

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

	For the Years Ended December 31,
	2009			2008
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$182,813	$11,592	6.34%	$177,963	$12,026	6.76%
Investment securities (2)	40,732	1,554	3.81	53,392	2,072	3.88
Mortgage-backed securities	40,381	1,262	3.13	31,921	1,580	4.95
Cash and cash equivalents	8,231	12	0.15	9,313	230	2.47
Total interest-earning assets	272,157	14,420	5.30	272,589	15,908	5.83
Non-interest-earning assets	22,626			20,642
Total assets	$294,783			$293,231
Interest-bearing liabilities:
Interest bearing checking	$29,009	$94	0.32%	$28,572	$199	0.70%
Savings accounts	24,849	218	0.88	22,677	224	0.99
Certificates of deposit	149,124	4,586	3.08	147,891	6,112	4.13
Money market savings	26,750	378	1.41	24,442	584	2.39
Money market deposits	4,616	40	0.86	4,700	50	1.06
Total interest-bearing deposits	234,348	5,316	2.27	228,282	7,169	3.14
Federal Home Loan Bank advances	5,359	104	1.94	12,018	469	3.91
Short-term borrowings	5,168	12	0.94	6,028	78	1.29
Total borrowings	10,527	116	1.10	18,046	548	3.04
Total interest-bearing liabilities	244,875	5,432	2.22%	246,328	7,716	3.13%
Non-interest-bearing liabilities	25,360			23,881
Total liabilities	270,235			270,209
Stockholders’ equity	24,548			23,022
Total liabilities and stockholders’ equity	$294,783			$293,231

Net interest income		$8,988			$8,192
Net interest rate spread (3)			3.08%			2.70%
Net interest-earning assets (4)		$27,282			$26,261
Net interest margin (5)			3.30%			3.01%
Average interest-earning assets to average interest-bearing liabilities			111.14%			110.66%

(1)	Includes non-accrual loans and loans held for sale and fees of $110,000 for 2009, $54,000 for 2008 and $93,000 for 2007.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The net column represents the sum of the prior columns.  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Years Ended December 31,
	2009 vs 2008
	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume
	(In thousands)
Interest-earning assets:
Loans	$(756)	$322	$(434)
Investment securities	(34)	(484)	(518)
Mortgage-backed securities	(672)	354	(318)
Cash and cash equivalents	(194)	(24)	(218)

Total interest-earning assets	$(1,656)	$168	$(1,488)

Interest-bearing liabilities:
Interest bearing checking	$(108)	$3	$(105)
Savings accounts	(26)	20	(6)
Certificates of deposit	(1,577)	51	(1,526)
Money market savings	(257)	51	(206)
Money market deposits	(9)	(1)	(10)
Total interest-bearing deposits	(1,977)	124	(1,853)
Federal Home Loan Bank advances	(174)	(192)	(366)
Short-term borrowings	(56)	(9)	(65)
	(230)	(202)	(431)
Total interest-bearing liabilities	(2,207)	(77)	(2,284)

Change in net interest income	$551	$245	$796

Asset and Liability Management

As a financial institution, we face risk from interest rate volatility.  Fluctuations in interest rates affect both our level of income and expense on a large portion of our assets and liabilities.  Fluctuations in interest rates also affect the market value of all interest-earning assets.

The primary goal of our interest rate risk management strategy is to maximize net interest income while maintaining an acceptable interest rate risk profile.  We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, portfolio equity and net interest income remain within an acceptable range.

Our policy in recent years has been to reduce our interest rate risk by better matching the maturities of our interest rate sensitive assets and liabilities, selling our long-term fixed-rate residential mortgage loans with terms of 15 years or more to the secondary market, originating adjustable rate loans, balloon loans with terms ranging from three to five years, and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one- to four-family residential mortgage loans.  Our portfolio of mortgage-backed securities, including both fixed and variable rates, also provides monthly cash flow.  The remaining investment portfolio has been structured to better match the maturities and rates of our interest-bearing liabilities.  With respect to liabilities, we have attempted to increase our savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than certificate accounts.  The board of directors appoints the Asset-Liability Management Committee (“ALCO”), which is responsible for reviewing our asset and liability policies.  The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital requirements.

We use comprehensive asset/liability software provided by a third-party vendor to perform interest rate sensitivity analysis for all product categories.  The primary focus of our analysis is the effect of interest rate increases and decreases on net interest income.  Management believes that this analysis reflects the potential effects on current earnings of interest rate changes.  Call criteria and prepayment assumptions are taken into consideration for investment securities and loans.  All of our interest sensitive assets and liabilities are analyzed by product type and repriced based upon current offering rates.  The software performs interest rate sensitivity analysis by performing rate shocks of plus or minus 300 basis points in 100 basis point increments.

The following table shows projected results at December 31, 2009 and 2008, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by ALCO.  The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2009		December 31, 2008		ALCO Benchmark
Rate Shock	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)

+300 basis points	174	1.71	(143)	(1.46)	>(20.00)%
+200 basis points	220	2.16	(68)	(0.69)	>(20.00)%
+100 basis points	184	1.80	33	0.34	>(12.50)%
(100) basis points	(271)	(2.66)	95	0.97	>(12.50)%
(200) basis points	(412)	(4.05)	(12)	(0.12)	>(20.00)%
(300) basis points	(589)	(5.78)	(205)	(2.10)	>(20.00)%

The table above indicates that at December 31, 2009, in the event of a 200 basis point increase in interest rates, we would experience a 2.16% increase in net interest income.  In the event of a 100 basis point decrease in interest rates, we would experience a 2.66% decrease in net interest income.

The effects of interest rates on net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in these computations. Although some assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. Rates on other types of assets and liabilities may lag behind changes in market interest rates. Assets, such as adjustable rate mortgage loans, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations.  Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.  At December 31, 2009, we had access to immediately available funds of approximately $22.2 million from the Federal Home Loan Bank of Chicago and $32.1 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.  Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, and investing activities.  At December 31, 2009 and 2008, cash and cash equivalents totaled $15.7 million and $7.1 million, respectively.  Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments).  During the years ended December 31, 2009 and 2008, the most significant sources of funds have been deposit growth, investment calls, sales, and principal payments, and advances from the Federal Home Loan Bank.  These funds have been used for new loan originations.

Our cash and cash equivalents increased $8.6 million during the year ended December 31, 2009, compared to a decrease of $5.0 million during the year ended December 31, 2008.  Net cash provided by operating activities increased to $3.5 million during 2009 from $1.6 million during 2008.  Net cash provided by investing activities increased to $6.5 million during 2009 from the $5.0 million in cash used during 2008.  Cash provided by net loan originations and payments increased to $6.6 million during 2009 from the net cash used of $7.9 million during 2008.  Cash used in financing activities decreased to $1.5 million during 2009 from the $1.6 million in cash provided during 2008.  The decrease was primarily due to the increase in deposits of $16.5 million partially offset by the decrease in Federal Home Loan Bank advances of $13.5 million during 2009.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition.  We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations.  We use securities sold under agreements to repurchase as an additional funding source.  The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral.  At December 31, 2009, we had $3.8 million in outstanding repurchase agreements, which were for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank.  We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying one- to four-family residential loans, or twenty times the balance of Federal Home Loan Bank stock held by us.  At December 31, 2009, we had no outstanding advances and a borrowing capacity of approximately $22.2 million.

We maintain levels of liquid assets as established by the board of directors.  Our liquidity ratio, adjusted for pledged assets, at December 31, 2009 and 2008 was 30.7% and 24.1%, respectively.  This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above.  The following table summarizes our outstanding loan commitments at December 31, 2009 and 2008.  The commitments listed below include loans committed for sale to the secondary market of $895,000 and $12.4 million as of December 31, 2009 and 2008, respectively.

	December 31, 2009	December 31, 2008
	(In thousands)
Commitments to fund loans	$36,946	$50,723
Standby letters of credit	488	774

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to average assets.  At December 31, 2009, Jacksonville Savings Bank meets all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings.  If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors.  At December 31, 2009, Jacksonville Savings Bank’s core capital ratio was 7.44% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2009, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category.  Jacksonville Savings Bank’s actual capital ratios at December 31, 2009 and 2008 are presented in the table below.

	Minimum Required	December 31, 2009 Actual	December 31, 2008 Actual

Tier 1 Capital to Average Assets	4.00%	7.44%	7.30%
Tier 1 Capital to Risk-Weighted Assets	4.00%	10.70%	10.02%
Total Capital to Risk-Weighted Assets	8.00%	11.83%	10.94%

Effect of Inflation and Changing Prices

The consolidated financial statements and related notes of Jacksonville Bancorp-Federal have been prepared in accordance with GAAP.  GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of our operations.  Unlike industrial companies, our assets and liabilities are primarily monetary in nature.  As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, llp

Decatur, Illinois
March 12, 2010

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2009 and 2008

Assets

	2009	2008

Cash and due from banks	$4,412,988	$6,292,590
Federal funds sold	9,925,855	460,194
Interest-bearing demand deposits in banks	1,357,631	392,504

Cash and cash equivalents	15,696,474	7,145,288

Available-for-sale securities:
Investment securities	37,196,298	49,638,933
Mortgage-backed securities	40,984,395	27,795,119
Other investments	149,902	240,321
Loans held for sale	814,074	1,388,284
Loans, net of allowance for loan losses of $2,290,001 and $1,934,072 at December 31, 2009 and 2008	173,683,310	182,948,292
Premises and equipment	5,766,858	6,106,746
Federal Home Loan Bank stock	1,108,606	1,108,606
Foreclosed assets held for sale, net	382,879	769,467
Cash surrender value of life insurance	4,094,663	3,907,339
Interest receivable	1,988,394	2,344,502
Deferred income taxes	724,139	891,731
Mortgage servicing rights, net of valuation allowance of $156,442 and $428,030 as of December 31, 2009 and 2008	850,313	545,494
Goodwill	2,726,567	2,726,567
Other assets	2,679,600	718,645

Total assets	$288,846,472	$288,275,334

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2009 and 2008

Liabilities and Stockholders’ Equity

	2009	2008
Liabilities
Deposits
Demand	$20,668,169	$19,526,137
Savings, NOW and money market	88,412,078	78,129,554
Time	145,619,976	140,495,537

Total deposits	254,700,223	238,151,228

Short-term borrowings	3,789,453	7,633,079
Federal Home Loan Bank advances	—	13,500,000
Deferred compensation	2,826,227	2,576,290
Advances from borrowers for taxes and insurance	508,356	445,077
Interest payable	734,903	925,661
Other liabilities	1,023,890	784,559

Total liabilities	263,583,052	264,015,894

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued 1,987,904 shares	19,879	19,879
Additional paid-in capital	6,634,591	6,634,108
Retained earnings – substantially restricted	18,399,506	17,268,043
Accumulated other comprehensive income	695,825	337,410

Treasury stock, at cost Common; 2009 – 67,087 shares	(486,381)	—

Total stockholders’ equity	25,263,420	24,259,440

Total liabilities and stockholders’ equity	$288,846,472	$288,275,334

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2009 and 2008

	2009	2008
Interest and Fee Income
Loans, including fees	$11,591,716	$12,026,500
Debt securities
Taxable	503,211	1,094,248
Tax-exempt	1,050,667	977,332
Mortgage-backed securities	1,262,357	1,579,923
Other	11,966	230,333

Total interest income	14,419,917	15,908,336

Interest Expense
Deposits	5,315,273	7,168,601
Short-term borrowings	12,452	78,045
Federal Home Loan Bank advances	103,803	469,771

Total interest expense	5,431,528	7,716,417

Net Interest Income	8,988,389	8,191,919

Provision for Loan Losses	2,575,000	310,000

Net Interest Income After Provision for Loan Losses	6,413,389	7,881,919

Noninterest Income
Fiduciary activities	166,138	220,542
Commission income	869,368	1,021,228
Service charges on deposit accounts	895,264	792,940
Mortgage banking operations, net	736,681	195,743
Net realized gains on sales of available-for-sale securities	588,959	33,324
Loan servicing fees	359,813	352,477
Increase in cash surrender value of life insurance	178,676	162,827
Other	414,195	381,842

Total noninterest income	4,209,094	3,160,923

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2009 and 2008

	2009	2008
Noninterest Expense
Salaries and employee benefits	$5,579,322	$5,525,628
Occupancy and equipment	1,075,728	1,101,671
Data processing	356,666	427,838
Professional	230,699	179,517
Marketing	112,273	124,321
Postage and office supplies	287,671	310,119
Deposit insurance premium	555,223	46,943
Impairment (recovery) on mortgage servicing rights asset	(122,790)	428,030
Other	1,050,935	1,076,670

Total noninterest expense	9,125,727	9,220,737

Income Before Income Taxes	1,496,756	1,822,105

Provision for Income Taxes	100,589	304,183

Net Income	$1,396,167	$1,517,922

Basic Earnings Per Share	$0.72	$0.76

Diluted Earnings Per Share	$0.72	$0.76

Cash Dividends Per Share	$0.30	$0.30

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2009 and 2008

			Additional
	Issued Common Stock		Paid-in
	Shares	Amount	Capital

Balance, January 1, 2008	1,986,804	$19,868	$6,621,359

Comprehensive income
Net income	—	—	—
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—

Total comprehensive income

Stock option compensation expense	—	—	1,760
Dividends on common stock, $.30 per share	—	—	—
Stock options exercised	1,100	11	10,989

Balance, December 31, 2008	1,987,904	19,879	6,634,108

Comprehensive income
Net income	—	—	—
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—

Total comprehensive income

Purchase of treasury stock (67,087 shares)	—	—	—
Stock option compensation expense	—	—	483
Dividends on common stock, $.30 per share	—	—	—

Balance, December 31, 2009	1,987,904	$19,879	$6,634,591

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2009 and 2008

		Accumulated
		Other
	Retained	Comprehensive	Treasury
	Earnings	Income (Loss)	Stock	Total

Balance, January 1, 2008	$16,034,800	$(58,136)	$—	$22,617,891

Comprehensive income
Net income	1,517,922	—	—	1,517,922
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	395,546	—	395,546

Total comprehensive income				1,913,468

Stock option compensation expense	—	—	—	1,760
Dividends on common stock, $.30 per share	(284,679)	—	—	(284,679)
Stock options exercised	—	—	—	11,000

Balance, December 31, 2008	17,268,043	337,410	—	24,259,440

Comprehensive income
Net income	1,396,167	—	—	1,396,167
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	358,415	—	358,415

Total comprehensive income				1,754,582

Purchase of treasury stock (67,087 shares)	—	—	(486,381)	(486,381)
Stock option compensation expense	—	—	—	483
Dividends on common stock, $.30 per share	(264,704)	—	—	(264,704)

Balance, December 31, 2009	$18,399,506	$695,825	$(486,381)	$25,263,420

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008
Operating Activities
Net income	$1,396,167	$1,517,922
Items not requiring (providing) cash
Depreciation and amortization	406,469	431,697
Provision for loan losses	2,575,000	310,000
Amortization of premiums and discounts on securities	955,364	83,720
Amortization of core deposit intangibles	—	39,862
Deferred income taxes	(17,047)	(290,430)
Net realized gains on available-for-sale securities	(588,959)	(33,324)
Amortization of mortgage servicing rights	507,313	196,403
Impairment (recovery) of mortgage servicing rights asset	(122,790)	428,030
Increase in cash surrender value of life insurance	(187,324)	(171,476)
Gains on sales of foreclosed assets	(11,701)	(18,242)
Gain on sale of premises and equipment	—	(6,517)
Stock option compensation expense	483	1,760
Tax benefit relating to stock options exercised	—	—
Changes in
Interest receivable	356,108	(239,408)
Other assets	(1,990,045)	(354,574)
Interest payable	(190,758)	(322,685)
Other liabilities	523,316	(212,431)
Origination of loans held for sale	(66,814,834)	(29,807,986)
Proceeds from sales of loans held for sale	66,699,701	30,076,869

Net cash provided by operating activities	3,496,463	1,629,190

Investing Activities
Purchases of available-for-sale securities	(101,825,114)	(69,456,634)
Proceeds from maturities of available-for-sale securities	43,966,667	50,922,663
Proceeds from the sales of available-for-sale investments and other investments	57,378,873	22,009,669
Net change in loans	6,600,703	(7,901,707)
Purchase of premises and equipment	(66,581)	(295,828)
Proceeds from sales of premises and equipment	—	32,795
Proceeds from the sale of foreclosed assets	487,568	201,880
Purchase of bank-owned life insurance	—	(549,635)

Net cash provided by (used in) investing activities	6,542,116	(5,036,797)

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009	2008

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$11,424,556	$2,267,974
Net increase (decrease) in certificates of deposit	5,124,439	(9,837,497)
Net increase (decrease) in short-term borrowings	(3,843,626)	2,697,045
Proceeds from Federal Home Loan Bank advances	—	8,500,000
Repayment of Federal Home Loan Bank advances	(13,500,000)	(5,000,000)
Net increase in advances from borrowers for taxes and insurance	63,279	23,588
Proceeds from stock options exercised	—	11,000
Purchase and retirement of common stock	—	—
Purchase of treasury stock	(486,381)	—
Dividends paid	(269,660)	(284,679)

Net cash provided by (used in) financing activities	(1,487,393)	(1,622,569)

Increase (Decrease) in Cash and Cash Equivalents	8,551,186	(5,030,176)

Cash and Cash Equivalents, Beginning of Year	7,145,288	12,175,464

Cash and Cash Equivalents, End of Year	$15,696,474	$7,145,288

Supplemental Cash Flows Information

Interest paid	$5,622,286	$8,039,102

Income taxes paid	$559,000	$551,600

Sale and financing of foreclosed assets	$218,636	$156,890

Real estate acquired in settlement of loans	$307,915	$666,822

Dividends declared not paid	$66,157	$71,113

Loans held for sale transferred to loans	$—	$—

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

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
Years Ended December 31, 2009 and 2008

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, fair value of securities, Federal Home Loan Bank stock impairment, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of loan servicing rights, valuation of deferred tax assets and goodwill impairment.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2009 and 2008, cash equivalents consisted primarily of federal funds sold and interest-earning demand deposits in banks.

The financial institutions holding the Company’s cash accounts is participating in the FDIC’s Transaction Account Guarantee Program.  Under that program, through June 30, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.

Effective October 3, 2008, the FDIC’s insurance limits increased to $250,000.  The increase in federally insured limits is currently set to expire December 31, 2013, at which time deposit insurance limits will be reduced to $100,000.  At December 31, 2009, the Company’s interest-bearing cash accounts did not exceed federally insured limits.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Other Investments

Other investments at December 31, 2009 and 2008 include local municipal bonds and equity investments in local community development organizations.  The municipal bonds mature ratably through the year 2020.  These securities have no readily ascertainable market value and are carried at cost.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income.  Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on loans is generally discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Past due status is passed on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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
Years Ended December 31, 2009 and 2008

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

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

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

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation.  Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Equipment	3-5 years

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system.  The required investment in the common stock is based on a predetermined formula.

The Company owns $1,108,606 of Federal Home Loan Bank stock as of December 31, 2009 and 2008.  The Federal Home Loan Bank of Chicago (FHLB) is operating under a Cease and Desist Order from their regulator, the Federal Housing Finance Board.  The order prohibits capital stock repurchases and redemptions until a time to be determined by the Federal Housing Finance Board.  The FHLB will continue to provide liquidity and funding through advances.  With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and make appropriate request for approval.  The FHLB did not pay a dividend during 2009 or 2008.  Management performed an analysis and deemed the cost method investment in FHLB stock is ultimately recoverable and therefore not impaired.

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

Bank-owned Life Insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at the estimated cash surrender value.  Changes in the cash surrender value are reflected in noninterest income in the consolidated statements of income.

Goodwill

Goodwill is tested annually for impairment.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the financial statements.  The goodwill was not deemed impaired as of December 31, 2009 or 2008.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Intangible Assets

Intangible assets are being amortized on the straight-line basis over periods up to eight years.  Such assets are periodically evaluated as to the recoverability of their carrying value.  The intangibles were fully amortized during 2008.

Mortgage Servicing Rights

Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets.  Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer.  Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  These variables change from quarter to quarter as market conditions and projected interest rates change.

The Company subsequently measures each class of servicing asset using either the fair value or the amortization method.  The Company has elected to subsequently measure the mortgage servicing rights under the amortization method.  Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income.  The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.  Each class of separately recognized servicing assets subsequently measured using the amortization method are evaluated and measured for impairment.  Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche.  The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measurement of impairment.  Changes in valuation allowances are reported as a separate line item in noninterest expense on the income statement.  Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Servicing fee income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned in loan servicing fees in non-interest income.  The amortization of mortgage servicing rights is netted from the gains on sale of loans, both cash gains as well as the capitalized gains, and is included in mortgage banking operations, net in non-interest income.

Treasury Stock

Common stock shares repurchased are recorded at cost.  Cost of shares retired or reissued is determined using the first-in, first-out method.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Stock Options

At December 31, 2009 and 2008, the Company has a stock-based employee compensation plan, which is described more fully in Note 15.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes).  The income tax accounting guidance results in two components of income tax expense:  current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period.  Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Treasury stock shares are not deemed outstanding for earnings per share calculations.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes.  Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities.

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company.  Fees from trust activities are recorded as revenue over the period in which the service is provided.  Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department.  This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.  Generally, the actual trust fee is charged to each account on a quarterly basis.  Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered 100 and 106 trust accounts with assets totaling approximately $50.1million and $48.9 million at December 31, 2009 and 2008, respectively.

Reclassifications

Certain reclassifications have been made to the 2008 financial statements to conform to the 2009 financial statement presentation.  These reclassifications had no effect on net income or stockholders’ equity.

Recent and Future Accounting Requirements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.”  Effective for financial statements issued for interim and annual periods ending after September 15, 2009, the FASB Accounting Standards Codification TM (“ASC”) is now the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The ASC superseded all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the ASC became non-authoritative.  Following this Statement, the FASB will no longer issue new standards in the form of Statements, FASB Staff Positions (“FSP”) or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates.  The FASB will not consider Accounting Standards Updates as authoritative in their own right.  Accounting Standards Updates will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC.  This SFAS was codified within ASC 105.  The impact of adoption was not material.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or  Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” which was codified into ASC 820.  This FSP provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased.  This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly.

In April 2009, the FASB issued FSP FAS 115-2 and FSP FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which were codified into ASC 320.  This FSP amends the other-than-temporary-impairment (“OTTI”) guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of OTTI on debt and equity securities in the financial statements.  This FSP does not amend existing recognition and measurement guidance related to OTTI of equity securities.  FSP FAS 115-2 and 124-2 was effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 if FSP FAS 157-4 was adopted early as well.  The Company adopted FSP FAS 115-2 and 124-2 and FSP FAS 157-4 during 2009 and there was no material impact to the financial statements.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” which was codified into ASC 805.  This FSP amends and clarifies SFAS No. 141(R), “Business Combinations,” to address application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  This FSP was effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  There has been no impact during 2009 from adoption of FSP FAS 141(R)-1 on January 1, 2009.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Newly Issued But Not Yet Effective Accounting Standards

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” which was codified into ASC Topic 860.  Topic 860 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  Topic 860 addresses (1) practices that have developed since the issuance of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors.  This standard must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This standard must be applied to transfers occurring on or after the effective date.  The impact of adoption is not expected to be material.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”, which was codified into ASC Topic 810.  Topic 810 seeks to improve financial reporting by enterprises involved with variable interest entities by addressing (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166, and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The impact of adoption is not expected to be material.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2009 and 2008, was $1,160,000 and $1,054,000, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2009:
U.S. Government and agencies	$9,036,752	$70,820	$(27,556)	$9,080,016
Mortgage-backed securities (Government-sponsored enterprises - residential)	40,428,279	610,634	(54,518)	40,984,395
Municipal bonds	27,661,381	531,363	(76,462)	28,116,282

	$77,126,412	$1,212,817	$(158,536)	$78,180,693

December 31, 2008:
U.S. Government and agencies	$19,472,065	$361,545	$—	$19,833,610
Mortgage-backed securities (Government-sponsored enterprises - residential)	27,384,188	410,931	—	27,795,119
Municipal bonds	30,066,572	283,150	(544,399)	29,805,323

	$76,922,825	$1,055,626	$(544,399)	$77,434,052

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The amortized cost and fair value of available-for-sale securities at December 31, 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$270,508	$271,451
One to five years	3,627,155	3,758,162
Five to ten years	18,617,963	18,862,007
After ten years	14,182,507	14,304,678
	36,698,133	37,196,298
Mortgage-backed securities	40,428,279	40,984,395

Totals	$77,126,412	$78,180,693

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $31,178,386 at December 31, 2009 and $43,048,336 at December 31, 2008.

The book value of securities sold under agreements to repurchase amounted to $3,789,453 and $7,633,079 at December 31, 2009 and 2008, respectively.

Gross gains of $588,959 and $48,226 and gross losses of $0 and $14,902 resulting from sales of available-for-sale securities were realized for 2009 and 2008, respectively.  The tax provision applicable to these net realized gains amounted to $200,246 and $11,330, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2009 and 2008, was $17,438,959 and $13,971,751, which is approximately 22% and 18%, respectively, of the Company’s available-for-sale investment portfolio.  The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government and agencies	$2,477,539	$(27,556)	$—	$—	$2,477,539	$(27,556)
Mortgage-backed securities (Government-sponsored enterprises - residential)	7,435,781	(54,518)	—	—	7,435,781	(54,518)
Municipal bonds	7,525,639	(76,462)	—	—	7,525,639	(76,462)

Total temporarily impaired securities	$17,438,959	$(158,536)	$—	$—	$17,438,959	$(158,536)

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government and agencies	$—	$—	$—	$—	$—	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	—	—	—	—	—	—
Municipal bonds	13,971,751	(544,399)	—	—	13,971,751	(544,399)

Total temporarily impaired securities	$13,971,751	$(544,399)	$—	$—	$13,971,751	$(544,399)

As of December 31, 2009 and 2008, there were no securities with an unrealized loss of more than 12 consecutive months.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Note 4:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2009	2008

Mortgage loans on real estate
Residential 1-4 family	$38,580,967	$46,806,391
Commercial and agricultural	60,993,795	61,034,537
Second mortgages	28,119,373	30,001,775
Total mortgage loans on real estate	127,694,135	137,842,703

Commercial loans, including agricultural	34,393,456	35,356,098
Consumer	6,117,802	5,841,659
Other	7,836,674	5,950,391
	176,042,067	184,990,851

Less
Net deferred loan fees	68,756	108,487
Allowance for loan losses	2,290,001	1,934,072

Net loans	$173,683,310	$182,948,292

Activity in the allowance for loan losses was as follows:

	2009	2008

Balance, beginning of year	$1,934,072	$1,766,229
Provision charged to expense	2,575,000	310,000
Losses charged off, net of recoveries of $24,042 for 2009 and $64,025 for 2008	(2,219,071)	(142,157)

Balance, end of year	$2,290,001	$1,934,072

The increase in charge-off amounts in 2009 was mainly due to the deterioration of two large commercial relationships.  Losses totaling $1,886,820 were recognized during the year on these two credits.  As of December 31, 2009, the amount related to these relationships which remains in impaired loans totaled $1,160,850, net of a specific reserve of $379,662.

The loan portfolio includes a concentration of loans to agricultural and agricultural-related industries amounting to $35,065,164 and $32,357,258 as of December 31, 2009 and 2008, respectively.  Generally, those loans are collateralized by assets of the borrower.  The loans are expected to be repaid from cash flows or from proceeds of sale of selected assets of the borrowers.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

At December 31, 2009 and 2008, the Company held a concentration in commercial real estate loans amounting to $34,773,390 and $35,356,098, respectively.  Included in the commercial loans and commercial real estate amounts are loan participations purchased collateralized by properties from an area out of the Company’s normal lending area totaling $11,080,199 and $7,938,535 as of December 31, 2009 and 2008, respectively.

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Included in the impaired loans at December 31, 2009 and 2008 are commercial real estate loans in the amount of $1,073,629 and $0, respectively that are  troubled debt restructurings.  The Company does not have any additional troubled debt restructurings that were performing in accordance with their modified terms as of December 31, 2009 and 2008.  The weighted average interest rate of the troubled debt restructured loans pre-restructuring was 7.17% and post-restructuring the rate at December 31, 2009 was 5.34%.

The following table presents the Company’s impaired and nonaccrual loans as well as loans past due 90 days or more and accruing at December 31, 2009 and 2008.

	2009	2008

Impaired loans without a valuation allowance	$—	$206,446
Impaired loans with a valuation allowance	3,713,484	1,147,702
Total impaired loans	$3,713,484	$1,354,148

Valuation allowance related to impaired loans	$559,481	$174,905

Total nonaccrual loans	$1,597,027	$1,004,881

Total loans past due 90 days or more and still accruing	$356,534	$185,502

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

	2009	2008

Average investment in impaired loans	$5,205,308	$489,211

Interest income recognized on impaired loans	$226,821	$114,520

Interest income recognized on a cash basis on impaired loans	$219,969	$96,459

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2009	2008

Land	$983,276	$983,276
Buildings and improvements	7,542,073	7,522,011
Equipment	4,440,594	4,401,113
	12,965,943	12,906,400
Less accumulated depreciation	(7,199,085)	(6,799,654)

Net premises and equipment	$5,766,858	$6,106,746

Note 6:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.  The unpaid principal balance of mortgage loans serviced for others was $147,962,049 and $132,100,020 at December 31, 2009 and 2008, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2009	2008
Mortgage servicing rights
Balance, beginning of year	$973,524	$965,679
Additions	391,746	204,248
Amortization	(358,515)	(196,403)
Balance at end of year	1,006,755	973,524

Valuation allowances
Balance at beginning of year	428,030	—
Additions	—	428,030
Reduction due to increases in market value	(122,790)	—
Reduction due to payoff of loans	(148,798)	—
Balances at end of year	156,442	428,030

Mortgage servicing assets, net	$850,313	$545,494

Fair value disclosures
Fair value as of the beginning of the period	$545,494	$1,040,899
Fair value as of the end of the period	$1,083,576	$545,494

During 2008, a valuation allowance of $428,030 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair market value.  The valuation allowance was reduced during 2009 due to both payments received on the related loans as well as an increase in the estimated market value on the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Note 7:	Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $89,917,806 at December 31, 2009 and $87,908,417 at December 31, 2008.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The following table represents deposit interest expense by deposit type:

	December 31,
	2009	2008

Savings, NOW and Money Market	$729,009	$1,056,335
Certificates of deposit	4,586,264	6,112,266

Total deposit interest expense	$5,315,273	$7,168,601

At December 31, 2009, the scheduled maturities of time deposits are as follows:

2010	$108,098,457
2011	25,659,323
2012	4,990,759
2013	2,171,590
2014	4,684,766
Thereafter	15,081

$145,619,976

Note 8:	Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase totaling $3,789,453 and $7,633,079 at December 31, 2009 and 2008, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company.  The maximum amount of outstanding agreements at any month end during 2009 and 2008 totaled $6,919,503 and $7,633,079, respectively, and the monthly average of such agreements totaled $5,160,416 and $6,031,389 for 2009 and 2008, respectively.  The agreements at December 31, 2009, are all overnight agreements.

Note 9:	Federal Home Loan Bank Advances

The Federal Home Loan Bank advances totaled $0 and $13,500,000 as of December 31, 2009 and 2008, respectively.  The advances at December 31, 2008 were secured by mortgage loans totaling $44,039,000.  The advances, at interest rates of 0.52% to 5.09%, were subject to restrictions or penalties in the event of prepayment.  The advances outstanding at December 31, 2008 matured in 2009.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Note 10:	Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions.  With a few exceptions, the Company is no longer subject to U.S. federal and Illinois  income tax examinations by tax authorities for years before 2006.  During the years ended December 31, 2009 and 2008, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2009	2008

Taxes currently payable
Federal	$117,636	$594,613
State	—	—
Deferred income taxes	(17,047)	(290,430)

Income tax expense	$100,589	$304,183

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2009	2008

Computed at the statutory rate (34%)	$508,897	$619,515
Increase (decrease) resulting from
Tax exempt interest	(354,497)	(283,936)
Graduated tax rates	(14,968)	(18,221)
State income taxes, net	58,345	58,144
Increase in cash surrender value	(60,750)	(55,361)
Other	(36,438)	(15,958)

Actual tax expense	$100,589	$304,183

Tax expense as a percentage of pre-tax income	6.72%	16.69%

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2009	2008
Deferred tax assets
Allowance for loan losses	$763,554	$625,389
Deferred compensation	1,097,085	1,000,064
State net operating loss carryforward	160,488	220,325
	2,021,127	1,845,778

Deferred tax liabilities
Unrealized gains on available-for-sale securities	(358,456)	(173,817)
Depreciation	(360,916)	(337,862)
Federal Home Loan Bank stock dividends	(146,736)	(146,736)
Prepaid expenses	(68,875)	(46,695)
Mortgage servicing rights	(330,075)	(211,750)
Other	(31,930)	(37,187)
	(1,296,988)	(954,047)

Net deferred tax asset	$724,139	$891,731

At December 31, 2009 and 2008, the Company had Illinois net operating loss carryforwards totaling approximately $3,331,005 and $4,572,947, respectively, which will expire in varying amounts between 2015 and 2019.  Management believes the Company will produce taxable earnings in the future which will enable the net operating loss carryforwards to be utilized prior to expiration.

Retained earnings at December 31, 2009 and 2008, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized.  These amounts represent an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.  The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2009 and 2008.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008
Note 11:	Comprehensive Income

Other comprehensive income components and related taxes were as follows:

	2009	2008

Net unrealized gain (loss) on available-for-sale securities	$1,132,013	$632,636
Less reclassification adjustment for realized gains included in income	588,959	33,324
Other comprehensive income, before tax effect	543,054	599,312
Less tax expense	184,639	203,766

Other comprehensive income	$358,415	$395,546

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2009	2008

Net unrealized gain (loss) on securities available-for-sale	$1,054,281	$511,227

Tax effect	(358,456)	(173,817)

Net-of-tax amount	$695,825	$337,410

Note 12:	Regulatory Matters

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009
Total risk-based capital (to risk-weighted assets)	$23,891	11.83%	$16,146	8.0%	$20,183	10.0%

Tier I capital (to risk-weighted assets)	21,601	10.70	8,073	4.0	12,110	6.0

Tier I capital (to average assets)	21,601	7.44	11,611	4.0	14,514	5.0

Tangible capital (to adjusted tangible assets)	21,601	7.44	4,354	1.5	—	N/A

As of December 31, 2008
Total risk-based capital (to risk-weighted assets)	$22,816	10.94%	$16,677	8.0%	$20,846	10.0%

Tier I capital (to risk-weighted assets)	20,882	10.02	8,338	4.0	12,508	6.0

Tier I capital (to average assets)	20,882	7.30	11,436	4.0	14,295	5.0

Tangible capital (to adjusted tangible assets)	20,882	7.30	4,289	1.5	—	N/A

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2009	2008

Bank equity	$25,024	$24,001
Less net unrealized gain	696	337
Less disallowed goodwill	2,727	2,727
Less disallowed servicing amounts	—	55

Tier 1 capital	21,601	20,882

Plus allowance for loan losses	2,290	1,934

Total risked-based capital	$23,891	$22,816

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  As of December 31, 2009, the Bank has $2,300,000 available for the payment of dividends without prior regulatory approval.

Although the Company’s regulators approved the mutual holding company’s waiver of dividends, the amounts declared but not paid on the shares owned by the mutual holding company are considered a restriction on the Company’s retained earnings.  The Company’s mutual holding company waived its share of dividends declared by the Company as follows:

Year ended December 31, 2000	$77,905
Year ended December 31, 2001	311,621
Year ended December 31, 2002	311,622
Year ended December 31, 2003	311,621
Year ended December 31, 2004	311,622
Year ended December 31, 2005	311,621
Year ended December 31, 2006	311,622
Year ended December 31, 2007	311,621
Year ended December 31, 2008	311,622
Year ended December 31, 2009	311,621

$2,882,498

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Note 13:	Related Party Transactions

At December 31, 2009 and 2008, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $4,175,892 and $979,776, respectively.

Annual activity consisted of the following:

	2009	2008

Balance beginning of year	$979,776	$944,569
Additions	2,657,615	2,402,371
Repayments	(1,855,537)	(2,311,845)
Change in related parties	2,394,038	(55,319)

Balance, end of year	$4,175,892	$979,776

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

Deposits from related parties held by the Company at December 31, 2009 and 2008 totaled approximately $2,036,000 and $2,247,000, respectively.

Note 14:	Employee Benefits

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees.  The Company’s contributions to this plan were $143,770 and $140,087 for the years ended December 31, 2009 and 2008, respectively.  The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 3.15% to 3.75% for the year ended December 31, 2009 and 4.00% to 4.5% for the year ended December 31, 2008.

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees.  Contributions are determined annually by the Company’s Board of Directors.  Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2009 or 2008.  The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index.  The amount recorded on the balance sheets as deferred compensation was $2,166,147 and $2,091,900 as of December 31, 2009 and 2008, respectively.  Compensation expense related to the plan was $168,394 and $167,079 for the years ended December 31, 2009 and 2008, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The Company has also entered into deferred compensation agreements with certain key officers and employees. The agreements provide for monthly payments at retirement or death. The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 6 to 8% discount rate. The amount recorded on the balance sheets as deferred compensation was $660,080 and $484,390 as of December 31, 2009 and 2008, respectively. Compensation expense related to the plans was $181,578 and $164,956 for the years ended December 31, 2009 and 2008, respectively.

Employee Stock Ownership Plan — The ESOP is a noncontributory defined contribution plan which covers substantially all employees. The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors. The Company has made no contributions in 2009 or 2008.

At December 31, 2009 and 2008, all 53,273 shares held by the ESOP had been allocated. The fair value of shares held by the ESOP is $479,457 as of December 31, 2009.

In the event a terminated Plan participant desires to sell his or her shares of the Company’s stock, the Company’s stock includes a put option, which is a right to demand that the Company buy any shares of its stock distributed to participants at fair market value.

Note 15:	Stock Options Plan

The Jacksonville Savings Bank and Jacksonville Bancorp, MHC 1996 Stock Option Plan was adopted on April 23, 1996 and is administered by the Board of Directors. A total of 83,625 shares of common stock were reserved and awarded under the Plan. Awards expire ten years after the grant date and are exercisable at a price of $8.83 per share. In 2004, 5,600 shares related to this plan were reissued at a price of $14.00 per share. The Jacksonville Savings Bank 2001 Stock Option Plan was adopted on April 30, 2001 and is administered by the Stock Benefits Committee. A total of 87,100 shares of common stock were reserved and awarded under the Plan during 2001 that expire ten years after the grant date and are exercisable at a price of $10.00 per share. No shares were granted during 2009 or 2008.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

A summary of option activity under the Plan as of December 31, 2009 and 2008, and changes during the years then ended, is presented below:

	2009
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	34,445	$10.65
Granted	—	—
Exercised	—	—
Forfeited or expired	(1,100)	14.00

Outstanding, end of year	33,345	$10.54	2.40	$0

Exercisable, end of year	33,345	$10.54	2.40	$0

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2009 excludes 28,845 and 4,500 shares that are exercisable at prices of $10.00 and $14.00 per share and were antidilutive.

	2008
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	35,545	$10.63
Granted	—	—
Exercised	(1,100)	10.00
Forfeited or expired	—	—

Outstanding, end of year	34,445	$10.65	3.49	$0

Exercisable, end of year	34,205	$10.63	3.46	$0

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The aggregate intrinsic value of options outstanding at the end of the year 2008 excludes 28,845 and 5,600 shares that are exercisable at prices of $10.00 and $14.00 per share and were antidilutive.

The aggregate intrinsic value of options exercisable at the end of the year 2008 excludes 28,845 and 5,360 shares that are exercisable at prices of $10.00 and $14.00 per share and were antidilutive.

The total intrinsic value of options exercised during the years ended December 31, 2008 was $0.  There were no shares exercised during 2009.

As of December 31, 2009, there was $0 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  The total fair value of shares vested during the years ended December 31, 2009 and 2008, was $972 and $1,863, respectively.

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2009
	Income	Weighted- Average Shares	Per Share Amount

Net income	$1,396,167

Basic earnings per share
Income available to common stockholders		1,927,250	$0.72

Effect of dilutive securities
Stock options	—	—

Diluted earnings per share
Income available to common stockholders	$1,396,167	1,927,250	$0.72

Options to purchases 28,845 and 4,500 shares of common stock at $10.00 and $14.00 per share were outstanding at December 31, 2009, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

	Year Ended December 31, 2008
	Income	Weighted- Average Shares	Per Share Amount

Net income	$1,517,922

Basic earnings per share		1,987,712
Income available to common stockholders			$.76

Effect of dilutive securities
Stock options	—	—

Diluted earnings per share
Income available to common stockholders	$1,517,922	1,987,712	$.76

Options to purchases 28,845 and 5,600 shares of common stock at $10.00 and $14.00 per share were outstanding at December 31, 2008, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

Note 17:	Disclosures about Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

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
Years Ended December 31, 2009 and 2008

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  The Company has no Level 1 securities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. Government and agencies, mortgage-backed securities (Government-sponsored enterprises – residential) and municipal bonds.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company did not have securities considered Level 3 as of December 31, 2009.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008:

		2009
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government and agencies	$9,080,016	$—	$9,080,016	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	40,984,395	—	40,984,395	—
Municipal bonds	28,116,282	—	28,116,282	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

		2008
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government and agencies	$19,833,610	$—	$19,833,610	$—
Mortgage-backed securities (Government-sponsored enterprises -residential)	27,795,119	—	27,795,119	—
Municipal bonds	29,805,323	—	29,805,323	—

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment.  Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized.  This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Mortgage Servicing Rights

The fair value used to determine the valuation allowance is estimated using discounted cash flow models.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2009 and 2008:

		2009
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$3,154,003	$—	$—	$3,154,003
Mortgage servicing rights	850,313	—	—	850,313

		2008
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$972,797	$—	$—	$972,797
Mortgage servicing rights	545,494	—	—	545,494

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

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

Loans

The fair value of loans is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  The carrying amount of accrued interest approximates its fair value.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits.  The carrying amount approximates fair value.  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Short-term Borrowings, Interest Payable and Advances From Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

Federal Home Loan Bank Advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.  Fair value of long-term debt is based on quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market.  If a quoted market price is not available, an expected present value technique is used to estimate fair value.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

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

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2009 and 2008:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$15,696,474	$15,696,474	$7,145,288	$7,145,288
Available-for-sale securities	78,180,693	78,180,693	77,434,052	77,434,052
Other investments	149,902	149,902	240,321	240,321
Loans held for sale	814,074	814,074	1,388,284	1,388,284
Loans, net of allowance for loan losses	173,683,310	171,479,887	182,948,292	181,308,061
Federal Home Loan Bank stock	1,108,606	1,108,606	1,108,606	1,108,606
Interest receivable	1,988,394	1,988,394	2,344,502	2,344,502

Financial liabilities
Deposits	254,700,223	257,948,804	238,151,228	240,721,801
Short-term borrowings	3,789,453	3,789,453	7,633,079	7,633,079
Federal Home Loan Bank advances	—	—	13,500,000	13,593,469
Advances from borrowers for taxes and insurance	508,356	508,356	445,077	445,077
Interest payable	734,903	734,903	925,661	925,661

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Note 18:	Significant Estimates and Concentrations

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

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

At December 31, 2009 and 2008, the Company held $8,844,759 and $9,035,596 in agricultural production loans and $26,220,405 and $23,321,662, respectively in agricultural real estate loans in the Company’s geographic area.  During 2009, prices for corn, beans and livestock remained lower than previous years and due to weather patterns in Illinois, crops were late in being harvested.  These issues could affect the repayment ability for many agricultural loan customers.

At December 31, 2009 and 2008, the Company held $34,773,390 and $35,356,098 in commercial real estate, respectively, including $11,080,199 and $7,938,535 that are outside of the Company’s normal lending area.  Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

The accompanying financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company ‘s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Goodwill

As discussed in Note 1, the Company annually tests its goodwill for impairment.  At the most recent testing date, the fair value of the banking  reporting unit exceeded its carrying value.  Estimated fair value of the banking reporting unit was based principally on forecasts of future income.  Due to the volatility of the current economic environment, coupled with the Company’s recent loan loss experience, management’s forecasts of future income are subject to significantly more uncertainty than during more stable environments.  Management believes it has applied reasonable judgment in developing its estimates; however, unforeseen negative changes in the national, state or local economic environment may negatively impact those estimates in the near term.

Note 19:	Commitments and Credit Risk

The Company grants agribusiness, commercial and residential loans to customers in Cass, Morgan, Macoupin, Montgomery and surrounding counties in Illinois.  The Company’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets.  Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions and the agricultural economy in these counties.  The Company also purchases participation loans from out of territory areas, as more fully described above in Note 4.

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

At December 31, 2009 and 2008, the Company had outstanding commitments to originate loans aggregating approximately $3,028,415 and $15,869,326, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $2,968,415 and $14,869,326 at December 31, 2009 and 2008, respectively, with the remainder at floating market rates.  The range of fixed rates was 4.375% to 10.90% as of December 31, 2009.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

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

The Company had total outstanding standby letters of credit amounting to $488,388 and $773,700 at December 31, 2009 and 2008, respectively, with terms of one year or less.  At December 31, 2009 and 2008, the Company’s deferred revenue under standby letters of credit agreements was nominal.

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

At December 31, 2009, the Company had granted unused lines of credit to borrowers aggregating approximately $22,936,541 and $10,980,694 for commercial lines and open-end consumer lines, respectively.  At December 31, 2008, unused lines of credit to borrowers aggregated approximately $23,531,125 for commercial lines and $11,322,483 for open-end consumer lines.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Note 20:	Plan of Conversion

On January 19, 2010, the Company’s Board of Directors approved a plan of conversion (the “Plan”).  Jacksonville Bancorp, Inc., a newly formed Maryland corporation (“Jacksonville Bancorp-Maryland”), is offering shares of common stock for sale in connection with the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.  Upon completion of the conversion, Jacksonville Bancorp-Maryland will become the holding company of Jacksonville Savings Bank and will succeed to all of the business and operations of Jacksonville Bancorp, Inc. (“Jacksonville Bancorp-Federal”), now owned by Jacksonville Bancorp, MHC, and each of Jacksonville Bancorp-Federal and Jacksonville Bancorp, MHC will cease to exist.  The Plan is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission.

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Company.  It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering.  The Company may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.

At the time of conversion, the Company will establish a liquidation account in an amount equal to the Company’s stockholders equity as reflected in the latest statement of financial condition contained in the final conversion prospectus.  The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Company after conversion.  In the event of a complete liquidation of the Bank and Holding Company (and only in such event), following all liquidation payments to creditors, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to the Company’s capital stock.

Total expenses related to the conversion were $14,184 at December 31, 2009 and have been paid by Jacksonville Bancorp, MHC.  These costs are being capitalized and will be offset against proceeds from the offering, should the conversion be successful.  If the conversion is not successful, these costs will immediately be recorded as an expense in the income statement.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Note 21:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2009
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,387,087	$3,649,444	$3,609,769	$3,773,617
Interest expense	1,204,502	1,314,222	1,421,744	1,491,060
Net interest income	2,182,585	2,335,222	2,188,025	2,282,557
Provision for loan losses	425,000	250,000	1,550,000	350,000
Net interest income after provision for loan losses	1,757,585	2,085,222	638,025	1,932,557
Other income	1,184,528	871,823	1,247,162	905,581
Other expense	2,419,836	2,270,706	2,219,603	2,215,582
Income before income taxes	522,277	686,339	(334,416)	622,556
Income tax expense (benefit)	91,752	149,123	(261,592)	121,306

Net income (loss)	$430,525	$537,216	$(72,824)	$501,250

Basic earnings (loss) per share	$0.22	$0.28	$(0.04)	$0.26
Diluted earnings (loss) per share	$0.22	$0.28	$(0.04)	$0.26

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

	Year Ended December 31, 2008
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,946,895	$3,972,057	$3,933,463	$4,055,921
Interest expense	1,615,858	1,856,923	2,023,898	2,219,738
Net interest income	2,331,037	2,115,134	1,909,565	1,836,183
Provision for loan losses	145,000	105,000	30,000	30,000
Net interest income after provision for loan losses	2,186,037	2,010,134	1,879,565	1,806,183
Other income	718,730	844,964	800,069	797,160
Other expense	2,713,605	2,206,700	2,160,897	2,139,535
Income before income taxes	191,162	648,398	518,737	463,808
Income tax expense (benefit)	(40,813)	149,601	94,956	100,439

Net income	$231,975	$498,797	$423,781	$363,369

Basic earnings per share	$0.12	$0.25	$0.21	$0.18
Diluted earnings per share	$0.12	$0.25	$0.21	$0.18

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Note 22:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2009	2008
Assets
Cash and due from banks	$146,663	$203,417
Investment in common stock of subsidiary	25,023,244	24,000,219
Other assets	190,588	149,388

Total assets	$25,360,495	$24,353,024

Liabilities
Other liabilities	$97,075	$93,584

Total liabilities	97,075	93,584

Stockholders’ Equity	25,263,420	24,259,440

Total liabilities and stockholders’ equity	$25,360,495	$24,353,024

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Condensed Statements of  Income

	Year Ending December 31,
	2009	2008
Income
Dividends from subsidiary	$864,624	$384,749
Other income	746	854

Total income	865,370	385,603

Expenses
Other expenses	218,720	151,222

Total expenses	218,720	151,222

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	646,650	234,381

Income Tax Benefit	(84,908)	(58,702)

Income Before Equity in Undistributed Income of Subsidiary	731,558	293,083

Equity in Undistributed Income of Subsidiary	664,609	1,224,839

Net Income	$1,396,167	$1,517,922

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

Condensed Statements of Cash Flows

	Year Ending December 31,
	2009	2008
Operating Activities
Net income	$1,396,167	$1,517,922
Items not providing cash, net	(664,126)	(1,223,081)
Change in other assets and liabilities, net	(37,710)	(7,439)

Net cash provided by operating activities	694,331	287,402

Financing Activities
Dividends paid	(264,704)	(284,679)
Purchase and retirement of common stock	—	—
Purchase of treasury stock	(486,381)	—
Exercise of stock options	—	11,000

Net cash used in financing activities	(751,085)	(273,679)

Net Change in Cash and Cash Equivalents	(56,754)	13,723

Cash and Cash Equivalents at Beginning of Year	203,417	189,694

Cash and Cash Equivalents at End of Year	$146,663	$203,417

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”.  As of December 31, 2009, we had approximately 543 stockholders of record, including our mutual holding company parent and brokers, who held 1,920,817 shares of our outstanding shares of common stock.  Our mutual holding company parent owns 1,038,738 shares.

The following table sets forth market price and dividend information for our common stock for the two years in the period ending December 31, 2009.

	Price Per Share		Cash
	High	Low	Dividend Declared

2009

Fourth quarter	$10.38	$8.14	$0.075
Third quarter	11.48	8.12	0.075
Second quarter	11.49	7.84	0.075
First quarter	9.75	7.01	0.075

2008

Fourth quarter	$10.00	$7.80	$0.075
Third quarter	10.15	9.03	0.075
Second quarter	12.60	10.15	0.075
First quarter	13.25	9.00	0.075

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 12 to the Consolidated Financial Statements.

The Company did not repurchase any Company stock during the fourth quarter of 2009.

Directors and Officers

Directors	Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary

Harmon B. Deal, III Investment Manager Deal Partners, L.P.	Laura A. Marks Senior Vice President – Retail Banking

John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	Chris A. Royal Vice President and Chief Lending Officer

Dean H. Hess Self-employed farmer	Diana S. Tone Chief Financial Officer and Compliance Officer

Emily J. Osburn Retired radio station manager

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman Pomerenk & Schick, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 27, 2010 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

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